                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-108829

PROSPECTUS

                                   [GRAPHIC]

                                  $250,000,000

                                  CUMMINS INC.

                               EXCHANGE OFFER FOR
                UP TO $250,000,000 PRINCIPAL AMOUNT OUTSTANDING
                        OF 9 1/2% SENIOR NOTES DUE 2010
                          FOR A LIKE PRINCIPAL AMOUNT
                      OF NEW 9 1/2% SENIOR NOTES DUE 2010
                                   ---------

    We are offering to exchange new 9 1/2% senior notes due 2010 (the "new notes") for all of our outstanding unregistered 9 1/2% senior notes due 2010 (the "original notes"). The new 9 1/2% senior notes due 2010 will be free of the transfer restrictions that apply to our outstanding unregistered 9 1/2% senior notes due 2010 that you currently hold, but will otherwise have substantially the same terms as the outstanding original notes. This offer will expire at 5:00 p.m., New York City time, on March 24, 2004, unless we extend it. The new notes will not trade on any established exchange.

                                 --------------

    Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding original notes where such outstanding original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

                                 --------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 14 TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

    THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

Prospectus dated February 24, 2004.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................      i
Disclosure Regarding Forward-Looking Statements.............     ii
Summary.....................................................      1
Risk Factors................................................     14
Use of Proceeds.............................................     23
The Exchange Offer..........................................     24
Selected Historical Financial Data..........................     32
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     34
Business....................................................     75
Management..................................................     89
Description of Other Indebtedness...........................    107
Description of the Notes....................................    112
U.S. Federal Income Tax Consequences........................    158
Plan of Distribution........................................    159
Legal Matters...............................................    159
Experts.....................................................    159
Index to Financial Statements...............................    F-1

                            ------------------------

                     PRESENTATION OF FINANCIAL INFORMATION

    Our fiscal year is comprised of a 52 or 53 week fiscal year which ends on December 31. Fiscal 2002 refers to the 52 weeks ended December 31, 2002, fiscal 2001 refers to the 52 weeks ended December 31, 2001, fiscal 2000 refers to the 52 weeks ended December 31, 2000, fiscal 1999 refers to the 53 weeks ended December 31, 1999 and fiscal 1998 refers to the 52 weeks ended December 31, 1998. In this prospectus, the nine months ended September 28, 2003 refers to the 39 weeks ended September 28, 2003 and the nine months ended September 29, 2002 refers to the 39 weeks ended September 29, 2002.

                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, accordingly, file annual, quarterly and special reports, proxy statements and other information with the SEC. Members of the public may read and copy any materials we file with the SEC at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

    Information on the operation of the Public Reference Room maintained by the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains materials we file electronically with the SEC.

    We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to this exchange offer. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. For further information with respect to us, we refer you to the registration statement and the exhibits filed as part of the registration statement.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that are based on current expectations, estimates and projections about the industries in which we operate and management's beliefs and assumptions. Words such as "expect", "anticipate", "intend", "plan", "believe", "seek" and "estimate", and variations of such words and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which we refer to as "future factors", which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    Future factors include: increasing price and product competition by foreign and domestic competitors, including new entrants; rapid technological developments and changes; our ability to continue to introduce competitive new products on a timely, cost-effective basis; our mix of products; our achievement of lower costs and expenses; domestic and foreign governmental and public policy changes, including environmental regulations; protection and validity of patent and other intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in increasing use of large, multi-year contracts; the cyclical nature of our business; the outcome of pending and future litigation and governmental proceedings; and the continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support our future business.

    These are representative of the future factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations, and other future factors.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. AS A RESULT, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER. YOU SHOULD READ THIS ENTIRE PROSPECTUS, ESPECIALLY THE SECTION ENTITLED "RISK FACTORS". IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "NOTES" REFERS TO BOTH THE ORIGINAL NOTES THAT ARE THE SUBJECT OF THIS EXCHANGE OFFER AND THE NEW NOTES THAT WILL BE ISSUED IN EXCHANGE FOR ORIGINAL NOTES IN THE EXCHANGE OFFER.

                                  CUMMINS INC.

    We are a global power leader that designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related products, including filtration and emissions solutions, fuel systems, controls and air handling systems. We were founded in 1919 as one of the first manufacturers of diesel engines and are headquartered in Columbus, Indiana. We sell our products to Original Equipment Manufacturers (OEMs), distributors and other customers worldwide. We have long-standing relationships with many of the leading manufacturers in the markets we serve, including DaimlerChrysler, Volvo AB, PACCAR Inc., Navistar International Corporation, CNH Global N.V., Scania AB and General Electric Company.

    Our financial performance depends, in large part, on varying conditions in the markets we serve, particularly the automotive, construction and general industrial markets. Demand in these markets tends to fluctuate in response to overall economic conditions and is particularly sensitive to changes in interest rate levels and fuel costs. OEM inventory levels, production schedules and work stoppages also impact our sales. Economic downturns in the markets we serve generally result in a sales reduction, which affect our profits and cash flow.

BUSINESS SEGMENTS

    We operate four complementary business segments that share technology, customers, strategic partners, brands and our distribution network to gain a competitive advantage in their respective markets. With our size and global presence, we provide world-class products, service and support to our customers in a cost-effective manner.

    ENGINE BUSINESS. Our Engine Business manufactures and markets a broad array of diesel and natural gas powered engines under the Cummins brand name for the heavy- and medium-duty truck, bus, recreational vehicle (RV), light-duty automotive, agricultural, construction, mining, marine, oil and gas, rail and governmental equipment markets. We offer a wide variety of engine products ranging in size from 3.3 liters to 91 liters, providing from 60 horsepower to 3,500 horsepower. In addition, we provide a full range of new parts and service, as well as remanufactured engines, through our extensive distribution network. Our Engine Business accounted for approximately 56% of our total sales in 2002.

    POWER GENERATION BUSINESS. Our Power Generation Business is a global provider of power generation systems and services for customers needing self-generated or standby power. Our power generation products are marketed under the Cummins, Onan and Newage brands, and include diesel and alternative fuel electrical generator sets for commercial and residential applications, such as office buildings, hospitals, municipalities and homes. We also offer engines, alternators, control systems and switchgear for sale to other generator set assemblers, and are the worldwide leader in auxiliary generator sets for RVs and diesel-powered recreational marine applications. In addition, we provide maintenance contracts, rental options and other power solutions for our customers. Our Power Generation Business accounted for approximately 20% of our total sales in 2002.

    FILTRATION AND OTHER BUSINESS. Our Filtration and Other Business produces filters, silencers and intake and exhaust systems under the Fleetguard and Nelson brand names and is the largest worldwide supplier of turbochargers for commercial applications through our Holset brand. We manufacture filtration and exhaust systems for on- and off-highway heavy-duty equipment and are a supplier of filtration products for industrial and passenger car applications, exhaust systems for small engine equipment and silencing systems for gas turbines. In addition, we operate an emission solutions business through which we develop systems to help our customers meet increasingly stringent emissions standards. Our Filtration and Other Business accounted for approximately 15% of our total sales in 2002.

    INTERNATIONAL DISTRIBUTOR BUSINESS. Our International Distributor Business distributes the full range of our products and services to end users at 111 locations in 50 countries and territories. Our trained personnel provide parts and service to our customers, as well as full service solutions, including maintenance contracts, engineering services and integrated products where we customize our products to cater to specific end users. Our company-owned distributors are located in key markets, including India, China, Japan, Australia, the United Kingdom (UK) and South Africa. Our International Distributor Business accounted for approximately 9% of our total sales in 2002.

                              RECENT DEVELOPMENTS

    On April 14, 2003, we announced that we had determined that our previously issued financial statements for the years ended December 31, 2000 and 2001 would require restatement and reaudit. The restatement was necessary to correct prior period accounting errors related primarily to unreconciled accounts payable accounts at two of our manufacturing locations, the majority of which were associated with the integration of a new enterprise resource planning system into our accounting processes. We were required to have these restated financial statements audited by our current auditors, since Arthur Andersen LLP, our predecessor auditor for the years subject to restatement, had ceased operations. The restatement and reaudit of our financial statements included a comprehensive review of the accounting records underlying our financial statements for the related periods.

    On August 25, 2003, we announced that two of our engines had received certification from the U.S. Environmental Protection Agency (EPA) for compliance with new stringent standards for urban transit applications. These engines are the only current heavy-duty diesel engines certified as compliant with the 2004 EPA Urban Bus emissions standards using standard fuel without special soot filter exhaust aftertreatment.

    On January 27, 2004, we reported fourth-quarter 2003 sales of $1.74 billion. Net earnings for the quarter before the cumulative effect of an accounting change were $47 million, or $1.07 per share. Total sales for 2003 were $6.30 billion. Net earnings before the cumulative effect of accounting changes were $54 million, or $1.36 per share.

    The fourth quarter and full-year 2003 net earnings, as reported, were $43 million, or $1.00 per share, and $50 million, or $1.27 per share, respectively, which include a $4 million charge for the cumulative effect of an accounting change resulting from the consolidation of a financing variable interest entity as of December 31, 2003.

    The 2003 fourth quarter produced record sales for the Filtration Business and record sales and profitability for International Distributors Business. Automotive and industrial markets improved in both quarter-over-quarter and year-over-year comparisons, particularly in the heavy-duty and medium-duty trucks, bus and construction equipment markets. 2003 was a record sales year for the Dodge Ram pickup, with Cummins shipping 128,200 engines--a 28 percent increase over 2002. The Power Generation Business reported earnings of $14 million in the quarter, returning to profitability on the strength of higher volume and cost-reduction improvements. Strong sales in China helped boost income from joint ventures and alliances to a record $70 million for 2003, more than three times the income earned in the previous year.

    Total sales for the Engine Business in the fourth quarter were $984 million, a 27 percent increase from sales of $776 million a year ago. Engine Business segment earnings before interest, income taxes, minority interest and preferred dividends ("segment EBIT") was $32 million for the quarter versus a loss of $1 million in the fourth quarter a year ago. Automotive market sales were up 32 percent, compared with the fourth quarter of 2002. The North American heavy-duty truck markets and global medium-duty truck markets were particularly strong. Broad-based growth in Cummins industrial markets drove a 16 percent year-over-year revenue increase, driven by a 19 percent increase in sales for construction equipment and an 18 percent increase in sales for mining equipment.

    The Power Generation Business reported fourth-quarter sales of $392 million, up 21 percent from a year ago. Profitability improved substantially with quarterly segment EBIT of $14 million compared with a loss of $11 million in the fourth quarter last year. Sales of commercial gensets and engines sold to other genset manufacturers were responsible for nearly half of the sales increase from the year-ago quarter. The consumer segment of Power Generation also performed extremely well, with record sales and profits that reflected continuing strength in the recreational vehicle market. The higher volume combined with continued focus on cost reduction initiatives provided the strong improvement in segment performance.

    The Filtration and Other segment had record sales of $282 million for the quarter, a 16 percent increase compared with the fourth quarter of 2002. North American Emissions Solutions first-fit automotive sales and aftermarket sales in the Middle East, Eastern Europe and Africa contributed to the year-over-year revenue increase, as did an overall favorable currency impact. The Filtration Business reported segment EBIT of $25 million, compared with $28 million a year ago, as this business continues to fund growth initiatives, including its long-term sales agreements, distribution and logistics improvements and the Emissions Solutions business.

    The 2003 fourth quarter set records for both sales and profitability for the International Distributor Business, with demand improvement across nearly all territories. Sales were $190 million in the fourth quarter--an increase of 24 percent compared with sales of $153 million in last year's quarter. Segment EBIT for the quarter was $13 million, compared with $12 million a year ago.

    The following tables present (i) our consolidated statements of earnings for the three months ended December 31, 2003 and December 31, 2002, for the years ended December 31, 2003 and December 31, 2002 and for the three months ended September 28, 2003; (ii) our unaudited consolidated statements of financial position at December 31, 2003 and December 31, 2002; (iii) our unaudited consolidated statements of cash flows for the years ended December 31, 2003 and December 31, 2002; and (iv) certain unaudited segment information at and for the three months ended December 31, 2003 and December 31, 2002 and for the years ended and December 31, 2003 and December 31, 2002. The numbers presented therein are unaudited and are subject to adjustment during the course of our audit.

                                  CUMMINS INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)

                                                                                                 THREE MONTHS
                                         THREE MONTHS ENDED                YEAR ENDED                ENDED
                                     ---------------------------   ---------------------------   -------------
                                     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 28,
                                         2003           2002           2003           2002           2003
                                     ------------   ------------   ------------   ------------   -------------
                                                       $ MILLIONS, EXCEPT PER SHARE AMOUNTS
NET SALES..........................     $1,736         $1,414         $6,296         $5,853         $1,634
Cost of goods sold.................      1,400          1,192          5,173          4,808          1,341
                                        ------         ------         ------         ------         ------
GROSS MARGIN.......................        336            222          1,123          1,045            293
Selling and administrative
  expenses.........................        227            172            830            736            208
Research and engineering
  expenses.........................         52             37            200            201             51
Equity, royalty and other income
  from investees...................        (26)            (6)           (70)           (22)           (20)
Restructuring, asset impairment and
  other............................         --            (10)            --             (8)            --
Interest expense...................         25             17             90             61             25
Loss on early retirement of debt...         --              8             --              8             --
Other (income) expense, net........         (1)             1            (18)            (9)            (7)
                                        ------         ------         ------         ------         ------
EARNINGS BEFORE INCOME TAXES,
  MINORITY INTEREST, DIVIDENDS ON
  PREFERRED SECURITIES OF
  SUBSIDIARY TRUST AND CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLES.......................         59              3             91             78             36
Provision (benefit) for income
  taxes............................          7            (53)            12            (38)             9
Minority interest..................          5              5             14             16              3
Dividends on preferred securities
  of subsidiary trust..............         --              5             11             21             --
                                        ------         ------         ------         ------         ------
Earnings before cumulative effect
  of change in accounting
  principle........................         47             46             54             79             24
                                        ------         ------         ------         ------         ------
Cumulative effect of change in
  accounting principle, net of
  tax..............................         (4)            --             (4)             3             --
NET EARNINGS.......................     $   43         $   46         $   50         $   82         $   24
                                        ======         ======         ======         ======         ======

Earning Per Share
  Basic
    Earnings before cumulative
      effect of change in
      accounting principle.........     $ 1.17         $ 1.20         $ 1.37         $ 2.06         $  .62
    Cumulative effect of change in
      accounting principle, net of
      tax..........................       (.09)            --           (.09)           .07             --
                                        ------         ------         ------         ------         ------
    Net earnings...................     $ 1.08         $ 1.20         $ 1.28         $ 2.13         $  .62
                                        ======         ======         ======         ======         ======
  Diluted
    Earnings before cumulative
      effect of change in
      accounting principle.........     $ 1.07         $ 1.10         $ 1.36         $ 2.06         $  .60
    Cumulative effect of change in
      accounting principle, net of
      tax..........................       (.07)            --           (.09)           .07             --
                                        ------         ------         ------         ------         ------
    Net earnings...................     $ 1.00         $ 1.10         $ 1.27         $ 2.13         $  .60
                                        ======         ======         ======         ======         ======

Cash dividends declared per
  share............................     $  .30         $  .30         $ 1.20         $ 1.20         $  .30

    Weighted average shares
      (millions)
      Basic........................       40.1           38.9           39.3           38.6           39.4
      Diluted......................       46.7           45.2           39.5           38.8           45.9

                                  CUMMINS INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
                                  (UNAUDITED)

                                                               DECEMBER 31, 2003     DECEMBER 31, 2002
                                                              -------------------   -------------------
                                                                             $ MILLIONS
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................        $  108                $  224
  Marketable securities.....................................            87                    74
  Receivables, net..........................................           929                   805
  Inventories...............................................           733                   641
  Other current assets......................................           273                   238
                                                                    ------                ------
                                                                     2,130                 1,982

Property, plant and equipment...............................         1,347                 1,305
Investments.................................................           339                   264
Goodwill....................................................           344                   343
Other intangibles and deferred charges......................            92                    96
Deferred income taxes.......................................           663                   640
Other non current assets....................................           211                   207
                                                                    ------                ------
TOTAL ASSETS................................................        $5,126                $4,837
                                                                    ======                ======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Loans payable.............................................        $   28                $   19
  Current maturities of long-term debt......................            21                   119
  Accounts payable..........................................           557                   427
  Accrued product coverage and marketing expenses...........           246                   233
  Other accrued expenses....................................           539                   531
                                                                    ------                ------
                                                                     1,391                 1,329

Long-term debt..............................................         1,088                   999
Cummins-obligated mandatorily redeemable convertible
  preferred securities of subsidiary trust holding solely
  convertible subordinated debentures of Cummins............           292                    --
Other long-term liabilities.................................         1,283                 1,285
Minority interest...........................................           123                    92
Cummins-obligated mandatorily redeemable convertible
  preferred securities of subsidiary trust holding solely
  convertible subordinated debentures of Cummins............            --                   291

SHAREHOLDERS' EQUITY:
  Common stock, $2.50 par value, 48.3 and 48.6 shares
    issued..................................................           121                   121
  Additional contributed capital............................         1,113                 1,115
  Retained earnings.........................................           569                   569
  Accumulated other comprehensive income....................          (492)                 (527)
  Common stock in treasury, at cost, 5.6 and 7.0 shares.....          (225)                 (280)
  Common stock held in trust for employee benefit plans, 2.3
    and 2.6 shares..........................................          (113)                 (128)
  Unearned compensation.....................................           (24)                  (29)
                                                                    ------                ------
                                                                       949                   841
                                                                    ------                ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................        $5,126                $4,837
                                                                    ======                ======

                                  CUMMINS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                       YEAR ENDED
                                                              -----------------------------
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  2003            2002
                                                              -------------   -------------
                                                                       $ MILLIONS
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................      $  50           $  82
                                                                  -----           -----
  Adjustments to reconcile net earnings to net cash from
    operating activities:
    Cumulative effect of change in accounting principle.....          4              (3)
    Loss on early extinguishment of debt....................         --               8
    Depreciation and amortization...........................        223             219
    Restructuring and other.................................         --             (21)
    Equity in earnings of investees.........................        (54)             (9)
    Minority interest.......................................         14              16
    Non-cash compensation expense...........................         24              19
    Amortization of gain on swap unwind.....................         (7)             (4)
    Translation and hedging activities......................        (18)              2
  Changes in assets and liabilities:
    Receivables.............................................        (64)            (87)
    Proceeds (repayments) from sale of receivables..........         --             (55)
    Inventories.............................................        (63)             46
    Accounts payable and accrued expenses...................          3             (40)
    Other...................................................         46              20
                                                                  -----           -----
    Total adjustments.......................................        108             111
                                                                  -----           -----
  Net cash provided by operating activities.................        158             193
                                                                  -----           -----

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property, plant and equipment:
    Capital expenditures....................................       (111)            (90)
    Investments in internal use software....................        (29)            (20)
    Proceeds from disposals.................................         13              16
  Investments in and advances to joint ventures and
    alliances...............................................         (4)            (60)
  Acquisitions and dispositions of business activities,
    net.....................................................         --              32
  Purchases of marketable securities........................       (137)           (116)
  Sales of marketable securities............................        134              86
  Other.....................................................         (1)             --
                                                                  -----           -----
  Net cash used in investing activities.....................       (135)           (152)
                                                                  -----           -----
NET CASH PROVIDED BY OPERATING AND INVESTING ACTIVITIES.....         23              41
                                                                  -----           -----

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings..................................         19             258
  Payments on borrowings....................................       (150)            (87)
  Net borrowings (payments) under short-term credit
    agreements..............................................          7              (4)
  Issuance of common stock..................................         52              15
  Dividend payments on common stock.........................        (50)            (50)
  Other.....................................................        (23)             (1)
                                                                  -----           -----
  Net cash (used in) provided by financing activities.......       (145)            131
                                                                  -----           -----
  Effect of exchange rate changes on cash and cash
    equivalents.............................................          6               2
                                                                  -----           -----

NET CHANGE IN CASH AND CASH EQUIVALENTS.....................       (116)            174
Cash and cash equivalents at the beginning of year..........        224              50
                                                                  -----           -----
CASH AND CASH EQUIVALENTS AT END OF YEAR....................      $ 108           $ 224
                                                                  =====           =====

                                  CUMMINS INC.
                              SEGMENT INFORMATION
                                  (UNAUDITED)

                                                            FILTRATION
                                                 POWER         AND       INTERNATIONAL
                                     ENGINE    GENERATION     OTHER       DISTRIBUTOR    ELIMINATIONS    TOTAL
                                    --------   ----------   ----------   -------------   ------------   --------
                                                                     $ MILLIONS
Three Months Ended December 31,
  2003

Net sales.........................   $  984      $  392       $  282         $190           $(112)       $1,736

Segment EBIT......................       32          14           25           13              --            84

Net assets........................    1,061         499          644          180              --         2,384

Three Months Ended December 31,
  2002

Net sales.........................   $  776      $  324       $  244         $153           $ (83)       $1,414

Segment EBIT......................       (1)        (11)          28           12              --            28

Net assets........................      909         522          645          168              --         2,244

Year Ended December 31, 2003

Net sales.........................   $3,631      $1,329       $1,056         $669           $(389)       $6,296

Segment EBIT......................       70         (15)          86           40              --           181

Year Ended December 31, 2002

Net sales.........................   $3,435      $1,226       $  951         $574           $(333)       $5,853

Segment EBIT......................       49         (25)          94           29              --           147

                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

Background................................  On November 20, 2002, we completed a private placement of $250,000,000 aggregate principal amount of original
                                            9 1/2% senior notes due 2010. In connection with that
                                            private placement, we entered into a registration rights
                                            agreement in which we agreed to complete an exchange
                                            offer.
The Exchange Offer........................  We are offering to exchange our new 9 1/2% senior notes due 2010 for a like principal amount of our outstanding
                                            original notes. Original notes may only be tendered in
                                            integral multiples of $1,000 principal amount. See "The
                                            Exchange Offer--Terms of the Exchange".
Resale of New Notes.......................  Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that
                                            new notes issued pursuant to the exchange offer in
                                            exchange for original notes may be offered for resale,
                                            resold and otherwise transferred by you without
                                            compliance with the registration and prospectus delivery
                                            provisions of the Securities Act, provided that:
                                            - you are acquiring the new notes in the ordinary course
                                            of your business;
                                            - you have not engaged in, do not intend to engage in,
                                            and have no arrangement or understanding with any person
                                              to participate in the distribution of the new notes;
                                              and
                                            - you are not our affiliate as defined under Rule 405 of
                                            the Securities Act.
                                            We do not intend to apply for listing of the new notes
                                            on any securities exchange or to seek approval for
                                            quotation through an automated quotation system.
                                            Accordingly, there can be no assurance that an active
                                            market will develop upon completion of the exchange
                                            offer or, if developed, that such market will be
                                            sustained or as to the liquidity of any market.
                                            Each participating broker-dealer that receives new notes
                                            for its own account pursuant to the exchange offer in
                                            exchange for original notes that were acquired as a
                                            result of market-making or other trading activity must
                                            acknowledge that it will deliver a prospectus in
                                            connection with any resale of new notes. See "Plan of
                                            Distribution".
Consequences If You Do Not Exchange Your
  Original Notes..........................  Original notes that are not tendered in the exchange offer or are not accepted for exchange will continue to
                                            bear legends restricting their transfer. You will not be
                                            able to offer or sell the original notes unless:
                                            - pursuant to an exemption from the requirements of the
                                              Securities Act; or
                                            - the original notes are registered under the Securities
                                              Act.
                                            After the exchange offer is closed, we will no longer
                                            have an obligation to register the original notes,
                                            except for some limited exceptions. See "Risk
                                            Factors--If you fail to exchange your original notes,
                                            they will continue to be restricted securities and may
                                            become less liquid".

Expiration Date...........................  The exchange offer will expire at 5:00 p.m., New York
                                            City time, on March 24, 2004, unless we extend the
                                            exchange offer. See "The Exchange Offer--Expiration
                                            Date; Extensions; Amendments".
Exchange Date; Issuance of New Notes......  The date of acceptance for exchange of original notes is the exchange date, which will be the first business day
                                            following the expiration date. We will issue new notes
                                            in exchange for original notes tendered and accepted in
                                            the exchange offer promptly following the exchange date.
                                            See "The Exchange Offer--Terms of the Exchange".
Certain Conditions to the Exchange
  Offer...................................  The exchange offer is subject to certain customary conditions, which we may waive. See "The Exchange
                                            Offer--Conditions to the Exchange Offer".
Special Procedures for Beneficial
  Holders.................................  If you beneficially own original notes which are registered in the name of a broker, dealer, commercial
                                            bank, trust company or other nominee and you wish to
                                            tender in the exchange offer, you should contact such
                                            registered holder promptly and instruct such person to
                                            tender on your behalf. If you wish to tender in the
                                            exchange offer on your own behalf, you must, prior to
                                            completing and executing the letter of transmittal and
                                            delivering your original notes, either arrange to have
                                            the original notes registered in your name or obtain a
                                            properly completed bond power from the registered
                                            holder. The transfer of registered ownership may take a
                                            considerable time. See "Exchange Offer--Procedures for
                                            Tendering".
Withdrawal Rights.........................  You may withdraw your tender of original notes at any time before the exchange offer expires. See "Exchange
                                            Offer--Withdrawal of Tenders".
Accounting Treatment......................  We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The
                                            expenses of the exchange offer that we pay will increase
                                            our deferred financing costs in accordance with
                                            generally accepted accounting principles. See "The
                                            Exchange Offer--Accounting Treatment".
Certain Tax Consequences..................  The exchange pursuant to the exchange offer generally should not be a taxable event for U.S. federal income
                                            tax purposes. See "U.S. Federal Income Tax
                                            Consequences".
Use of Proceeds...........................  We will not receive any proceeds from the exchange or the issuance of new notes in connection with the
                                            exchange offer. See "Use of Proceeds".
Exchange Agent............................  BNY Midwest Trust Company is serving as exchange agent in connection with the exchange offer. See "Exchange
                                            Offer--Exchange Agent".

                       SUMMARY OF THE TERMS OF THE NOTES

    OTHER THAN THE OBLIGATIONS TO CONDUCT AN EXCHANGE OFFER, THE NEW NOTES WILL HAVE THE SAME FINANCIAL TERMS AND COVENANTS AS THE ORIGINAL NOTES, WHICH ARE AS
FOLLOWS:

Issuer....................................  Cummins Inc.

Securities................................  $250 million aggregate principal amount of 9 1/2% senior notes due 2010.

Maturity..................................  December 1, 2010.

Interest Payment Dates....................  June 1 and December 1 of each year.

Optional Redemption.......................  The notes are redeemable, at our option, in whole or from time to time in part at any time after December 1, 2006, at a redemption price equal to 100% of the principal amount
                                            plus a premium declining ratably to par, plus accrued and
                                            unpaid interest, if any. See "Description of the
                                            Notes--Optional Redemption".

Ranking...................................  The notes are general, unsecured obligations of Cummins
                                            Inc. and rank equally in right of payment with all of
                                            Cummins Inc.'s existing and future unsubordinated debt and senior in right of payment to all of Cummins Inc.'s
                                            existing and future subordinated debt. The notes are
                                            effectively subordinated to all of Cummins Inc.'s secured
                                            debt to the extent of the value of the assets securing such debt and structurally subordinated to all of the existing
                                            and future liabilities, including guarantees, of Cummins
                                            Inc.'s subsidiaries that do not guarantee the notes. As of
                                            September 28, 2003, Cummins Inc. and its subsidiaries had
                                            $851 million of total indebtedness outstanding, excluding
                                            the original notes, approximately (a) $83 million of which is secured debt and effectively senior to the securities
                                            being registered and (b) $768 million of which ranks
                                            equally with the securities being registered. A number of
                                            Cummins Inc.'s current and future domestic subsidiaries are guaranteeing borrowings under our $385 million revolving
                                            credit facility and have secured those guarantees with
                                            certain of their assets. See "Description of Other
                                            Indebtedness--New Revolving Credit Facility".

Guarantees................................  The notes are not currently guaranteed by any of our subsidiaries. In the future, the notes may be
                                            unconditionally guaranteed, on a joint and several basis,
                                            by certain of our subsidiaries that guarantee our or any
                                            subsidiary guarantor's other indebtedness. The guarantees
                                            by these subsidiary guarantors will be general unsecured
                                            obligations and rank equally with any of their existing and future obligations that are not expressly subordinated to
                                            the subsidiary guarantees. However, during such time as the notes receive and maintain an investment grade rating from both Standard & Poor's and Moody's, our subsidiaries that
                                            guarantee our other indebtedness will not be required to
                                            guranteee the notes. See "Description of the
                                            Notes--Guarantees" and "--Certain Covenants--Suspension of
                                            Covenants and Covenant Substitution".

Change of Control.........................  Upon the occurrence of a "Change of Control", we will be required, unless at the time of the Change of Control (and during

                                            the 30-day period following the Change of Control) the
                                            notes have an investment grade rating from both Standard &
                                            Poor's and Moody's, to make an offer to repurchase each
                                            holder's notes at a price equal to 101% of the principal
                                            amount thereof, plus accrued and unpaid interest, if any,
                                            to the date of repurchase. See "Description of the Notes--
                                            Certain Covenants--Change of Control".

Restrictive Covenants.....................  The indenture governing the notes contains certain covenants that, among other things, limit our ability and
                                            the ability of our restricted subsidiaries to:

                                            - incur additional indebtedness and issue preferred stock;

                                            - pay dividends or make certain other restricted payments;

                                            - create liens on our assets;

                                            - make investments;

                                            - create restrictions on the payment of dividends or other amounts from our restricted subsidiaries;

                                            - enter into sale and leaseback transactions;

                                            - engage in transactions with affiliates;

                                            - merge or consolidate with any other person; and

                                            - sell our assets.

                                            These covenants are subject to important exceptions and
                                            qualifications, which are described in "Description of the
                                            Notes--Certain Covenants".

                                            During such time as the notes receive and maintain an
                                            investment grade rating from both Standard & Poor's and
                                            Moody's, these covenants will be suspended, and substituted forms of indebtedness and preferred stock, negative pledge, sale and leaseback and merger and consolidation covenants
                                            will apply to us and our restricted subsidiaries. In such
                                            an event, the covenants under the indenture for the notes
                                            will be substantially similar to the covenants under the
                                            1986 Indenture (which governs a number of our other notes
                                            and debentures). See "Description of the Notes--Certain
                                            Covenants--Suspension of Covenants and Covenant
                                            Substitution".

                                  RISK FACTORS

    You should carefully consider all of the information set forth and incorporated by reference in this prospectus and, in particular, you should evaluate the specific factors set forth in the section entitled "Risk Factors", which begins on page 11, for a discussion of certain risks that should be considered by investors in evaluating whether to participate in the exchange offer.

                            ------------------------

    Cummins Inc. is an Indiana corporation. Our executive offices are located at 500 Jackson Street, Columbus, Indiana 47202, and our telephone number is
(812) 377-5000.

                             SUMMARY FINANCIAL DATA

    The following table presents our summary financial data. The historical financial data for each of the years in the three year period ended
December 31, 2002 and as of December 31, 2002 and 2001 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The financial information as of December 31, 2000 has been derived from our previously issued financial statements for that year adjusted for the impact of the restatement adjustments discussed in Note 2 of the Consolidated Financial Statements included elsewhere in this prospectus. The historical financial data for the nine month periods ended September 28, 2003 and September 29, 2002 and as of September 28, 2003 and September 29, 2002 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements and have included all adjustments, including all normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the unaudited periods. The results for the nine months ended September 28, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

    You should read the following summary financial data in conjunction with "Selected Historical Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

                                                                                                   NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31       -----------------------------
                                                            ------------------------------   SEPTEMBER 28,   SEPTEMBER 29,
                                                              2002       2001       2000         2003            2002
                                                            --------   --------   --------   -------------   -------------
                                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Net sales.................................................   $5,853     $5,681     $6,597       $4,560          $4,439
Gross margin..............................................    1,045      1,013      1,267          787             823
Restructuring, asset impairment and other charges
  (credits) (2)(3)........................................       (8)       126        154           --               2
Loss on early extinguishment of debt (4)..................        8         --         --           --              --
Interest expense (6)......................................       61         77         87           65              44
Dividends on preferred securities (6).....................       21         11         --           11              16
Cumulative effect of change in accounting principle, net
  of tax (5)..............................................        3         --         --           --               3
Net earnings (loss).......................................       82       (103)        14            7              36
Net earnings (loss) per share:
Basic.....................................................     2.13      (2.70)      0.35         0.18            0.92
Diluted...................................................     2.13      (2.70)      0.35         0.18            0.92
Dividends declared per share..............................     1.20       1.20       1.20         0.90            0.90

                                                                                                        NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31           ---------------------------------
                                                        -------------------------------------    SEPTEMBER 28,     SEPTEMBER 29,
                                                             2002           2001       2000          2003              2002
                                                        ---------------   --------   --------   ---------------   ---------------
                                                                             (IN MILLIONS, EXCEPT PER SHARE)
OTHER DATA:
Property, plant and equipment additions...............  $            90    $  206     $  228    $         70      $            54
Consolidated ratio of earnings to fixed charges (1)...              1.5        --        1.0              --                  1.7

BALANCE SHEET DATA (AS OF PERIOD END):
Working capital.......................................  $           653    $  557     $  589    $        779      $           595
Property, plant and equipment, net....................            1,305     1,405      1,596           1,249                1,313
Total assets..........................................            4,837     4,311      4,448           4,986                4,615
Long-term debt........................................              999       915      1,032           1,061                  795
Mandatorily redeemable preferred securities...........              291       291         --             292                  291
Shareholders' investment..............................              841       983      1,280             893                1,033

------------------

(1) For purposes of calculating the consolidated ratios of earnings to fixed charges, "earnings" includes income before income taxes, extraordinary items, the cumulative effects of changes in accounting principles and earnings or losses of equity investees and fixed charges. "Fixed charges" consists of interest on all indebtedness, including interest incurred by consolidated companies, the amount of pre-tax earnings required to pay dividends on outstanding preferred stock and that portion of rental expense that management believes to be representative of interest. Our earnings were insufficient to cover fixed charges for the year ended December 31, 2001 by approximately
    $135 million as well as for the nine months ended September 28, 2003 by approximately $5 million.

(2) The years ended December 31, 2002, 2001 and 2000, includes restructuring, asset impairment and other charges of $(8) million, $126 million and $154 million respectively. These charges are more fully discussed in Note 7 of our annual Consolidated Financial Statements included elsewhere in this registration statement.

(3) The nine months ended September 29, 2002 includes restructuring, asset impairment and other charges of $2 million. This charge is more fully discussed in Note 3 of our interim unaudited Consolidated Financial Statements.

(4) The year ended December 31, 2002 includes a charge of $8 million related to a loss on the early extinguishment of debt. This charge is more fully discussed in Note 8 of our annual Consolidated Financial Statements.

(5) The year ended December 31, 2002 and the nine months ended September 29, 2002 includes income of $3 million related to a cumulative effect of a change in accounting principles. This matter is more fully discussed in
    Note 1 of our annual Consolidated Financial Statements.

(6) As of July 1, 2003, dividends on our preferred securities are classified as interest expense due to the adoption of SFAS 150. See Note 1 of our interim unaudited Consolidated Financial Statements.

                                  RISK FACTORS

    IN CONSIDERING WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER, YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION WE HAVE INCLUDED IN THIS PROSPECTUS. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BELOW BEFORE MAKING A DECISION TO PARTICIPATE IN THIS EXCHANGE OFFER.

RISK FACTORS RELATING TO OUR BUSINESS

OUR BUSINESS IS AFFECTED BY THE CYCLICAL NATURE OF THE MARKETS THAT WE SERVE.

    Our financial performance depends, in large part, on varying conditions in the markets that we serve, particularly the automotive, construction and general industrial markets. Demand in these markets fluctuates in response to overall economic conditions and is particularly sensitive to changes in interest rate levels and fuel costs. Our sales are also impacted by OEM inventory levels and production schedules and stoppages. Economic downturns in the markets we serve generally result in reductions in sales and pricing of our products, which could reduce our profits and cash flow.

    Since 2000, the markets we serve in North America have been experiencing a downturn, most notably in the markets for heavy-duty trucks, medium-duty trucks, construction equipment and a number of consumer-driven markets, such as those for light-duty trucks and recreational vehicles. These conditions had a negative impact on the performance of our Engine Business. Depending upon markets served, engine production volumes decreased by as much as 78% on a global basis from peak volumes during the 5 years preceding 2003. This resulted in a reduction of Engine Business gross margin percentage of as much as 35% during this period, primarily related to our decreased ability to recover fixed costs of manufacturing at decreased volumes during global economic downturns. The Engine Business constituted then and continues to constitute between 54% and 60% of our total consolidated revenues. Fluctuations in the gross margins of this business, therefore, have a significant impact on our overall financial performance. In addition, weak conditions in the markets served by our Power Generation Business have resulted in decreased demand and high inventory levels, which have negatively affected our performance in this segment. Any continued weakness in the markets we serve or in overall global economic conditions could result in continued reduction in demand for our products and could have a material adverse affect on our business, results of operations, financial condition and cash flows.

OUR PRODUCTS ARE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION.

    Our engines are subject to extensive statutory and regulatory requirements governing emissions and noise, including standards imposed by the EPA, state regulatory agencies, such as the California Air Resource Board (CARB), and other regulatory agencies around the world. In some cases, we may be required to develop new products to comply with new regulations, particularly those relating to air emissions. For example, under the terms of a consent decree that we and a number of other engine manufacturers entered into with the DOJ, the CARB and the EPA, we were required to develop new engines to comply with stringent emissions standards by October 1, 2002. While we were able to meet this deadline, our ability to comply with other existing and future regulatory standards will be essential for us to maintain our position in the engine markets we serve. Currently, we believe we are on schedule to meet all deadlines for known future regulatory standards.

    We have made, and will be required to continue to make, significant capital and research expenditures to comply with these standards but we cannot assure you that we will be able to achieve the technological advances that may be necessary for us to continue to comply with evolving regulatory standards. Further, the successful development and introduction of new and enhanced products are subject to risks, such as delays in product development, cost over-runs and unanticipated technical and manufacturing difficulties. Any failure to comply with regulatory standards affecting our products could subject us to fines or penalties, and could require us to cease production of any non-compliant engine or to recall any engines produced and sold in violation of the applicable standards. See "Business--

Environmental Compliance--Product Environmental Compliance" for a complete discussion of the environmental laws and regulations that affect our products.

WE CANNOT ASSURE YOU THAT OUR TRUCK MANUFACTURER AND OEM CUSTOMERS WILL CONTINUE TO OUTSOURCE THEIR ENGINE SUPPLY NEEDS.

    Some of our engine customers, including Volvo and DaimlerChrysler, are truck manufacturers or OEMs that manufacture engines for their own products. Despite their engine manufacturing abilities, these customers have chosen to outsource certain types of engine production to us due to the quality of our engine products and in order to reduce costs, eliminate production risks and maintain company focus. However, we cannot assure you that these customers will continue to outsource engine production in the future. Increased levels of production insourcing could result from a number of factors, such as shifts in our customers' business strategies, which could result from the acquisition of another engine manufacturer, the inability of third party suppliers to meet product specifications and the emergence of low-cost production opportunities in foreign countries. Any significant reduction in the level of engine production outsourcing from our truck manufacturer or OEM customers could significantly impact our revenues and, accordingly, have a material adverse affect on our business, results of operations and financial condition.

OUR LARGEST CUSTOMER ACCOUNTS FOR A SIGNIFICANT SHARE OF OUR BUSINESS.

    Sales to DaimlerChrysler accounted for approximately 14 percent of our net sales for 2002, primarily relating to sales of our ISB engine for use in the Dodge Ram truck and sales of our heavy-and medium-duty engines to its Freightliner division. While a significant number of our sales to DaimlerChrysler are under long-term supply agreements, these agreements provide for the supply of DaimlerChrysler's engine requirements for particular models and not a specific number of engines. Accordingly, the loss of DaimlerChrysler as a customer or a significant decline in the production levels for the vehicles in which DaimlerChrysler uses our products would have an adverse effect on our business, results of operations and financial condition.

OUR MANUFACTURING OPERATIONS ARE DEPENDENT UPON THIRD-PARTY SUPPLIERS, MAKING US VULNERABLE TO SUPPLY SHORTAGES.

    We obtain materials and manufactured components from third-party suppliers. A significant number of our suppliers (representing 75 to 85 percent of our total raw material and component purchasers in 2002) are the sole source for a particular supply item, although the majority of these materials and components can be obtained from other suppliers. Any delay in our suppliers' abilities to provide us with necessary materials and components may affect our capabilities at a number of our manufacturing locations, or may require us to seek alternative supply sources. Delays in obtaining supplies may result from a number of factors affecting our suppliers, such as capacity constraints, labor disputes, the impaired financial condition of a particular supplier, suppliers' allocations to other purchasers, weather emergencies or acts of war or terrorism. Any delay in receiving supplies could impair our ability to deliver products to our customers and, accordingly, could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE ADVERSELY IMPACTED BY WORK STOPPAGES AND OTHER LABOR MATTERS.

    As of December 31, 2002, we employed approximately 23,700 persons worldwide. Approximately 9,700 of our employees are represented by various unions under collective bargaining agreements that expire between 2003 and 2005. Although we believe our relations with our unions are good, we cannot assure you that future issues with labor unions will be resolved favorably or that we will not in the future encounter strikes, further unionization efforts or other types of conflicts with labor unions or our employees. Any of these factors may have an adverse effect on us or may limit our flexibility in dealing with our workforce. In addition, many of our customers have unionized work forces. Work stoppages or slow-downs experienced by our customers could result in slow-downs or closures at vehicle assembly plants where our engines are installed. If one or more of our customers experience a material work stoppage, it could have a material adverse effect on our business, results of operations and financial condition.

OUR PRODUCTS INVOLVE RISKS OF EXPOSURE TO PRODUCT LIABILITY CLAIMS.

    We face an inherent business risk of exposure to product liability claims in the event that our products' failure to perform to specifications results, or is alleged to result, in property damage, bodily injury and/or death. We may experience material product liability losses in the future. While we maintain insurance coverage with respect to certain product liability claims, we may not be able to obtain such insurance on acceptable terms in the future, if at all, and any such insurance may not provide adequate coverage against product liability claims. In addition, product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant periods of time, regardless of the ultimate outcome. An unsuccessful defense of a product liability claim could have a material adverse affect on our business, results of operations and financial condition and cash flows. In addition, even if we are successful in defending against a claim relating to our products, claims of this nature could cause our customers to lose confidence in our products and our company.

AN INCREASE IN OUR PENSION COSTS COULD ADVERSELY AFFECT US.

    We have several contributory and noncontributory pension plans covering substantially all of our employees. Our pension plan assets are principally invested in equity securities and fixed income securities. We may be required to contribute to a particular pension plan where the present value of the accumulated benefit obligation under the plan exceeds the fair value of the plan assets.

    We have assumed an expected rate of return on plan assets of 10.0 percent in the United States and 8.5 percent in the United Kingdom during the past two years. Due to lower market returns in the past two years, we now intend to lower our asset return assumptions to 8.5 percent in the United States and 8.2 percent in the United Kingdom. We expect to use these return on plan asset assumptions for 2003 and will continue to review and update these assumptions on an annual basis. In 2003, we expect our pension expense to increase approximately $30 million due primarily to reducing our expected rate of return on plan assets.

    Recent declines in equity markets and interest rates have had a negative impact on our pension plan liability and the fair value of plan assets. As a result, the fair value of plan assets was lower than our accumulated pension benefit obligation at our measurement date. Based on the fair value of plan assets and interest rates, each as of November 30, 2002, we recorded a charge of $257 million to shareholders' equity during the fourth quarter.

OUR OPERATIONS ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL LAWS AND REGULATIONS.

    Our plants and operations are subject to increasingly stringent environmental laws and regulations in all of the countries in which we operate, including laws and regulations governing emissions to air, discharges to water and the generation, handling, storage, transportation, treatment and disposal of waste materials. While we believe that we are in compliance in all material respects with these environmental laws and regulations, we cannot assure you that we will not be adversely impacted by costs, liabilities or claims with respect to existing or subsequently acquired operations, under either present laws and regulations or those that may be adopted or imposed in the future. We are also subject to laws requiring the cleanup of contaminated property. If a release of hazardous substances occurs at or from any of our current of former properties or at a landfill or another location where we have disposed of hazardous materials, we may be held liable for the contamination, and the amount of such liability could be material.

WE ARE EXPOSED TO POLITICAL, ECONOMIC AND OTHER RISKS THAT ARISE FROM OPERATING A MULTINATIONAL BUSINESS.

    Approximately 45 percent of our net sales for 2002 were derived from sources outside the United States. Accordingly, our business is subject to the political, economic and other risks that are inherent in operating in numerous countries. These risks include:

    - the difficulty of enforcing agreements and collecting receivables through foreign legal systems;

    - trade protection measures and import or export licensing requirements;

    - tax rates in certain foreign countries that exceed those in the United States and the imposition of withholding requirements on foreign earnings;

    - the imposition of tariffs, exchange controls or other restrictions;

    - difficulty in staffing and managing widespread operations and the application of foreign labor regulations;

    - required compliance with a variety of foreign laws and regulations; and

    - changes in general economic and political conditions in countries where we operate, particularly in emerging markets.

    As we continue to expand our business globally, our success will depend, in part, on our ability to anticipate and effectively manage these and other risks. We cannot assure you that these and other factors will not have a material adverse affect on our international operations or on our business as a whole.

WE ARE SUBJECT TO CURRENCY EXCHANGE RATE AND OTHER RELATED RISKS.

    We conduct operations in many areas of the world involving transactions denominated in a variety of currencies. We are subject to currency exchange rate risk to the extent that our costs are denominated in currencies other than those in which we earn revenues. In addition, since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies have had, and will continue to have, an impact on our earnings. While we customarily enter into financial transactions to address these risks, we cannot assure you that currency exchange rate fluctuations will not adversely affect our results of operations and financial condition. In addition, while the use of currency hedging instruments may provide us with protection from adverse fluctuations in currency exchange rates, by utilizing these instruments we potentially forego the benefits that might result from favorable fluctuations in currency exchange rates.

    We also face risks arising from the imposition of exchange controls and currency devaluations. Exchange controls may limit our ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by our foreign subsidiaries or businesses located in or conducted within a country imposing controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Actions of this nature, if they occur or continue for significant periods of time, could have an adverse effect on our results of operations and financial condition in any given period.

REVISION OR WITHDRAWAL OF OUR CREDIT RATINGS MAY NEGATIVELY IMPACT OUR ABILITY TO ISSUE DEBT AND THE COST OF OUR FINANCING ARRANGEMENTS.

    A number of our financing agreements and arrangements, such as our accounts receivable securitization program, our financing arrangements for independent distributors, our new revolving credit facility and our equipment sale-leaseback agreement, have restrictive covenants and/or pricing modifications that may be triggered in the event of ratings revisions. Our corporate credit rating is currently "BB+" from Standard & Poor's, with a stable outlook, and "Ba1" from Moody's, with a negative outlook. Our long-term senior unsecured debt rating is currently "BB+" from Standard &

Poor's, with a negative outlook, and "Ba2" from Moody's, with a negative outlook. A rating of Baa or higher by Moody's or a rating of BBB or higher by Standard & Poor's is considered investment grade. Accordingly, our long-term senior unsecured debt rating is below investment grade. Our long-term senior unsecured debt rating was downgraded by Moody's from "Ba1" to "Ba2" on November 7, 2002 as a result of us securing our borrowings under the new revolving credit facility. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant that change, and there can be no assurance that our debt ratings will not be lowered further or withdrawn by a rating agency. Any future lowering of our credit ratings could further increase the cost of our financing agreements and arrangements, and also have a negative impact on our ability to access the capital markets or borrow funds at current rates.

WE FACE SIGNIFICANT COMPETITION IN THE MARKETS WE SERVE.

    The markets in which we operate are highly competitive. We compete worldwide with a number of other manufacturers and distributors that produce and sell similar products. Our products primarily compete on the basis of price, performance, fuel economy, speed of delivery, quality and customer support. Some of our competitors are companies, or divisions or operating units of companies, that have greater financial and other resources than we do. There can be no assurance that our products will be able to compete successfully with the products of these other companies. Any failure by us to compete effectively in the markets we serve could have a material adverse effect on our business, results of operations and financial condition. For a more complete discussion of the competitive environment in which each of our business segments operates, see "Business--Our Business Segments".

RISK FACTORS RELATING TO THE NOTES

THE AMOUNT OF OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

    As of September 28, 2003, our total indebtedness, including our preferred securities, was $1,393 million, excluding unused commitments under the new revolving credit facility, which represented approximately 61 percent of our total capitalization. In addition, we and our subsidiaries will be able to incur additional indebtedness in the future, subject to the terms of our existing and future debt instruments.

    Our level of indebtedness could have important consequences to you. For example, it could:

    - limit our ability to fund future working capital, capital expenditures and other general corporate activities;

    - require us to dedicate a substantial portion of our operating cash flow to payments on our indebtedness, thereby reducing the availability of our cash flow to fund other areas of our business;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - make us more vulnerable in the event of a downturn in general economic conditions or in our business;

    - make it more difficult to satisfy our obligations under the notes, including our repurchase obligation upon the occurrence of specified change of control events; and

    - increase our exposure to interest rate increases because a portion of our borrowings is at variable rates.

SERVICING OUR DEBT OBLIGATIONS REQUIRES A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to satisfy our debt service obligations will depend on, among other things, our future operating performance. Our future financial performance will be affected by a range of economic, competitive, regulatory and business factors, many of which are beyond our control, and we cannot assure you that our business will generate sufficient cash flow from operations to enable us to service our indebtedness or fund our other liquidity needs. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales or the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms, if at all.

OUR DEBT AGREEMENTS CONTAIN COVENANTS THAT RESTRICT OUR OPERATIONS.

    Among other things, the operating and financial restrictions and covenants contained in our debt agreements, including the indenture governing the notes, restrict, condition or prohibit us from:

    - incurring additional indebtedness and issuing preferred stock;

    - paying dividends and making certain other restricted payments;

    - creating liens;

    - making investments;

    - creating restrictions on the payment of dividends or other amounts to us;

    - entering into sale and leaseback transactions;

    - engaging in transactions with affiliates;

    - merging or consolidating with any other person; or

    - selling, assigning, leasing, conveying or otherwise transferring our assets.

    In addition, the new revolving credit facility contains financial and operating covenants and prohibitions, including requirements that we maintain certain financial ratios.

    The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Although we are currently in compliance with these operating and financial restrictions and covenants, a breach of any of these restrictions or covenants may result in an event of default under a particular debt instrument, which could permit acceleration of the debt under that instrument and, in some cases, the acceleration of debt under any other debt instrument that contains cross-acceleration provisions. In an event of default, or in the event of a cross-acceleration, we may not have sufficient funds available to make the required payments under our indebtedness.

IF THE NOTES ARE RATED INVESTMENT GRADE AT ANY TIME BY BOTH STANDARD & POOR'S AND MOODY'S, CERTAIN COVENANTS CONTAINED IN THE INDENTURE WILL BE SUSPENDED, AND THE HOLDERS OF THE NOTES WILL LOSE THE PROTECTION OF THESE COVENANTS.

    The indenture contains certain covenants that will be suspended and cease to have any effect from and after the first date when the notes are rated investment grade by both Standard & Poor's and Moody's. See "Description of the Notes--Certain Covenants--Suspension of Covenants and Covenant Substitution". These covenants restrict, among other things, our ability to pay dividends, incur certain liens, incur additional debt and to enter into certain types of transactions. Because we will not be subject to these restrictions when the notes are rated investment grade, we will be able to incur additional debt and grant additional liens on our property. If after these covenants are suspended, Standard & Poor's or Moody's were to downgrade their rating of the notes to a non-investment grade level, the covenants would be reinstated and the holders of the notes would again have the protection of these covenants. However, the notes would be effectively subordinated to any liens incurred during such time as the notes were rated investment grade.

THE NOTES ARE GENERAL UNSECURED OBLIGATIONS.

    The notes are our general unsecured obligations and are effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral under our secured indebtedness would be made available to satisfy the obligations under any secured debt before any payments are made on the notes. Our obligations under the new revolving credit facility are secured by security interests in substantially all of our assets and certain assets of our domestic subsidiaries that guarantee obligations under the facility. See "Description of Other Indebtedness--New Revolving Credit Facility".

THE NOTES ARE OUR OBLIGATIONS AND NOT OBLIGATIONS OF OUR SUBSIDIARIES AND WILL BE EFFECTIVELY SUBORDINATED TO THE CLAIMS OF OUR SUBSIDIARIES' CREDITORS.

    The notes are our direct obligations and are not currently guaranteed by any of our subsidiaries. As of September 28, 2003, our subsidiaries had approximately $1,422 million of outstanding third-party liabilities and approximately $2,915 million of our consolidated assets. In addition, a number of our existing domestic subsidiaries are, to a certain extent, guaranteeing our obligations under the new revolving credit facility but are not guaranteeing our obligations with respect to the notes. The terms of the indenture governing the notes and the terms of the 1986 Indenture (which governs a number of our other notes and debentures) limit certain of these subsidiaries' indebtedness and guarantees to 15 percent of our consolidated net tangible assets.

    The indenture governing the notes requires that in the future certain of our domestic subsidiaries that guarantee our or any subsidiary guarantors' other indebtedness also guarantee the notes. However, this requirement to also guarantee the notes only applies to subsidiaries that are designated as "unrestricted subsidiaries" under the terms of the 1986 Indenture. Accordingly, in the future, certain of our domestic subsidiaries will be required to guarantee the new revolving credit facility without also guaranteeing the notes. Further, the guarantee of the notes by a subsidiary that is also guaranteeing the new revolving credit facility would rank equally with, and not prior to, the applicable subsidiary's guarantee under the new revolving credit facility.

    In addition, our right to receive any assets of any of our non-guarantor subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including debtholders and trade creditors. This means that the holders of that debt would have a claim prior to that of the holders of the notes with respect to the assets of those subsidiaries. In addition, even if we were a creditor of any of our non-guarantor subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries that is senior to the indebtedness we hold. While the terms of our existing indebtedness, including the indenture governing the notes, currently contain restrictions in the ability of our non-guarantor subsidiaries to incur indebtedness, these restrictions are subject to a number of qualifications and exceptions.

    Our cash flow and our ability to service our debt, including the notes, depend partly upon the earnings of our subsidiaries. However, our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and other business considerations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions.

FRAUDULENT TRANSFER LAWS MAY PERMIT A COURT TO TAKE ACTION DETRIMENTAL TO YOU.

    Certain of our future domestic subsidiaries may guarantee the notes. If, however, any subsidiary becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under Federal or state fraudulent transfer law a court might:

    - avoid all or a portion of such subsidiary guarantor's obligations to you;

    - subordinate such subsidiary guarantor's obligations to you to other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the related guarantee; and

    - take other action detrimental to you, including, in certain circumstances, invalidating the related guarantee.

    The court might do so if it found that, when the subsidiary entered into its guarantee (or, in some states, when payments became due thereunder), the subsidiary guarantor:

    - received less than reasonably equivalent value or fair consideration for the guarantee; and

    - either (1) was or was rendered insolvent, (2) was left with inadequate capital to conduct its business or (3) believed or should have believed that it would incur debts beyond its ability to pay.

    The court might also avoid a subsidiary's guarantee, without regard to those factors, if it found that the subsidiary entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

    A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the notes' issuance. If a court avoided a guarantee, you would no longer have a claim against the guarantor. In addition, the court might direct you to repay any amounts already received from the guarantor. If the court were to avoid any subsidiary's guarantee, we cannot assure you that funds would be available to pay the notes from another subsidiary guarantor or from any other source.

    The test for determining solvency for these purposes will depend on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property or if the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts as they become due. For the analysis, "debts" includes contingent and unliquidated debts.

    The indenture states that the liability of each subsidiary on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect any guarantees from fraudulent transfer attack or, if it does, that any guarantees will be in amounts sufficient, if necessary, to pay the notes when due.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE NOTES INDENTURE.

    Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all our outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. Any change of control would constitute a default under the new revolving credit facility. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price of the outstanding notes, and we expect that we would require third party financing to do so. Any requirements to offer to purchase any outstanding notes may require us to refinance our existing indebtedness. In such an event, we cannot assure you that we would be able to obtain additional financing or refinance our existing indebtedness on favorable terms, if at all. See "Description of the Notes--Certain Covenants--Change of Control".

YOUR RIGHT TO REQUIRE US TO REDEEM THE NOTES IS LIMITED.

    The holders of notes have limited rights to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the change of control provisions of the indenture governing the notes will not afford any protection in a highly leveraged transaction, including a transaction initiated by us, if such transaction does not result in a change of control or otherwise result in an event of default under the indenture. Accordingly, the change of control provision is likely to be of limited effect in such situations.

IF YOU FAIL TO EXCHANGE YOUR ORIGINAL NOTES, THEY WILL CONTINUE TO BE RESTRICTED SECURITIES AND MAY BECOME LESS LIQUID.

    Original notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for the original notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in "The Exchange Offer--Procedures for Tendering". Such procedures and conditions include timely receipt by the exchange agent of such original notes and of a properly completed and duly executed letter of transmittal.

    Because we anticipate that most holders of original notes will elect to exchange such original notes, we expect that the liquidity of the market for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the original notes outstanding. Following the exchange offer, if you did not tender your original notes you generally will not have any further registration rights, and such original notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for such original notes could be adversely affected.

WE MAY REDEEM THE NOTES AT OUR OPTION PRIOR TO MATURITY.

    The notes are redeemable, at our option and without your consent, in whole or in part, at any time after December 1, 2006. If we exercise this option you will receive the redemption price described under "Description of the Notes--Optional Redemption". Our decision to exercise this option will be influenced by a range of factors including the availability of cash required to redeem the notes, whether market conditions at the time are conducive to such a refinancing and other considerations relevant to our future capital management. If the notes are redeemed as a result of the optional redemption, you may not obtain the return you expect to receive on the notes if you owned them until maturity.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the original notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the original notes in like principal amount. The original notes surrendered and exchanged for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers, under which we agreed to use our reasonable best efforts to file and have declared effective an exchange offer registration statement under the Securities Act and to consummate the exchange offer.

    We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of new notes, but not a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act, who exchanges original notes for new notes in the exchange offer, generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the new notes only if the holder acquires the new notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the new notes.

    Any holder of the original notes using the exchange offer to participate in a distribution of new notes cannot rely on the no-action letters referred to above. A broker-dealer that acquired original notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

    Each broker-dealer that receives new notes for its own account in exchange for original notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date for the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution".

    Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

    The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

    Upon the terms and subject to the conditions of the exchange offer, we will accept any and all original notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The date of acceptance for exchange of the original notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this document). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $250 million of new notes for a like principal amount of outstanding original notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their original notes in connection with the exchange offer, but only in $1,000 increments of principal amount at maturity.

    The terms of the new notes will be identical in all material respects to the terms of the original notes, except that the new notes will have been registered under the Securities Act and are issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The new notes will evidence the same debt as the original notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the original notes being exchanged. As of the date of this prospectus, $250 million in aggregate principal amount of the original notes are outstanding.

    In connection with the issuance of the original notes, we have arranged for the original notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as depositary. The new notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner's interest in it will be transferable in book-entry form through DTC.

    Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Original notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but, subject to certain limited exceptions, will not be entitled to any registration rights under the registration rights agreement.

    We shall be considered to have accepted validly tendered original notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

    If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the original notes, without expense, to the tendering holder as quickly as possible after the expiration date.

    Holders who tender original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of original notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "--Fees and Expenses".

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The expiration date for the exchange offer is 5:00 p.m., New York City time, on March 24, 2004, unless extended by us in our sole discretion (but in no event to a date later than April 7, 2004), in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

    We reserve the right, in our sole discretion:

    - to delay accepting any original notes, to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

    - to amend the terms of the exchange offer in any manner.

    If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

    If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

    If we delay accepting any original notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any original notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

INTEREST ON THE NEW NOTES

    Interest on the new notes will accrue at the rate of 9 1/2% per annum from the most recent date to which interest on the new notes has been paid or, if no interest has been paid, from the date of the indenture governing the notes. Interest will be paid semiannually in arrears on June 1 and December 1 of each year.

CONDITIONS TO THE EXCHANGE OFFER

    Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any original notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the original notes, if prior to the expiration date:

    - any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries;

    - any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

    - any law, statue, rule or regulation is proposed, adopted or enacted, which in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

    - any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

    The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

    If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

    - refuse to accept any original notes and return all tendered original notes to the tendering holders;

    - extend the exchange offer and retain all original notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these original notes
     (see " -- Withdrawal of Tenders" below); or

    - waive unsatisfied conditions relating to the exchange offer and accept all properly tendered original notes which have not been withdrawn.

PROCEDURES FOR TENDERING

    Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must

    - complete, sign and date the letter of transmittal, or a facsimile of it;

    - have the signatures guaranteed if required by the letter of transmittal;
      and

    - mail or otherwise deliver the letter of transmittal or the facsimile, the original notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

    Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account. Although delivery of original notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth under the caption "Exchange Agent" below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

    The tender by a holder of original notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

    The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of original notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

    Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner's original notes, either make appropriate arrangements to register ownership of the original notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

    - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

    - for the account of an eligible guarantor institution.

    In the event that signatures on a letter or transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by:

    - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

    - a commercial bank or trust company having an office or correspondent in the United States; or

    - an "eligible guarantor institution".

    If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

    If the letter of transmittal or any original notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

    We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered original notes in our sole discretion. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular original notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of original notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of original notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In addition, we reserve the right, as set forth above under the caption "--Conditions to the Exchange Offer", to terminate the exchange offer.

    By tendering, each holder represents to us, among other things, that:

    - the new notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not such person is the holder;

    - neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such new notes; and

    - neither the holder nor any such other person is our "affiliate" (as defined in Rule 405 under the Securities Act).

    If the holder is a broker-dealer which will receive new notes for its own account in exchange for original notes, it will acknowledge that it acquired such original notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution".

GUARANTEED DELIVERY PROCEDURES

    A holder who wishes to tender its original notes and:

    - whose original notes are not immediately available;

    - who cannot deliver the holder's original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

    - who cannot complete the procedures for book-entry transfer before the expiration date;

    may effect a tender if

    - the tender is made through an eligible guarantor institution;

    - before the expiration date, the exchange agent receives from the eligible guarantor institution:

       - a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

       - the name and address of the holder, and

       - the certificate number(s) of the original notes and the principal amount at maturity of original notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the original notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

    - the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered original notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of original notes in connection with the exchange offer, a written facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

    - specify the name of the person who deposited the original notes to be withdrawn;

    - identify the original notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such original notes);

    - be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered (including any required signature guarantees) or be accompanied by documents or transfer sufficient to have the trustee register the transfer of such original notes into the name of the person withdrawing the tender; and

    - specify the name in which any such original notes are to be registered, if different from that of the depositor.

    We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any original notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued unless the original notes withdrawn are validly re-tendered. Any original notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described above under the caption "--Procedures for Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

    BNY Midwest Trust Company has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at its offices at 101 Barclay Street, 7 East New York, NY 10286, attention Corporate Trust Operations Reorganization Unit. The exchange agent's telephone number is (212) 815-6331 and facsimile number is
(212) 298-1915.

FEES AND EXPENSES

    We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

    Holders who tender their original notes for exchange will not be obligated to pay transfer taxes. If, however:

    - new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the original notes tendered; or

    - if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

    - if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer;

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

    The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

CONSEQUENCES OF FAILURES TO PROPERLY TENDER ORIGINAL NOTES IN THE EXCHANGE OFFER

    Issuance of the new notes in exchange for the original notes in the exchange offer will be made only after timely receipt by the exchange agent of such original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the original notes desiring to tender such original notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registered rights under the registration rights agreement will terminate.

    In the event the exchange offer is completed, we will not be required to register the remaining original notes. Remaining original notes will continue to be subject to the following restrictions on transfer:

    - the remaining original notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

    - the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption.

    We do not currently anticipate that we will register the remaining original notes under the Securities Act. To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected. See "Risk Factors--Risks Relating to the Notes--If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid".

                       SELECTED HISTORICAL FINANCIAL DATA

    The following table presents our selected historical financial data. The selected financial data for the three years ended December 31, 2002 and as of December 31, 2002 and 2001 have been derived from our audited Consolidated Financial Statements included elsewhere in this prospectus. The financial information for the years ended December 31, 1999 and 1998 and as of December 31, 2000, 1999 and 1998 has been derived from our previously issued financial statements for those years adjusted for the impact of the restatement adjustments discussed in Note 2 of our audited Consolidated Financial Statements included elsewhere in this prospectus. The selected financial data for the nine-month periods ended September 28, 2003 and September 29, 2002 and as of September 28, 2003 and September 29, 2002 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared our unaudited consolidated financial statements on the same basis as our audited consolidated financial statements and have included all adjustments, including all normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the unaudited periods. The results for the nine months ended September 28, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

                                                                                                        NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31                  -----------------------------
                                           ----------------------------------------------------   SEPTEMBER 28,   SEPTEMBER 29,
                                             2002       2001       2000       1999       1998         2003            2002
                                           --------   --------   --------   --------   --------   -------------   -------------
                                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Net sales................................   $5,853     $5,681     $6,597     $6,639     $6,266       $4,560          $4,439
Special charges (1)......................       --         --         --         --         92           --              --
Gross margin.............................    1,045      1,013      1,267      1,392      1,243          787             823
Restructuring, asset impairment and other
  charges (credits) (2)(3)(4)(5).........       (8)       126        154         56        118           --               2
Loss on early extinguishment of debt
  (6)....................................        8         --         --         --         --           --              --
Interest expense (9).....................       61         77         87         75         72           65              44
Dividends on preferred securities (9)....       21         11         --         --         --           11              16
Cumulative effect of change in accounting
  principle, net of tax (7)..............        3         --         --         --         --           --               3
Net earnings (loss)......................       82       (103)        14        132        (23)           7              36
Net earnings (loss) per share:
Basic....................................     2.13      (2.70)      0.35       3.43      (0.59)        0.18            0.92
Diluted..................................     2.13      (2.70)      0.35       3.41      (0.59)        0.18            0.92
Dividends declared per share.............     1.20       1.20       1.20       1.13      (1.10)        0.90            0.90

                                                                                                        NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31                      ---------------------------------
                                  -----------------------------------------------------------    SEPTEMBER 28,     SEPTEMBER 29,
                                    2002       2001          2000           1999       1998          2003              2002
                                  --------   --------   ---------------   --------   --------   ---------------   ---------------
                                                                  (IN MILLIONS, EXCEPT PER SHARE)
OTHER DATA:
Property, plant and equipment
  additions.....................   $   90     $  206    $           228    $  215     $  271    $         70      $            54
Consolidated ratio of earnings
  to fixed charges (8)..........      1.5         --                1.0       2.6         --              --                  1.7

BALANCE SHEET DATA (AS OF PERIOD
  END):
Working capital.................   $  653     $  557    $           589    $  822     $  792    $        779      $           595
Property, plant and equipment,
  net...........................    1,305      1,405              1,596     1,624      1,666           1,249                1,313
Total assets....................    4,837      4,311              4,448     4,629      4,535           4,986                4,615
Long-term debt..................      999        915              1,032     1,092      1,137           1,061                  795
Mandatorily redeemable preferred
  securities....................      291        291                 --        --         --             292                  291
Shareholders' investment........      841        983              1,280     1,365      1,265             893                1,033

------------------

(1) In 1998, we recorded special charges of $92 million for product coverage cost and inventory write-downs.

(2) The years ended December 31, 2002, 2001 and 2000, includes restructuring, asset impairment and other charges of $(8) million, $126 million and $154 million, respectively. These charges are more fully discussed in
    Note 7 of our annual Consolidated Financial Statements included elsewhere in this registration statement.

(3) The nine months ended September 29, 2002 includes restructuring, asset impairment and other charges of $2 million. This charge is more fully discussed in Note 3 of our interim unaudited Consolidated Financial Statements.

(4) The year ended December 31, 1999 includes restructuring, asset impairment and other charges of $56 million primarily related to the dissolution of the Cummins Wartsila joint venture.

(5) The year ended December 31, 1998 includes restructuring, asset impairment and other charges of $118 million primarily related to a worldwide workforce reduction and a $25 million penalty paid to the U.S. Environmental Protection Agency regarding diesel engine emissions.

(6) The year ended December 31, 2002 includes a charge of $8 million related to a loss on the early extinguishment of debt. This charge is more fully discussed in Note 8 of our annual Consolidated Financial Statements.

(7) The year ended December 31, 2002 and the nine months ended September 29, 2002 includes income of $3 million related to a cumulative effect of a change in accounting principles. This matter is more fully discussed in
    Note 1 of our annual Consolidated Financial Statements.

(8) For purposes of calculating the consolidated ratios of earnings to fixed charges "earnings" include income before income taxes, extraordinary items, the cumulative effects of changes in accounting principles and earnings or losses of equity investees and fixed charges. "Fixed charges" consist of interest on all indebtedness, including interest incurred by consolidated companies, the amount of pre-tax earnings required to pay dividends on outstanding preferred stock and that portion of rental expense that management believes to be representative of interest. Our earnings were insufficient to cover fixed charges for the years ended December 31, 2001 and 1998 by approximately $135 million and $17 million, respectively as well as for the nine months ended September 28, 2003 by approximately
    $5 million.

(9) As of July 1, 2003, dividends on our preferred securities are classified as interest expense due to the adoption of SFAS 150. Sec Note 1 of our interim unaudited Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESTATEMENT OF AUDITED FINANCIALS

    On April 14, 2003, we announced that we had determined that our previously issued financial statements for the years ended December 31, 2000 and 2001 would require restatement and reaudit. The restatement was necessary to correct prior period accounting errors related primarily to unreconciled accounts payable accounts at two of our manufacturing locations, the majority of which were associated with the integration of a new enterprise resource planning system into our accounting processes. We were required to have these restated financial statements audited by our current auditors, since Arthur Andersen LLP, our predecessor auditor for the years subject to restatement, had ceased operations.

    The restatement and reaudit of our financial statements included a comprehensive review of the accounting records underlying our financial statements for the related periods. The accompanying financial statements reflect adjustments made to our previously reported information as a result of this comprehensive review and the work performed during the restatement and reaudit process in order to correct accounting errors primarily associated with the period of accounting recognition.

    The discussion that follows reflects the effects of these restatement adjustments. For details regarding the restatement refer to Note 2 of our audited Consolidated Financial Statements and Note 2 of our unaudited consolidated financial statements each included elsewhere in this prospectus.

    In addition, in connection with the preparation of our 2003 Consolidated Financial Statements, we became aware of certain isolated matters that were treated incorrectly in the restatement of our pre-2002 Consolidated Financial Statements. The cumulative effect of these matters resulted in a $2.7 million understatement of retained earnings as of December 31, 2002. The amount of the understatement was not material to our historical financial statements nor to our expected full year 2003 financial statements. As a result, our Consolidated Statement of Earnings for the first quarter of 2003 includes $3.6 million pre-tax income, ($2.7 million after tax and $0.07 per share) to correct this matter. The corrections are classified in the Consolidated Statement of Earnings based upon the classification of the original transactions. Approximately
$2.0 million of the correction is recorded in cost of goods sold, $0.2 million in selling and administrative expenses and $1.4 million in other (income) expense, net. Our Consolidated Statements of Earnings for the first quarter of 2003 differ by these amounts from the Consolidated Statements of Earnings included in our Form 8-K furnished April 17, 2003.

    As a result of the restatement and reaudit, we delayed the filing of our Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Report on Form 10-Q for the quarter ended March 30, 2003, with the SEC. As previously disclosed, the delay in filing resulted in a breach of a requirement for timely satisfaction of SEC filing obligations under several of our credit agreements, the most significant of which are discussed below. A majority of our long-term debt is governed by three Indenture agreements summarized as follows:

    - A November 20, 2002 Indenture between the Company and BNY Midwest Trust Company as trustee for $250 million in 9.5% senior notes;

    - A June 18, 2001 Indenture between the Company and BNY Midwest Trust Company as trustee for $300 million in 7% convertible preferred securities; and

    - A March 1, 1986 Indenture between the Company and JPMorgan Chase Bank (formerly The Chase Manhattan Bank) for four series of securities with an aggregate value of $765 million.

    Under each of the Indentures, we are required to deliver to the respective Trustees a copy of our Annual Report on Form 10-K within specified periods of time after such filings are due (March 31, 2003). The breach caused by the delay in filing our Annual Report on Form 10-K gave certain rights to the Trustees and debt holders under the Indentures to accelerate maturity of our indebtedness if they give us notice and we do not cure the breach within 60 days. However, neither the Trustees nor the respective debt holders have given us such notice. As a result, we continue to classify our debt as long-term in our Consolidated Statements of Financial Position.

    In connection with the 2002 Indenture, we agreed to file this exchange offer registration statement with the SEC and complete the offer no later than May 19, 2003. As a result of the delay in filing our Annual Report on Form 10-K with the SEC, we were unable to complete the exchange offer and became contractually obligated to pay an additional 0.25% per annum interest on the notes issued under the Indenture. We also were not able to complete the exchange offer within 90 days of May 19, 2003 which resulted in another 0.25% per annum increase on our interest obligation of the notes. For each 90-day delay in the completion of the exchange offer, the interest rate on the notes will increase by an additional 0.25% per annum up to a 1% maximum increase until such time as the exchange offer is completed.

    In connection with the 2001 Indenture governing the issue of our 7% convertible preferred securities, we exercised our right to suspend the use of the resale prospectus, which is part of a shelf registration statement that we had filed and had declared effective to permit the resale of these securities, pending the filing of our Annual Report on Form 10-K with the SEC. Effective March 31, 2003, this suspension resulted in an increase of 0.5% per annum in the dividend rate borne by these securities. As of June 2003, we are no longer obligated to pay the 0.5% per annum increase because our obligations under the registration rights agreement we entered into in connection with the issuance of the 7% convertible preferred securities have expired.

    In November 2002, we entered into a new credit facility agreement that provides for aggregate borrowings of up to $385 million and is available on a revolving basis for a period of three years. The agreement requires that we annually deliver audited financial statements to the lenders within a specified period of time. As a result of the restatement and reaudit process, we received a waiver from our lenders through November 30, 2003 of any breach due to a delay in the delivery of our audited financial statements. There were no amounts outstanding under this facility at December 31, 2002.

    By filing our Annual Report on Form 10-K and our Quarterly Report on
Form 10-Q for the first quarter ended March 30, 2003 with the SEC and by delivering a copy of these filings to the Trustees of the Indentures and to our lenders under our credit facility, we have cured the noncompliance under the abovementioned Indentures and comply with the terms of the credit facility. We expect to satisfy our registration obligations relating to the 2002 Indenture in the near term, following which the incremental interest and dividend payments will be discontinued.

OVERVIEW

    Our net earnings for the third quarter 2003 were $24 million, or $0.60 per share, compared to net earnings of $44 million, or $1.05 per share a year ago. Earnings from each of our four business segments declined in the third quarter 2003 compared to a year ago. Last year, results of our Engine Business segment benefited from accelerated purchases of heavy-duty engines prior to the new October 1, 2002 emissions standards. This year our Power Generation business reached breakeven results during the third quarter while results at our Filtration and Other Business and our International Distributor Business were slightly below earnings reported last year. On a year-to-date basis, our net earnings were $7 million compared to net earnings of $36 million in 2002. The decline in earnings for the third quarter and nine months of 2003 compared to 2002 is primarily attributable to lower sales volume in our heavy-duty engine business, increased pension and postretirement benefits, up $26 million and higher interest expense resulting from increases in our borrowing rates and debt levels. Interest expense, including dividends on our preferred securities is up $5 million in the third quarter 2003 compared to 2002 and is up $16 million for the first nine months of 2003.

    Worldwide net sales in the third quarter of 2003 were $1.634 billion, slightly below sales levels of $1.648 billion in the third quarter of 2002. Sales in each of our four businesses increased during the third quarter 2003 compared to 2002 with the exception of the Engine Business. Sales in the Engine Business were down $91 million, or 9 percent compared to a year ago reflecting the favorable impact of the October 2002 pre-buy activity. Power Generation sales were up $48 million, or 15 percent, Filtration and Other sales were up $19 million, or 8 percent, and International Distributor sales increased $22 million, or 14 percent. Net sales for the first nine months of 2003 were $4.560 billion, up $121 million, or 3 percent, compared to sales of $4.439 billion in the first nine months of 2002 with increases across all of our segments except the Engine Business.

    Our net earnings for 2002 were $82 million, or $2.13 per share, on sales of $5.85 billion, compared to a net loss of $103 million or ($2.70) per share on sales of $5.68 billion for the prior year. Results for 2002, however, included a pre-tax credit of $8 million for costs associated with restructuring actions, an $8 million pre-tax charge related to early extinguishment of debt and a $3 million after-tax credit for the cumulative effect of a change in accounting principle. Net earnings for 2002 also reflect a one-time $57 million favorable tax adjustment related to the settlement of income tax audits for the years 1994 through 1999. In comparison, our 2001 loss of $103 million included a net after tax charge of $84 million related to restructuring actions. In 2000, our net earnings were $14 million, or $0.35 per share, on sales of $6.60 billion and also included a net after tax charge of $100 million for restructuring actions.

NET SALES

NET SALES SUMMARY

    Net sales for each of our key business segments during the comparative interim periods follow:

                                                     THIRD QUARTER                  NINE MONTHS
                                              ---------------------------   ---------------------------
                                              SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
                                                  2003           2002           2003           2002
                                              ------------   ------------   ------------   ------------
                                                                    (IN MILLIONS)
Engine......................................     $  942         $1,033         $2,647         $2,659
Power Generation............................        363            315            937            902
Filtration and Other........................        255            236            774            707
International Distributor...................        174            152            479            421
Elimination of intersegment revenue.........       (100)           (88)          (277)          (250)
                                                 ------         ------         ------         ------
                                                 $1,634         $1,648         $4,560         $4,439
                                                 ======         ======         ======         ======

    Net sales for the Engine Business were $942 million in the third quarter 2003, down $91 million, or 9 percent, compared to net sales in the third quarter of 2002. Most of the sales decrease is heavy-duty truck related as discussed below. Sales in the Power Generation Business were $363 million, up
$48 million, or 15 percent compared to a year ago. Sales of the Filtration and Other Business were $255 million, an increase of $19 million, or 8 percent, compared to 2002, reflecting improvement in original equipment manufacturers
(OEMs) and aftermarket demand. Sales of the International Distributor Business were $174 million, up $22 million, or 14 percent, compared to third quarter 2002 sales, reflecting strong improvement in parts, service and power generator sales.

    On a year-to-date basis, Engine Business sales were down $12 million, or less than 1 percent, primarily automotive related, as industrial engine sales increased 1 percent. Power Generation sales were up $35 million, or 4 percent, primarily due to strong third quarter sales. Sales of the Filtration and Other business were up $67 million, or 9 percent, in the nine months of 2003 compared to a year earlier reflecting some improvement in demand and increased market share. International Distributor sales were up $58 million, or 14 percent, year-over-year with modest improvement in engine, parts and service sales across most geographic regions.

    The table below sets forth net sales for each of our key business segments during the last three years:

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Engine......................................................   $3,435     $3,121     $4,050
Power Generation............................................    1,226      1,422      1,395
Filtration and Other........................................      951        889        902
International Distributor...................................      574        562        555
Elimination of intersegment sales...........................     (333)      (313)      (305)
                                                               ------     ------     ------
                                                               $5,853     $5,681     $6,597
                                                               ======     ======     ======

    Sales increased in all of our business segments during 2002 compared to 2001 with the exception of our Power Generation Business. Sales of our Engine Business increased $314 million, or 10 percent, primarily reflecting strong demand in the heavy-duty truck sector in advance of the October 1, 2002 EPA emissions deadline and higher sales for the Dodge Ram truck. The October 1, 2002 EPA emissions deadline was directly related to a 1998 EPA consent decree which required us and other diesel engine manufacturers to "pull ahead" new emissions standards that were scheduled for implementation on January 1, 2004 to October 1, 2002. Our two heavy-duty engines (ISX and ISM), compete directly against diesel engines produced by other manufacturers who participated in the consent decree. However, one manufacturer who did not participate in the consent decree gained a competitive advantage by introducing a new, non-compliant engine into the heavy-duty truck market during this time. As the fifteen month "pull ahead" period has nearly ended, the majority of the financial impact from the acceleration of the new standards has already been reflected in our quarterly and annual financial statements. Power Generation sales were $1,226 million, down $196 million, or 14 percent compared to the prior year, as a result of lower demand from slow economic activity. Sales in the Filtration and Other Business were $951 million, up $62 million or 7 percent year-over-year, reflecting demand improvement and increased market penetration. In our International Distributor Business, sales increased $12 million, or 2 percent, compared to 2001, primarily due to increased business at our distributors in Australia and Asia.

    Net sales for 2001 were $5.68 billion, $916 million lower than 2000. The decrease was primarily due to lower engine sales, down $929 million, or 23 percent as a result of reduced shipments to North American OEMs which were affected by the sharp downturn in the North American automotive industry and construction markets.

GROSS MARGIN

    Our gross margin was $293 million, or 17.9 percent of net sales, in the third quarter of 2003, compared to $313 million, or 19.0 percent of net sales, in the third quarter of 2002. The overall decline in gross margin percent is primarily driven by a decrease in the margins of our Engine Business, down
0.9 percent compared to the prior year's quarter. Third quarter 2002 margins were favorably impacted by higher volumes and the sales mix of heavy-duty engines in the pre-buy period prior to the October 1, 2002 new emissions standards. Heavy-duty engines sold during the pre-buy period were mature products with a lower cost structure and in conjunction with the increased pre-buy volumes resulted in a higher absorption of fixed manufacturing costs compared to the current quarter. Our new emission compliant engines, which began shipping in the fourth quarter of 2003, have typically lower margins during introduction. In addition, market demand for heavy-duty engines was adversely impacted by the higher volumes of the 2002 pre-buy period which resulted in lower production volumes in 2003 and lower absorption of manufacturing costs in our plants. Increases in pension and postretirement benefits expense also had a negative impact on our margins in the third quarter.

    Product coverage costs were $54 million, or 3.3 percent of net sales, in the third quarter 2003, compared to $59 million, or 3.6 percent of net sales, a year ago. Most of the decline in product coverage expense quarter-over-quarter was directly related to lower sales volumes of heavy-duty engines. Excluding product coverage costs, gross margin for the quarter was $347 million, or 21.2 percent of net sales, compared to $372 million, or 22.6 percent of net sales, in the third quarter last year.

    Gross margin for the first nine months of 2003 was $787 million, or
17.3 percent of net sales, compared to $823 million, or 18.5 percent of net sales, in the first nine months of 2002. The decline in gross margin percent year-over-year is primarily attributable to the higher sales mix of new emissions compliant engines that experience lower margins during product introduction, lower volumes resulting in under absorption of fixed manufacturing costs and higher pension and postretirement benefits expense.

    Our gross margin was $1.05 billion in 2002, $1.01 billion in 2001 and $1.27 billion in 2000 with related gross margin percent of net sales of
17.9 percent, 17.8 percent, and 19.2 percent, respectively. Compared to the prior year, gross margin in 2002 was relatively flat on a net sales increase of $172 million, reflecting changes in sales mix as we transitioned from mature engines to new engines where margins are typically lower at introduction. We expect our gross margin on the new emissions compliant engine models to remain essentially flat when compared to the pre-emission engines as the effect of pricing on the new engine models was offset by incremental costs of new components and higher product coverage costs. However, gross margin percent will appear lower as the flat or unchanged gross margin amount will now be measured against a higher sales value due to the pricing action. In addition, our margins were also affected by lower fixed cost absorption in our Power Generation business due to a significant sales decline as a result of weak power generation demand. Product coverage costs were flat year over year at 3.4 percent in 2002 and 2001. The most significant factors affecting the decline in gross margin and gross margin percentage from 2000 to 2001 was lower absorption of fixed manufacturing costs in our Engine Business as a result of declining sales volume. In addition, gross margin was also impacted by changes in sales mix partially offset by our cost reduction efforts and lower product coverage costs,
3.4 percent in 2001 compared to 4.1 percent in 2000.

SELLING AND ADMINISTRATIVE EXPENSES

    Total selling and administrative expenses were $208 million, or 13 percent of net sales, in the third quarter 2003 compared to $189 million, or 12 percent of net sales, in the third quarter 2002. Approximately $11 million of the increase was related to selling expenses and $8 million was related to administrative expenses. The increase in selling expenses is primarily attributable to funding of growth initiatives in our filtration business
($4 million), increased compensation expense from incremental sales staffing ($2 million), the impact of unfavorable exchange rate differences ($4 million), increased pension expense ($6 million) and other volume variable items that individually are not material. The increase in administrative expenses resulted from increased software amortization ($2 million), legal settlements
($1 million) and other items that individually are not material.

    Selling and administrative expenses during the first nine months of 2003 were $603 million, or 13 percent of sales, compared to $564 million, or 13 percent of sales, in the first nine months of 2002. The majority of the increase is attributable to a number of factors, including funding of growth initiatives, primarily in the filtration business ($8 million), the impact of changes in exchange rates ($8 million), increased audit fees ($7 million), increased pension expense ($11 million) and other items.

    Selling and administrative expenses were $736 million in 2002, an increase of $15 million, or 2 percent, compared to spending levels a year ago. The increase in selling and administrative expenses year-over-year is primarily a result of volume variable expenditures, funding of focused growth initiatives and higher variable compensation expense due to improved earnings, partially offset by cost reduction actions.

    Selling and administrative expenses in 2001 were $721 million, down
$52 million or 7 percent compared to 2000 expenses. A majority of the decrease resulted from our cost reduction efforts, including benefits of restructuring actions and lower spending across all of our business segments.

RESEARCH AND ENGINEERING EXPENSES

    Total research and engineering expenses were $51 million, or 3 percent of net sales, in the third quarter 2003 compared to $53 million, or 3 percent of net sales, last year. Most of the decrease is a result of completing a majority of the development work on our new emission compliant heavy-duty engines in 2002 and reduced spending on new midrange products introduced last year.

    Research and engineering expenses during the first nine months of 2003 were $148 million, or 3 percent of sales, compared to $164 million, or 4 percent of net sales, in the first nine months of 2002. A majority of the decrease is attributable to completion of development work on our 2002 emissions compliant products and reduced spending associated with funding pre-production research on engines produced by our European Engine Alliance (EEA) joint venture.

    Research and engineering expenses in 2002 were $201 million, a decrease of $19 million or 9 percent, compared to 2001 expenses. Overall, research and engineering expenses were lower due to cancellation of a major engine development program in the second quarter of 2001 and other cost reduction actions, partially offset by higher engineering costs related to the development of our 2002 emissions products.

    Research and engineering expenses in 2001 were $220 million, down
$26 million, or 11 percent, compared to 2000. The decline is primarily a result of on-going cost reduction efforts and the discontinuance of a new engine development program.

INCOME FROM JOINT VENTURES AND ALLIANCES

    Our earnings from joint ventures and alliances were $20 million in the third quarter 2003, compared to $9 million a year ago. On a year-to-date basis earnings from joint ventures and alliances were $44 million in the first nine months of 2003, compared to $16 million in the first nine months of 2002, or a $28 million improvement. The increase in quarter-over-quarter and year-over-year results from improved earnings at most of our joint ventures, primarily domestic distributorships and a significant increase from our recently expanded joint venture in China, Dongfeng Cummins Engine Co. Ltd., a supplier to China's second largest truck manufacturer.

    Our income from joint ventures and alliances was $22 million in 2002, compared to $10 million of income in 2001. The increase is primarily attributable to improved earnings across most of our joint ventures, particularly our joint ventures with China National Heavy-duty Truck Corporation in Chongqing, which manufactures heavy-duty and high-horsepower diesel engines and Dongfeng Motors, which manufactures our B and C Series midrange engines. Earnings at our partially owned distributor locations in North America and our new marine joint venture, Cummins Mercruiser, also contributed to the increase in 2002.

    Earnings from joint ventures and alliances were $10 million in 2001 compared to $7 million in 2000. The increase in income is attributable to improved earnings from our joint ventures in China offset by lower earnings from our joint venture with Komatsu.

RESTRUCTURING ACTIONS

    We have continued a restructuring program initiated in 1998 to improve our cost structure. During 2002, we recorded a net $8 million credit related to restructuring actions comprised of a net $2 million charge in the second quarter and a reversal of $10 million of excess restructuring accruals in the fourth quarter. The second quarter charge of $2 million was comprised of a $16 million charge for restructuring actions taken that quarter reduced by $14 million of reversals. The second and fourth quarter reversals included 2001 and 2000 restructuring actions that were realigned or cancelled and the fourth quarter reversal included $3 million from a charge originally recorded in 2000 and a $1 million reversal of the 2002 accrual.

    During 2001 and 2000, we recorded restructuring charges of $126 million and $154 million, respectively, that were directly related to the downturn in the North American heavy-duty truck market and several other end-markets. These actions were necessary to achieve lower production costs, improve operating efficiencies, and enhance management effectiveness under difficult economic conditions. The charges included staffing reorganizations and reductions in various business segments, asset impairment write-downs for manufacturing equipment, facility closure and consolidation costs, cancellation of a new engine development program and other exit costs related to small business operations.

    Note 7 of the audited consolidated financial statements for the years ended 2002, 2001 and 2000 included elsewhere in this prospectus (the "Consolidated Financial Statements") includes schedules that present by major cost component and by year of expense, activities related to restructuring actions for the years 2000 through 2002, including adjustments to the original charges. As of December 31, 2002, all activities associated with our 2001 and 2000 restructuring actions are completed. A discussion of our restructuring actions during this period follows:

2002 RESTRUCTURING ACTIONS

    In the second quarter 2002, we announced further restructuring actions precipitated by weak market conditions, related primarily to our Engine and Power Generation Businesses and recorded additional restructuring charges of $16 million. The charges included $11 million attributable to workforce reduction actions, $3 million for asset impairments and $2 million related to facility closures and consolidations. Of this charge, $5 million was associated with our Engine Business, $4 million with Power Generation, $3 million with Filtration and Other and $4 million with the International Distributor Business.

    The charges included severance costs and related benefits of terminating approximately 220 salaried and 350 hourly employees and were based on amounts pursuant to established benefit programs or statutory requirements of the affected operations. These actions reflect overall reductions in staffing levels due to closing operations and moving production to available capacity. As of December 31, 2002 approximately 200 salaried and 350 hourly employees had been separated or terminated under this plan. The asset impairment charge relates to equipment available for disposal. The carrying value of the equipment and the effect of suspending depreciation on the equipment were not significant. In the fourth quarter 2002, the number and mix of employees that were terminated under this plan differed from our original estimate. As a result, we reversed approximately $1 million of severance costs and related benefits to income.

    During 2002, we paid approximately $10 million in liabilities related to this action. As of December 31, 2002, $2 million remained in accrued liabilities for this plan. The majority of this restructuring action was completed by the end of the first quarter 2003 and we expect to complete the remainder by the end of 2003.

    This action is expected to generate approximately $13 million in annual savings. For the year ended December 31, 2002, approximately $6 million in savings was recognized in cost of goods sold.

2001 RESTRUCTURING ACTIONS

    In the first half of 2001, primarily as a result of the continuing downturn in the North American heavy-duty truck market and several other end-markets, we announced further restructuring actions and recorded restructuring charges of $128 million, most of which was recorded in the second quarter. The charges included $18 million attributable to workforce reduction actions, $68 million for asset impairment and $42 million related to cancellation of capital and tooling equipment purchase commitments. In addition we recorded other charges of $1 million attributed to the divestiture of a small business operation. These charges were reduced by a $3 million reversal of excess 2000 restructuring accruals. Of the net $126 million charge, $113 million was associated with the Engine Business, $8 million with the Power Generation Business, $4 million with the Filtration and Other Business and
$1 million with the International Distributor Business.

    The workforce reduction actions included overall reductions in staffing levels and the impact of divesting a small business operation. The charges included severance costs and related benefits of terminating approximately 500 salaried and 350 hourly employees and were based on amounts pursuant to established benefit programs or statutory requirements of the affected operations. All employees affected by this workforce reduction plan and the subsequent fourth quarter 2001 realignment plan were terminated by the end of the fourth quarter of 2002.

    The asset impairment charge and the charges for cancelled purchased commitments were for equipment, tooling and related investment supporting a new engine development program that was cancelled in the second quarter of 2001. For assets that will continue to be used, the amount of the impairment was determined based on the difference between the carrying value of the assets and their fair value based on discounted future cash flows. For assets to be sold or disposed, the amount of impairment represents the difference between the carrying value and the expected salvage value of the equipment less costs to dispose (this was the primary method used on the assets associated with the cancelled engine program). The charges included the investment in manufacturing equipment previously capitalized and cancellation charges for capital and tooling purchase commitments. The charge was reduced by the estimated salvage value related to the planned equipment disposals. During 2002, we recovered
$9 million of salvage proceeds on planned equipment disposals. In addition, we reversed $6 million against the original restructuring charge related to settling our equipment commitments for less than our original estimates. In the fourth quarter 2002, we transferred $3 million of previously impaired manufacturing equipment to a U.S. plant as a result of consolidating our ISX assembly and realigned our workforce reduction plan. These actions resulted in the reversal of an additional $12 million in excess charges related to this plan.

    During 2002, we paid approximately $9 million related to liabilities under this plan. As of December 31, 2002 approximately 511 salaried and 540 hourly employees have been separated or terminated under the workforce reduction actions of this plan. We have completed this restructuring action as of December 31, 2002.

    For the year ending December 31, 2002, we recognized approximately
$24 million in savings under this plan comprised of $14 million in cost of goods sold, $7 million in selling and administrative expenses and $3 million in research and engineering expenses.

2000 RESTRUCTURING ACTIONS

    During the fourth quarter of 2000, we announced restructuring plans primarily in response to the downturn in the North American heavy-duty truck market and several other end-markets where our shipments had declined
35 percent from 1999 and recorded a $138 million restructuring charge. The charges included workforce reduction costs of $39 million, $88 million for asset impairments (including $30 million for internally developed software) and $11 million associated with exit costs to close or consolidate a number of small business operations. In addition, we recorded $13 million of other charges related to asset impairments not associated with the restructuring actions
($10 million for investments and $3 million for intangibles). In addition to the 2000 restructuring charge, we recorded a net $3 million charge related to prior years restructuring actions. Of these amounts, $125 million was associated with our Engine Business, $18 million with our Power Generation Business and
$11 million with our Filtration and Other Business.

    The workforce reduction actions included overall reductions in staffing levels and the impact of divesting a small business operation. The charges included severance and benefit costs of terminating approximately 500 salaried and 630 hourly employees and were based on amounts pursuant to established benefit programs or statutory requirements of the affected operations. In the fourth quarter 2001, we realigned our workforce reduction plan and reallocated $2 million of excess liabilities for termination benefits to workforce reduction actions committed to during that quarter. All employees affected by this workforce reduction plan were separated or terminated by June 30, 2002 and all remaining severance costs and related benefits under this action were paid by December 31, 2002. Approximately 560 salaried and 380 hourly employees were affected by the workforce reduction actions of this plan.

    The asset impairment charge of $88 million was calculated in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". For assets that will continue to be used, the amount of the impairment was determined based on the difference between the carrying value of the assets and their fair value based on discounted future cash flows. For assets to be sold or disposed, the amount of impairment represents the difference between the carrying value and the expected salvage value of the equipment less costs to dispose. Approximately $30 million of the charge consisted of capitalized software-in-process related to manufacturing, financial and administrative information technology programs that were cancelled during program development and prior to implementation. The remaining $58 million included $38 million for engine assembly and fuel system manufacturing equipment to be disposed of upon closure or consolidation of production operations. The equipment was expected to continue in use and be depreciated for approximately two years from the date of the charge until closure or consolidation. The expected recovery value of the equipment was based on estimated salvage value and was excluded from the impairment charge. The charge also included
$11 million for equipment available for disposal, $6 million for properties available for disposal, and $3 million for intangibles. The carrying value of assets held for disposal and the effect of suspending depreciation on these assets was not significant.

    In the second quarter 2002, we cancelled plans to close a filtration manufacturing plant ($1 million), transferred $2 million of previously impaired power generation equipment slated for disposal to a foreign operation, realigned our workforce reduction plan ($1 million) and settled legal claims from a previous disposal action for less than originally estimated ($2 million). These actions resulted in a reversal of $6 million in excess charges related to this plan. In the fourth quarter of 2002, we moved our ISX assembly to another U.S. plant which reduced the need for a previous accrual. As a result of this action, asset removal costs previously provided for at the two production facilities were no longer needed and $2 million in excess charges related to this plan were reversed.

    During 2002, we paid approximately $12 million related to liabilities under this plan. As of December 31, 2002, all activities associated with this restructuring plan are completed.

    For the year ending December 31, 2002, we recognized approximately
$60 million in savings under this plan comprised of $46 million in cost of goods sold, $12 million in selling, general and administrative expenses and $2 million in research and engineering expenses.

INTEREST EXPENSE

    Interest expense was $25 million in the third quarter of 2003 compared to $15 million in the third quarter last year. For the first nine months of 2003, interest expense was $65 million compared to $44 million a year ago. The increase in quarter-over-quarter and year-over-year interest expense reflects the higher costs of borrowed funds, specifically the issuance of our 9.5% Senior Notes in November 2002 and higher borrowing levels. In addition, $5 million of third quarter dividends on our preferred securities are classified as interest expense, effective July 1, 2003, in accordance with a new accounting standard issued by the Financial Accounting Standards Board (see "Recently Adopted Accounting Pronouncements").

    Cash payments of interest for the first nine months of 2003 and 2002 are disclosed in the consolidated statements of cash flows (for the nine months ended September 28, 2003 and September 29, 2002).

    Interest expense was $61 million in 2002 compared to $77 million in 2001, a decrease of $16 million. Lower borrowings as a result of our preferred securities issuance in 2001 and lower interest rates accounted for a majority of the decrease. Interest expense in 2001 was $10 million lower than 2000, primarily from the issuance of the preferred securities in July 2001 and reduced debt levels. Cash payments of interest for 2002, 2001 and 2000 were $52 million, $80 million and $88 million, respectively and are disclosed separately in the consolidated statements of cash flows for the fiscal years ended 2002, 2001 and 2000, (the "Consolidated Statements of Cash Flows").

LOSS ON EARLY RETIREMENT OF DEBT

    In November 2002 we elected to repay all of the outstanding 5.61% notes due 2010 issued by our Employee Stock Ownership Plan (ESOP) trust. The election to redeem the notes early was a result of a covenant conflict with our new revolving credit facility that we entered into in November. The aggregate redemption price for the notes was approximately $51 million, plus redemption premiums of $8 million and accrued interest of approximately $1 million. The
$8 million redemption premium is classified in our consolidated statements of earnings for the years ended 2002, 2001 and 2000 (the "Consolidated Statements of Earnings") as "Loss on early retirement of debt."

OTHER INCOME AND EXPENSE

    Other income was $7 million in the third quarter 2003 compared to $3 million of income in the third quarter of 2002, or a $4 million increase. On a year-to-date basis, other income was $17 million compared to $10 million a year ago. The major components of other income and expense, classified as either operating or non-operating, are disclosed in Note 4 of the consolidated financial statements (for the periods ended September 28, 2003 and September 29, 2002) included elsewhere in this prospectus.

    Other income and expense was a net $9 million of income in 2002 compared to net expense of $0 million in 2001. A majority of the increase is a result of the discontinuance of goodwill amortization in accordance with a newly adopted accounting standard (see Note 6 to Notes to Consolidated Financial Statements). Other income and expense in 2000 was a net $6 million expense compared to net expense of $0 million in 2001. Other income and expense includes several transactions comprising foreign currency exchange, interest income, royalty income and other miscellaneous items. The major components of other income and expense are segregated between operating items and non-operating items and are disclosed in note 15 of our Consolidated Financial Statements.

PROVISION FOR INCOME TAXES

    We recorded an income tax provision of $9 million in the third quarter of 2003 compared to a $16 million tax provision recorded in the third quarter of 2002. Our income tax provision for the first nine months of 2003 was $5 million compared to $15 million in the first nine months of 2002. The third quarter and first nine months of 2003 and 2002 income tax provision reflect an estimated annual effective tax rate of 25 percent of earnings before income taxes after deducting dividends on our preferred securities.

    Our income tax provision in 2002 was a benefit of $38 million, including a one-time favorable tax adjustment credit of $57 million related to the settlement during 2002 of the U.S. Internal Revenue Service income tax audits for the tax years 1994 through 1999. In addition, our effective income tax rate on operations in all years 2002 through 2000 was less than the 35 percent U.S. corporate income tax rate because of reduced taxes on export sales, research tax credits and (in 2002 and 2001) dividends on preferred securities, which are deductible as interest expense for federal tax purposes. The 2002 effective tax rates were 34 percent for restructuring credits and 35 percent for early retirement of debt charges. The effective tax rate on restructuring charges in 2001 was 33 percent and in 2000 was

35 percent. Note 12 of the Consolidated Financial Statements includes a more complete disclosure of our income taxes. The amount of income taxes paid in 2002 and 2001 was $30 million and $20 million, respectively, and is disclosed in our Consolidated Statements of Cash Flows.

MINORITY INTEREST

    Our minority interest from consolidated operations was $3 million in the third quarter of 2003, unchanged from the $3 million in the third quarter of 2002. For the first nine months, earnings from minority interest were $9 million compared to $11 million in the first nine months of 2002. The decrease in minority interest is primarily from lower earnings at Wuxi Holset, a 55 percent owned-subsidiary and Cummins India Limited, a 51 percent owned-subsidiary.

    Minority interest in income of our consolidated operations was $16 million in 2002 compared to $15 million in 2001 and $14 million in 2000. The increase over 2001 and 2000 is primarily from higher earnings due minority partners as a result of improved earnings in the operating results of Cummins India Limited and Wuxi Holset Ltd.

DIVIDENDS ON PREFERRED SECURITIES

    Dividends on our preferred securities were $5 million in the third quarter of 2002 and have been prospectively classified as interest expense, effective July 1, 2003, in accordance with a new accounting standard issued by the Financial Accounting Standards Board (see "Recently Adopted Accounting Pronouncements"). Accordingly, for the first nine months of 2003, dividends on our preferred securities were $11 million compared to $16 million for the first nine months of 2002. A description of the securities is provided in Note 9 "Convertible Preferred Securities of Subsidiary Trust" of our audited financial statements included elsewhere in this prospectus.

    Dividends on our preferred securities were $21 million in 2002 compared to $11 million in 2001. Our preferred securities were issued in June 2001 and results for that year include dividend payments for the last two quarters while 2002 results include a full year of dividend payments.

    Dividends on our preferred securities were $5 million in the second quarter of 2003 and 2002 and $11 million for the first half of 2003 and 2002.

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

    During the fourth quarter of 2002, we changed the measurement date for measuring our return on pension plan investments and our minimum liability for pension obligations from September 30 to November 30. This change in measurement date aligns more closely with the date of our financial statements and we believe provides a more current measurement of plan assets and obligations than previously presented. The impact of this change is reported in our Consolidated Statements of Earnings as a change in accounting principle. The cumulative after-tax effect of the change was a $3 million credit, or $0.07 per share, recorded as of January 1, 2002. The effect of this accounting change on 2002 net earnings was not significant.

NET EARNINGS

    Net earnings for the year ending 2002 were $82 million, or $2.13 per share, compared to a net loss of $103 million or ($2.70) per share in 2001 and net earnings of $14 million, or $0.35 per share in 2000. Net earnings for 2002 included a pre-tax credit of $8 million for excess restructuring accruals, an $8 million pre-tax loss on early retirement of debt, and a $3 million net-of-tax credit for the cumulative effect of a change in accounting for pensions. Also reflected in 2002 net earnings is a one-time $57 million favorable tax adjustment related to settlement of U.S. Internal Revenue Service income tax audits for the years 1994 through 1999. In comparison, our 2001 loss of $103 million included a net after tax charge of $84 million related to restructuring actions and our 2000 net earnings of $14 million included a net after tax charge of $100 million for restructuring actions.

BUSINESS SEGMENT RESULTS

ENGINE BUSINESS

    The revenues and operating income for the Engine Business segment for the third quarter and nine-month interim periods were as follows:

                                                     THIRD QUARTER                  NINE MONTHS
                                              ---------------------------   ---------------------------
                                              SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
                                                  2003           2002           2003           2002
                                              ------------   ------------   ------------   ------------
                                                                    (IN MILLIONS)
Net sales...................................      $942          $1,033         $2,647         $2,659
Segment EBIT................................      $ 36          $   51         $   38         $   50
                                                  ====          ======         ======         ======

    The Engine Business shipped 82,100 engines in the third quarter 2003, a decrease of 8,500 units, or 9 percent, compared to engines shipped in the third quarter of 2002. Most of the sales variance between periods was a result of accelerated purchases of heavy-duty engines in the third quarter of 2002 in response to the October 1, 2002 new emissions standards. Shipments of heavy-duty engines declined 9,800 units, or 45 percent while shipments of midrange engines increased 2 percent and shipments of high-horsepower engines were flat compared to third quarter 2002. Total engine shipments to automotive related markets were 64,000 in the current quarter compared to 73,500 units a year ago, or a decline of 13 percent. Engine shipments to the off-highway industrial markets were 18,000 units in the third quarter of 2003, up 5 percent compared to shipments a year ago.

    On a comparative year-to-date basis, unit shipments for the Engine Business were down 2,600 units, or slightly more than 1 percent, with shipments to automotive related markets nearly flat, and shipments to industrial markets were down 2,700 units, or 5 percent.

    The revenues and operating income for the Engine Business segment for the three years ended December 31, 2002, were as follows:

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Net sales...................................................   $3,435     $3,121     $4,050
Earnings (loss) before interest, income taxes and
  restructuring and other charges (credits).................       37        (95)        34
Restructuring and other charges (credits)...................      (12)       113        125
                                                               ------     ------     ------
Earnings (loss) before interest and income taxes............   $   49     $ (208)    $  (91)
                                                               ======     ======     ======

    Total net sales for our Engine Business were $3.44 billion in 2002 compared to $3.12 billion in 2001, an increase of $314 million, or 10 percent, primarily due to strong sales of our Dodge Ram truck engine and an upturn in heavy-duty OEM engine shipments prior to the October 1 new emissions standards. Net sales in 2001 were down $929 million, or 23 percent, when compared to net sales in 2000, due primarily to the downturn experienced in the North American trucking industry characterized by high inventory levels of new and used trucks.

    A summary of unit shipments for the Engine Business by engine classification is shown in the table below:

                                                     THIRD QUARTER                  NINE MONTHS
                                              ---------------------------   ---------------------------
                                              SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
UNIT SHIPMENTS                                    2003           2002           2003           2002
--------------                                ------------   ------------   ------------   ------------
Mid-range...................................     69,400         68,100         198,900        189,200
Heavy-duty..................................     11,800         21,600          33,100         45,400
High-horsepower.............................        900            900           2,600          2,600
                                                 ------         ------         -------        -------
                                                 82,100         90,600         234,600        237,200
                                                 ======         ======         =======        =======

    The Engine Business shipped 308,200 units in 2002, an increase of 24,000 units, or 8 percent, compared to 284,200 units shipped in 2001. Engine unit shipments were down 108,500 units in 2001, or

28 percent lower than unit shipments in 2000. A summary unit shipments for the Engine Business by engine category follows:

UNIT SHIPMENTS                                                  2002       2001       2000
--------------                                                --------   --------   --------
Mid-Range...................................................  251,100    231,900    302,400
Heavy-Duty..................................................   53,600     48,200     86,300
High-Horsepower.............................................    3,500      4,100      4,000
                                                              -------    -------    -------
                                                              308,200    284,200    392,700
                                                              =======    =======    =======

    A summary and discussion of net sales for the Engine Business by market application follows:

                                                     THIRD QUARTER                  NINE MONTHS
                                              ---------------------------   ---------------------------
                                              SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
                                                  2003           2002           2003           2002
                                              ------------   ------------   ------------   ------------
                                                                    (IN MILLIONS)
Heavy-duty Truck............................      $278          $  378         $  780         $  862
Medium-duty Truck and Bus...................       140             191            403            486
Light-duty Automotive.......................       264             236            714            572
Industrial..................................       193             171            561            559
High-horsepower Industrial..................        67              57            189            180
                                                  ----          ------         ------         ------
                                                  $942          $1,033         $2,647         $2,659
                                                  ====          ======         ======         ======

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Heavy-Duty Truck............................................   $1,069     $  940     $1,444
Medium-Duty Truck and Bus...................................      599        577        662
Light-Duty Automotive.......................................      781        576        830
Industrial..................................................      743        748        873
High-Horsepower Industrial..................................      243        280        241
                                                               ------     ------     ------
                                                               $3,435     $3,121     $4,050
                                                               ======     ======     ======

HEAVY-DUTY TRUCK

    Sales to the heavy-duty truck market were $278 million in the third quarter of 2003, down $100 million, or 26 percent, compared to a year ago. Unit shipments were 9,500 in the third quarter 2003 compared to 18,500 units a year ago, a decrease of 9,000 units, or 49 percent. Sales to the heavy-duty truck market during the first nine months of 2003 were down $82 million compared to 2002, or 10 percent, while unit shipments declined 31 percent compared to the prior year. The higher sales and volumes in the third quarter 2002 are attributable to accelerated pre-buy activity as a result of the October 1, 2002 emissions standards change. Unit shipments to the North American heavy-duty truck market continue to be adversely impacted by the change in the emissions standards, while unit shipments of heavy-duty truck engines to international markets increased 9 percent in the third quarter of 2003 compared to a year ago.

    Sales to the heavy-duty truck market were $1.07 billion in 2002, up
$129 million, or 14 percent, compared to sales in 2001. The increase primarily reflects an upturn in North American OEM engine shipments in response to accelerated purchases prior to the October 1, 2002 effective date of the new EPA emissions standards. Unit shipments of our heavy-duty truck engines in 2002 were 43,400 units compared to 37,900 units in 2001, an increase of 15 percent year-over-year. Sales to the heavy-duty international truck market were relatively flat compared to 2001. Shipments of our heavy-duty ISX truck engine more than doubled compared to the prior year. Sales of heavy-duty truck engines in 2001 were 35 percent lower than 2000 reflecting the downturn in the North American trucking industry.

MEDIUM-DUTY TRUCK AND BUS

    Medium-duty truck and bus revenues in the third quarter 2003 were down
$51 million, or 27 percent below sales levels a year ago. Revenues for the medium-duty truck market decreased 5 percent compared to the prior year's quarter while unit shipments declined 14 percent. Unit shipments to the North American medium-duty truck market were down 50 percent compared to a year ago, while shipments of medium-duty engines to international markets increased
15 percent, primarily to OEMs in Latin America. Revenues from sales of bus engines declined 70 percent compared to third quarter 2002 with most of the decline a result of lower demand from North American OEMs due to the emissions change and lower market share. Shipments to international bus markets were down 1 percent compared to the third quarter of 2002.

    Medium-duty truck and bus revenues during the first nine months of 2003 were down $83 million, or 17 percent, with shipments to the North American market down 63 percent while shipments to international markets increased 8 percent. On a year-to-date basis, sales of medium-duty bus engines were down 52 percent, mostly to North American OEMs as a result of the emissions change and lower market share.

    Medium-duty truck and bus revenues increased $22 million in 2002, or 4 percent, above sales levels a year ago reflecting a slight increase in demand as a result of the October 1, 2002 emissions standards. Unit shipments to the North American medium-duty truck market were down 24 percent compared to a year ago. Medium-duty shipments to international markets increased 10 percent, primarily in Asia. Bus engine sales declined 8 percent globally while total unit shipments were down 11 percent, primarily to international customers as shipments to North American OEMs declined 3 percent compared to 2001.

    Sales to the medium-duty truck and bus market in 2001 were $85 million lower, or 13 percent below 2000 sales, primarily reflecting lower demand due to deteriorating market conditions in the North American truck industry.

LIGHT-DUTY AUTOMOTIVE

    Revenues from the light-duty automotive market increased $28 million, or 12 percent, compared to third quarter 2002 revenues. Total unit shipments were up 19 percent compared to the prior year with most of the increase attributable to strong demand from DaimlerChrysler partially offset by a reduction in unit shipments to the recreational vehicle market. Total shipments to DaimlerChrysler for the Dodge Ram truck were 34,400 in the third quarter 2003, an increase of 7,600 units, or 28 percent higher than a year ago primarily from the strong market acceptance of the new Dodge Ram pickup model. For the first nine months of 2003, we shipped 97,400 engines to DaimlerChrysler, up 28,300 units, or 41 percent, compared to 69,100 engines shipped a year ago. Engine sales to the recreational vehicle market were down 26 percent in the third quarter 2003 compared to the prior year and shipments were also down 26 percent from a year ago due to the emissions standards change. Year-to-date sales to the recreational vehicle market are off 27 percent compared to 2002. While some recovery is evident in this industry and our market share has increased primarily from favorable product acceptance, the change to the new emissions standards has adversely impacted sales.

    Revenues from our light-duty automotive market increased $205 million in 2002, or 36 percent, compared to 2001 revenues. Total unit shipments were up
27 percent compared to the prior year, with the increase evenly distributed between shipments to DaimlerChrysler and shipments to OEMs in the North American RV market. Shipments of our ISB engine to DaimlerChrysler for the Dodge Ram truck were 99,900 units in 2002, an increase of 23,700 units, or 31 percent higher than a year ago, primarily driven by the introduction of the new Dodge Ram truck model. Unit shipments to the recreational vehicle market were up
38 percent year-over-year from previously weak demand levels, reflecting some recovery in consumer markets and growth in the diesel-powered segment of this market.

    Sales to the light-duty automotive market in 2001 decreased $254 million, or 31 percent, compared to 2000 sales. Shipments to DaimlerChrysler were off
36 percent and were impacted by production constraints preceding the 2002 model year changeover. Engine sales to the recreational vehicle market were down
7 percent compared to 2000 reflecting lower demand.

INDUSTRIAL

    Sales to the construction, marine and agriculture markets in the third quarter 2003 were up $22 million, or 13 percent, compared to the third quarter 2002 and were flat on a year-to-date basis. Worldwide shipments in the construction equipment market increased 8 percent compared to the third quarter of 2002 with unit shipments to North America relatively flat, up 1 percent, and shipments to international markets up 12 percent, primarily to OEMs in Asia. For the first nine months of 2003, worldwide shipments to the construction market were down 3 percent, with shipments to North American OEMs down 15 percent and shipments to international markets up 7 percent, primarily in Asia partially offset by lower shipments to European OEMs. Overall demand in the construction equipment market remains weak as capital spending levels have declined due to slow economic growth.

    Shipments to the marine markets decreased 9 percent compared to third quarter 2002, and are down 18 percent year-to-date. The decline in year-to-date marine business is primarily attributable to the formation of the Cummins Mercruiser joint venture in March 2002 with Mercury Marine, a division of Brunswick Corporation, which builds recreational marine vessels. Engine sales for the recreational marine market are now recorded by the joint venture. Shipments to the agricultural equipment market increased 24 percent from third quarter of 2002, and are up 3 percent for the first nine months of the year. Unit shipments to the North American market are down 24 percent during the quarter while shipments to international markets increased 86 percent, with strong demand from OEMs in Latin America.

    Total industrial sales to the construction, marine and agricultural markets were down $5 million in 2002, or relatively flat compared to 2001. Sales to the construction segment of this market were down slightly year-over-year with unit shipments to North America and international OEM's down 8 percent and 7 percent, respectively. Engine sales to the agricultural equipment market were up 16 percent compared to 2001, primarily due to international OEM's in Latin America. Sales to the North American market increased 7 percent. In the marine market, sales were down 6 percent compared to the prior year, partially as a result of our new joint venture with Brunswick Corporation, Cummins Mercruiser. Sales of engines for recreational marine applications are now recorded by the joint venture.

    Industrial engine sales in 2001 were down 14 percent compared to 2000, with a majority of the decline in the construction market where sales were down
18 percent as OEM's adjusted to lower market conditions.

HIGH-HORSEPOWER INDUSTRIAL

    Total sales of high-horsepower industrial engines were $67 million in the third quarter 2003 compared to $57 million a year ago, an increase of $10 million, or 18 percent. For the first nine months of 2003, revenues from sales of high-horsepower industrial engines are up slightly increasing
5 percent. Sales to the high-horsepower mining market were up 20 percent in third quarter 2003 and 13 percent for the first nine months of 2003 with shipments increasing to both domestic and international regions despite a continued soft market from lower commodity prices. High-horsepower engine sales to the rail sector in the third quarter, which are primarily international sales, were down 10 percent for the quarter and 50 percent year-to-date while high-horsepower sales to government markets, primarily engines for military applications, were up 50 percent compared to third quarter 2002, and up
69 percent for the first nine months of 2003, with increased sales to both North American and international markets.

    Sales of our V, K and Q series high-horsepower industrial engines in 2002 were down $37 million or 13 percent compared to the prior year. Unit shipments to the North American mining market declined 46 percent while shipments to international OEMs in the mining markets declined 11 percent compared to 2001. Shipments of high-horsepower engines to the rail sector, which is primarily international business, were down 22 percent from the prior year. Shipments of our high-horsepower engines to government markets, primarily V series military applications, were up 28 percent with the majority of the increase in North America.

    High-horsepower industrial engine sales in 2001 were up 16 percent compared to 2000, primarily driven by market share gains in the mining segment and increased sales to the rail car market as a result of large orders in Europe and Asia.

EARNINGS FROM OPERATIONS

    Operating earnings before interest and taxes for the Engine Business in the third quarter and first nine months of 2003 were $36 million and $38 million, respectively, compared to operating earnings in the third quarter and first nine months of 2002 of $51 million and $50 million, respectively. The decrease in operating earnings for the third quarter and first nine months resulted from lower heavy-duty engine volumes and higher costs associated with the launch of our new emissions compliant products, both of which adversely affected operating results and slightly higher selling and administrative expenses (up
$4 million), partially offset by lower product coverage costs, research and development expenses (down $2 million) and improved earnings at our joint ventures (up $11 million).

    Earnings before interest, taxes and restructuring actions increased from a loss of $95 million in 2001 to earnings of $37 million in 2002, an improvement of $132 million. The improvement is primarily a result of higher engine volumes and the accompanying benefit of fixed cost absorption at our manufacturing plants and our continued focus on cost reduction. The $95 million loss before interest, taxes and restructuring actions in 2001 was $129 million worse on a comparable basis than 2000 results, primarily from lower volumes due to the downturn in the North American truck industry. Over the last two years, the Engine Business has lowered its break-even results through restructuring actions and cost-reduction efforts to better align its production costs with expected industry demand levels.

CONSOLIDATION OF HEAVY-DUTY ASSEMBLY

    As part of our continuing effort to reduce our production costs, we announced plans in the fourth quarter of 2002 to consolidate our heavy-duty engine assembly and test operations at our Jamestown, New York plant. Approximately 200 employees in the heavy-duty engine business were eliminated as a result of consolidating assembly and test operations at our Columbus, Indiana engine plant into existing assembly operations at our Jamestown plant. The consolidation was completed during the first quarter of 2003. None of the costs associated with the consolidation were recorded as restructuring charges.

POWER GENERATION BUSINESS

    The revenues and operating income for the Power Generation Business segment for the third quarter and nine-month interim periods were as follows:

                                                      THIRD QUARTER                    NINE MONTHS
                                              -----------------------------   -----------------------------
                                              SEPTEMBER 28    SEPTEMBER 29    SEPTEMBER 28    SEPTEMBER 28
                                                  2003            2002            2003            2002
                                              -------------   -------------   -------------   -------------
                                                                      (IN MILLIONS)
Net sales...................................      $363            $315            $937            $902
Segment EBIT................................      $ --            $  3            $(29)           $(14)
                                                  ====            ====            ====            ====

    Sales in our Power Generation Business were $363 million in the third quarter 2003, up $48 million, or 15 percent, compared to third quarter sales a year ago. For the first nine months of 2003, Power Generation sales were up
$35 million, or 4 percent, as weak demand continues in the commercial generator set business.

    A summary of unit shipments for the Power Generation business by engine classification follows:

                                                     THIRD QUARTER                  NINE MONTHS
                                              ---------------------------   ---------------------------
UNIT SHIPMENTS                                SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
--------------                                ------------   ------------   ------------   ------------
                                                  2003           2002           2003           2002
                                              ------------   ------------   ------------   ------------
Mid-range...................................      4,400          3,700         11,000         10,100
Heavy-duty..................................      1,400          1,100          3,600          3,200
High-horsepower.............................      1,500          1,300          3,700          3,800
                                                  -----          -----         ------         ------
                                                  7,300          6,100         18,300         17,100
                                                  =====          =====         ======         ======

    Total engine shipments for generator drive assemblies were 64 percent of total engine shipments in the third quarter 2003, compared to 57 percent a year ago. Third quarter and year-to-date revenues of generator drive units were $65 million and $161 million, respectively, up 38 percent and 21 percent, respectively as a result of increased volumes. Shipments of generator drive units were up 33 percent compared to third quarter 2002 and were up 14 percent for the first nine months of 2003. The increase in shipments was across most geographic regions with strong demand in Europe, Mid-East and North America. Shipments of generator drive units powered by midrange engines were up
34 percent compared to third quarter a year ago, and were up 17 percent on a year-to-date basis. Unit shipments of generator drives with heavy-duty engines were up 58 percent in the third quarter compared to a year ago and were up
15 percent for the year. Shipments of high-horsepower generator drive units increased 11 percent quarter-over-quarter and were up 4 percent year-over-year.

    Total shipments of generator sets were flat compared to the prior year's quarter as midrange units increased 6 percent, heavy-duty units were down
5 percent and high-horsepower units decreased 12 percent with shipments to North America down 5 percent and international shipments up 6 percent. For the first nine months of 2003, shipments of generator sets were down 4 percent with shipments of high-horsepower units with typically higher margins down
20 percent. Total revenues from generator sets were up 7 percent compared to third quarter 2002 and were down 6 percent year-over-year, primarily from the decline in high-horsepower unit sales. Shipments of generator sets in North America were down 8 percent during the quarter and 3 percent for the first nine months of 2003, while international shipments were up 6 percent during the quarter, primarily to the Mid-East and Latin America and down 7 percent for the first nine months.

    Sales of alternators, representing 12 percent of third quarter net sales for the Power Generation Business, increased 48 percent compared to third quarter 2002 and were up 24 percent for the first nine months of 2003 reflecting strong demand from manufacturers of power generation equipment. Generator set sales to the consumer mobile/RV market, representing 19 percent of third quarter net sales, were up 10 percent during the quarter and 5 percent in the first nine months of 2003 also reflecting increased demand.

    The revenue and operating income for the Power Generation Business segment for the three years ended December 31, 2002 were as follows:

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Net sales...................................................   $1,226     $1,422     $1,395
Earnings (loss) before interest, income taxes and
  restructuring and other charges (credits).................      (25)        82         95
Restructuring and other charges.............................       --          8         18
                                                               ------     ------     ------
Earnings (loss) before interest and income taxes............   $  (25)    $   74     $   77
                                                               ======     ======     ======

    Sales in our Power Generation Business were $1.23 billion in 2002, down
$196 million or 14 percent, compared to 2001. A majority of the sales decline is a result of lower generator set sales, down 26 percent and lower generator drive sales, down 24 percent, offset by increased sales to the mobile and recreational vehicle markets, up 22 percent compared to 2001. Total engine shipments for the power generation market were 23,700 units, down 4,000 units, or 14 percent lower than a year before, reflecting weak demand and slow economic growth in this market.

    Power Generation revenues in 2001 were 2 percent higher than 2000, primarily driven by higher sales to Latin America and Brazil and offset by lower sales in North America. Sales of small generator sets to the recreational vehicle industry were down 7 percent in 2001 compared to 2000.

    A summary of engine unit shipments for the Power Generation Business by engine category follows:

UNIT SHIPMENTS                                                  2002       2001       2000
--------------                                                --------   --------   --------
Mid-range...................................................   14,000     13,800     15,800
Heavy-duty..................................................    4,300      6,900      5,700
High-horsepower.............................................    5,400      7,000      7,800
                                                               ------     ------     ------
                                                               23,700     27,700     29,300
                                                               ======     ======     ======

    Total unit sales of midrange engines to the power generation market were up 200 units, or 1 percent in 2002 compared to 2001. Generator drive units powered by midrange engines increased 18 percent over the same period while unit sales to the midrange generator set market were off 15 percent. Total unit sales of heavy-duty engines to the power generation market decreased 2,600 units, or 38 percent, in 2002 compared to 2001. Heavy-duty generator drive units were off 45 percent from a year before while generator sets powered by heavy-duty engines were down 21 percent year over year. High-horsepower unit sales in the power generation business decreased 1,600 units, or 23 percent compared to 2001. High-horsepower generator drive units declined 11 percent year-over-year while high-horsepower generator set units decreased 34 percent from the prior period. The decline in unit shipments is attributable to weakening demand in the heavy-duty and high-horsepower power generation equipment markets.

    Most of the decline in generator drive units for stationary power occurred in North America, Latin America and Europe and was offset by slight increases in shipments to India and Southeast Asia markets. A majority of the decline in generator set units is attributable to weak demand in North America, Latin America and Europe.

    Sales of alternators increased 6 percent in 2002 compared to 2001 while sales of small generator sets for recreational vehicles and other consumer applications increased 22 percent in 2002 reflecting strong demand in this segment.

EARNINGS FROM OPERATIONS

    In the third quarter of 2003, Power Generation results were break-even before interest and taxes, compared to $3 million operating income before interest and taxes in the third quarter last year. For the first nine months of 2003, Power Generation incurred an operating loss of $29 million before interest and taxes compared to a $14 million operating loss in 2002. While we continue with our cost reduction actions, those benefits were more than offset by continued market pricing pressure and unfavorable sales mix attributable to lower sales of high-horsepower units with typically higher margins as well as increases in healthcare and pension costs. Third quarter 2003 operating results also include a $2 million benefit from the reversal of a second quarter pension curtailment charge related to expected staffing reductions. Due to forecast improvements in business conditions, the staffing reduction actions were subsequently revised and as a result, fewer employees will be terminated and the threshold for measuring a pension curtailment will not be achieved.

    In 2002, Power Generation incurred an operating loss before interest and taxes of $25 million, compared to earnings before interest and taxes of $74 million in 2001. The overall decline in margin and earnings before interest and taxes in the Power Generation Business is attributable to several factors. First is the decrease in volume due to weak demand. Second is a shift in sales mix, with a decline in unit shipments of higher margin heavy-duty and high-horsepower products. Third, the overall decline in sales volume resulted in underabsorption of fixed overhead costs at our manufacturing facilities. Fourth, excess inventory in the marketplace continues to create pricing pressures resulting in heavier discounting to retain market share. Finally, utilization of Power Generation's rental fleet is lower in 2002 compared to last year due to overall weak demand, resulting in reduced profitability of our rental fleet business.

FILTRATION AND OTHER BUSINESS

    The revenues and operating income for the Filtration and Other Business segment for the third quarter and nine-month interim periods were as follows:

                                                     THIRD QUARTER                  NINE MONTHS
                                              ---------------------------   ---------------------------
                                              SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
                                                  2003           2002           2003           2002
                                              ------------   ------------   ------------   ------------
                                                                    (IN MILLIONS)
Net sales...................................      $255           $236           $774           $707
Segment EBIT................................      $ 16           $ 19           $ 61           $ 66
                                                  ====           ====           ====           ====

    Revenues in the Filtration and Other Business were $255 million, up
$19 million, or 8 percent, compared to third quarter 2002. For the first nine months of 2003, revenues were up $67 million, or 9 percent. While sales increased to OEMs and aftermarket customers, approximately one-half of the increase is attributable to the Emissions Solutions business and favorable currency effects accounted for approximately $5 million of the increase. Geographically, sales of filtration products increased in the U.S. up 8 percent in the third quarter and 12 percent year-to-date with international sales up
10 percent for the quarter and 14 percent year-to-date. Revenues from the Holset turbocharger business were up 10 percent over third quarter 2002 primarily as a result of increased shipments to the European aftermarket, partially offset by lower sales to China. Year-to-date sales for Holset were up 9 percent compared to 2002.

    The revenues and operating income for the Filtration and Other Business segment for the three years ended December 31, 2002, were as follows:

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Net sales...................................................    $951       $889       $902
Earnings before interest, taxes and restructuring and other
  charges...................................................      94         68         91
Restructuring and other charges.............................      --          4         11
                                                                ----       ----       ----
Earnings before interest and taxes..........................    $ 94       $ 64       $ 80
                                                                ====       ====       ====

    Filtration and Other Business revenues were $951 million in 2002, up
$62 million, or 7 percent, compared to 2001 sales. Revenues from filtration products in the U.S. were up $30 million, or 6 percent, over 2001, reflecting demand improvement and increased market penetration at North American
OEMs. Sales to OEMs in Europe, Australia, Mexico and other international locations also increased compared to 2001. Revenues from the sale of Holset turbochargers were up 15 percent compared to 2001, primarily from continuing strong business in China. Approximately 27 percent of the increase in 2002 revenues for this business segment is attributable to Holset products.

EARNINGS FROM OPERATIONS

    Earnings before interest and taxes for the Filtration and Other Business in the third quarter 2003 were $16 million compared to $19 million a year earlier. For the first nine months of 2003, earnings before interest and taxes were $61 million compared to $66 million in 2002. Operating results for the third quarter were up $8 million from increased volumes and absorption benefit but were offset by additional expenses for healthcare and pension expenses, up
$3 million quarter over quarter, and higher selling, administrative expenses, up $8 million, primarily from funding targeted growth initiatives and other one-time costs including product liability settlements. Third quarter and year-to-date operating results have also been affected by changes in sales mix as incremental margins from sales of our Emissions Solutions business are generally lower than the base filtration business.

    Earnings before interest, taxes and restructuring actions for the Filtration and Other Business in 2002 were $94 million, up $26 million, or 38 percent, compared to $68 million in earnings a year earlier. The improvement in profitability is primarily a result of volume increases and the discontinuance of approximately $9 million in goodwill amortization. In addition, incremental expenses from this segment's new Emission Solutions business were offset by benefits from restructuring actions and our Six Sigma cost reduction efforts.

INTERNATIONAL DISTRIBUTOR BUSINESS

    The revenues and operating income for the International Distributor Business segment for the third quarter and nine-month interim periods were as follows:

                                                     THIRD QUARTER                  NINE MONTHS
                                              ---------------------------   ---------------------------
                                              SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
                                                  2003           2002           2003           2002
                                              ------------   ------------   ------------   ------------
                                                                    (IN MILLIONS)
Net sales...................................      $174           $152           $479           $421
Segment EBIT................................      $  9           $ 10           $ 27           $ 17
                                                  ====           ====           ====           ====

    Revenues from the International Distributor Business were $174 million in the third quarter 2003, up $22 million, or 14 percent, compared to third quarter 2002 with modest improvement noted across most regions. For the first nine months of 2003, revenues were up $58 million, or 14 percent, compared to the first nine months of 2002. Sales of engines, parts and service in the South Pacific and South

Africa and increased power generation sales in the Middle East were strong during the third quarter and first nine months with sales declines reported by our distributorship in Hong Kong related to the economic impact of the SARS virus.

    The revenues and operating income for the International Distributor Business segment for the three years ended December 31, 2002 were as follows:

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Net Sales...................................................    $574       $562       $555
Earnings before interest, taxes and restructuring and other
  charges...................................................      33         27         29
Restructuring and other charges.............................       4          1         --
                                                                ----       ----       ----
Earnings before interest and taxes..........................    $ 29       $ 26       $ 29
                                                                ====       ====       ====

    Revenues from the International Distributor Business were $574 million, up $12 million, or 2 percent, compared to 2001. Sales of parts and engines increased at distributor locations in Australia, East and Southeast Asia, partially offset by sales declines in Latin America, primarily Argentina, and Central Europe, primarily Germany. Sales for the year ending 2001 and 2000 include $42 million and $46 million, respectively, of certain OEM sales that are now classified and reported as sales in the Engine Business segment. This reporting change had no affect on earnings results in either business segment.

EARNINGS FROM OPERATIONS

    Earnings before interest and taxes for the International Distributor Business were $9 million in the third quarter 2003, down $1 million, or 10 percent, compared to third quarter 2002. Operating results improved by $6 million due to increased volumes but were offset by lower margins on sales of power generation equipment and higher selling and administrative expenses. Year-to-date earnings were $27 million, up $10 million, or 59 percent year-over-year, as a result of increased engine and parts sales and lower exchange losses, primarily in Latin America.

    Earnings before interest and taxes for the International Distributor Business were $29 million in 2002 compared to $26 million in 2001 and $29 million in 2000. The increase in earnings in 2002 is primarily a result of increased engine and parts sales at our distributors in East Asia, Southeast Asia and South Pacific and offset by lower sales from distributors in Central Europe, primarily Germany. Earnings from operations in 2001 were lower primarily from the effect of foreign currency exchange losses at our Latin America distributor in Argentina.

GEOGRAPHIC MARKETS

    Our net sales by geographic region during comparative interim periods were:

                                                     THIRD QUARTER                  NINE MONTHS
                                              ---------------------------   ---------------------------
                                              SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
                                                  2003           2002           2003           2002
                                              ------------   ------------   ------------   ------------
                                                                    (IN MILLIONS)
United States...............................     $  873         $1,003         $2,429         $2,499
Asia/Australia..............................        292            263            805            741
Europe/CIS..................................        204            178            618            570
Mexico/Latin America........................        130             80            328            302
Canada......................................         64             87            217            222
Africa/Middle East..........................         71             37            163            105
                                                 ------         ------         ------         ------
Total International.........................        761            645          2,131          1,940
                                                 ------         ------         ------         ------
                                                 $1,634         $1,648         $4,560         $4,439
                                                 ======         ======         ======         ======

    Sales to international markets represented 47 percent of total revenues in the third quarter of 2003 compared to 39 percent in the third quarter of 2002. Total international sales in the third quarter 2003 increased $116 million, or 18 percent, over the third quarter of 2002, while year-to-date international sales are up $191 million, or 10 percent. Sales to the U.S. market were down $130 million in the third quarter of 2003 compared to 2002 and down $70 million on a year-to-date basis. Most of the decline in third quarter and year-to-date domestic sales was attributable to accelerated purchases of heavy-duty engines in the third quarter of 2002 in response to the October 1, 2002 new emissions standards

    Shipments of heavy-duty truck engines to international markets were up
9 percent compared to third quarter 2002 and were up 4 percent for the year-to-date period primarily to markets in Asia and Europe/CIS. Shipments of midrange truck engines to international markets increased 15 percent during the quarter and were up 12 percent for the first nine months of 2003, primarily from higher demand at Latin American OEMs. Total engine shipments to the international bus market were down 1 percent quarter-over-quarter and 6 percent year-over-year as a result of demand fall-off in Mexico and Asia. Shipments of industrial engines to international markets were up 10 percent in the third quarter of 2003 compared to 2002 and are up 3 percent year-over-year with most of the increase in Asia and Latin America.

    Sales to the Asia/Australia region increased $29 million, or 11 percent, compared to third quarter 2002, primarily from increased demand for construction applications in Asia partially offset by lower engine sales to the bus market. Sales to this geographic region were up $64 million, or 9 percent for the first nine months of 2003 compared to the prior year. Sales to Europe/CIS, representing 27 percent of international sales and 12 percent of worldwide sales in the third quarter 2003, were up $26 million, or 15 percent, compared to the prior year's quarter with increased sales in the Filtration and Other Business and strong sales of generator drives where unit shipments were up 85 percent for the quarter and 40 percent year-over-year. Business in Mexico/Latin America was 17 percent of total international sales in the third quarter 2003, compared to 12 percent a year ago with revenues up $50 million, or 63 percent during the quarter, primarily due to higher shipments of heavy-duty truck engines, midrange truck engines and industrial engines to agriculture OEMs partially offset by lower sales to bus OEMs. Sales to the Canadian region, representing 8 percent of international sales in the third quarter 2003 and 4 percent of worldwide sales, were down 26 percent compared to third quarter 2002, and down 2 percent on a year-to-date basis, primarily due to lower sales of remanufactured engines. Sales to the Africa/Middle East region were up $34 million, or 92 percent, quarter-over-quarter compared to 2002 and up $58 million, or 55 percent year-over-year, primarily on strong engine and part sales and sales of power generation equipment at distributorships in Dubai and South Africa and increased engine kit sales to BMC, our licensee in Turkey.

    Sales to international markets in 2002 were $2.65 billion, or 45 percent of total net sales, compared to $2.64 billion, or 46 percent of total net sales in 2001 and $2.82 billion, or 43 percent of total net sales in 2000. A summary of our net sales by geographic territory for the last three years follows:

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
United States...............................................   $3,202     $3,045     $3,775
Asia/Australia..............................................    1,023        901        905
Europe/CIS..................................................      763        832        860
Mexico/Latin America........................................      423        471        451
Canada......................................................      283        303        418
Africa/Middle East..........................................      159        129        188
                                                               ------     ------     ------
                                                               $5,853     $5,681     $6,597
                                                               ======     ======     ======

    Shipments of heavy-duty truck engines to international markets in 2002 decreased 3 percent compared to a year ago, primarily to Latin America and Central Europe, partially offset by increased shipments to Mexican
OEMs. Shipments of midrange automotive engines to international markets increased 10 percent in 2002, primarily to Latin America OEMs. Engine shipments to the international bus market decreased 20 percent compared to a year ago, primarily to China, India and Mexico, where shipments declined over 2000 units compared to 2001. Shipments of light-duty automotive engines to international markets declined 4 percent in 2002 compared to 2001. Engine shipments to international agricultural and construction equipment markets were down
3 percent in 2002 compared to 2001 due to weak market conditions. Engine shipments to international mining and rail markets were down 17 percent from the prior year.

    Sales to the Asia/Australia region increased $122 million, or 14 percent compared to 2001, primarily from increased demand for engines, generator drives and sales at our Australian distributorship. Sales to Europe/CIS, representing 13 percent of total sales and 29 percent of international sales in 2002, were down 8 percent compared to the prior year, mostly in the heavy-duty truck markets in the UK. Business in Mexico, Brazil and Latin America decreased
10 percent in 2002 compared to 2001, primarily from lower power generation revenues and a decline in bus sales, and offset by increased engine sales to the agricultural market. Sales to Canada, representing 5 percent of net sales in 2002, were down 7 percent compared to 2001 due to lower heavy-duty truck production and lower sales of filtration products. Sales to Africa/Middle East increased 23 percent in 2002 compared to 2001, primarily from engines and parts sales at our distributors in Dubai, Zimbabwe and South Africa.

    Net sales to international markets in 2001 compared to 2000 were down $186 million, or 7 percent, primarily due to weak demand in Europe/CIS, lower sales in Canada due to the downturn in the North American heavy-duty truck market, and lower sales to Africa/Middle East, primarily Turkey.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS

    Key elements of our cash flows during the nine-month periods follow:

                                                              SEPTEMBER 28   SEPTEMBER 29
                                                                  2003           2002
                                                              ------------   ------------
                                                                     (IN MILLIONS)
Net cash provided by operating activities...................      $  13           $56
Net cash (used in) investing activities.....................        (86)          (69)
Net cash (used in) provided by financing activities.........        (74)           12
Effect of exchange rate changes on cash.....................          3            --
                                                                  -----           ---
Net change in cash and cash equivalents.....................      $(144)          $(1)
                                                                  =====           ===

    The following table sets forth key elements of our cash flows for the last three years:

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Net cash provided by operating activities...................    $193       $152       $472
Net cash used in investing activities.......................    (152)      (140)      (410)
Net cash provided by (used in) financing activities.........     131         (2)       (81)
Effect of exchange rate changes on cash.....................       2         (1)        (2)
                                                                ----       ----       ----
Net change in cash and cash equivalents.....................    $174       $  9       $(21)
                                                                ====       ====       ====

CASH FROM OPERATIONS

    During the first nine months of 2003, our operating activities provided
$13 million of cash compared to $56 million in cash provided by operations in the first nine months of 2002, or a net decrease of cash provided by operations of $43 million year-over-year. The net decrease of $43 million is partially a result of lower net earnings, down $29 million compared to the prior year, partially offset by $17 million of non-cash reversals in 2002 for restructuring actions. In addition, net non-cash adjustments for earnings in our joint ventures and alliances increased $29 million year over year due to improved earnings and cash from minority interests declined $3 million during the same period. Net changes in working capital consumed $141 million of cash during the first nine months of 2003 compared to $145 million in the first nine months of 2002, or a decrease in net cash used for working capital of $4 million. The change in cash used for working capital was comprised of a year-over-year reduction in accounts receivable of $154 million and a $55 million decrease in the repayment of sold receivables which improved working capital by $209 million. Part of the improvement was offset during the same period by a $79 million increase in inventories compared to a $12 million increase a year ago and a net $126 million reduction in accounts payable and accrued expenses, primarily from increases in pension funding, and a net reduction in other items of $12 million.

    Our operating activities provided positive cash flow of $193 million in 2002 compared to $152 million in 2001 and $472 million in 2000. The increase in cash from operations in 2002 was largely due to improved net earnings, from a net loss of $103 million in 2001 to net earnings of $82 million in 2002, or an increase of $185 million, partially offset by decreases in non-cash adjustments for restructuring and asset impairment charges, down $87 million, and non-cash adjustments for earnings of our joint ventures and alliances, down $17 million. Depreciation and amortization declined $10 million from the prior year, primarily due to the discontinuance of $11 million of goodwill amortization which does not affect cash flows. Cash flows from operating activities was reduced by a net $33 million from changes in accounts receivable, inventories, accounts payable and other operating assets and liabilities. Accounts receivable increased $184 million, primarily due to repayment of our securitization program, while inventory increased $25 million for a net year-over-year change in working capital used of $209 million. This amount was partially offset by an increase in accounts payable and accrued expenses ($174 million). The increase in accounts payable ($37 million) was primarily from higher material purchases and the increase in accrued expenses ($127 million) was primarily due to higher accruals for retirement liabilities ($70 million), interest ($12 million), and income taxes and variable compensation.

INVESTING ACTIVITIES

    Net cash used in investing activities was $86 million in 2003 compared to $69 million a year ago, a $17 million decrease in cash. Capital expenditures during the first nine months of 2003 were up $16 million and software additions increased $6 million compared to 2002. Year-to-date capital expenditures are $70 million compared to $54 million a year ago and are expected to be less than $100 million for 2003. Investments in and advances to joint ventures and alliances provided $3 million of cash during the first nine months of 2003 compared to a cash outflow of $36 million a year ago, or an improvement of $39 million in cash, primarily from repayment of advances. This amount was partially offset by $31 million in cash from the disposition of certain businesses during the first nine months of 2002. Purchases of marketable securities used $103 million of cash during the first nine months of 2003 compared to $62 million in purchases a year ago, or a $41 million decrease in cash from investing activities, primarily at Cummins India Limited (CIL). This decrease, however, was more than offset by $98 million in cash proceeds from the sale of marketable securities in 2003 compared to $53 million in cash proceeds from securities sales a year ago, or a net increase in cash of $45 million year-over-year, again primarily from investing activities at CIL.

    Net cash used in investing activities was $152 million in 2002 compared to $140 million a year ago, an increase of $12 million but down considerably from the $410 million cash used in investing activities in 2000. Cash flows from investing activities in 2001 benefited from $143 million in proceeds from sale-leaseback transactions. Excluding the cash flows from these transactions, net cash used in investing activities was $283 million in 2001 compared to $152 million in 2002, or a decrease of $131 million year-over-year. Most of the decline was a result of lower capital spending in 2002, down $116 million compared to 2001. Reduced capital spending remains a priority in 2003 as we estimate our capital expenditures will be $110 million, up $20 million compared to 2002, but down considerably from the $200 million spending levels of 2001 and 2000. Capital expenditures during the first half of 2001 included significant disbursements for a subsequently cancelled engine program. Investments in and advances to our joint ventures and alliances represented a cash outflow of $60 million in 2002 compared to $48 million a year ago. The advances include both long-term investment and short-term funding for working capital needs of our joint ventures. Cash inflows from investing activities in 2002 also included $23 million in proceeds from the sale of a previously consolidated distributorship, $6 million in proceeds from the sale of a distributorship acquired during the second quarter ($5 million outflow for business acquisition) and $9 million of proceeds from assets sold to the newly formed marine business joint venture, Cummins Mercruiser. Sales of marketable securities provided
$86 million of cash in 2002 but cash was reduced by the purchase $116 million in securities during the same period. During 2001, sales of marketable securities provided $53 million of cash and $74 million of cash was used for the purchase of marketable securities.

FINANCING ACTIVITIES

    During the first nine months of 2003, financing activities used $74 million of cash compared to $12 million of cash provided from financing activities in the first nine months of 2002, or a net cash outflow of $86 million year-over-year. Proceeds from borrowings were up compared to a year ago, providing $16 million of cash in 2003 compared to $7 million in 2002. A majority of the cash used in financing activities during the first nine months of 2003 was for payment of our $125 million 6.25% Notes that matured in March. Net borrowings of less than 90 days under our short-term credit agreements were unchanged, providing $56 million of cash during the first nine months of 2003 and 2002. During the third quarter of 2003, $37 million of cash was provided by the issuance of common stock resulting primarily from the exercise of stock options due to favorable market pricing. Additional cash outflows from financing activities during the first nine months of 2003 and 2002 were $37 million of dividend payments on common stock. Other net financing transactions used $14 million in cash in 2003 compared to $11 million of cash used in 2002, a net use of $3 million in cash, primarily from dividends paid to minority shareholders and the retirement of common stock.

    Cash and cash equivalents were $80 million at September 28, 2003 compared to $49 million at September 29, 2002 and $224 million at December 31, 2002, an increase of $31 million and a decrease of $144 million, respectively.

    Net cash provided by financing activities was $131 million in 2002 compared to a net use of cash for financing activities of $2 million in 2001. A significant financing activity providing cash in 2002 was the issuance of our 9 1/2% Senior Notes during the fourth quarter (See Note 8 to the Consolidated Financial Statements). Net proceeds of $244 million from this issuance were used to repay borrowings under our accounts receivable securitization program and were also used to retire our 6.25% Notes that matured in March 2003. Significant financing activities in 2001 included $291 million in proceeds from the issuance of our preferred securities in the second quarter of 2001 of which $247 million was used to repay borrowings under our short-term credit agreements during that quarter. Payments on long-term borrowings were $87 million in 2002 and included early retirement of our ESOP Trust Notes (See Note 8 to the Consolidated Financial Statements). Net borrowings under short-term credit agreements were $4 million during 2002 compared to $248 million in 2001. Dividend payments on our common stock were $50 million in 2002, 2001 and 2000.

    Cash and cash equivalents at December 31, 2002 were $224 million, an increase of $174 million compared to $50 million of cash and cash equivalents at the beginning of the year. A majority of the increase in cash and cash equivalents occurred in the fourth quarter when we received proceeds of $244 million from the issuance of our 9 1/2% Senior Notes.

MANAGEMENT ASSESSMENT OF LIQUIDITY

    Since fiscal 2000, we have made a strategic effort to improve our cost structure and improve efficiencies from continuing operations through monetization of assets and restructuring actions. As a result, we have undertaken various initiatives to improve cash flow, reduce debt obligations and improve our financial flexibility. Our operations have historically generated sufficient cash to fund our businesses, capital expenditures, research and development and dividend payments. Cash provided by continuing operations is a major source of our working capital funding. At certain times, cash provided by operations is subject to seasonal fluctuations, and as a result, periodic borrowings are used to fund working capital requirements. We have available various short and long-term credit arrangements which are discussed below and disclosed in Note 8 "Borrowing Arrangements" of our Consolidated Financial Statements. These credit arrangements and our accounts receivable securitization program provide the financial flexibility required to satisfy future short-term funding requirements for our debt service obligations, projected working capital requirements and capital spending. With the exception of payments required under our operating lease agreements, there are no major fixed cash payment obligations occurring until March 2005 when our 6.45% Notes with principal amount of $225 million mature. Based on projected cash flows from operations and existing credit facilities, management believes the Company has sufficient liquidity available to meet anticipated capital, debt and dividend requirements in the foreseeable future.

    During the fourth quarter of 2000, we entered into a receivable securitization program, which provides a cost-effective method to fund our trade accounts receivable. This program diversifies our funding base by providing a flexible source of funding that is not reported on our balance sheet. As of

December 31, 2002, there were no amounts outstanding under this program. A more complete description of the securitization program, which discloses certain cash flows related to the program, is found in the following section "--Off Balance Sheet Financing--Accounts Receivable Securitization Program".

    In the second quarter of 2001, we issued 6 million shares of cumulative convertible preferred securities subject to mandatory redemption through Cummins Capital Trust I, a wholly-owned subsidiary. The net proceeds of $291 million from this issuance were used to repay outstanding indebtedness under our revolving credit agreement. Dividends on the preferred securities are payable at an annual rate of 7% of the $50 liquidation preference on March 15, June 15, September 15 and December 15 of each year or approximately $5.3 million in each quarter. A complete description of the preferred securities is disclosed in
Note 9 of the Consolidated Financial Statements. See also Recently Issued Accounting Pronouncements below regarding a new accounting standard applicable to these securities.

    During the second and third quarters of 2001, we entered into two sale-leaseback transactions whereby we sold certain manufacturing equipment and aircraft and received $143 million in proceeds from the transactions. The leases were accounted for as operating leases. We used the proceeds from these transactions to reduce our indebtedness and to fund our working capital requirements. Note 18 to the Consolidated Financial Statements contains a description of the sale-leaseback transactions.

    During 2002, 2001 and 2000, we recorded significant charges to restructure our operations, largely focused in the Engine Business. These actions and the resulting charges were primarily taken in response to the downturn in the North American trucking industry and related conditions and included workforce reductions, asset impairment losses, termination of a new engine development program and other charges. Total cash outflows associated with these actions approximated $59 million, the majority of which has already been disbursed, including $23 million in 2002. The associated annual savings of these restructuring actions are estimated at $97 million upon completion. Note 7 to the Consolidated Financial Statements describes in detail the restructuring actions we have taken during the last three years.

    In November 2002, we entered into a new revolving credit facility that replaced our prior revolving credit facility. The new credit facility provides for aggregate borrowings of up to $385 million and is available on a revolving basis for a period of three years. Borrowings are primarily available in U.S. dollars, although up to $60 million of the new credit facility is available for multicurrency borrowing and letters of credit, up to $150 million is available for letters of credit and up to $50 million is available for swing line loans. We and a number of our subsidiaries are permitted to borrow and obtain letters of credit under the new revolving credit facility, although the aggregate amount of borrowings by, and letters of credit issued for the benefit of, our subsidiaries under the new facility may not exceed $60 million. As of December 31, 2002, there were no borrowings outstanding under this credit facility and $94 million was utilized for letters of credit. Note 8 to the Consolidated Financial Statements contains a more complete description of our new revolving credit facility.

    In November 2002, we issued $250 million of unsecured 9 1/2% Senior Notes that mature in 2010. Proceeds from the issue were approximately $244 million, net of debt issue costs. Proceeds from the notes were used to repay amounts outstanding under our receivable securitization program and $125 million of the proceeds were used to retire our 6.25% Notes that matured in March 2003. Interest on the Notes is payable on June 1 and December 1 each year. We can redeem the Notes in whole or in part at any time after December 1, 2006, at a premium equal to 104.75% of par, declining to par in 2008, plus accrued interest. A more complete description of our Senior Notes is disclosed in Note 8 to the Consolidated Financial Statements.

AVAILABLE CREDIT CAPACITY

    The following table provides the components of our available credit capacity as of September 28, 2003:

                                                              (IN MILLIONS)
                                                              -------------
Revolving credit facility...................................       $227
International credit facilities.............................         30
Accounts receivable securitization..........................        122
                                                                   ----
                                                                   $379
                                                                   ====

    As of September 28, 2003, our total debt including our preferred securities was $1.393 billion compared with $1.428 billion at December 31, 2002 and $1.293 billion at September 29, 2002. Total debt, including our preferred securities, as a percentage of our total capital including preferred securities, was 60.9 percent at September 28, 2003 compared to 62.9 percent at December 31, 2002 and 55.6 percent at September 29, 2002.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

    A summary of payments due by period of our contractual obligations and commercial commitments as of December 31, 2002, are shown in the tables below. A more complete description of these obligations and commitments is included in the Notes to Consolidated Financial Statements as referenced below.

                                                                       2004-      2006-      AFTER
CONTRACTUAL CASH OBLIGATIONS                                 2003       2005       2007       2007      TOTAL
----------------------------                               --------   --------   --------   --------   --------
                                                                              (IN MILLIONS)
Revolving credit facility................................    $ --       $ --       $--       $   --     $   --
Loans payable............................................      19         --        --           --         19
Long-term debt                                                119        245         4          750      1,118
Capital leases...........................................       1          1         1            1          4
Operating leases.........................................      70        104        81          193        448
Preferred securities of subsidiary trust.................      --         --        --          291        291
                                                             ----       ----       ---       ------     ------
                                                             $209       $350       $86       $1,235     $1,880
                                                             ====       ====       ===       ======     ======

                                                                       2004-      2006-      AFTER
OTHER COMMERCIAL COMMITMENTS                                 2003       2005       2007       2007      TOTAL
----------------------------                               --------   --------   --------   --------   --------
                                                                              (IN MILLIONS)
Standby letters of credit................................    $104         --        --           --     $  104
Guarantees...............................................      68         --        --           --         68
                                                             ----       ----       ---       ------     ------
                                                             $172       $ --       $--       $   --     $  172
                                                             ====       ====       ===       ======     ======

FINANCIAL COVENANTS AND CREDIT RATING

    A number of our contractual obligations and financing agreements, such as our accounts receivable securitization program, our financing arrangements for independent distributors, our new revolving credit facility and our equipment sale-leaseback agreement, have restrictive covenants and/or pricing modifications that may be triggered in the event of downward revisions to our corporate credit rating. Our corporate credit rating is determined by independent credit rating agencies and comprises an assessment of the creditworthiness of our debt securities and other obligations. It measures the probability of the timely repayment of principal and interest of our notes and short term debt. Generally, a higher credit rating leads to a more favorable effect on the marketability of our debt instruments in the capital markets. A credit rating of Baa or higher by Moody's or a rating of BBB or higher by Standard & Poor's is considered investment grade. Currently, the corporate credit rating of our debt securities is below investment grade.

    In April 2002, Moody's Investors Services, one of two major credit rating agencies, lowered our long-term and short-term debt ratings primarily as a result of the continued weakness in the North American heavy-duty truck market. Moody's lowered our senior unsecured long-term debt rating to Ba1 from Baa3 with a Stable outlook. The short-term rating, which applies to our short-term borrowings, was lowered to Not-Prime from Prime-3. Standard & Poors, the other major credit rating agency, reaffirmed its rating of Cummins debt at BBB- and expected the our liquidity and credit protection measures to remain satisfactory for the current rating.

    In October 2002, Moody's confirmed the long-term rating of our senior debt at Ba1 but changed the outlook to Negative from Stable. Also in October, Standard & Poors lowered our corporate credit rating to BB+ from BBB- with a Negative outlook, primarily as a result of declining power generation sales and weak heavy and medium-duty truck demand. In November, Moody's lowered our long-term senior unsecured debt rating from Ba1 to Ba2 as a result of our securing borrowings under the revolving credit facility.

    Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides the circumstances warrant that change, and there can be no assurance that our debt ratings will not be lowered further or withdrawn by a rating agency. Any future lowering of our debt ratings could further increase the cost of our financing agreements and arrangements, and also have a negative impact on our ability to access the capital markets or borrow funds at current rates.

    Our current ratings and ratings outlook from each of the credit rating agencies are shown in the table below. Each of the ratings should be viewed independently of any other rating.

AGENCY                                   SENIOR L-T RATING   S-T RATING   OUTLOOK
------                                   -----------------   ----------   --------
Moody's Investors Service, Inc.........        Ba2           Non Prime    Negative
Standard & Poor's......................        BB+               WR       Negative

    We do not believe a further downgrade of our credit rating will have a material impact on our financial results or our financial condition. The following is a discussion regarding the impact of the credit ratings on our financing arrangements.

OFF BALANCE SHEET FINANCING--ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

    We entered into our accounts receivable securitization program in December 2000. As of December 31, 2002, there were no proceeds outstanding under the securitization program and as of December 31, 2001, $55 million was outstanding under the program. As of September 28, 2003, there were no amounts outstanding under the program. The original agreement for this program required us to maintain a minimum investment grade credit rating in our long-term senior unsecured debt. As a result of the Moody's downgrade in April 2002, we renegotiated the terms of the securitization agreement and renewed the requirement to maintain a minimum investment grade credit rating. The terms of the new agreement provide for an increase in the interest rate and fees under this program of approximately $0.5 million annually at current funding levels. As a result of amending the requirement, neither the October 2002 Standard & Poor's downgrade, or the November 2002 Moody's downgrade affected our funding under this program. Further downgrade of our debt rating from Moody's will require us to renegotiate the terms of our securitization agreement in order to continue funding under this program. Note 4 to the Consolidated Financial Statements provides a more complete discussion of our accounts receivable securitization program.

FINANCING ARRANGEMENTS FOR RELATED PARTIES

    In accordance with the provisions of various joint venture agreements, we may purchase products and components from the joint ventures, sell products and components to the joint ventures and the joint ventures may sell products and components to unrelated parties. Joint venture transfer prices to us may differ from normal selling prices. Certain joint ventures agreements transfer product to us at cost, some transfer product to us on a cost-plus basis, and others transfer product to us at market value.

    We purchase significant quantities of mid-range diesel and natural gas engines, components and service parts from Consolidated Diesel Company (CDC), an unconsolidated general partnership. The partnership was formed in 1980 with J.
I. Case (Case) to jointly fund engine development and manufacturing capacity. Cummins and Case (now CNH Global N.V.) are general partners and each partner shares 50 percent ownership in CDC. Under the terms of the agreement, CDC is obligated to make its entire production of diesel engines and related products available solely to the partners. Each partner is entitled to purchase up to one-half of CDC's actual production; a partner may purchase in excess of one-half of actual production to the extent productive capacity is available beyond the other partner's purchase requirement. The partners are each obligated, unconditionally and severally, to purchase annually at least one engine or engine kit produced by CDC, provided a minimum of one engine or kit is produced. The transfer price of CDC's engines to the partners must be sufficient to cover its manufacturing cost in such annual accounting period, including interest and financing expenses, depreciation expense and payment of principal on any of CDC's indebtedness. In addition, each partner is obligated to contribute one-half of the capital investment required to maintain plant capacity and each partner has the right to invest unilaterally in plant capacity, which additional capacity can be utilized by the other partner for a fee. To date, neither partner has made a unilateral investment in plant capacity at CDC.

    We are not a guarantor of any of CDC's obligations or commitments; however, we are required to provide up to 50 percent of CDC's base working capital as defined by the agreement. The amount of base working capital is calculated each quarter and if supplemental funding greater than the base working capital amount is required, the amount is funded through third party financing arranged by CDC, or we may elect to fund the requirement although we are under no obligation to do so. To date, when supplemental funding is required above the base working capital amount, we have elected to provide that funding to CDC. If the amount of supplemental funding required is less than the base working capital amount, it is funded equally by the partners. Excess cash generated by CDC is remitted to Cummins until CDC's working capital amount is reduced to the base working capital amount. Any further cash remittances from CDC to the partners are shared equally by the partners.

FINANCING ARRANGEMENTS AND GUARANTEES FOR DISTRIBUTORS

U.S. DISTRIBUTORS

    We guarantee the revolving loans, term loans and leases in excess of a specified borrowing base for certain independently owned and operated North American distributors as well as distributors in which we own an equity interest. The agreement requires us to maintain a minimum investment grade credit rating for our long-term senior unsecured debt. As a result of the Moody's downgrade in April 2002, our guarantee under the operating agreement for our guarantee program increased to the full amount of distributor borrowings outstanding under the program. In the interim, the program lender agreed to waive the additional guarantees of distributor indebtedness that were required upon our ratings downgrade and continued to fund the distributors under this program. We then amended the operating agreement with the lender under the program to lower the ratings trigger one level. Subsequently, as a result of the Moody's downgrade in November 2002, our guarantee under the operating agreement for the guarantee program again increased to the full amount of distributor borrowings under this program. We again amended the operating agreement with the lender under the program, lowering the rating trigger for a period of approximately two years, at which time the rating trigger will resume to its prior level. Under the amended agreement, if our long-term senior unsecured debt rating falls below "BB" with Standard & Poor's or below "Ba2" with Moody's, the lender under the program could elect to curtail distributor borrowings and the amount of our guarantee would increase to the total distributor borrowings outstanding under the program. In September 2003, we amended the agreement to remove the rating trigger provided that by Janaury 31, 2004 we provide Citibank with a letter of credit or credit insurance covering distributor borrowings in excess of their borrowing base.

    In addition, in the event the rating on our long-term senior unsecured debt falls below the thresholds described above, we will also be required to pay the lender a monthly fee equal to 0.50 percent on the daily average outstanding balance of each financing arrangement under the operating agreement. Further, in the event that any distributor defaults under a particular financing arrangement, we will be required to purchase the assets of that distributor that secure its borrowings under the financing arrangement

    The operating agreement will continue in effect until February 7, 2007, and may be renewed by the parties for additional one year terms. As of December 31, 2002, we had guaranteed $43 million of financing arrangements under the operating agreement relating to U.S. distributor borrowings of $292 million.

CANADIAN DISTRIBUTORS

    We have entered into a number of guarantee agreements with a Canadian lender pursuant to which we have agreed to guarantee borrowings of certain independent distributors of our products in Canada. Under the terms of these agreements, our guarantee with respect to any one financing arrangement between a distributor and lender is limited to 50 percent of the aggregate principal amount of the financing. As of December 31, 2002, we had $15 million of guarantees outstanding under these guarantee agreements relating to distributor borrowings of $30 million.

NEW REVOLVING CREDIT FACILITY

    In November 2002, we entered into a new revolving credit facility that replaced our prior revolving credit facility. The new revolving credit facility provides for aggregate borrowings of up to $385 million and is available on a revolving basis for a period of three years. Borrowings are primarily available in U.S. dollars, although up to $60 million of the new credit facility is available for multicurrency borrowing and letters of credit, up to $150 million is available for letters of credit and up to $50 million is available for swing line loans. We and a number of our subsidiaries are permitted to borrow and obtain letters of credit under the new revolving credit facility, although the aggregate amount of borrowings by, and letters of credit issued for the benefit of, our subsidiaries under the new facility may not exceed $60 million.

    We guarantee all borrowings of our subsidiaries under the new revolving credit facility. In addition, our principal domestic subsidiaries guarantee all borrowings under the new revolving credit facility, although certain of those guarantees are limited by the terms of our existing public indenture (which governs a number of our existing notes and debentures) that restrict the ability of our subsidiaries to incur or guarantee indebtedness, and are limited by similar terms in the indenture governing our $250 million senior notes.

    Borrowings under the new revolving credit facility (other than swing line loans) bear interest at a rate equal to, at our option:

    - the London inter-bank offered rate (LIBOR) plus a spread ranging from
      0.875 percent to 2.5 percent based on our credit rating and utilization of the credit facility; or

    - the Alternate Base Rate rate or ABR (which is the greater of the administrative agent's prime rate and the federal funds effective rate plus 0.5 percent) plus a spread ranging from 0 percent to 1.5 percent based on our credit rating and utilization of the credit facility.

    Following the November 2002 downgrade from Moody's, the effective rate of interest on our borrowings under the new revolving credit facility increased from LIBOR plus 175 basis points (1.75 percent) to LIBOR plus 200 basis points (2.0 percent).

    Swing line loans bear interest at the ABR rate plus a spread based on our credit rating and utilization of the new revolving credit facility, or such other rate as is agreed to by us and the swing line lender. We are required to pay quarterly facility fees on unused commitments under the new revolving credit facility, which fees are based upon our credit rating. We also are required to pay an annual administration fee to the administrative agent for the facility.

    Our obligations and the obligations of our subsidiaries under the new revolving credit facility are collateralized by security interests in substantially all of our assets and the assets of our domestic subsidiaries that guarantee obligations under the facility (other than shares of stock or indebtedness of our subsidiaries that are "restricted subsidiaries" under the terms of our existing public indenture and other than assets that are considered "principal properties" of ours or of our "restricted subsidiaries" under the terms of our existing public indenture).

    The terms of the new revolving credit facility contain covenants that restrict our ability, and the ability of our subsidiaries, to among other things, incur liens, enter into sale and leaseback transactions, enter into merger, consolidation or asset sale transactions, dispose of capital stock of subsidiaries, incur subsidiary indebtedness and enter into swap transactions. The new revolving credit facility also restricts our ability to, under the terms of our existing public indenture, redesignate "unrestricted subsidiaries" as "restricted subsidiaries" or designate future subsidiaries as "restricted subsidiaries". The new revolving credit facility also contains the following financial covenants:

    - we may not permit our net worth to fall below an amount equal to the sum of (1) $1.15 billion and (2) 25 percent of the sum of our consolidated net earnings for each of the fiscal quarters commencing after September 29, 2002 to and including the most recent fiscal quarter prior to the date on which the net worth calculation is made and (3) 75 percent of the amount by which our net worth has increased as a result of our issuance of capital stock after September 29, 2002;

    - we may not permit the ratio of (1) the sum of our consolidated indebtedness and our securitization financings to (2) the sum of our consolidated indebtedness, securitization financings and net worth to be equal to or greater than 0.55 to 1.0; and

    - we may not permit the ratio of (1) our consolidated EBITDA minus capital expenditures to (2) our consolidated interest expense for any period of four consecutive quarters, to be less than 1.50 to 1.0.

    For purposes of the financial covenants described above, "net worth," "consolidated net income," "consolidated indebtedness," "consolidated EBITDA," "consolidated interest expense" and other financial measurements are calculated in the manner provided by the terms of the new revolving credit facility agreement.

    As of December 31, 2002, we did not have any outstanding borrowings under this revolving credit facility and we were in compliance with all of the covenants of this agreement. As of September 28, 2003 we had $52 million outstanding under this facility and were in compliance with all covenants, except as previously discussed in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section.

EQUIPMENT SALE-LEASEBACK AGREEMENT

    In 2001, we entered into a sale-leaseback agreement whereby we sold certain manufacturing equipment and leased it back under an operating lease. As a result of the Moody's downgrade in April 2002, and the Standard & Poor's downgrade in October 2002, we were required under the lease agreement to obtain irrevocable, unconditional standby letters of credit in an amount of $64 million. The letters of credit were posted to the benefit of the equipment lessor and lenders and will remain in effect until we achieve and maintain a minimum investment grade credit rating for twelve consecutive months. If we had been unable to obtain these letters of credit, we would have satisfied our obligation under the lease agreement by borrowing under our prior revolving credit facility and posting the proceeds as collateral. The November 2002 Moody's downgrade had no effect on this agreement. The equipment sale-leaseback transaction is disclosed in
Note 18 of the Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES

    A summary of our significant accounting policies is included in Note 1 of our Consolidated Financial Statements. We believe the application of our accounting policies on a consistent basis enables us to provide financial statement users with useful, reliable and timely information about our earnings results, financial condition and cash flows.

    Our financial statements are prepared in accordance with generally accepted accounting principles that oftentimes require management to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts presented and disclosed in our financial statements. Our management reviews these estimates and assumptions based on historical experience, changes in business conditions and other relevant factors that they believe to be reasonable under the circumstances. In any given reporting period, our actual results may differ from the estimates and assumptions used in preparing our financial statements.

    Critical accounting policies are those that may have a material impact on our financial statements and also require management to exercise significant judgment due to a high degree of uncertainty at the time estimates are made. Our senior management has discussed the development and selection of our accounting policies, related accounting estimates and the disclosures set forth below with the Audit Committee of our Board of Directors. We believe our critical accounting policies include those addressing the recoverability and useful lives of assets (including goodwill), estimation of liabilities for product coverage programs and accounting for income taxes, pensions and postretirement benefits.

RECOVERABILITY OF LONG-LIVED ASSETS

    Our investment in engine manufacturing equipment is depreciated using a modified units-of-production method. The cost of all other equipment is depreciated using the straight-line method. Under the modified units-of-production method, the service life of our assets is measured in terms of units of product produced rather than the passage of time. Depreciation expense under this method is likewise measured in terms of units of product produced subject to a minimum level or floor. The assumptions and estimates regarding asset service life, residual value and units of production are based on a number of factors, including but not limited to, wear and tear, deterioration, and obsolescence. Actual results could differ from our estimates due to changes in retirement or maintenance practices, the introduction of new technology and new products or other changes that may affect the expected service lives of the assets. We evaluate the carrying value of our long-lived assets by performing impairment tests whenever events or changes in circumstances indicate possible impairment. In addition, we perform an annual impairment test for the goodwill that is recorded in our Statement of Financial Position.

PRODUCT COVERAGE COSTS

    We estimate and record a liability for product coverage programs, other than product recalls, at the time our products are sold. Our estimates are based on historical experience and reflect management's best estimates of expected costs at the time products are sold and subsequent adjustment to those expected costs when actual costs differ. As a result of uncertainty surrounding the nature and frequency of product recall programs, the liability for such programs is recorded when the recall action is announced. Our warranty liability is affected by component failure rates, repair costs, and the time of failure, partially offset by recovery from certain of our vendors. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. Note 1 of the Consolidated Financial Statements contains a summary of the activity in our product coverage liability account, including adjustments to pre-existing warranties during the period.

REALIZATION OF DEFERRED TAX ASSETS

    We determine our provision for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits of tax loss and credit carryforwards are also recognized as deferred tax assets. We evaluate the realizability of our deferred tax assets each quarter by assessing the likelihood of future profitability and available tax planning strategies that could be implemented to realize our net deferred tax assets. As of December 31, 2002, we had recorded net deferred tax assets of $768 million. These assets include $334 million for the value of tax loss and credit carryforwards that generally have a limited life and begin expiring in 2008. The ultimate realization of our net deferred tax assets will require a higher level of profitability than we have achieved in recent years. Having assessed the future profit plans and tax planning strategies together with the years of expiration of carryforward benefits, a valuation allowance of $41 million has been recorded to reduce the tax assets to the net value management believes is more likely than not to be realized. Should our operating performance not improve, future assessments could conclude a larger valuation allowance will be needed to further reduce the deferred tax assets. Factors that may affect our ability to achieve a higher level of profitability include, but are not limited to, a decline in sales or gross margin, loss of market share, increased competition, and existing and future regulatory standards. In addition, we operate within multiple taxing jurisdictions and are subject to tax audits in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. However, we believe we have made adequate provision for income taxes for all years that are subject to audit. A more complete description of our income taxes and the future benefits of our tax loss and credit carryforwards are disclosed in Note 12 to the Consolidated Financial Statements.

PENSION AND OTHER POSTRETIREMENT BENEFITS

    We sponsor a number of pension and other retirement plans in various countries. In the U.S. and the U.K. we have several major defined benefit plans that are separately funded. We account for our pension and other postretirement benefit programs in accordance with SFAS No. 87 "Employers' Accounting for Pensions" and SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions". These standards require that amounts recognized in financial statements be determined using an actuarial basis. As a result, our pension and other postretirement benefit programs are based on a number of statistical and judgmental assumptions that attempt to anticipate future events and are used in calculating the expense and liability related to our plans. These assumptions include a discount rate, an expected return on plan assets rate, a future compensation increase rate, and a health care cost trend rate. In addition, there are also subjective actuarial assumptions relating to retirement age, mortality rates and participant withdrawals. The actuarial assumptions we use may differ significantly from actual results due to changing economic conditions, participant life span, withdrawal rates and changes in actual costs of health care. These differences may result in a material impact to the amount of pension and other post-retirement benefit expenses that are recorded.

    The most significant assumptions used in determining our pension income (expense) in accordance with SFAS No. 87 are the expected return on plan assets and the discount rate for pension expense calculation purposes. In 2001 and 2002, we assumed the expected long-term return on our plan assets would be 10 percent for U.S. plans and 8.5 percent for U.K. plans. Over the past two years, global capital market developments have resulted in negative returns on our plan assets and a decline in the discount rate used to estimate the related pension liability. As a result, at November 30, 2002, the present value of our pension obligation (the accumulated benefit obligation or "ABO") exceeded the fair value of its assets, which required us to record a fourth quarter "minimum pension liability" adjustment of $415 million in accordance with SFAS No. 87. The effect of this non-cash adjustment was to increase pension liabilities by $415 million, increase intangible assets by $13 million and increase other comprehensive loss, a contra shareholders' account, by $402 million
($257 million after-tax). If the fair value of the pension plan assets exceeds the ABO in future years, the charge to shareholders' equity would be reversed. Alternatively, if the fair market value of the pension plan assets experiences further declines or the discount rate is reduced, additional charges to accumulated other comprehensive income (loss) may be required in future periods. The financial ratios and net worth covenants contained in our credit arrangements and debt securities agreements were not affected by the 2002 minimum pension liability adjustment.

    As a result of lower investment returns experienced in the past two years, we have changed our pension plan asset return assumptions which will impact pension expense in future periods. Our expected long-term rate of return on assets has been lowered to 8.5 percent in the U.S. and 8.2 percent in the U.K. with consultation from and the concurrence of our actuaries. The effect of lowering our long-term rate of return assumption will increase our 2003 pension expense, as measured in accordance with SFAS No. 87, by approximately
$30 million compared to the amount recorded in 2002. In addition, the discount rate for our U.S. plans has declined from 7.25 percent at September 30, 2001, to
7.0 percent at November 30, 2002, and from 6.25 percent at September 30, 2001, to 5.8 percent at November 30, 2002, for our U.K. plans.

    During the fourth quarter of 2002, we changed the date for measuring our return on pension plan assets and our minimum liability for pension obligations from September 30 to November 30. We believe this change in measurement dates aligns more closely with the date of our financial statements and provides a more current measurement of plan assets and obligations than previously presented. The impact of this change is reported in our Consolidated Statements of Earnings as a change in accounting principle, and had a favorable cumulative after tax effect of $3 million, or $0.07 per share, recorded as of January 1, 2002. The effect on 2002 net earnings of this accounting change was not material.

    During 2002 and 2001, we made cash contributions to our pension plans of $81 million and $84 million, respectively, and we expect to make cash contributions of approximately $105 million during 2003. Note 11 of the Notes to the Consolidated Financial Statements provides a summary of our pension benefit plan activity, the funded status of our plans and the amounts recognized in our Consolidated Financial Statements.

    In September 2003, the FASB issued an Exposure Draft, "Employers' Disclosures about Pensions and Other Postretirement Benefits". When issued, the new statement is expected to amend SFAS No. 87, "Employers' Accounting for Pensions", SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits" and SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" and replace SFAS No. 132, "Employers Disclosures about Pension and other Postretirement Benefits". The following disclosures are based, in part, on recommendations included in the Exposure Draft.

    The table below presents the key components that have impacted pension expense for the two previous years:

                                                               DECEMBER 31,
                                                          -----------------------
                                                            2002           2001
                                                          --------       --------
                                                                $ MILLIONS
COMPONENTS:
  Weighted Average Discount Rate........................     6.68%          7.02%
  Actual Asset Return...................................   (14.0)%        (3.20)%
  Cash Funding..........................................  $    81        $    84
  Benefit Payments......................................  $   201        $   150

    For the current fiscal year through September 28, 2003, the applicable discount rate for measuring liabilities would have been 5.87 percent, the actual return on assets was approximately 19.4 percent and we have funded $102 million in cash through such date.

    Pension expense in any given period is determined based upon the value of pension plan assets as compared to the service cost of pension liabilities (the actuarial cost of benefits earned during the period) and the interest on those liabilities. The expected long-term rate of return on plan assets is applied to a calculated value of plan assets that recognizes changes in fair value over a five-year period. This practice is intended to reduce year-to-year volatility in recorded pension expense, but it can also have the effect of delaying the recognition of differences between the actual return on plan assets and the expected return based on long-term rate of return assumptions. As a result of this practice, prior period reduction in the value of plan assets may continue to impact pension expense in future periods. In 2002, we decreased our assumed weighted average rate of return on pension plan assets from 9.67 percent to
8.42 percent. This change in assumption resulted in an increase in 2003 pension expense of $21 million. During 2002, the actual asset returns for our pension plans were adversely affected by the decline in equity markets, and the actual return on pension plan assets in 2002 was a negative 14.0 percent. We do not expect to change our assumed weighted average rate of return on pension plan assets in 2003.

    In addition to return on plan assets, pension expense is impacted by the effects of service cost and interest on plan liabilities. These amounts are determined actuarially based on current discount rates and assumptions regarding matters such as future compensation levels and mortality rates. These assumptions are updated annually. However, differences in actual experience and such assumptions are generally not recognized immediately but are deferred together with asset-related gains and losses and, if necessary, amortized as pension expense over future periods.

    Our pension expense in 2002 was $21 million, while 2003 pension expense is expected to be $60 million. Our pension expense in 2004 will depend upon a number of variables and assumptions, including discount rates, actual asset returns and other factors. If liabilities were required to have been measured on September 28, 2003, the end of our fiscal third quarter, the applicable discount rate would have been 5.87 percent. The table below sets forth the estimated impact on our 2004 pension expense relative to a change in the discount rate. While we do not anticipate further adjustments to our expected rate of return on plan assets, the following table also illustrates the impact on expected 2004 pension expense relative to a change in the expected rate of return on plan assets.

                                                                 IMPACT ON
                                                              PENSION EXPENSE
                                                              ---------------
                                                                $ MILLIONS
DISCOUNT RATE:
  0.25% increase............................................  $ - 1.5 million
  0.25% decrease............................................    + 1.5 million
EXPECTED RATE OF RETURN ON ASSETS
  1% increase...............................................   - 18.4 million
  1% decrease...............................................   + 18.4 million

    Pension assets of the U.S. and U.K. plans represent approximately 95% of our pension plan assets. Below is a summary of pension plan asset allocation at the end of the third quarters of 2003 and 2002. Our investment policy provides a range of plus or minus 3 percent from the target allocation.

                                                                      PERCENT OF PLAN ASSETS
                                                   WEIGHTED        -----------------------------
                                                    AVERAGE        SEPTEMBER 28,   SEPTEMBER 29,
INVESTMENT CATEGORY                            TARGET ALLOCATION       2003            2002
-------------------                            -----------------   -------------   -------------
Equity securities............................          72%               72%             68%
Fixed income securities......................          28                28              32
                                                      ---               ---             ---
                                                      100%              100%            100%
                                                      ===               ===             ===

    Actual cash funding for our pension plans is governed by employee benefit and tax laws and the Job Creation and Worker Assistance Act of 2002 (JCWAA), which included temporary rules allowing companies to use discount rates for 2002 and 2003 equal to 120 percent of the weighted average 30-year U.S. Treasury Bond yield. During 2002, we contributed $81 million to our pension plans and through September 28, 2003, we have contributed $102 million to our plans.

    Contributions required after 2003 are dependent on asset returns, then-current discount rates and a number of other factors. However, we expect to continue funding a minimum of $100 million per year to help manage any potential required funding in the future. In the event the funding relief measures of the JCWAA are not extended to years subsequent to 2003, significantly higher cash contributions may be required for years 2006 through 2008. We expect to fund future contributions primarily by cash generated from operating activities.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

    In June 2001, the FASB issued Statement of Financial Accounting Standard No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 requires obligations associated with retirement of long-lived assets to be capitalized as part of the carrying value of the related asset. We adopted this statement on January 1, 2003. The adoption of this statement did not have a material effect on our financial statements.

    In June 2002, the FASB issued Statement of Financial Accounting Standard
No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). This standard nullifies Emerging Issues Task Force (EITF) Issue
No. 88-10 "Costs Associated with Lease Modification or Termination" and EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured at its fair value when the liability is incurred. We adopted the provisions of SFAS 146 for exit or disposal activities, such as restructuring, involuntarily terminating employees, and costs associated with consolidating facilities, for actions begun after December 31, 2002, as required. The adoption of this pronouncement did not have a material effect on the financial position or results of operations for the three-month and nine month periods ended
September 28, 2003.

    In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. In addition, this interpretation requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure provisions of FIN 45 are effective for annual or interim financial statements for periods ending after December 15, 2002. The recognition provisions of FIN 45 are applicable only on a prospective basis for guarantees issued or modified after December 31, 2002. The impact of adopting this statement did not have a significant impact on our financial position or results of operations for the three or nine-month period ended September 28, 2003. See Note 10 for a discussion of our guarantees existing at September 28, 2003.

    In November 2002, the Emerging Issues Task Force (EITF) issued EITF Issue 00-21, "Revenue Arrangements with Multiple Deliverables." This issue provides guidance as to how to determine when an arrangement involving multiple deliverables contains more than one unit of accounting and when more than one unit of accounting exists, how the arrangement consideration should be allocated to the multiple units. We adopted EITF 00-21 on June 30, 2003, on a prospective basis for revenue arrangements entered into after June 29, 2003. The adoption of this pronouncement did not have a material effect on the financial position or results of operations for the three-month period ended September 28, 2003.

    In May 2003, the FASB issued Statement of Financial Accounting Standard
No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). SFAS 150 establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires financial instruments meeting certain criteria to be reported as liabilities that were previously reflected as equity or in between liabilities and equity. We adopted SFAS 150 for our existing financial instruments on June 30, 2003. The adoption of this statement resulted in the classification of our obligations associated with the Convertible Preferred Securities of Subsidiary Trust as a liability and resulted in the classification of the dividend payments on these securities as interest expense in our CONSOLIDATED STATEMENTS OF EARNINGS. The adoption of this statement had no impact on net earnings or cash flows or on compliance with any of our financing arrangements.

    In May 2003, the Emerging Issues Task Force (EITF) reached consensus on EITF No. 03-04, "Determining the Classification and Benefit Attribution Method for a 'Cash Balance' Pension Plan" requiring certain cash balance pension plans to be accounted for as defined benefit plans. Specifically, EITF 03-04 requires that actuarially determined pension expense for cash balance plans that have fixed-interest crediting rates and are not pay-related, be accounted for using the traditional unit credit method of accounting. We have historically accounted for our cash balance plans as defined benefit plans. However, because our cash balance plans have variable interest crediting rates and are pay-related, EITF 03-04 is not applicable to us.

INVESTMENTS IN VARIABLE INTEREST ENTITIES

    In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", an Interpretation of Accounting Research Bulletin No. 51 "Consolidated Financial Statements" (FIN 46). FIN 46 provides guidance related to evaluating, identifying and reporting of variable interest entities (VIEs), including entities more commonly referred to as special purpose entities or SPEs. FIN 46 requires the consolidation of certain VIEs if a company is deemed the primary beneficiary, defined in FIN 46 as the entity that holds the majority of the variable interests in the VIE. In addition, FIN 46 requires disclosure for both consolidated and non-consolidated VIEs. The consolidation requirements applicable to Cummins were originally effective for all periods beginning after June 15, 2003.

    On October 7, 2003, the FASB issued a FASB Staff Position (FSP), FSP No. Fin 46-e. This FSP deferred the effective date of FIN 46 to periods ending after December 15, 2003 for public companies related to interests in entities meeting the following criteria:

    - The interest was acquired before February 1, 2003

    - The public entity has not issued financial statements reporting that variable interest entity in accordance with FIN 46

    We currently participate in four entities that have been identified as VIEs, two of which are currently consolidated. Two of the entities are parties to our sale of receivables program as described in Note 4 of our annual Consolidated Financial Statements. Although we are still assessing the impact of FIN 46 on these entities, we believe we will still consolidate Cummins Receivables Corporation (CRC) and do not believe we are the primary beneficiary of the receivable securitization conduit to which CRC sells beneficial interests in its receivables. At September 28, 2003, there were no amounts outstanding under our receivables securitization facility.

    We are still evaluating the impact of FIN 46 on the VIE that is a party to the sale leaseback transaction involving our ISX assembly equipment more fully discussed in Note 18 of our annual Consolidated Financial Statements. Our maximum potential loss related to this entity is limited to our $9 million residual value guarantee.

    We are also still evaluating the impact of FIN 46 on Cummins Capital Trust I (the Trust), the consolidated Trust that issued our Convertible Preferred Securities as more fully described in Note 9 of our annual Consolidated Financial Statements. Pursuant to FIN 46, it could be determined that (1) the Trust is a variable interest entity and (2) the Company is not the primary beneficiary of this Trust. If such determinations are made, the Company would be required to de-consolidate the trust effective December 31, 2003. The impact to Cummins of the deconsolidation would be that (1) the subordinated debentures between Cummins and the Trust would be reported as a component of Long-term debt in our Consolidated Statements of Financial Position (today they are identified as Preferred Securities but classified as a long-term liability), and (2) the total amount of our liabilities could increase by the amount of our equity investment in the Trust ($9 million). This change would not impact the Trust's obligations to the preferred shareholders nor Cummins' obligations to the Trust.

    We have investments currently accounted for under the equity method that are potential VIEs under FIN 46. In addition, we guarantee the obligations of certain North American distributors where we do not own an interest. We are in the process of performing an analysis to determine the proper reporting treatment under FIN 46 for each of our joint ventures and equity method investments, primarily in our Engine business, investments in certain of our North American distributors and distributors for which we guarantee a portion of their debt. These entities are further discussed in Note 4 of our annual Consolidated Financial Statements. Sales to these entities are disclosed as sales to related parties in our Consolidated Statements of Earnings. Purchases from these entities are also disclosed in Note 4. The amount of income related to these entities is disclosed on our Consolidated Statements of Earnings as "Joint Ventures and alliances income." We believe our maximum exposure to losses related to these entities is limited to the amount of our investment
($319 million at September 28, 2003) and our guarantees on the obligations of certain of our distributors (See Note 10) as we have no requirements to fund losses, if any, of these entities. We do have an obligation to fund certain working capital requirements of Consolidated Diesel Corporation as more fully discussed in Note 5 of our annual Consolidated Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

    We are exposed to financial risk resulting from changes in foreign exchange rates, interest rates and commodity prices. This risk is closely monitored and managed through the use of financial (derivative) instruments including price swaps, forward contracts and interest rate swaps. As clearly stated in our policies and procedures, financial instruments are used expressly for hedging purposes, and under no circumstances are they used for speculative purposes. Our hedging transactions are entered into with banking institutions that have strong credit ratings, and thus the credit risk associated with these transactions is not considered significant. The results and status of our hedging transactions are reported to senior management on a monthly and quarterly basis. Note 13 of the Notes to Consolidated Financial Statements contains further information regarding financial instruments and risk management.

    The following describes our risk exposures and provides results of sensitivity analyses performed on December 31, 2002. The sensitivity test assumes instantaneous, parallel shifts in foreign currency exchange rates, and commodity prices.

FOREIGN EXCHANGE RATES

    We are exposed to foreign currency exchange risk as a result of our international business presence. We transact extensively in foreign currencies and have significant assets and liabilities denominated in foreign currencies. As a result, our earnings experience some volatility related to movements in foreign currency exchange rates. In order to benefit from global diversification and naturally offsetting currency positions, we enter into forward contracts to hedge our existing exposures (recognized asset and liability) and forecasted transactions. The contracts are designated as hedges under Statement of Financial Accounting Standards No. 133. The objective of our hedging program is to reduce the impact of changes in foreign exchange rates on earnings by essentially creating offsetting currency exposures.

    As of December 31, 2002, the potential gain or loss in the fair value of our outstanding foreign currency contracts, assuming a hypothetical 10 percent fluctuation in the currencies of such contracts, would be approximately
$.2 million. The sensitivity analysis of the effects of changes in foreign currency exchange rates assumes the notional value to remain constant for the next 12 months. The analysis ignores the impact of foreign exchange movements on our competitive position and potential changes in sales levels. It should be noted that any change in the value of the contracts, real or hypothetical, would be significantly offset by an inverse change in the value of the underlying hedged items. (See Note 13 of the Consolidated Financial Statements.)

INTEREST RATES

    We are also exposed to interest rate risk as result of our indebtedness. Our objective in managing our exposure to changes in interests rates is to limit the effect of interest rate changes on earnings and cash flows and to lower our overall cost of borrowing. To achieve this objective, we primarily use interest rate swap agreements to manage exposure to interest rate changes related to our borrowing arrangements.

    In November 2002, we terminated an interest rate swap relating to our 6.45% Notes that mature in 2005. The swap converted $225 million notional amount from fixed rate debt into floating rate debt and would have matured in 2005. The termination of this swap resulted in a $12 million gain. The gain is being amortized to earnings as a reduction of interest expense over the remaining life of the debt. The amount of gain recognized in 2002 was $0.9 million. The remaining balance of the deferred gain is classified as "Long-term debt" in our CONSOLIDATED STATEMENTS OF FINANCIAL POSITION.

    In March 2001, we terminated three fixed-to-floating interest rate swap agreements related to our 6.25% Notes with principal amount of $125 million due in 2003 and 6.45% Notes with principal amount of $225 million due in 2005. The termination of these swaps resulted in a $9 million gain. The gain is being amortized to earnings as a reduction of interest expense over the remaining life of the debt. The amount of gain recognized in 2002 and 2001 was $2.9 million and $2.5 million, respectively.

    As of December 31, 2002, we do not own any interest rate swap agreements. (See Note 13 of the Consolidated Financial Statements.)

COMMODITY PRICES

    We are also exposed to fluctuations in commodity prices through the purchase of raw materials as well as contractual agreements with component suppliers. To reduce the effect of raw material price changes for select commodities, we enter into commodity swap contracts to hedge a portion of our anticipated raw material purchases.

    As of December 31, 2002, the potential gain or loss related to the outstanding commodity swap contracts, assuming a hypothetical 10 percent fluctuation in the price of such commodities, would be approximately
$.3 million. The sensitivity analysis of the effects of changes in commodity prices assumes the notional value to remain constant for the next 12 months. The analysis ignores the impact of commodity price movements on our competitive position and potential changes in sales levels. It should be noted that any change in the value of the swaps, real or hypothetical, would be significantly offset by an inverse change in the value of the underlying hedged items. (See
Note 13 of the Consolidated Financial Statements.)

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
  DISCLOSURE.

    On April 1, 2002, our Board of Directors adopted the recommendation of its Audit Committee to replace Arthur Andersen LLP as our independent public accountants and engaged PricewaterhouseCoopers LLP to serve as independent public accountants for the fiscal year 2002. On June 15, 2002, a jury in Houston, Texas found Arthur Andersen LLP guilty of a Federal obstruction of justice charge arising from the Federal government's investigation of Enron Corporation. On August 31, 2002, Arthur Andersen LLP ceased practicing before the Securities and Exchange Commission.

    Arthur Andersen LLP provided us with auditing services for prior fiscal periods through December 31, 2001, including issuing an audit report with respect to our audited Consolidated Financial Statements for each of the fiscal years ended December 31, 2001 and 2000. Andersen's report did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and April 1, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. During this period there were also no disagreements, which, if not resolved to the satisfaction of Andersen, would have caused it to make reference to the subject matter in its report on the Consolidated Financial Statements for such years.

    During the years ended December 31, 2001 and 2000 and through April 1, 2002, there were no reportable events as defined in Item 304 (a) (1) (v) of Regulation S-K as promulgated by the SEC. We have provided a copy of the foregoing disclosures to Andersen. A letter from Andersen stating its agreement with such disclosures was attached as an Exhibit in our Form 8-K report filed with the SEC on April 3, 2002.

    During the interim period between December 31, 2001, and April 1, 2002, we did not consult with PwC regarding the application of accounting principles to a specific transaction, or the type of audit opinion that might be rendered on our Consolidated Financial Statements for the years ended December 31, 2001, and 2000, or any other matter that was either the subject of a disagreement (as described above) or as a reportable event.

                                    BUSINESS

    We are a global power leader that designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related products, including filtration and emissions solutions, fuel systems, controls and air handling systems. We were founded in 1919 as one of the first manufacturers of diesel engines and are headquartered in Columbus, Indiana. We sell our products to Original Equipment Manufacturers (OEMs), distributors and other customers worldwide. We have long-standing relationships with many of the leading manufacturers in the markets we serve, including DaimlerChrysler, Volvo AB, PACCAR Inc., Navistar International Corporation, CNH Global N.V., Scania AB and General Electric Company.

    Our financial performance depends, in large part, on varying conditions in the markets we serve, particularly the automotive, construction and general industrial markets. Demand in these markets tends to fluctuate in response to overall economic conditions and is particularly sensitive to changes in interest rate levels and fuel costs. OEM inventory levels, production schedules and work stoppages also impact our sales. Economic downturns in the markets we serve generally result in a sales reduction, which affect our profits and cash flow.

    Since 2000, the markets we serve in North America have experienced a downturn, primarily markets for heavy-duty trucks, medium-duty trucks, construction equipment and a number of consumer-driven markets, such as those for light-duty trucks. These conditions had a negative impact on the performance of our Engine Business. In addition, weak conditions in the markets served by our Power Generation Business have resulted in reduced demand and high inventory levels, which have negatively affected our performance in this segment. During the fourth quarter of 2000, the first quarter of 2001 and the second quarters of 2001 and 2002 we recorded restructuring charges as a result of the downturn in the North American heavy-duty truck market and several other end-markets. These actions were necessary in order to achieve lower production costs and improve operating efficiencies under difficult economic conditions. The charges related to the programs, included staffing reorganizations and reductions in our business segments, asset impairment write-downs for manufacturing equipment and facility closure and consolidation costs. As of December 31, 2002, all activities associated with the 2000 and 2001 restructuring actions were completed.

    In the fourth quarter 2002, we announced plans to consolidate our heavy-duty engine assembly and test operations at our Jamestown, New York engine plant. Approximately 200 positions in the heavy-duty business were eliminated as a result of the consolidation, which was completed by the end of the first quarter 2003.

    In reviewing this discussion of our business you should consider those factors that may have an adverse affect on our results of operations. The section entitled "Risks Factors" beginning on page 11 provides an important discussion of these factors.

COMPETITIVE STRENGTHS

    We believe the following competitive strengths are instrumental to our success:

    - LEADING BRANDS. Our product portfolio includes products marketed under the following brands, each of which holds a leading position in its respective market:

       - Cummins engines, electric power generation systems, components and parts;

       - Onan generator sets;

       - Newage alternators;

       - Fleetguard filtration systems and components;

       - Nelson intake and exhaust systems and components;

       - Kuss automotive in-tank fuel filtration;

       - Universal Silencer large filtration systems and silencers; and

       - Holset turbochargers.

      While our portfolio of brands contains a number of market leaders, we operate in a highly competitive sector and our brands compete with the brands of other manufacturers and distributors that produce and sell similar products. A potential customer could select products of our competitors in the event of actual or perceived superiority of the cost (initial purchase and operating), delivery, performance, quality, fuel economy, serviceability and customer support of those products when compared to ours.

    - CUSTOMERS AND PARTNERS. To maintain technology leadership and a global presence in a cost-effective manner, we have established strategic alliances with a number of our leading customers. These partnerships provide us with a knowledge and understanding of our customers' technology and business needs, and enable us to develop products and services, which better meet their requirements at lower costs. For example, we have both customer and supplier arrangements with Komatsu, Ltd., including multiple manufacturing joint ventures and a product development joint venture through which we have partnered in the development of several engines. We are also the exclusive supplier of engines for Komatsu mining equipment. In addition, we have been the exclusive diesel engine supplier to DaimlerChrysler for its Dodge Ram truck since 1988. We have long-term agreements with Volvo, PACCAR and Navistar for the supply of heavy-duty truck engines. These agreements afford us long-term price stability and eliminate certain dealer and end-user discounts. We also have multiple international joint ventures to manufacture midrange engines, including partnerships with Tata Engineering and Locomotive Company, the leading truck manufacturer in India, and Dongfeng Automotive Corporation, the second largest truck manufacturer in China.

    - GLOBAL PRESENCE. We have a strong global presence including a world class distribution system, manufacturing and engineering facilities around the world and a network of global supply sources. Our worldwide presence has enabled us to take advantage of growth opportunities in international markets, with our sales outside the United States growing from 39 percent of total sales in 1999 to 45 percent of total sales in 2002. In the last 45 years, we have developed a distribution and service network that includes more than 500 company-owned and independent distributor locations and 4,700 independent dealers located throughout 131 countries and territories. We also have manufacturing operations and product engineering centers around the world, with facilities in the United Kingdom, Brazil, Mexico, Canada, France, Australia, China, India, South Africa and Singapore. In addition, we have developed a global network of high-quality, low-cost supply sources to support our manufacturing base.

    - LEADING TECHNOLOGY. We have an established reputation for delivering high-quality, technologically advanced products. We continuously work with our customers to develop new products that improve the performance of their vehicles, equipment or systems at competitive cost levels. We are a leader in developing technologies to reduce diesel engine emissions, a key concern of our customers and regulators around the world. We were the first company to develop engines that were certified to meet new emissions standards governing heavy-duty diesel engines. These standards went into effect in the United States on October 1, 2002. We also developed low-emission, high-performance natural gas engines as an alternative fuel option for the on-highway, industrial and power generation markets. Our technology leadership enables us to develop integrated product solutions for the power generation and filtration markets, allowing our customers to use a single high-performance, low-cost system as opposed to multiple components from different suppliers. The competitive nature of the markets in which we operate require us to dedicate significant resources and to continuously work to sustain our reputation for delivering high-quality, technologically advanced products.

BUSINESS STRATEGY

    The three key elements of our business strategy are as follows:

    - AGGRESSIVELY PURSUE COST LEADERSHIP. In many of our markets, product or system cost is a critical performance parameter for our customers. To achieve cost leadership, we will continue to leverage our innovative technology, economies of scale, global presence and customer partnerships. Beginning in 2000, we launched several focused initiatives to dramatically reduce costs and lower our breakeven point:

       - SIX SIGMA. Six Sigma is a project oriented, statistically based, problem solving methodology focused on elimination of waste and other forms of unnecessary expenses. This is the cornerstone of our cost reduction efforts. Since the program's inception in 2000, we have trained 1,300 "belts" (a person trained in the tools of Six Sigma who manages the project and implements the improvements) who have delivered more than $400 million of savings and have substantially improved product and service quality.

       - DIRECT/INDIRECT PURCHASING. Our cost reduction efforts in supply chain management have saved more than $315 million in the cost of purchased materials during the last four years.

       - OVERHEAD REDUCTION. We reduced selling, administrative and research expenses by $78 million in 2001 compared to 2000, and an additional $4 million in 2002 compared to 2001.

       - RESTRUCTURING. Since January 1, 2000, we have closed six plants, consolidated multiple operations and reduced our global headcount by over 17 percent. These efforts resulted in savings of more than $80 million in 2002.

    We will continue to pursue cost reduction opportunities through our Six Sigma initiatives, global sourcing, consolidation of operations and product design and quality improvement.

    - EXPAND INTO RELATED MARKETS. We will grow in related businesses where we can use our existing investments in products or technology, leading brand names or market presence to establish a competitive advantage. We will target related markets that will offer us higher rates of growth, attractive returns and more stable cash flows through product and end market diversity. For example, we are growing our International Distributor Business through expansion of our aftermarket parts and service business by capitalizing on our global customer base. Through our Emission Solutions business, we will leverage our filtration, exhaust and engine technologies to provide integrated solutions for our customers and meet increasingly stringent emissions requirements. Our Power Generation Business is focused on increasing sales of power electronics and controls, such as transfer switches and switchgear.

    - MAXIMIZE RETURN ON CAPITAL. Return on capital, specifically return on average net assets (ROANA), is our primary measure of financial performance. Each of our business segments has ROANA targets, and we allocate capital based on segment performance against those targets.

      As a result of our focus on ROANA, we have been able to reduce capital spending while still funding key development programs, including the completion of a full range of emission-compliant engines. We have reduced our 2002 capital expenditure requirements by over $100 million compared to capital expenditures in the previous three years. In addition, despite unprecedented weakness in most of our markets, we generated an operating profit in 2002.

      One of our goals is to regain an investment grade credit rating. To achieve this goal, we have put significant management focus on increasing earnings, improving cash flow and reducing financial leverage. To this end, we generated $193 million in cash flow from operations in 2002.

OUR BUSINESS SEGMENTS

    We operate four complementary business segments that share technology, customers, strategic partners, brands and our distribution network to gain a competitive advantage in their respective markets. With our size and global presence, we provide world-class products, service and support to our customers in a cost- effective manner. In each of our business segments, we compete worldwide with a number of other manufacturers and distributors that produce and sell similar products. Our products primarily compete on the basis of price, performance, fuel economy, speed of delivery, quality and customer support.

ENGINE BUSINESS

    Our Engine Business manufactures and markets a broad array of diesel and natural gas-powered engines under the Cummins brand name for the heavy and medium-duty truck, bus, recreational vehicle (RV), light-duty automotive, agricultural, construction, mining, marine, oil and gas, rail and governmental equipment markets. We offer a wide variety of engine products with displacement from 3.3 liters to 91 liters and horsepower ranging from 60 to 3,500. In addition, we provide a full range of new parts and service, as well as remanufactured parts and engines, through our extensive distribution network. Our Engine Business is our largest business segment, accounting for approximately 56 percent of total sales in 2002.

    The principal customers of our heavy and medium-duty truck engines include truck manufacturers, such as International Truck and Engine, Volvo Trucks North America, PACCAR and Freightliner, manufacturers of school, transit and shuttle buses and manufacturers of construction, agriculture and marine equipment. The principal customers of our light-duty automotive engines are DaimlerChrysler and manufacturers of RVs.

    In the markets served by our Engine Business, we compete with independent engine manufacturers as well as OEMs who manufacture engines for their own products. Our primary competitors in North America are Caterpillar, Inc., Detroit Diesel Corporation, Mack Trucks, Inc. and Navistar. Our primary competitors in international markets vary from country to country, with local manufacturers generally predominant in each geographic market. Other engine manufacturers in international markets include Mercedes Benz, Volvo, Renault Vehicules Industriels, Scania and Nissan Diesel Motor Co., Ltd.

    Our Engine Business organizes its engine, parts and service businesses around the following end-user focused groups:

    HEAVY-DUTY TRUCK

    We manufacture a complete line of diesel engines that range from 310 horsepower to 565 horsepower serving the worldwide heavy-duty truck market. We offer the ISL, ISM, ISX and in Australia, the Signature 620 series engines, which we believe comprise the most modern product engine line in our industry. Most major heavy-duty truck manufacturers in North America offer our diesel engines as standard or optional power. In 2002, we held a 24 percent share of the engine market for North American heavy-duty trucks. We also have significant market share overseas, including Europe and Latin America, and are the market leader in Mexico, South Africa and Australia. Our principal competitors in the North American heavy-duty truck market are Caterpillar, Inc., Detroit Diesel Corporation, Mack Trucks, Inc. and Volvo. Our overseas competitors in this market are Mercedes Benz, Volvo, Renault and Scania. Our largest customer for heavy-duty truck engines in 2002 was International Truck and Engine Corporation with sales to this customer representing 5 percent of our net sales in 2002.

    In order to reduce our cost structure, improve customer service and increase market share, we recently entered into long-term supply agreements with three key customers. In October 2000, we entered into a long-term agreement with Volvo Trucks North America, Inc. under which we act as its sole external engine supplier. In 2001, we entered into long-term supply agreements with PACCAR and International Truck and Engine covering our heavy-duty engine product line. These supply agreements provide long-term, stable pricing for engines and eliminate certain dealer and end-user discounts, in order to provide our customers with full responsibility for total vehicle cost and pricing. In addition, these agreements provide for joint work on engine/vehicle integration with a focus on reducing product proliferation. These efforts are expected to reduce product cost while creating enhanced value for end-users through better product quality and performance. The joint sales and service efforts also will provide better customer support at a significantly reduced cost to the partners.

    MEDIUM-DUTY TRUCK AND BUS

    We manufacture a product line of diesel engines ranging from 185 horsepower to 315 horsepower serving medium-duty and inter-city delivery truck customers worldwide. We believe that our ISB and ISC series diesel engines comprise the most advanced product line in the industry. We entered the North American medium-duty truck market in 1990 and had a 13 percent share of the market for diesel powered medium-duty trucks in 2002. Other participants in this market include International Truck and Engine Corporation, Caterpillar and Detroit Diesel Corporation. We also sell our ISB and ISC series engines and engine components outside North America to medium-duty truck manufacturers in Asia, Europe and South America. Freightliner LLC, a division of DaimlerChrysler, was our largest customer in the medium-duty truck market in 2002, representing
4 percent of our net sales.

    We also offer both diesel and alternative fuel engines for school buses, transit buses and shuttle buses. We offer the ISB, ISC, ISL and ISM diesel engines for the bus markets. We also offer our B and C series engines for natural gas applications, which are focused primarily on transit and school bus markets. The demand for alternative fuel products continues to grow both domestically and internationally. Cummins Westport Inc., a joint venture formed in 2001 with Westport Innovations, Inc., offers low emission, propane and natural gas engines that are currently used in municipal transportation markets in Los Angeles, Boston, Salt Lake City and Vancouver, British Columbia.

    LIGHT-DUTY AUTOMOTIVE

    We are the exclusive provider of diesel engines used by DaimlerChrysler in its Dodge Ram trucks. Our relationship with DaimlerChrysler extends over 13 years, and in 2002 we shipped approximately 99,900 engines for use in Dodge Ram trucks. DaimlerChrysler was our largest customer for midrange engines in this market. In 2002, we were selected as the exclusive diesel power provider for Dodge Ram truck.

    We are the leading manufacturer of diesel engines for use in the Class A recreational vehicle market. We hold a 30 percent share of the overall class A motorhome market, representing a 70 percent share of the market for diesel-powered recreational vehicles. Other manufacturers in this market include Caterpillar and Detroit Diesel Corporation. Sales of diesel engines to the recreational vehicle market have increased significantly during the last five years. This indicates strong growth in the use of diesel power for these applications, as opposed to gasoline.

    In 2002, our contract with the U.S. Department of Energy to develop a light-duty automotive engine suitable for use in light pickup truck and sport utility vehicles was renewed. Prototype engines are currently undergoing test and development. We believe that we are well positioned to take advantage of the growing interest in diesel engines for use in these vehicles.

    MEDIUM AND HEAVY-DUTY INDUSTRIAL

    Our medium and heavy-duty engines power a wide variety of equipment in the construction, agricultural and marine markets throughout the world. Our major construction OEM customers are in North America, Europe, South Korea and Japan. These OEMs manufacture approximately one million pieces of equipment per year for a diverse set of applications and utilize engines from our complete product range. Agricultural OEM customers are primarily in North America, South America and Europe, serving end use markets that span the globe. In the marine markets, our joint venture, Cummins Mercruiser Diesel Marine is the market share leader in the North American recreational boat segment. Our engines are sold to both recreational and commercial boat builders, primarily in North America, Europe and Asia.

    HIGH-HORSEPOWER INDUSTRIAL

    We design, manufacture and market high-horsepower engines for mining, rail, government, oil and gas, power generation and marine applications. Our engine size ranges from 19 liters to 91 liters, representing 550 horsepower to 3,500 horsepower, and is the most modern high-horsepower product line in the industry.

    We offer a full product line for mining applications that compete in all segments from small underground mining equipment to 400-ton haul trucks. The launch of the QSK78 at MINExpo 2000 extends our mining products up to 3,500 horsepower, the largest in the mining industry. We occupy the number two position in this market (the number one position in this market is occupied by Caterpillar). Our sales to the rail market are primarily in Europe and Asia, and we are a leader in the worldwide railcar market. With our new QSK60 and QSK78 engines, we will be able to move into a larger proportion of the locomotive and railcar markets outside North America and commercial marine markets worldwide. Government sales represent a small portion of the high-horsepower market and are primarily to defense contractors in North America and Europe. Our new high-horsepower engines allow us to offer our customers in the oil and gas business a full line of high-horsepower products.

POWER GENERATION BUSINESS

    The Power Generation Business is our second largest business segment, representing 20 percent of our total sales in 2002. This business is one of the most integrated providers of power solutions in the world, designing and manufacturing most of the components that make up power generation systems, including loose engines, controls, alternators, transfer switches and switchgear. This business is a global provider of power generation systems and services for a diversified customer base needing self-generated or standby power. Standby power solutions are provided to customers that rely on uninterrupted sources of power and sophisticated backup power systems. Prime power customers include those in developing countries with less comprehensive electrical power infrastructures. We are also a key player in the distributed power generation market, in which generating capacity is moved closer to end-users rather than kept solely in large, centralized utility plants.

    Our power generation products are marketed under the Cummins, Onan and Newage brands, and include diesel and alternative fuel electrical generator sets for commercial and residential applications, such as office buildings, hospitals, municipalities and homes. We offer reciprocating engine based power generation systems worldwide with a power range of 2 kilowatts to 2 megawatts for either standby or prime power applications. Engines are offered with a choice of fuels, including diesel, natural gas or gasoline. Our Newage division is a leader in the alternator industry, supplying alternators up to 4 megawatts. Newage supplies its products internally as well as to other generator set assemblers.

    We also sell engines, alternators, control systems and switchgear to other generator set assemblers, and are the worldwide leader in auxiliary generator sets for RVs and diesel powered recreational marine applications. Our Power Rent business offers the rental of power equipment for both standby and prime power purposes. Our Power Generation Business also markets service contracts, whereby it sells power by the hour rather than the actual power generating equipment and provides a range of services, such as long-term maintenance contracts and turn-key power solutions.

    This business segment continuously explores emerging technologies, such as microturbines and fuel cells, and is leveraging our experience in building business partnerships to develop cost-effective and environmentally-sound power solutions.

    Our customer base for our power generation products is highly diversified, with customer groups varying based upon their power needs. General Electric is one of our largest customers of power generation products.

    This business competes on a global scale with a variety of engine manufacturers and generator set assemblers. Caterpillar remains our primary competitor as a result of its acquisition of MAK Americas Inc., Perkins Engines Inc. and FG Wilson Inc. DaimlerChrysler, through its acquisition of

Detroit Diesel Corporation, and Volvo are other major engine manufacturers with a presence in the high-speed generation segment of the market. Newage competes globally with Emerson Electric Co., Marathon Electric and Meccalte, among others.

FILTRATION AND OTHER BUSINESS

    Our Filtration and Other Business produces filters, silencers and intake and exhaust systems under the Fleetguard, Nelson, Kuss and Universal Silencer brand names and is the largest worldwide supplier of turbochargers for commercial applications through our Holset brand. This segment manufactures filtration and exhaust systems for on-and-off highway heavy-duty equipment and is a supplier of filtration products for industrial and passenger car applications, exhaust systems for small engine equipment and silencing systems for gas turbines. In addition, we operate an emission solutions business through which we develop systems to help our customers meet increasingly stringent emissions standards. In 2002, our Filtration and Other Business segment accounted for approximately 15 percent of our net sales.

    Fleetguard is a leading designer and manufacturer of filters and filtration systems for heavy-duty equipment. Its products are produced and sold in global markets, including Europe, North America, South America, India, China, Australia and the Far East. In a recent 2002 North America on-highway truck market survey published by a leading independent market research company, Fleetguard ranked as the top brand preference for diesel engine air, oil, fuel and coolant filtration products. Nelson Industries, Inc., designs and manufactures air filtration and exhaust systems for on-and-off highway applications ranging from heavy duty equipment to small engine driven consumer applications. Together, Fleetguard and Nelson provide advanced, integrated filtration systems, including air intake and exhaust filtration, emission and noise reduction, engine filtration and mobile hydraulic filtration systems. Our Filtration and Other Business also makes products for the automotive specialty filtration market and the industrial filtration market through our Kuss subsidiary, located in Findlay, Ohio, and Universal Silencer, located in Stoughton, Wisconsin. Our Filtration and Other Business' revenue is split between first fit OEM customers (approximately
40 percent) and replacement part business (approximately 60 percent).

    Holset designs, manufactures and markets turbochargers worldwide. Holset manufacturers turbochargers in five countries and has worldwide sales and distribution. Holset provides critical technology for engines to meet worldwide emissions standards, including variable geometry turbochargers, and is the market leader in turbochargers for heavy-duty equipment. Holset's joint venture with Tata Engineering and Locomotive Company assembled and shipped its first turbochargers in 1996. A joint venture with Wuxi Littleswan Co., Ltd. in China also began production in 1996. In 1999, Holset began full production in the United Kingdom of a variable geometry turbocharger designed for truck powertrains. In 2001, Holset completed consolidation of its U.S. manufacturing facilities into one site located in Charleston, South Carolina.

    Customers of our Filtration and Other Business segment generally include truck manufacturers and other OEMs that are also customers of our Engine Business, such as Deere, and other manufacturers that use our filtration products in their product platforms, such as Harley Davidson. Our customer base for replacement filtration parts is highly fragmented, and primarily consists of various end-users of filtration systems.

    Our Filtration and Other Business competes with other manufacturers of filtration systems and components and turbochargers. Our primary competitors in these markets include Donaldson Company, Inc., Clarcor Inc., Mann+Hummel Group, Tokyo Roki Co., Ltd. and Honeywell International.

INTERNATIONAL DISTRIBUTOR BUSINESS

    In the fourth quarter of 2001, we realigned our reporting structure and created the International Distributor Business as a result of the growing size and importance of the retail distribution business. In 2002, International Distributor Business sales were 9 percent of our total net sales. Our

International Distributor Business consists of 17 company-owned distributors and two joint ventures that distribute the full range of our products and services to end-users at 111 locations in 50 countries and territories. Through this network, our trained personnel provide parts and service to our customers, as well as full service solutions, including maintenance contracts, engineering services and integrated products where we customize our products to cater to specific end-users. Our company-owned distributors are located in key markets, including India, China, Japan, Australia, the United Kingdom and South Africa. Our distributors also serve the dealers and end-users in their territories by providing product maintenance, repair and overhaul services.

    Our International Distributor Business serves a highly diverse customer base consisting of various end-users in the specific geographic markets in which our distributors are located.

    In our International Distributor Business, each distributor that we own or operate in a particular geographic region competes with other distributors and dealers that offer similar products within that region. In many cases, competing distributors and dealers are owned by, or affiliated with, OEMs of those competing products.

SEGMENT FINANCIAL INFORMATION

    Financial information about our business segments is provided in Note 17 of the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

SUPPLY

    We have developed and maintain a world class supply base in terms of technology, quality and cost. We source our materials and manufactured components from leading suppliers both domestically and internationally, and we have adequate sources of supply of raw materials and components. We machine and assemble many of the components used in our engines, including blocks, heads, rods, turbochargers, crankshafts and fuel systems. We also have arrangements with certain suppliers who are the sole source for specific products or supply items. Between 75 and 85 percent of our total raw material and component purchases in 2002 were purchased from suppliers who are the sole source of supply for a particular supply item. Although we elect to source a relatively high proportion of our total raw materials and component requirements from sole suppliers, the majority of these supply items can be purchased from alternate suppliers if required. Our supply agreements vary according to the particular supply item, however, these agreements typically include standard terms relating to cost (including cost reduction targets), quality and delivery. Our supply agreements also typically include customary intellectual property provisions that contain prohibitions on the use of our intellectual property by the suppliers for any purpose other than their performance of the supply agreements, and indemnity covenants from suppliers for breach by them of intellectual property rights of third parties in performance of the agreements. The duration of our more important supply agreements varies but typically ranges between 3 and 5 years and some extend through 2010. Many of our supply agreements include early termination provisions related to failure to meet quality and delivery requirements. Our business is not substantially dependent on any one of our supply agreements, however, the raw materials and components from these suppliers are single sourced and are important to our business because delays involved in re-sourcing these raw materials and components could be costly.

PATENTS AND TRADEMARKS

    We own or control a significant number of patents and trademarks relating to the products we manufacture. These have been granted and registered over a period of years. Although these patents and trademarks are generally considered beneficial to our operations, we do not believe any patent, group of patents, or trademark (other than our leading brand house trademarks) is considered significant in relation to our business.

SEASONALITY

    While individual product lines may experience modest seasonal declines in production, there is no material effect on the demand for the majority of our products on a quarterly basis. However, our Power Generation Business normally experiences seasonal declines in the first quarter of the fiscal year due to general declines in construction spending and our International Distributor Business normally experiences seasonal declines in first quarter sales due to holiday periods in Asia and Australia.

LARGEST CUSTOMER

    We have thousands of customers around the world and have developed long-standing business relationships with many of them. DaimlerChrysler is our largest customer, accounting for approximately 14 percent of our net sales in 2002, primarily relating to sales of our ISB engine for use in Dodge Ram trucks and sales of our heavy and medium-duty engines to the Freightliner division of DaimlerChrysler. While a significant number of our sales to DaimlerChrysler are under long-term supply agreements, these agreements provide for the supply of DaimlerChrysler's engine requirements for particular models and not a specific number of engines. DaimlerChrysler is our only customer accounting for more than 10 percent of our net sales in 2002, and accordingly, the loss of this customer or a significant decline in the production level of DaimlerChrysler vehicles that use our engines would have an adverse effect on our business, results of operations and financial condition. We have been supplying engines to DaimlerChrysler for more than 13 years. A summary of our principal customers for each of our business segments is included in the discussion of each of our segments.

    In addition to our agreements with DaimlerChrysler, we have long-term heavy-duty engine supply agreements with International Truck and Engine Corporation, PACCAR and Volvo Trucks North America. Collectively, our net sales to these three customers was less than 15% of total net sales in 2002 and individually, was less than 5% of total net sales for each of these customers. As with DaimlerChrysler, these agreements contain standard purchase and sale agreement terms covering engine and engine parts pricing, quality and delivery commitments, as well as engineering product support obligations. The basic nature of our agreements with OEM customers is that they are long-term (generally 5 years or longer) price and operations agreements that assure the availability of our products to each customer through the duration of the respective agreements. There are no guarantees or commitments by these customers of any kind regarding volumes or market shares, except in the case of DaimlerChrysler which has committed that we will be its exclusive diesel engine supplier for the Dodge Ram heavy-duty pickup truck. Agreements with OEMs contain bilateral termination provisions giving either party the right to terminate in the event of a material breach, change of control or insolvency or bankruptcy of the other party.

BACKLOG

    While we have supply agreements with some truck and off-highway equipment OEMs, most of our business is transacted through open purchase orders. These open orders are historically subject to month-to-month releases and may be canceled on reasonable notice without cancellation charges and therefore are not considered technically firm.

DISTRIBUTION

    Over the last 45 years, we have developed a distribution and service network that includes more than 500 distributor locations and 4,700 dealers in 131 countries and territories. This network is comprised of independent distributors, as well as distributors that are partially or wholly owned by us. Each distributor sells the full range of our products, as well as complementary products and services. Our International Distributor Business operates within this network, operating company-owned distributors in 111 locations across 50 countries and territories.

    Our agreements with independent and partially owned distributors generally have a three-year term and are exclusive with respect to specified territories. Our distributors develop and maintain the network of dealers with which we have no direct relationship. The distributors are permitted to sell other, non-competitive, products only with our consent. We license all of our distributors to use our name and logo in connection with the sale and service of our products, with no right to assign or sublicense the marks, except to authorized dealers, without our consent. Products are sold to the distributors at standard domestic or international distributor net prices, as applicable. Net prices are wholesale prices we establish to permit our distributors an adequate margin on their sales. We can refuse to renew these agreements at will, and we may terminate them upon 90-day notice for inadequate sales, change in principal ownership and certain other reasons. Distributors also have the right to terminate the agreements upon 60-day notice without cause, or 30-day notice for cause. Upon termination or failure to renew, we are required to purchase the distributor's current inventory and may, but are not required to purchase other assets of the distributor.

    Our distribution capability is a key element of our business strategy and competitive position, particularly in our efforts to increase customer access to aftermarket replacement parts and repair service. There are approximately 8,900 locations in North America, primarily owned and operated by OEMs or their dealers, at which Cummins trained service personnel and parts are available to service, maintain and repair our engines. We also have parts distribution centers located strategically throughout the world in order to serve our customers.

    We consolidate the financial results of all wholly-owned distributors and account for partially-owned distributors using the equity method of accounting (see Note 1 and Note 5 of the Notes to Consolidated Financial Statements included elsewhere in this Prospectus).

RESEARCH AND DEVELOPMENT

    We have an extensive research and engineering program to achieve product improvements, innovations and cost reductions for our customers, as well as to satisfy legislated emissions requirements. We are nearing completion of a program to renew and extend our engine range. We have introduced a variety of concepts in the diesel industry that combine electronic controls, computing capability and information technology. We also offer alternative fuel engines for certain markets. In 2002, our research and development expenditures were $201 million. Of this amount, approximately 40 percent, or $80 million, was directly related to the development of engines that are designed to comply with the 1998 consent degree. We continue to invest in technologies to meet increasingly more stringent emissions standards. For example, we have had three heavy-duty diesel truck engines certified by the EPA as in compliance with new emissions standards for heavy-duty diesel engines that went into effect in the United States on October 1, 2002. We were the first company to have an engine certified by the EPA as being in compliance with the new EPA standards.

JOINT VENTURES AND ALLIANCES

    We have manufacturing facilities worldwide, including major operations in Europe, India, Mexico and Brazil. We also have parts distribution centers strategically located in Brazil, Mexico, Australia, Singapore, China, India and Belgium to supply service parts to maintain and repair our engines. We have entered into the following joint venture agreements and alliances with business partners in various areas of the world to increase our market penetration, expand our product lines, streamline our supply chain management and develop new technologies:

    - CUMMINS INDIA LTD. We are the majority owner of Cummins India Ltd., which is publicly listed on the Bombay Stock Exchange. This business grew out of a partnership established in 1962 with the Kirloskar family and eventually expanded to include other local partners. Cummins India Ltd. produces midrange, heavy-duty and high-horsepower engines for the Indian and export markets.

    - CONSOLIDATED DIESEL COMPANY. Consolidated Diesel Company, located in the United States is a joint venture with CNH Global N.V. that began with Case Corporation in 1980. This partnership produces Cummins B series, C series and ISL Series engines and engine products for automotive and industrial markets in North America and Europe.

    - CUMMINS/DONGFENG JOINT VENTURE.  We partnered with Dongfeng
      International Ltd. in 1995 to form a joint venture in China, Dongfeng Cummins Engine Co. Ltd., for the production of our C Series engines. This joint venture produces engines for the second largest truck manufacturer in China. We have also licensed Dongfeng Automotive Corporation to manufacture Cummins B Series engines in China.

    - CUMMINS/KOMATSU ARRANGEMENTS. We have formed a broad relationship with Komatsu Ltd., including three joint ventures and numerous exclusive supply arrangements. Two joint ventures were formed in 1992, one to manufacture Cummins B Series engines in Japan, the other to build high-horsepower Komatsu-designed engines in the United States. In 1997, we established a third joint venture to design next generation industrial engines in Japan.

    - TATA CUMMINS LIMITED. In 1992, we formed a joint venture with Tata Engineering and Locomotive Company, the largest automotive company in India and a member of the Tata group of companies. Tata Cummins Limited manufactures the Cummins B Series engine in India for use in Tata trucks.

    - CUMMINS/CHINA NATIONAL HEAVY-DUTY TRUCK JOINT VENTURE. In 1995, we formed a joint venture with China National Heavy-duty Truck Corporation in Chongqing, China to manufacture a broad line of our heavy-duty and high-horsepower diesel engines in China.

    - THE EUROPEAN ENGINE ALLIANCE (EEA). The EEA was established in 1996 as a joint venture between our Company and two Fiat Group companies, Iveco N.V. (trucks and buses) and CNH Global (agricultural equipment), to develop a new generation of 4, 5 and 6-liter engines based on our 4B and 6B Series engines.

    - CUMMINS/SCANIA JOINT VENTURE. We formed a joint venture with Scania in 1999 to produce fuel systems for heavy-duty diesel engines.

    - CUMMINS/WESTPORT JOINT VENTURE. In 2001, we formed a joint venture with Westport Innovations Inc., located in British Columbia, Canada, to develop and market low-emissions, high-performance natural gas engines for on-highway, industrial and power generation markets.

    - NEWAGE/AVK/SEG JOINT VENTURE. In 2001, Newage International Ltd., which operates within our Power Generation Business, formed a joint venture with AvK/SEG Holding GmbH & Co. KG, a German alternator and power electronics company, to offer a broad range of industrial alternators.

    - CUMMINS MERCRUISER DIESEL MARINE LLC. In 2002, we formed a joint venture with Mercury Marine, a division of Brunswick Corporation, to develop, manufacture and sell recreational marine diesel products, including engines, sterndrive packages, inboard packages, instrument and controls, service systems and replacement and service parts and assemblies, complete integration systems and other related products.

    In addition to these key joint ventures and agreements, we have entered into numerous joint ventures around the world that provide engine components, such as turbochargers, alternators and filtration products. We have also entered into license agreements that provide for the manufacture and sale of our products in Turkey, China, Pakistan, South Korea, Indonesia and other countries. We will continue to evaluate joint venture and partnership opportunities in order to penetrate new markets, develop new products and generate manufacturing and operational efficiencies.

    Financial information about our investments in joint ventures and alliances is included in Note 5 of the Notes to Consolidated Financial Statements. Financial information about geographic areas is included in Note 17 of the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

EMPLOYMENT

    As of December 31, 2002, we employed approximately 23,700 persons worldwide. Approximately 9,700 of our employees are represented by various unions under collective bargaining agreements that expire between 2003 and 2005. We believe that we have a good working relationship with our employees.

ENVIRONMENTAL COMPLIANCE

    PRODUCT ENVIRONMENTAL COMPLIANCE

    Our engines are subject to extensive statutory and regulatory requirements that directly or indirectly impose standards governing emissions and noise. Our products comply with emissions standards that the EPA, the California Air Resources Board (CARB) and other state regulatory agencies, as well as other regulatory agencies around the world, have established for heavy-duty on-highway diesel and gas engines and off-highway engines produced through 2003. Our ability to comply with these and future emissions standards is an essential element in maintaining our leadership position in regulated markets. We have made, and will continue to make, significant capital and research expenditures to comply with these standards. Failure to comply with these standards could result in adverse effects on our future financial results.

    EPA ENGINE CERTIFICATIONS

    In the fourth quarter 2002, we implemented new on-road emissions standards. These were implemented in accordance with the terms of a consent decree that we and a number of other engine manufacturers entered into with the EPA, the U.S. Department of Justice and CARB. The consent decree was in response to concerns raised by these agencies regarding the level of nitrogen oxide emissions (NOx) from heavy-duty diesel engines.

    EPA regulations governing our operations also establish several means for the EPA to ensure and verify compliance with emissions standards, including tests of new engines as they come off the assembly line (selective enforcement audits (SEAs)) and tests of field engines (in-use compliance tests). The EPA has used the SEA provisions for several years to verify the compliance of heavy-duty engines. In the product development process, we anticipate SEA requirements when we set emissions design targets. If we fail an SEA, we might be required to cease production of any non-compliant engines and recall engines produced prior to the audit. None of our engines was chosen for in-use compliance testing in 2003. The EPA will increase the in-use test rate in future years, and one or more of our engines may be selected.

    In 1988, the CARB promulgated a rule that requires the reporting of failures of emissions related components when the failure rate reaches a specified level. At higher failure rates, a recall may be required. In 2002, we did not submit any emissions-related component failure reports. EPA also requires the submission of defect reports. Pursuant to this requirement, we notified EPA that 811 ISB engines produced at our Darlington Engine Plant in England contained pistons produced by a supplier that are not in compliance with specifications, resulting in slightly higher particulate emissions. At the time of reporting this noncompliance to the EPA we proposed a solution to the EPA which involved deducting a specified amount from our 2002 particulate matter credit account. This amount was equivalent to the amount by which the non-complying engines exceeded the specified limit for particulate emissions. To date, we have not received a response from the EPA. We have, however, deducted this amount of credits from the appropriate particulate matter credit account and have submitted our preliminary yearly annual banking and trading summary report to the EPA based on this amount.

    A second element of the consent decree requires us to pull forward by one year to January 1, 2005, the implementation of Tier 3 emissions standards for off-road engines in the horsepower range from 300 to 749 horsepower. When the development of Tier 3 compliant engines is near completion we will commence a certification process with the EPA. This process involves testing, compiling and analyzing data and the provision of information to the EPA and the California Air Resources Board.

Once this testing and data preparation is finalized, we will file a certification application with the EPA. Until the EPA has approved our application, we cannot sell off-road engines in the horsepower range from 300 to 749 in the United States (less than 2% of our 2002 revenue was derived from the sale of these types of off-road engines in the United States). Development and testing is well advanced and we anticipate achieving the January 1, 2005 milestone for engines in this horsepower range.

    Not all of our competitors are signatories to the consent decree and therefore were not required to undertake the capital and research expenditures that we have undertaken at the time we have undertaken them. This has provided some of our competitors with a competitive advantage. The majority of the impact the consent decree has had on our business is reflected in the results we have reported over the past four years. The pull ahead of emission standards has put us at a disadvantage compared to manufacturers who did not sign the consent decree. Relative to the fifteen-month pull ahead of the 2004 emission standards for engines used in on-highway applications, the company's heavy heavy-duty engine families (ISX and ISM) compete primarily against engines produced by other consent decree signing manufacturers. However, DaimlerChrysler, one of our competitors who did not sign the consent decree, introduced a new entry into this segment of the market during this period and thereby enjoyed a competitive advantage. Our medium heavy-duty engines were also at a disadvantage compared to manufacturers who did not sign the consent decree. As this fifteen month pull ahead time period is nearly over, the majority of the impact has already occurred. Relative to the twelve month pull ahead (from January 1, 2006 to January 1, 2005) of the non-road Tier 3 standards for engines used in construction and agricultural applications, the situation is similar. Our QSM, QSX and QSK19 engine families participate in this market segment. Most of the competitive engines in this horsepower range are produced by other consent decree signing manufacturers that are subject to the pull ahead. There are some participants in this market that are not consent decree signers, that would, during this one year period, have a competitive advantage.

    Emissions standards in international markets, including Europe and Japan, are becoming more stringent. We believe that our experience in meeting U.S. emissions standards leaves us well positioned to take advantage of opportunities in these markets as the need for emissions control capability grows.

    OTHER ENVIRONMENTAL STATUTES AND REGULATIONS

    We believe we are in compliance in all material respects with laws and regulations applicable to our plants and operations. During the last five years, expenditures for environmental control activities and environmental remediation projects at our facilities in the U.S. have not been a substantial portion of annual capital outlays and are not expected to be material in 2003. Pursuant to notices received from federal and state agencies and/or defendant parties in site environmental contribution actions, we have been identified as potentially responsible parties (PRPs) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or similar state laws, at approximately 10 waste disposal sites. Under such laws, we typically are jointly and severally liable for any investigation and remediation costs incurred with respect to the sites. Therefore, our ultimate responsibility for such costs could be greater than the percentage of waste we actually contributed to the site.

    We are unable to determine the aggregate cost of remediation at these sites. However, for each site we have attempted to calculate our liability by analyzing the amounts and constituents of waste we contributed to the sites, the estimated costs for remediation at the sites, the number and identities of other PRPs and the level of our insurance coverage. At some of these sites, we will be released from liability at the site as a DE MINIMIS PRP for a nominal amount. With respect to some sites at which we have been named as a PRP, we cannot accurately estimate the future remediation costs. At several sites, the remedial action has not been determined. In other cases, we have only recently been named a PRP and we are collecting information on the site. Finally, in some cases, we believe we have no liability at the site and are actively contesting our designation as a PRP.

    Based upon our experiences at similar sites, however, we believe that our aggregate future remediation costs will not be significant. We believe that we have good defenses to liability at several of the sites while our percentage contribution at other sites is likely to be insignificant and that other PRPs will bear most of the future remediation costs at the sites where we could have liability. Because environmental laws impose joint and several liability, our liability may be based upon many factors outside our control, however, and could be material if we become obligated to pay a significant portion of expenses that would otherwise be the responsibility of other PRPs, possibly resulting in a default under the indenture governing our 9 1/2% Senior Notes. Based upon information presently available, we believe that such an outcome is unlikely at any site for which we have been named a PRP.

PROPERTIES

    Our worldwide manufacturing facilities occupy approximately 15 million square feet, including approximately 9 million square feet in the United States. Principal manufacturing facilities in the U.S. include our plants in Southern Indiana, Wisconsin, New York, Iowa, Tennessee and Minnesota, as well as an engine manufacturing facility in North Carolina, which is operated in partnership with CNH Global N.V.

    Manufacturing facilities outside of the U.S. include facilities located in the United Kingdom, Brazil, India, Mexico, Canada, France, China and Australia. In addition, engines and engine components are manufactured by joint ventures or independent licensees at plants in the United Kingdom, France, China, India, Japan, Pakistan, South Korea, Turkey and Indonesia.

LEGAL PROCEEDINGS

    We are at any one time party to a number of lawsuits or subject to claims arising out of the ordinary course of our business, including actions related to product liability, patent, trademark or other intellectual property infringement, contractual liability, workplace safety and environmental claims and cases, some of which involve claims for substantial damages. We and our subsidiaries are currently defendants in a number of pending legal actions, including actions related to use and performance of our products. While we carry product liability insurance covering significant claims for damages involving personal injury and property damage, we cannot assure you that such insurance would be adequate to cover the costs associated with a judgment against us with respect to these claims. We have also been identified as a PRP at several waste disposal sites under federal and state environmental statutes, only one of which we expect could result in monetary sanctions, exclusive of interest and costs, of $100,000 or more (in the vicinity of $137,000) based upon our estimated proportional volume of waste disposed at this site in Oklahoma City, Oklahoma. In addition to this site, we have been contacted as a possible PRP at sites in Toledo, OH (Stickney Avenue and Tyler Street Dump site, and XXKem site), Green County, OH (Lammers site) Jacksonville, FL (White House Waste Oil Pits site), Memphis, TN (North Hollywood Dump site), Cookeville, TN (Putnam County Landfill site), Vadnis Heights, MN (Vadnis Heights site), South Bend, IN (Schumann site), Culver, IN (Four County Landfill site), Santa Barbara, CA (Casmalia Site) and Buffalo, NY (ENRX site). At several of these sites, we have had no follow-up contact from the relevant regulatory agencies since an initial communication in the early to mid-1990s. Other than in connection with the Double Eagle Refinery site in Oklahoma City referenced above, we believe our liability at these sites would be de minimis absent the imposition of liabilities that otherwise would be the responsibility of other PRPs. More information with respect to our environmental exposure can be found under "--Environmental Compliance Other Environmental Status and Regulations". We deny liability with respect to many of these legal actions and environmental proceedings and are vigorously defending such actions or proceedings. While we have established accruals that we believe are adequate for our expected future liability with respect to our pending legal actions and proceedings, we cannot assure that our liability with respect to any such action or proceeding would not exceed our established accruals. Further, we cannot assure that litigation having a material adverse affect on our financial condition will not arise in the future.

                                   MANAGEMENT

    The following table sets forth the name, age and position of our directors and executive officers. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at the discretion of, our board of directors.

NAME                             AGE                               POSITION
----                           --------                            --------
Theodore M. Solso............     56      Chairman and Chief Executive Officer
F. Joseph Loughrey...........     53      Executive Vice President and President--Engine Business
Rick J. Mills................     55      Vice President and President--Filtration and
                                          Fleetguard, Inc.
Tom Linebarger...............     40      Vice President and President of Power Generation
Jean S. Blackwell............     48      Vice President--Chief Financial Officer and Chief of Staff
Steven M. Chapman............     49      Vice President--International and President of
                                          International Distributor Business
John C. Wall.................     51      Vice President--Chief Technical Officer
Richard E. Harris............     50      Vice President--Treasurer
Susan K. Carter..............     44      Vice President--Financial and Chief Accounting Officer
Marya M. Rose................     41      Vice President--General Counsel and Corporate Secretary
Robert J. Darnall............     65      Director
John M. Deutch...............     65      Director
Walter Y. Elisha.............     70      Director
Alexis M. Herman.............     56      Director
William I. Miller............     47      Director
William D. Ruckelshaus.......     71      Director
Franklin A. Thomas...........     69      Director
J. Lawrence Wilson...........     67      Director

    THEODORE M. SOLSO. Mr. Solso has been the Chairman of our board of directors and our Chief Executive Officer since January 2000. Previously,
Mr. Solso served as our President and Chief Operating Officer from 1995 to 2000.

    F. JOSEPH LOUGHERY. Mr. Loughery has been our Executive Vice President since 1996 and our President--Engine Business since October 1999. Mr. Loughery served as our Group President--Industrial and our Chief Technical Officer from 1996 to 1999.

    RICK J. MILLS.  Mr. Mills has been our Vice President and
President--Filtration and Fleetguard, Inc. since February 2000. Mr. Mills served as our Corporate Controller from 1996 to 2000.

    TOM LINEBARGER. Mr. Linebarger has been our Vice President and President--Cummins Power Generation since February 2003. From 2000 to 2003, Mr. Linebarger was our Vice President and Chief Financial Officer. Mr. Linebarger also served as our Vice President--Supply Chain Management from 1998 to 2000, as Managing Director of Holset Engineering Company Ltd. from 1997 to 1998 and as Senior Manager--Engineering Operations and Technical Centre Leader of Holset from 1996 to 1997.

    JEAN S. BLACKWELL. Ms. Blackwell has been our Vice President--Chief Financial Officer and Chief of Staff from February 2003. Ms. Blackwell also served as Vice-President--Cummins Business Services from 2001 to 2003, as our Vice President--Human Resources from 1997 to 2001 and as our Vice
President--General Counsel in 1997.

    STEVEN M. CHAPMAN. Mr. Chapman has been our Vice President--International since 2000 and the President of our International Distributor Business since February 2002. Previously, Mr. Chapman was Vice President--China and Southeast from 1996 to 2000.

    JOHN C. WALL. Mr. Wall has been our Vice President and Chief Technical Officer since March 2000. Mr. Wall was our Vice President--Research and Development from 1995 to 2000.

    RICHARD E. HARRIS. Mr. Harris has been our Vice President and Treasurer since April 2003. Mr. Harris was Assistant Treasurer of Compaq Computer Corporation from 2000 to 2002. Prior to that he was Director, Treasury Planning and Banking Analysis for Compaq from 1998 to 2000.

    SUSAN K. CARTER. Ms. Carter has been our Vice President of Finance and Chief Accounting Officer since February 2003. She also served as our Vice President and Corporate Controller from 2002 to 2003. Previously, Ms. Carter was Vice President and Chief Financial Officer of Transportation & Power Systems for Honeywell, Inc. from 1999 to March 2002. Prior to that, Ms. Carter was Director of Finance, Engine Systems and Accessories for Honeywell from 1998 to 1999 and Director of Finance, Defense and Space Systems for Honeywell from 1996 to 1998.

    MARYA M. ROSE. Ms. Rose has been our Vice President, General Counsel and our Corporate Secretary since March 2001. Previously, Ms. Rose was our Assistant General Counsel from 2000 to 2001, our Director--Public Relations and Communications Strategy from 1999 to 2000, our Director--Public Relations from 1998 to 1999 and our Corporate Counsel from 1997 to 2000.

    ROBERT J. DARNALL. Mr. Darnall has been a director of our company since 1989. In 1998, Mr. Darnall ended a 36-year career at Inland Steel Industries, a steel manufacturer, processor and distributor, retiring as its Chairman and Chief Executive Officer. In 1998, Mr. Darnall joined Ispat International N.V., a steel manufacturer and distributor, as head of its North American operations, a position he held until early 2000. He served as Chairman of Prime Advantage Corporation for nearly two years until January 2002. Mr. Darnall serves on the boards of directors of Household International, Inc., Pactiv Corp., Sunoco, Inc., U.S. Steel Corp. and the Federal Reserve Bank of Chicago.

    JOHN M. DEUTCH. Mr. Deutch has been a director of our company since 1997. He has been an Institute Professor at the Massachusetts Institute of Technology since 1990. Prior to that, Mr. Deutch served as Director of the U.S. Central Intelligence Agency during 1995 and 1996. From 1994 through 1995, Mr. Deutch was U.S. Deputy Secretary of Defense, and served in the U.S. Department of Defense as Undersecretary of Defense for Acquisition and Technology between 1993 and 1994. Mr. Deutch also serves on the boards of directors of Ariad Pharmaceuticals, Inc., Citigroup, Inc., CMS Energy Corp., Raytheon Company and Schlumberger Ltd.

    WALTER Y. ELISHA. Mr. Elisha has been a director of our company since 1991. Mr. Elisha served as Chief Executive Officer of Springs Industries, Inc., a manufacturer of home furnishings and industrial and specialty fabrics, from 1981 through 1997 and as the Chairman of its board of directors from 1983 until 1998. Mr. Elisha also serves on the board of directors of AT&T Wireless. Mr. Elisha is a trustee of Wabash College and a former member of the President's Advisory Committee for Trade Policy and Negotiations under President Clinton.

    ALEXIS M. HERMAN. Ms. Herman has been a director of our company since 2001. Ms. Herman is Chairman and Chief Executive Officer of New Ventures, Inc., an independent consulting firm. Ms. Herman is also the Chairwoman of The Coca-Cola Company's Diversity Task Force, Chair of the Toyota Diversity Advisory Board, an On-Line Columnist for Monster.com and a member of the boards of directors of MGM/Mirage, Inc. and the Presidential Life Insurance Corporation. She is also a member of the Advisory Committee for Public Issues for the Advertising Council. From 1997 to 2001, Ms. Herman served as the U.S. Secretary of Labor.

    WILLIAM I. MILLER. Mr. Miller has been a director of our company since 1989. Mr. Miller has been Chairman of Irwin Financial Corporation, a publicly traded diversified financial services company, since 1990 and has served on its board of directors since 1985. Mr. Miller continues to serve as Chairman of the board of directors of Irwin Management Company and as Chairman of the board of directors of Tipton Lakes Company, a real estate development firm.
Mr. Miller is also a member of the boards of directors of Tennant Company, the New Perspective Fund, Inc. and the New World Fund, Inc., and is a Trustee of the EuroPacific Growth Fund. Mr. Miller is also a Trustee of The Taft School, Watertown, Connecticut, and The National Building Museum, Washington, D.C.

    WILLIAM D. RUCKELSHAUS. Mr. Ruckelshaus has been a director of our company since 1974. He is currently a Strategic Partner in the Madrona Venture Group, L.L.C., a venture capital institution, and was the Chairman of the board of directors of Browning-Ferris Industries from 1995 through 1999. Mr. Ruckelshaus also serves on the boards of directors of Monsanto Company, Solutia, Inc., Coinstar, Inc. and Weyerhauser Corporation.

    FRANKLIN A. THOMAS. Mr. Thomas has been a director of our company since 1973. He is an attorney and a consultant with the TFF Study Group, a non-profit organization. Previously, he served as President and Chief Executive Officer of The Ford Foundation from 1979 to 1996. Mr. Thomas also serves on the boards of directors of ALCOA Inc., Avaya Inc., Citigroup, Inc., Conoco, Inc., Lucent Technologies, Inc. and PepsiCo, Inc.

    J. LAWRENCE WILSON. Mr. Wilson has been a director of our company since 1990. He was a member of the board of directors of Rohm and Haas Company, a specialty chemical manufacturer, from 1977 to 1999 and served as its Chairman and Chief Executive Officer from 1988 to 1999. Mr. Wilson is a member of the boards of directors of Vanderbilt University, the Vanguard Group of Investment Companies, MeadWestvaco Corporation and AmeriSourceBergen Corporation.

                             EXECUTIVE COMPENSATION
                         COMPENSATION COMMITTEE REPORT

    Our Compensation Committee Report is organized as follows:

    - Role of the Compensation Committee

    - Objectives and Principles of Executive Compensation

    - Compensation Program Elements

    - New Stock Grant Plan

    - Compensation of the Chief Executive Officer

ROLE OF THE COMPENSATION COMMITTEE

    Our Compensation Committee is made up of five members of our Board of Directors, who are not our current or former employees. The Committee has oversight responsibility for our executive compensation programs and works with management to establish our general compensation philosophy. It reviews the elements of the compensation program, the specifics of each element, the goals and measurements used in the program, and the results of the compensation program compared to the philosophy to determine if the compensation program is performing as expected.

    In addition, the Committee reviews the individual compensation levels and awards for each of the five most highly paid officers and takes appropriate action. In its review, the Committee has direct access to advice from professional executive compensation consultants. The Committee also reviews its actions with the full Board of Directors.

OBJECTIVES AND PRINCIPLES OF EXECUTIVE COMPENSATION

    Our executive compensation program is designed to attract, motivate, and retain the personnel required to achieve our performance goals in the competitive global business environment. The program is designed to reflect the individual's contribution and our performance. The program attempts to strike an appropriate balance between short-term and long-term performance.

    We are committed to the concept of pay for sustained financial performance. We evaluate performance over several periods of time. While the specific elements of executive compensation vary from time to time, the Compensation Committee focuses on this central principle of pay for performance in reviewing the compensation program, any proposed changes, and the specific awards.

    The Committee follows several principles, in addition to pay for performance, in designing and implementing compensation programs for its officers.

    - Programs should provide competitive compensation opportunity; the concept of opportunity is important in our program. We believe the executive should have the opportunity to do well if the Company does well, but that total compensation should vary in relation to our performance.

    - An individual's compensation should be at the median of the range when compared to the compensation of individuals in U.S. industrial companies with sales volumes similar to us, when our financial performance is at the median of those companies.

    - There should be a balance between short-term and long-term elements of compensation.

    - The more senior a person's position, the more the compensation should be "at risk", i.e., dependent on our performance.

    - Stock should be an important part of the program in order to link the management's compensation with shareholders' expectations; the greater the level of responsibility of the person, the more the compensation should be stock-based.

    - The system should be as simple and as easily understood as possible.

    In addition to these principles, we have the following observations:

    - No single program accomplishes these aims consistently; a mix of programs is best.

    - There is no single best comparator of performance; a mix of comparators should be used.

    - In this complex area, relative simplicity seems the best that can be achieved.

    - There is no perfect program; change should be expected from time to time as the outcome of the Committee's periodic reviews.

    Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the corporate tax deduction to one million dollars for compensation paid annually to any one of the named executive officers in the proxy, unless the compensation meets certain requirements. The Committee adopted changes to the compensation program, approved by shareholders in 1995, that qualify payments under the Senior Executive Bonus Plan and Senior Executive Three Year Performance Plan for tax deductibility under Section 162(m). These changes were designed to maximize tax deductibility, while retaining the ability to attract, retain and motivate executives to achieve our business objectives. Payments under the Senior Executive Bonus Plan for 2002 were certified by the Compensation Committee; there were no payments under the Senior Executive Three Year Performance Plan in 2002.

    As indicated below, the Base Salaries of the named executive officers are set at the median of the range of the salaries of individuals with similar positions in companies of similar size to Cummins. The Committee intends to continue this policy notwithstanding the enactment of Section 162(m).

COMPENSATION PROGRAM ELEMENTS

    Our executive compensation program consists of three elements: Base Salary, Annual Bonus, and Long-Term compensation. Each was designed to accomplish a somewhat different objective. In total, they were designed to fulfill our basic goals of linking pay to financial performance and paying competitively. All officers have participated in each element of the program.

    We have used survey data provided by our compensation consultants to determine competitive levels of pay. These surveys include over 300 U.S. industrial corporations. Each element of pay described below was intended to provide compensation for each position at the median of the amounts companies of similar size in the survey would pay the same position.

1. BASE SALARY

    Base Salary is reviewed annually. It is the only fixed portion of the executive's compensation. Base Salary is normally set at the median of the range of the salaries of individuals with similar positions in companies of similar size to us.

2. ANNUAL BONUS

    This element is designed to link executive pay to our short-term performance defined as annual performance. The payout factor is calculated on a formula established by the Committee and reviewed annually. We have assigned each person a participation rate that is a percent of salary. The Annual Bonus is calculated as follows.

    (Annual Bonus) equals (Annual Base Salary) times (participation percentage assigned to each job) times (Payout Factor)

    Participation rates are based on the same survey data as base salaries and are set at the median of the range for like positions in similarly-sized companies.

    The payout factor for the annual bonus was set to yield a 1.0 payout factor for our financial performance that was equal to the performance provided by achieving our annual operating plan. In 2002, free cash flow was the measure used to determine annual bonus payments.

    One-half of the bonus for senior managers of our business units has been determined by the financial performance of the business units, and one-half has been based on our performance. The Committee believes this formula provides appropriate balance, compensating for performance measured at the business unit level as well as for the total company. Basing a significant portion of the bonus on our total results rewards business units for working in an integrated way, maximizing our total financial performance. Adding the business unit measure emphasizes business results each key manager affects most directly. In 2002, the performance measure for the business units' annual bonus plans was free cash flow, consistent with the Annual Bonus Plan based on our performance.

    In addition to the free cash flow performance measure, minimum levels of performance called Performance Hurdles were required. Regardless of the free cash clow performance, in order for any annual bonus to be paid, a performance hurdle level of earnings per share had to be achieved. In addition, each business unit defined a specific profit before interest and tax performance hurdle that must be achieved before Annual Bonus based on that Business Unit's performance could be paid.

    In order to comply with the requirements of Section 162 (m), designated officers (the Chief Executive Officer and the seven other officers who were members of our Policy Committee in 2002) are compensated under a modified version of the Annual Bonus Plan, called the Senior Executive Bonus Plan. The Senior Executive Bonus Plan differs from the Annual Bonus Plan in which many employees at all levels, including all officers, participate, only in that the Compensation Committee has no discretion to increase the payouts once it establishes the performance measures each year.

3. LONG-TERM COMPENSATION

    Our Long-Term compensation program consists of performance cash awards and stock-based grants.

PERFORMANCE CASH AWARDS

    Performance cash awards are granted as Target Awards expressed as a dollar amount for each participant. Multiples of the Target Award are paid in cash, ranging from zero to two times the Target Award, based on how well we achieve performance measures established by the Committee over a specified measurement period. Following is a summary of the plan used to grant performance cash Target Awards.

    Performance cash target awards were granted under the Three Year Performance Plan annually from 1995 through 2000. This plan measured our performance versus peer group companies over a rolling three-year cycle. For each three-year award cycle, a target award was granted to each participant, expressed as a dollar amount. Payout opportunities were in cash, based on a scale of multiples of the target award established by the Committee for each award cycle. For target awards granted since 1997, payouts were linked to our common stock price. The target award was made in stock units, calculated as the target award dollars divided by the six-month average our stock price as of the grant date. The payout is calculated as (number of stock units granted) X (payout factor) X (six-month average Cummins Stock Price as of the payout date).

    There were no payments in 2002 for the 1999-2001 award cycle of the Three Year Performance Plan or the Senior Executive Three Year Performance Plan.

    The Three Year Performance Plan and Senior Executive Three Year Performance Plan were amended in 2001 to be the Medium Term Performance Plan and the Senior Executive Medium Term Performance Plan, respectively. For the 2001 grant under the amended plans, performance is measured by our Free Cash Flow, rather than return on equity compared to a panel of companies. Also, the grants are based on a two-year performance period rather than a three-year cycle.

    For the 2001 - 2002 Award Cycle, Target Awards were granted to each participant, expressed as a dollar amount. The grants cover two years of grant value; no additional annual grants were made in 2002.

    The Committee established performance guidelines to determine the portion of the granted amount to be paid for the two-year award cycle. The Committee established a scale of multiples of the target award to be paid for various levels of our performance over the award cycle. The target award will be paid if we achieve the level of free cash flow provided by achieving our annual operating plans, measured cumulatively for the two-year period. The maximum that can be paid is two times the target award for performance that is 161.3% of the level of free cash flow in the annual operating plans.

    As with the Annual Bonus Plan, to comply with the requirements of
Section 162(m), designated officers (the Chief Executive Officer and the seven other officers who were members of our Policy Committee in 2002) are compensated under a modified version of the Medium Term Performance Plan, called the Senior Executive Medium Term Performance Plan. The plans are identical except that the Committee's discretion to adjust payments upward is eliminated in the Senior Executive Medium Term Performance Plan.

STOCK AWARDS

    Annually from 1992 through 2000, restricted stock and stock options were granted to officers under the 1992 Cummins Stock Incentive Plan. Restrictions on the restricted stock will lapse on one-third of each grant annually, beginning two years and one month from the date of each grant. The stock options expire ten years from grant, but cannot be exercised for the first two years.

    In 2001, the long term stock option grants were made to cover two years, as was done for the performance cash grants described previously. Very few additional grants were made in 2002; none were made to the CEO or to members of the policy committee.

    Grant amounts under the long term plan elements have been set to provide total compensation opportunity at the median of that provided by similarly-sized U.S. industrial companies in our survey base, when combined with base salary and annual bonus. The Committee reviews the proportion of total compensation that is dependent on Company performance in determining the allocation of the compensation opportunity among each of the Long-Term plan elements for each position. More senior positions have a larger proportion of total compensation opportunity dependent on Company performance than do less senior positions.

    The Committee believes that our officers should own significant amounts of our common stock. To underscore this, we have adopted formal stock ownership guidelines requiring officers to own our common stock with their shares' total value equal to multiples of base salary as follows: CEO, five times base salary; senior officers, three times base salary; all other officers, one times base salary. At this time, virtually all officers meet the guidelines, and many own shares in quantities significantly higher than the guidelines.

NEW STOCK GRANT PLAN: THE 2003 STOCK INCENTIVE PLAN

    The 1992 Stock Incentive Plan expired at the end of 2002. In order to continue making long-term grants linked to our common stock, a new shareholder-approved plan is needed. Therefore, the committee has recommended a new plan, authorizing a pool of 2,500,000 shares for future grants, beginning in 2003.

    The Committee believes grants based on our stock are important tools to achieve our executive compensation program objectives, as stated earlier in this report.

    The Committee has recommended that shareholders approve the proposed 2003 Stock Incentive Plan to meet the objectives of the executive compensation program, to continue providing competitive levels of long-term grants to our key decision-makers, and to maintain the strong linkage of management's interests with the interests of our shareholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Approximately one-fifth of the CEO's annualized total compensation opportunity is fixed base salary. Four-fifths of the total is based on our performance, assuming target level of our financial performance. When our performance is better than the target levels, the variable compensation elements pay more and comprise a larger portion of the actual total. When our performance is less than the target levels, the variable elements pay less and comprise a smaller proportion of the actual total.

    The base salary and annual bonus participation rate of the CEO are set at the median of our survey companies specifically as described under the base salary and annual bonus sections appearing earlier in this report.

    In 2002 we were profitable and improved our Free Cash Flow performance. Therefore, the CEO received an Annual Bonus payment, but at a level significantly less than the target level. The CEO did not receive a Base Salary increase in 2002.

    In January 2001, the CEO received grants of stock options under the Long-Term 1992 Stock Incentive Plan, as well as a Target Award (payable in 2003) under the Senior Executive Medium Term Performance Plan. As stated previously, these grants covered two years; no additional annual grants were made in 2002 to the CEO.

    In determining grant amounts for the CEO, as explained earlier, the Committee set the total of the three elements of the executive compensation program--base salary, annual bonus, and the long-term plan--to provide annualized compensation opportunity to the CEO equal to the median of the range of total compensation opportunity provided for CEOs by the survey companies described earlier in this report.

    The CEO, on a yearly basis, discusses in detail his priorities and objectives with our Governance and Nominating Committee. The Governance and Nominating Committee formally reviews the CEO's performance annually, based on how well the CEO performed against his workplan, including the progress we made in implementing its business strategy and achieving its business objectives, both short-term and long-term. This review, which is reported in detail to the Committee, considers both quantitative and qualitative performance matters, and is a key factor in setting the CEO's compensation.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    The following graph compares the cumulative total shareholder return on our common stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and an index of peer companies* we selected. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                              AMONG CUMMINS INC.,
                       S&P 500 INDEX AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          CUMMINS INC.  PEER GROUP INDEX  S&P 500 INDEX
12/31/97          $100              $100           $100
12/31/98           $62               $86           $129
12/31/99           $86               $97           $156
12/31/00           $70               $93           $141
12/31/01           $73              $102           $125
12/31/02           $55              $100            $97

--------------

* Arvin/Meritor Inc., Caterpillar, Inc., Dana Corporation, Deere & Company, Eaton Corporation, Ingersoll-Rand Company, Navistar International Corporation and Paccar Inc.

COMPENSATION TABLES AND OTHER INFORMATION

    The summary compensation table and accompanying notes and other information on the following pages include individual compensation information for the last three fiscal years on our Chairman and Chief Executive Officer and the four other most highly compensated executive officers during 2002. The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting threshold and is not included in the table.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                ------------------------------   -----------------------------------
                                                                        AWARDS             PAYOUTS
                                                                 ---------------------   -----------
                                             (1)                                             (2)           (3)
                                                                               STOCK       MEDIUM-
                                                                 RESTRICTED   OPTIONS/      TERM
NAME                                                               STOCK        SARS     PERFORMANCE    ALL OTHER
PRINCIPAL POSITION                YEAR      SALARY     BONUS       AWARDS       (#)         PLANS      COMPENSATION
------------------              --------   --------   --------   ----------   --------   -----------   ------------
T. M. Solso...................    2002     $940,500   $376,200   $        0         0      $      0      $ 93,731
  Chairman of the Board and       2001     $904,575   $      0   $        0   124,250      $ 71,063      $100,564
  Chief Executive Officer         2000     $900,000   $486,000   $1,085,013    69,800      $142,500      $ 93,394

F. J. Loughrey................    2002     $585,000   $210,600   $        0         0      $      0      $ 68,809
  Executive Vice President        2001     $562,750   $      0   $        0    40,000      $ 29,025      $ 90,003
  President--Engine Business      2000     $542,500   $163,275   $1,141,919    22,300      $ 67,821      $ 65,045

J. K. Edwards.................    2002     $480,000   $ 72,000   $        0         0      $      0      $ 27,223
  Executive Vice President        2001     $452,000   $      0   $        0    35,000      $ 23,216      $ 33,399
  President--Power Generation     2000     $421,500   $306,325   $1,096,394    18,000      $ 67,821      $ 23,488

R. J. Mills...................    2002     $375,000   $135,000   $        0         0      $      0      $  7,477
  Vice President                  2001     $341,122   $      0   $  578,100    30,000      $ 10,881      $ 12,491
  President--Filtration and       2000     $300,000   $126,043   $  193,481    11,800      $ 21,881      $ 10,918
  Fleetguard, Inc.

T. Linebarger.................    2002     $385,417   $115,625   $        0         0      $      0      $  5,292
  Vice President and Chief        2001     $341,667   $      0   $        0    29,800      $  7,254      $  4,239
  Financial Officer               2000     $243,750   $ 70,031   $  117,606     7,200      $  6,555      $      0

--------------

(1) The CEO did not receive an increase in base salary in 2002. The base salary paid to the CEO is greater in 2002 than in 2001 in this table because of two factors: (1) Mr. Solso received a base salary increase effective July 1, 2001; therefore, the salary totals reflect this increase for half of the year in 2001 and the full year in 2002; and (2) his base salary was reduced by 10% during November and December of 2001.

(2) Payments were made in 2003 under our Senior Executive Medium Term Performance Plan and Medium Term Performance Plan for the 2001-2002 Award Cycle. These payments will be reported in our proxy statement next year.

    The cash payments were based on our Free Cash Flow performance during 2001-2002, as previously established by the Committee for this award cycle. However, the Compensation Committee, acting on management's recommendation, reduced the amounts that were paid from the amounts that otherwise would have been paid based on our free cash flow performance during 2001-2002 compared to the measures established by the Committee for this award cycle.

(3) Amounts reported as "All Other Compensation" for 2002 include, respectively, matching contributions by us under the Retirement and Savings Plan and "above market" earnings on previously deferred compensation as follows: T.
    M. Solso $5,075 and $88,656; F. J. Loughrey $4,369 and $64,440; J. K.
    Edwards $4,865 and $22,358; R. J. Mills $3,754 and $3,723; and T. Linebarger $4,126 and $1,166.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                       -----------------------------------------------------       ANNUAL RATES OF
                                                       % OF TOTAL                                    STOCK PRICE
                                                      OPTIONS/SAR'S                               APPRECIATION FOR
                                           (1)         GRANTED TO     EXERCISE                      OPTION TERMS
                                       OPTIONS/SARS   EMPLOYEES IN      PRICE     EXPIRATION   -----------------------
NAME                                   GRANTED (#)     FISCAL YEAR    ($/SHARE)      DATE       5% ($)        10% ($)
----                                   ------------   -------------   ---------   ----------   --------       --------
T. M. Solso..........................        0               0%          $0           --          $0             $0
F. J. Loughrey.......................        0               0%          $0           --          $0             $0
J. K. Edwards........................        0               0%          $0           --          $0             $0
R. J. Mills..........................        0               0%          $0           --          $0             $0
T. Linebarger........................        0               0%          $0           --          $0             $0

    Stock option and stock appreciation right exercise activity during 2002, on an aggregated basis for each of the named executives, is contained in the following table. Also disclosed are the number and value of options and appreciation rights, on an aggregated basis, held by each named executive as of December 31, 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR VALUE

                                                                                                      VALUE OF
                                                                       NUMBER OF                     UNEXERCISED
                                 NUMBER OF                            UNEXERCISED                   IN-THE-MONEY
                                 SECURITIES       VALUE             OPTIONS/SARS AT                OPTIONS/SARS AT
                                 UNDERLYING      REALIZED              FR-END(#)                     FY-END ($)
                                OPTIONS/SARS       ($)        ----------------------------   ---------------------------
NAME                             EXERCISED     EXERCISEABLE   EXERCISEABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            ------------   ------------   ------------   -------------   -----------   -------------
T.M. Solso....................        0             $0          332,200              0           $0             $0
F.J. Loughrey.................        0             $0          147,050              0           $0             $0
J. K. Edwards.................        0             $0           96,850         35,000           $0             $0
R.J. Mills....................        0             $0           68,300              0           $0             $0
T. Linebarger.................        0             $0           54,800              0           $0             $0

    Estimated benefits payable to each named executive pursuant to long-term incentive plan rights awarded during 2002 are disclosed in the following table.

         LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR/SAR VALUE

                                             NUMBER OF                     ESTIMATED FUTURE PAYOUTS UNDER
                                              SHARES,                        NON-STOCK PRICE-BASED PLANS
                                           UNITS OR OTHER   PERIOD UNTIL   -------------------------------
NAME                                         RIGHTS(1)         PAYOUT      THRESHOLD    TARGET    MAXIMUM
----                                       --------------   ------------   ---------   --------   --------
T. M. Solso..............................         0                 --           --         --          --
F. J. Loughrey...........................         0                 --           --         --          --
J. K. Edwards............................         0                 --           --         --          --
R. J. Mills..............................         0                 --           --         --          --
T. Linebarger............................         0                 --           --         --          --

--------------

(1) No shares, units or other rights were awarded in the last fiscal year. We made targeted dollar awards under its Medium Term Performance Plan and Senior Executive Medium Term Performance Plan in 2001 to cover two grant years (2001 and 2002). Therefore, no additional grants were made to the named executive officers in 2002.

    The grants made in 2001 for the 2001-2002 Award Cycle under the Medium Term Performance Plan and Senior Executive Medium Term Performance Plan were tied to achieving certain levels of cumulative free cash flow.

PENSION PLAN TABLE

    We maintain retirement pension programs for our employees, including the executive officers named in the Summary Compensation Table. Elements of the program for the executive officers include our Cash Balance Pension Plan, the Excess Benefit Plan which provides pension benefits in excess of limitations imposed by the Internal Revenue Code, and the Supplemental Life Insurance and Deferred Income Program. Benefits are not offset or otherwise reduced by amounts payable or received under Social Security. The following table sets forth the estimated maximum annual pension benefits payable on a straight life annuity basis under the program to the officers in various compensation and years of service classifications upon retirement at age 65. An officer who is among our two highest paid executive officers at the time of retirement will receive an annual benefit greater than amounts reflected in the table by an amount equal to 10% of the officer's covered compensation.

                    ESTIMATED ANNUAL BENEFIT UPON RETIREMENT

    AVERAGE TOTAL
        CASH
    COMPENSATION
    (BASE SALARY
     PLUS SHORT-           10         15         20         25        30+
     TERM BONUS)         YEARS      YEARS      YEARS      YEARS      YEARS
---------------------   --------   --------   --------   --------   --------
     $  200,000         $ 40,000   $ 60,000   $ 80,000   $ 90,000   $100,000

     $  275,000         $ 55,000   $ 82,500   $110,000   $123,750   $137,500

     $  350,000         $ 70,000   $105,000   $140,000   $157,500   $175,000

     $  425,000         $ 85,000   $127,500   $170,000   $191,250   $212,500

     $  500,000         $100,000   $150,000   $200,000   $225,000   $250,000

     $  575,000         $115,000   $172,500   $230,000   $258,750   $287,500

     $  650,000         $130,000   $195,000   $260,000   $292,500   $325,000

     $  725,000         $145,000   $217,500   $290,000   $326,250   $362,500

     $  800,000         $160,000   $240,000   $320,000   $360,000   $400,000

     $  875,000         $175,000   $262,500   $350,000   $393,750   $437,500

     $  950,000         $190,000   $285,000   $380,000   $427,500   $475,000

     $1,025,000         $205,000   $307,500   $410,000   $461,250   $512,500

     $1,100,000         $220,000   $330,000   $440,000   $495,000   $550,000

     $1,175,000         $235,000   $352,500   $470,000   $528,750   $587,500

     $1,250,000         $250,000   $375,000   $500,000   $562,500   $625,000

     $1,325,000         $265,000   $397,500   $530,000   $596,250   $662,500

     $1,400,000         $280,000   $420,000   $560,000   $630,000   $700,000

     $1,475,000         $295,000   $442,500   $590,000   $663,750   $737,500

    Compensation for purposes of the pension program is the highest average total cash compensation, including base salary and short-term bonus payments, for any consecutive five-year period prior to retirement. Covered compensation is disclosed under the "salary" and "bonus" columns of the Summary Compensation Table. Covered compensation and full years of service as of December 31, 2002 for our Chief Executive Officer and the other named executive officers are as follows: T.M. Solso, $1,127,614, 31 years; F.J. Loughrey, $654,960, 29 years; J.
K. Edwards, $548,422, 30 years; R. J. Mills, $369,986, 31 years; T. Linebarger, $323,433, 9 years.

CHANGE OF CONTROL ARRANGEMENTS

    In the event of a change of control of Cummins, we will provide benefits to certain executives including the Chief Executive Officer and other executive officers named in the Summary Compensation Table on page 93. Certain named executive officers, as designated by the Compensation Committee, would be entitled to three year's salary plus three annual bonus payments, and three annual payments equal to the grant value of the then most recent annual long-term incentive compensation award(s), if any, to the executive. We will also provide for the full vesting of certain insurance and retirement benefits and the continuation in effect for a three-year severance period of certain other employee benefits. In addition, our retirement plans will allocate any actuarial surplus assets to fund increased pension benefits, stock options previously granted will become fully exercisable, and certain long-term incentive plan awards will be paid in cash. The value of supplemental and excess retirement annuity benefits will also be paid in cash. All amounts of employee compensation and director annual fees deferred (including the value of deferred shares and stock units), respectively, under our Deferred Compensation Plan and Deferred Compensation Plan for Non-Employee Directors will be paid in cash. At an employee's option, amounts deferred under the Deferred Compensation Plan will be contributed to a grantor trust of which we are the grantor. A change of control for these purposes is defined in each of the various plans, programs and arrangements providing these benefits.

OTHER TRANSACTIONS AND AGREEMENTS WITH DIRECTORS AND OFFICERS

    Irwin Financial Corporation ("IFC") owns a partial interest in one of our business aircrafts and has an arrangement with us to share the fixed and operating expenses of such aircraft. During 2002, $260,338 was paid or payable to us by IFC under this arrangement. Director nominee William I. Miller is Chairman and an executive officer of IFC.

    Pursuant to our Key Employee Stock Investment Plan, certain officers have purchased shares of our common stock on an installment basis. The interest rate on these loans is the minimum annual rate permitted under the Internal Revenue Code without imputation of income. The following table shows, as to those of our executive officers and directors who were indebted to us in excess of $60,000 since January 1, 2002, the largest aggregate amount owed for such purchases and loans at any time since

January 1, 2002, and the amount owed as of July 31, 2003. All such loans were made prior to the effective date of the Sarbanes-Oxley Act of 2002.

                                                                               AMOUNT OF
                                                                LARGEST      INDEBTEDNESS
                                                               AMOUNT OF         AS OF
                                                              INDEBTEDNESS   JULY 31, 2003
                                                              ------------   -------------
J. S. Blackwell.............................................    $314,260       $      0
S. M. Chapman...............................................    $299,988       $      0
T. Linebarger...............................................    $299,979       $      0
F. J. Loughrey..............................................    $ 98,813       $ 98,813
M. M. Rose..................................................    $215,480       $100,328
T. M. Solso.................................................    $940,495       $255,938
D. W. Trapp.................................................    $ 71,786       $      0
J.C. Wall...................................................    $297,850       $297,850

    We have a policy of purchasing from employees of our shares of common stock that have been acquired under the Key Employee Stock Investment Plan, 1986 Stock Option Plan and 1992 Stock Incentive Plan. The purchase price for such shares is the closing price quoted on the New York Stock Exchange Composite Tape on the date of purchase. During 2002, four current executive officers sold shares to us pursuant to this policy. No such transactions have occurred during 2003.

2003 STOCK INCENTIVE PLAN

    Our shareholders have approved a variety of stock option and other equity-based incentive compensation plans for executives and other key employees of the Company since 1977, the most recent of which was our 1992 Stock Incentive Plan which expired, by its terms, on December 31, 2002. No new benefits under that plan can be granted. Our Board continues to believe that such stock incentive programs are important factors in retaining and rewarding executives and other selected employees. To enable such awards to be tailored to changing business conditions, our Board has recommended to shareholders approval of a new 2003 Stock Incentive Plan (the "Plan"). Subject to such approval, the plan was adopted by the Board in February 2003.

    In 1994, shareholders approved our Restricted Stock Plan for Non-Employee Directors under which our directors who were not officer-employees of Cummins have received one-half of their annual retainer fee in the form of restricted common stock awards. That plan had no shares authorized for issuance separate and apart from the 1992 Stock Incentive Plan and, therefore, also expired on December 31, 2002. The Board believes that it is in our best interest for outside directors to continue increasing their economic stake in our long-term performance through this program, and has formally integrated it as a feature of the new 2003 Stock Incentive Plan.

    The new Plan will continue to provide for the granting of stock options. The Plan will also permit the granting of awards, either singly or in combination, payable in cash (in the case of stock appreciation rights), stock, performance shares, or restricted stock, including the director fee awards. In addition, the new Plan will provide flexibility to make awards related to various measures, including business performance objectives and growth rates.

PRINCIPAL FEATURES OF THE PLAN

    The following summary of the principal features of the Plan does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the pertinent provisions thereof.

    If approved by shareholders, 2.5 million shares of our common stock will be available for issuance under the Plan. The 2003 Plan is intended to replace and succeed our 1992 Stock Incentive Plan. Therefore, in addition to the
2.5 million shares, an additional number of shares of our common stock will be available for grant under the Plan equal to the number of shares from any award under the 1992 Plan that expire or are terminated, surrendered, cancelled or forfeited.

    Pursuant to the Plan, the Compensation Committee will determine the amount and types of officer and other employee awards to be made under the Plan which may include but are not limited to stock options, stock appreciation rights, performance shares, restricted stock and other stock awards. No more than one-half of the 2.5 million shares may be granted as stock awards (restricted stock or performance share awards).

    Pursuant to the outside director fee award feature of the Plan, a number of shares of common stock will automatically be awarded to each such director each year equal to one-half of their annual fee (currently $84,000) divided by the average of the closing prices of common stock on the New York Stock Exchange during the twenty (20) day period immediately preceding the date of our Annual Meeting of Shareholders each year. A director may vote and receive dividends on the shares, but may not transfer them for a period of six (6) months following the award.

    As in the case of the earlier stock option plans, stock options issued under the Plan will be granted at not less than 100% of the average market price of our common stock on the New York Stock Exchange on the date shareholders approve the Plan, or the date of grant, whichever is later. The duration of the new Plan will be ten years, subject to earlier termination by the Board.

    As has been the case in the past, the new Plan will be administered by the Compensation Committee, a committee of the Board composed entirely of directors who are not eligible to participate in the Plan, other than through receipt of automatic formula fee awards. The Committee may provide, as a feature of an award or otherwise, that upon a change of control of Cummins (as defined in the Plan), any time periods relating to the exercise or realization of an award will be accelerated, an award will be purchased by Cummins, or other similar provisions in order to maintain the value intended to be granted by the award. Other than with respect to the automatic formula fee award feature, the Committee has the authority, to be exercised in its discretion, to
(i) determine the number and type of stock incentive awards, performance measures, and any other conditions under which such awards may be earned and distributed; and (ii) prescribe, amend and rescind rules and regulations, and to make all other determinations deemed necessary or advisable for the administration of the Plan.

    The Board may amend, modify, alter or terminate the Plan, except that the Board may not, without shareholder approval, amend the Plan to (i) increase the number of shares of stock that may be awarded under the Plan, (ii) decrease the price at which an option may be exercised, (iii) materially modify the class of employees or others to whom awards may be granted, (iv) withdraw administration of the Plan from the Committee, or (v) extend the duration of the Plan.

    Under the Internal Revenue Code, as presently in effect, the grant of a stock option or a stock appreciation right ("SAR") or the award of restricted stock under the Plan will not generate income for federal income tax purposes to a recipient.

    Upon exercise of a non-statutory (non-qualified) stock option or an SAR, the recipient will normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the stock option or SAR and the market price of common stock on the exercise date and we will be entitled to a deduction for such amount. The disposition of shares acquired upon exercise of a non-qualified stock option will generally result in a capital gain or loss for the optionee, but will have no tax consequences.

    In the case of incentive stock options ("ISOs"), there is no ordinary income deemed generated on the date of exercise. If the recipient holds the stock received upon exercising an ISO for one year from the date of exercise or two years from the date of grant, the recipient will thereafter realize long-term capital gain or loss upon a subsequent sale, based on the difference between the option price and the sale price and we will not be entitled to a deduction. If the stock is sold before the requisite holding period, ordinary income tax treatment will be applicable, as described above upon exercise of a non-statutory option, and we will be entitled to a corresponding deduction.

    The grant of restricted stock will not generate taxable income at the time of the award unless the recipient elects otherwise. At the time any restrictions applicable to the restricted stock award lapse, the recipient will recognize ordinary income and we will be entitled to a corresponding deduction equal to the excess of the fair market value of such stock at such time over the amount paid therefor. Dividends paid to the recipient on the restricted stock during the restricted period will be ordinary compensation income to the recipient and deductible as such by us.

    Special rules apply to directors and to officers subject to liability under
Section 16(b) of the Securities Exchange Act of 1934 that may prevent the recognition of income by such individuals and the corresponding tax deduction by us before the date six months following the grant of an option or SAR or the receipt of restricted stock or other stock award (unless the employee receives the shares before that date and elects to be taxed upon such receipt).

    Under Section 162(m) of the Internal Revenue Code, we may not deduct compensation of more than $1,000,000 that is paid to a participant who, on the last day of the taxable year, was either our Chief Executive Officer or was among the four other most highly-compensated officers for that taxable year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. With shareholder approval of the Plan, we believe that benefits in the form of performance-based awards under the Plan will be exempt from the $1,000,000 limitation on deductible compensation, if applicable.

    Unless the Committee determines or an award provides otherwise, if the employment of a participant terminates other than as a result of retirement, death or disability, all unexercised, deferred and unpaid awards will be immediately cancelled. In the event of death, the participant's estate or beneficiaries may receive or exercise any outstanding awards. In the event of death or disability, the Committee may, in its sole discretion, terminate any remaining restrictions on awards, accelerate any installments or rights, and pay the value thereof in a single sum to the participant, the participant's estate, beneficiaries or representatives.

INCENTIVE AWARDS

    In February 2003, the Compensation Committee granted awards of performance shares and stock options pursuant to the Plan, subject to approval of the Plan by our shareholders. Awards made to our Chief Executive Officer, the other named executive officers, all executive officers as a group, and all of our other employees are reflected in the following table.

    The performance shares shown were granted as target awards of shares of our common stock. The shares would be earned based on Cummins' Return on Equity
(ROE) performance during the 2003-2004 period. The Compensation Committee has established a Payout Factor Table ranging from zero to 1.0, based on the Corporation's ROE performance during 2003-2004. In order to earn 100% of the target award number of shares, the Corporation's profitability would need to increase from 2002 levels by a compound annual growth rate greater than 40%.

    Each target award of performance shares would be multiplied by the appropriate payout factor to determine the number of shares earned. The shares earned would then be restricted for an additional year (until February 2006). If the participant left Cummins prior to February 2006, earned shares would be forfeited. No dividends are paid on shares until they become earned based on our performance.

    The table shows the range of the number of shares that could be earned based on our ROE performance during 2003-2004.

                                                                   (3)
                                                            PERFORMANCE SHARES             (4)
                                                       ----------------------------   STOCK OPTIONS
                                                        DOLLAR VALUE      SHARES         SHARES
                                                       --------------   -----------   -------------
T. M. Solso..........................................  0 - $1,366,995    0 - 55,400       30,800
  Chairman of the Board and Chief Executive Officer
F. J. Loughrey.......................................    0 - $468,825    0 - 19,000       10,600
  Executive Vice President
  President--Engine Business
J. K. Edwards(1).....................................              $0             0            0
  Executive Vice President
  President--Power Generation
R. J. Mills..........................................    0 - $293,633    0 - 11,900        6,600
  Vice President
  President--Filtration and Fleetguard, Inc.
T. Linebarger........................................    0 - $352,853    0 - 14,300        7,900
  Vice President, President--
  Power Generation(2)
All Executive Officers as a group....................  0 - $3,649,433   0 - 147,900       82,000
Directors who are not Executive Officers.............              $0             0            0
All other Employees..................................  0 - $3,563,070   0 - 144,400      503,250

--------------

(1) Mr. Edwards retired July 1, 2003.

(2) Prior to March 11, 2003, Mr. Linebarger was Vice President and Chief Financial Officer.

(3) The dollar value of the Performance Shares is shown at $24.675 per share. This represents the average of the High and Low trading prices of our Common Stock on the New York Stock Exchange on February 10, 2003, the date the Compensation Committee made the grants, subject to shareholder approval of the 2003 Stock Incentive Plan.

(4) The Stock Options cannot be exercised for two years and would expire in ten years, if not exercised. With respect to the named individuals, the Exercise Price will be equal to the average of the High and Low trading prices of our common stock on the New York Stock Exchange on the date the shareholders approve the 2003 Stock Incentive Plan. With respect to all other employees, the exercise price will be the average trading price on the date shareholders approve the Plan or the grant date, whichever is later.

    We intend to take such actions as may be required to keep the shares authorized for issuance under the 2003 Stock Incentive Plan registered under the Securities Act of 1933 and listed on the New York Stock Exchange.

EQUITY COMPENSATION PLAN INFORMATION

    Information regarding the number and weighted-average exercise price of outstanding options, warrants and rights to purchase common stock granted by us to participants in equity compensation plans, as well as the number of securities remaining available under the plans as of December 31, 2002, is provided in the following table.

                                       (A)                            (B)                            (C)
                            --------------------------   -----------------------------   ----------------------------
                                                                                             NUMBER OF SECURITIES
                                                                                           REMAINING AVAILABLE FOR
                               NUMBER OF SECURITIES                                      FUTURE ISSUANCE UNDER EQUITY
                            TO BE ISSUED UPON EXERCISE         WEIGHTED-AVERAGE               COMPENSATION PLANS
PLAN                         OF OUTSTANDING OPTIONS,     EXERCISE PRICE OF OUTSTANDING      (EXCLUDING SECURITIES)
CATEGORY                       WARRANTS AND RIGHTS       OPTIONS, WARRANTS AND RIGHTS       REFLECTED IN COLUMN(A)
--------------------------  --------------------------   -----------------------------   ----------------------------
Equity compensation plans
  approved by security
  holders.................            2,908,993                      $42.58                          -0-
Equity compensation plans
  not approved by security
  holders.................          2,446,747(1)                     $40.77                          -0-
TOTAL.....................            5,355,740                      $41.75                          -0-

--------------

(1) Grants or awards in connection with these securities were not made pursuant to our now-expired 1992 Stock Incentive Plan or our other formal plan, but were granted to certain non-officer key employees at the discretion of the Board on substantially the same terms as those made under the 1992 Plan. Discretionary non-qualified stock option awards were made, subject to the terms of individual agreements between us and the recipient, granting the employee the right to purchase common stock at its fair market value on the date of grant, expiring on the tenth (10th) anniversary of the date of grant.

                       DESCRIPTION OF OTHER INDEBTEDNESS

NEW REVOLVING CREDIT FACILITY

    On November 5, 2002, we entered into a new revolving credit facility that replaced our prior revolving credit facility. The new revolving credit facility provides for aggregate borrowings of up to $385 million and is available on a revolving basis for a period of three years following the closing of the facility. Borrowings are primarily available in U.S. dollars, although up to $60 million of the new revolving credit facility is available for multicurrency borrowing and letters of credit. Up to $150 million of the available commitments under the new revolving credit facility is available for letters of credit. Up to $50 million of the available commitments under the new revolving credit facility is available for swing line loans. We and a number of our subsidiaries are permitted to borrow and obtain letters of credit under the new revolving credit facility, although the aggregate amount of borrowings by, and letters of credit issued for the benefit of, our subsidiaries under the new revolving credit facility may not exceed $60 million at any one time outstanding. We guarantee all borrowings of our subsidiaries under the new revolving credit facility. In addition, our principal domestic subsidiaries guarantee all borrowings under the new revolving credit facility, although certain of those guarantees are limited by the terms of the 1986 Indenture (which governs a number of our other notes and debentures) that restrict the ability of our subsidiaries to incur or guarantee indebtedness, and are limited by similar terms in the indenture governing the new notes and the original notes.

    Borrowings under the new revolving credit facility (other than swing line loans) bear interest at a rate equal to, at our option:

    - the London inter-bank offered rate plus a spread ranging from 0.875% to 2.500% based on our credit rating and utilization of the credit facility; or

    - the ABR rate (which is the greater of the administrative agent's prime rate and the federal funds effective rate plus 0.5%) plus a spread ranging from 0% to 1.500% based on our credit rating and utilization of the credit facility.

    Swing line loans bear interest at the ABR rate plus a spread based on our credit rating and utilization of the new revolving credit facility, or such other rate as is agreed to by us and the swing line lender. We are required to pay quarterly facility fees on unused commitments under the new revolving credit facility, which fees are based upon our credit rating. We also are required to pay an annual administration fee to the administrative agent for the facility. JPMorgan Chase Bank is the administrative agent for the new revolving credit facility.

    Our obligations and the obligations of our subsidiaries under the new revolving credit facility are secured by security interests in substantially all of our assets and the assets of our domestic subsidiaries that guarantee obligations under the facility (other than shares of stock or indebtedness of our subsidiaries that are "restricted subsidiaries" under the terms of the 1986 Indenture and other than assets that are considered "principal properties" of ours or of our "restricted subsidiaries" under the terms of the 1986 Indenture).

    The terms of the new revolving credit facility contain covenants that restrict our ability, and the ability of our subsidiaries to, among other things, incur liens, enter into sale and leaseback transactions, enter into merger, consolidation or asset sale transactions, dispose of capital stock of subsidiaries, incur subsidiary indebtedness and enter into swap transactions. The new revolving credit facility also restricts our ability to, under the terms of the 1986 Indenture, redesignate "unrestricted subsidiaries" as "restricted subsidiaries" or designate future subsidiaries as "restricted subsidiaries". The new revolving credit facility also contains the following financial covenants:

    - we may not permit our net worth to fall below an amount equal to the sum of (1) $1.15 billion and (2) 25% of the sum of our consolidated net income for each of the fiscal quarters commencing after September 29, 2002 to and including the most recent fiscal quarter prior to the date on which the net worth calculation is made and (3) 75% of the amount by which our net worth has increased as a result of our issuance of capital stock after September 29, 2002;

    - we may not permit the ratio of (1) the sum of our consolidated indebtedness and our securitization financings to (2) the sum of our consolidated indebtedness, securitization financings and net worth to be equal to or greater than 0.55 to 1.0; and

    - we may not permit the ratio of (1) our consolidated EBITDA minus capital expenditures to (2) our consolidated interest expense for any period of four consecutive quarters, to be less than 1.50 to 1.0.

For purposes of the financial covenants described above, "net worth", "consolidated net income", "consolidated indebtedness", "consolidated EBITDA", "consolidated interest expense" and other financial measurements are calculated in the manner provided by the terms of the credit agreement for the new revolving credit facility.

    The new revolving credit facility also contains customary events of default.

EXISTING NOTES AND DEBENTURES

    In February 1997, we issued $120 million aggregate principal amount of 6.75% debentures due 2027 in an underwritten public offering. The 6.75% debentures due 2027 were issued pursuant to the 1986 Indenture.

    In February 1998, we issued $765 million aggregate principal amount of debt securities in an underwritten public offering. These debt securities were also issued under the 1986 Indenture and were issued in four tranches as follows:

    - $125 million aggregate principal amount of 6.25% notes due 2003 (this series was retired at maturity);

    - $225 million aggregate principal amount of 6.45% notes due 2005;

    - $250 million aggregate principal amount of 7.125% debentures due 2028; and

    - $165 million aggregate principal amount of 5.65% debentures due 2098.

    As of September 28, 2003, there was $120 million outstanding under the 6.75% debentures due 2027, $225 million outstanding under the 6.45% notes due 2005, $250 million outstanding under the 7.125% debentures due 2028 and $165 million outstanding under the 5.65% debentures due 2098.

    The 6.75% debentures due 2027, the 6.25% notes due 2003, the 6.45% notes due 2005, the 7.125% debentures due 2028 and the 5.65% debentures due 2098 are referred to in this prospectus as the "Existing Notes and Debentures".

    The Existing Notes and Debentures are unsecured and unsubordinated obligations, and are ranked pari passu with one another and with all of our other unsecured and unsubordinated obligations, including indebtedness outstanding under the new revolving credit facility and the notes.

    The 6.75% debentures due 2027 bear interest at an annual rate of 6.75%, with interest payable on February 15 and August 15 of each year, and mature on February 15, 2027. The 6.25% notes due 2003 were repaid on their date of maturity, March 1, 2003. The 6.45% notes due 2005 bear interest at an annual rate of 6.45%, with interest payable on March 1 and September 1 of each year, and mature on March 1, 2005. The 7.125% debentures due 2028 bear interest at an annual rate of 7.125%, with interest payable on March 1 and September 1 of each year, and mature on March 1, 2028. The 5.65% debentures due 2098 bear interest at an annual rate of 5.65%, with interest payable on March 1 and September 1 of each year, and mature on March 1, 2098. As the 5.65% debentures due 2098 were issued at a discount to par, the effective annual rate of interest to us on these debentures is 7.48%.

    The 6.75% debentures due 2027 are redeemable, in whole or in part, at our option at any time after February 15, 2007 at the greater of par value or an amount designed to ensure that the holders of the debentures are not penalized by the early redemption, in each case plus accrued interest. In addition, holders of the 6.75% debentures due 2027 may elect to be repaid on February 15, 2007, at par value plus accrued interest to February 17, 2007. Such election, which is irrevocable, must be made between December 15, 2006 and January 15, 2007.

    The 7.125% debentures due 2028 and the 5.65% debentures due 2098 are redeemable, at our option, in whole or in part, at any time at the greater of par value or an amount designed to ensure that the holders of the debentures are not penalized by the early redemption, in each case plus accrued interest. In addition, we have the right to redeem the 5.65% debentures due 2098 in whole (but not in part) in the event that there is a change in law that creates a more than insubstantial risk that interest paid by us on the 5.65% debentures due 2098 is not, or will not be, deductible, in whole or in part, by us for purposes of U.S. Federal income tax. In such an event, which we refer to as a "Tax Event", the discount rate utilized by us to calculate the make-whole premium payable to holders of the debentures will be increased by 10 basis points over the rate that is otherwise utilized in connection with an early redemption of the debentures.

    In the event of a Tax Event, we may, in lieu of redeeming the 5.65% debentures due 2098, elect to shorten the maturity of the debentures to the longest maturity date within the original maturity date that, in the opinion of counsel, would permit us, after such shortening of the maturity, to continue to deduct the interest paid on the 5.65% debentures due 2098 for U.S. Federal income tax purposes. If we so elect to shorten the maturity of the 5.65% debentures due 2098, no holder of debentures will be entitled to any compensation from us in connection with our exercise of such right. In addition, in the event that the maturity of the 5.65% debentures due 2098 is shortened as described above, the principal amount of the 5.65% debentures due 2098 payable upon the new maturity date will change to an amount equal to the accreted value of the debentures as of the new maturity date.

    The terms of the Existing Notes and Debentures contain covenants that restrict our ability to, among other things, allow our restricted subsidiaries to incur indebtedness, incur or allow our restricted subsidiaries to incur secured indebtedness, enter into sale and leaseback transactions, enter into certain merger or consolidation transactions or sell all or substantially all of our assets to another person. The terms of the Existing Notes and Debentures also contain customary events of default.

TRUST PREFERRED SECURITIES AND DEBENTURES

    In June 2001, Cummins Capital Trust I, a Delaware business trust and our subsidiary, issued 6 million shares of 7% convertible quarterly income preferred securities, which we refer to in this prospectus as the "Trust Preferred Securities", to qualified institutional buyers for net proceeds of $291 million. The Trust Preferred Securities represent an undivided beneficial ownership interest in the assets of Cummins Capital Trust I. The total proceeds from the issuance of the Trust Preferred Securities by Cummins Capital Trust I were invested in $300 million aggregate principal amount of 7% convertible subordinated debentures due 2031 issued by us, which we refer to in this prospectus as the "7% Debentures".

    Holders of the Trust Preferred Securities are entitled to receive preferential cumulative cash dividends at an annual rate of 7% of the $50 per share liquidation value of the Trust Preferred Securities, which payments will be made quarterly in arrears on March 15, June 15, September 15 and December 15 of each year. These distribution rates and payment dates for the Trust Preferred Securities correspond to the interest rate and payment dates for the 7% Debentures. Cummins Capital Trust I's only source of cash to make payments on the Trust Preferred Securities is our payment of interest on the 7% Debentures held by Cummins Capital Trust I. We may defer interest payments on the 7% Debentures for a period not to exceed 20 consecutive quarters. If such a deferral is made,

Cummins Capital Trust I will defer distributions on the Trust Preferred Securities for a corresponding period but will continue to accrue for the distribution.

    We have guaranteed, on a subordinated basis, the payment in full of:

    - any accrued and unpaid distributions and the amount payable upon redemption of the Trust Preferred Securities to the extent we have made a payment to the trustee for Cummins Capital Trust I of interest or principal on the 7% Debentures; and

    - generally, the liquidation amount of the Trust Preferred Securities to the extent that Cummins Capital Trust I has assets available for distribution to holders of Trust Preferred Securities. This guarantee is unsecured and subordinated and junior in right of payment to all of our senior and subordinated debt.

    The 7% Debentures mature on June 15, 2031. We may redeem the 7% Debentures, in whole or in part, for cash on or after June 15, 2006 at the redemption prices set forth in the indenture governing the 7% Debentures. In addition, in the event of a change in law such that there is more than insubstantial risk that either Cummins Capital Trust I will be subject to U.S. Federal income tax with respect to interest payments received on the 7% Debentures or that we will be unable to deduct the interest payments made on the 7% Debentures, we may redeem the 7% Debentures at a redemption price equal to par value plus accrued interest. Further, in the event of a change in law such that there is more than an insubstantial risk that Cummins Capital Trust I will be considered an "investment company" under the Investment Company Act of 1940, we may redeem the 7% Debentures at a redemption price equal to par value plus accrued interest. In the event of any redemption of the 7% Debentures, Cummins Capital Trust I will redeem a like aggregate liquidation amount of Trust Preferred Securities. The Trust Preferred Securities do not have a stated maturity date, but they are subject to mandatory redemption upon maturity of the 7% Debentures on June 15, 2031, or upon earlier redemption or upon the occurrence of an event of default.

    Each of Trust Preferred Securities and the related 7% Debenture are convertible at any time prior to the close of business on June 13, 2031, at the option of the holder, into shares of our common stock at the rate of 1.0519 shares per Trust Preferred Security, subject to customary antidilution adjustments.

ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

    On December 15, 2000, we entered into agreements with a wholly-owned, bankruptcy-remote special purpose subsidiary, Cummins Receivable Corp., and a number of financial institutions under which we sell interests in designated pools of trade receivables to Cummins Receivable Corp. and it, in turn, transfers interests in the receivables, without recourse, to limited purpose receivable securitization entities, referred to as "conduits", that are established and managed by an independent financial institution. Certain conduits are required to purchase receivables from time to time during the term of the agreements, and certain conduits may elect whether or not they will purchase receivables. Conduits fund their purchases of receivables from Cummins Receivable Corp. by issuing commercial paper. To maintain a balance in the designated pools of receivables sold, we may sell new receivables as existing receivables are collected. Our retained interests in the sold receivables are subordinated to the interests of the conduits. The receivables agreements, which we refer to in this prospectus as the "Receivables Program", provide for a continuation of the program on a revolving basis for a three-year period and provide for a minimum commitment of receivables purchases from the conduits of $200 million. As of September 28, 2003, there were no amounts outstanding under the Receivables Program.

    Interest accrues on a monthly basis on amounts paid by the conduits in respect of receivables sold under the Receivables Program. The effective rate of interest will vary based upon, among other things, the nature of the financial institution that has purchased the subject pool of receivables. For conduits that are committed to purchase receivables, the interest rate in effect will be based upon either the London inter-bank offered rate plus a spread or the conduit's base rate. For conduits that are not committed to purchase receivables, the interest rate in effect will equal the weighted average rate of interest on the commercial paper issued by that conduit to finance the purchase of the receivables. The weighted average interest rate on securitized repayments under the Receivables Program during 2002 was 1.8%.

    The terms of the Receivables Program contain covenants and events of default that are customary for transactions of this nature. The terms of the Receivables Program also provide for the termination of the program in the event that we fail to maintain minimum ratings on our long-term senior unsecured debt of "BB" from Standard & Poor's and "Ba2" from Moody's.

DISTRIBUTOR GUARANTEES

    U.S. DISTRIBUTOR GUARANTEES

    We have entered into an operating agreement with Citicorp Leasing, Inc. pursuant to which we agreed to guarantee revolving loans, equipment term loans and leases, real property loans and letters of credit made by Citicorp Leasing, Inc. to certain independent Cummins and Onan distributors in the United States. Under the terms of the operating agreement, our guarantee of any particular financing will be limited to the amount of the financing in excess of a particular distributor's "borrowing base". The "borrowing base" of any particular distributor is equal to the amount that Citicorp Leasing, Inc. would have allowed the distributor to borrow absent our guarantee.

    In the event that any distributor is in default under any financing or we default on one of our financial covenants under our $385 million revolving credit agreement, then we will be required to guarantee the entire amount of each financing under the terms of the operating agreement. In addition, by January 31, 2004, we are required to issue a letter of credit or purchase credit insurance covering the amount of distributor borrowings in excess of their borrowing base; otherwise, we will be subject to a ratings trigger. Under the ratings trigger, we could be required to guarantee the entire amount of each financing if the rating on our long-term senior unsecured debt from Standard & Poor's is less than "BB" or from Moody's is less than "Ba2". Also, in the event the rating on our long-term senior unsecured debt falls below the thresholds described above, we will also be required to pay to Citicorp Leasing, Inc. a monthly fee equal to 0.50% on the daily average outstanding balance of each financing arrangement under the operating agreement. Further, in the event that any distributor defaults under a particular financing arrangement, we will be required to purchase the assets of that distributor that secure its borrowings under the financing arrangement.

    The operating agreement will continue in effect until February 7, 2007, and may be renewed by the parties for additional one year terms. As of September 28, 2003, we had $25 million of guarantees outstanding under the operating agreement relating to distributor borrowings of $227 million.

    CANADIAN DISTRIBUTOR GUARANTEES

    We have entered into a number of guarantee agreements with The Bank of Nova Scotia pursuant to which we have agreed to guarantee borrowings of certain independent distributors of our products. Under the terms of these agreements, our guarantee with respect to any one financing arrangement between a distributor and The Bank of Nova Scotia is limited to 50% of the aggregate principal amount of the financing. As of September 28, 2003, we had $10 million of guarantees outstanding under these guarantee agreements relating to distributor borrowings of $21 million.

OPERATING LINES OF CREDIT

    A number of our subsidiaries have obtained individual lines of credit from financial institutions for the purpose of financing working capital. These lines of credit contain customary covenants and events of default. As of September 28, 2003, we had approximately $31 million of borrowings outstanding under these subsidiary lines of credit.

                            DESCRIPTION OF THE NOTES

GENERAL

    The original notes were issued and the new notes will be issued under the indenture dated as of November 20, 2002 (the "INDENTURE"), between Cummins and BNY Midwest Trust Company, as trustee (the "TRUSTEE"), a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The orignal notes, the new notes and any additional notes issued under the indenture are referred to collectively in this "Description of the Notes" as the "Notes". The Notes are subject to all the terms of the indenture, and holders of the Notes are referred to the indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions therein of certain capitalized terms used below. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions" or are otherwise defined in the indenture. Unless otherwise specifically indicated, all references in this section to "Cummins" are to Cummins Inc. and not to any of its Subsidiaries.

    The terms of the new notes are identical in all material respects to the original notes, except the new notes will no longer contain transfer restrictions and holders of new notes will no longer have any registration rights. The Trustee will authenticate and deliver new notes for original issue only in exchange for a like principal amount of original notes. Any original notes that remain outstanding after the consummation of the exchange offer, together with the new notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the original notes and new notes then outstanding.

    The Notes have an aggregate principal amount of $250 million and will be issued in denominations of $1,000 and integral multiples of $1,000. The indenture allows Cummins to issue additional Notes, subject to any such additional issuance complying with the covenant described below under the heading "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock". Any such additional Notes will be issued with the same terms as the Notes so that such additional Notes will form a single series with the Notes.

    The Notes will mature on December 1, 2010 and will bear interest at the rate of 9 1/2% per annum. Interest will be payable semiannually (to holders of record of Notes at the close of business on the May 15 or November 15 immediately preceding the interest payment date) on June 1 and December 1 of each year, respectively, commencing June 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Principal of and premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer and exchange, at the offices of agencies of Cummins maintained for that purpose in the Borough of Manhattan, the City of New York, provided that, at the option of Cummins, payment of interest on the Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the note register; and provided further that all payments of principal (and premium, if any) and interest on Notes, the holders of which have given wire transfer instructions to Cummins or its agent at least 10 business days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders in such instructions. Until otherwise designated by Cummins, such office or agency in the Borough of Manhattan, the City of New York will be the corporate trust office of the Trustee, as Paying Agent and Registrar.

    The Notes will be issued in fully registered form, without coupons. No service charge will be made for any registration of transfer or exchange of Notes, but Cummins may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    The Notes will not have the benefit of any sinking fund.

RANKING

    The Notes are general, unsecured obligations of Cummins and rank equally ("PARI PASSU") in right of payment with all existing and future unsubordinated Indebtedness of Cummins and senior in right of payment to all existing and future subordinated Indebtedness of Cummins or any Subsidiary Guarantor. The Notes are effectively subordinated to all secured Indebtedness of Cummins or any Subsidiary Guarantor to the extent of the value of the assets securing such Indebtedness. In addition, the Notes are structurally subordinated to all of the existing and future liabilities, including guarantees, of Cummins' subsidiaries that are not Subsidiary Guarantors (as defined below).

    Certain Restricted Subsidiaries have provided a guarantee of the Credit Facility up to the maximum amount permissible under terms of this indenture and the 1986 Indenture and have secured such guarantees with certain of their assets.

    Universal Silencer, Inc., a subsidiary of Cummins that makes products for the industrial filtration market, is an Unrestricted Subsidiary under the indenture. As an Unrestricted Subsidiary, Universal Silencer is not subject to the restrictive covenants in the indenture and at any time has the ability to, among other things, dispose of its assets or incur additional Indebtedness, including secured and layered Indebtedness. In addition, Universal Silencer has provided a full guarantee of the Credit Facility and has secured such guarantee with substantially all of its assets.

THE GUARANTEES

    The Notes will be guaranteed (the "SUBSIDIARY GUARANTEES") by each Restricted Subsidiary of Cummins that is required to guarantee the Notes pursuant to "--Certain Covenants--Future Guarantors" and executes and delivers a supplemental indenture to this indenture providing for a Subsidiary Guarantee of the payment of the Notes by such Restricted Subsidiary (the "SUBSIDIARY GUARANTORS"). Initially, there are no Restricted Subsidiaries that are Subsidiary Guarantors.

    Each of the Subsidiary Guarantors (so long as it remains a Restricted Subsidiary) will fully and unconditionally guarantee on a joint and several basis all of Cummins' obligations under the Notes, including its obligations to pay principal, interest and premium, if any, with respect to the Notes. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will rank PARI PASSU with all existing and future Indebtedness of the Subsidiary Guarantors that is not, by its terms, expressly subordinated in right of payment to the Subsidiary Guarantees. The obligations of each Subsidiary Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors--Risk Factors Relating to the Notes--Fraudulent transfer laws may permit a court to take action detrimental to you". Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in an amount PRO RATA, based on the net assets of each Subsidiary Guarantor, determined in accordance with GAAP. Except as provided in "Certain Covenants--Limitation on Certain Asset Dispositions" below, Cummins is not restricted from selling or otherwise disposing of any Subsidiary Guarantor.

    If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending upon the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero. See "Risk Factors--Risk Factors Relating to the Notes--Fraudulent transfer laws may permit a court to take action detrimental to you".

    A sale of assets or Capital Stock of a Subsidiary Guarantor or Restricted Subsidiary may constitute an Asset Disposition subject to the provisions contained under the caption "Certain Covenants--Limitation on Certain Asset Dispositions", and a consolidation, merger or sale of all or substantially all of the assets of a Subsidiary Guarantor must also comply with the provisions described under "Certain Covenants--Merger, Consolidation, Etc".

    The indenture provides that:

        (i) in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all the Capital Stock of any Subsidiary Guarantor to any person that is not an Affiliate of Cummins, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided, that the Net Available Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture. See "Certain Covenants--Limitation on Certain Asset Disposition";

        (ii) upon the release or discharge of the guarantee that resulted in the creation of the Subsidiary Guarantee of such Subsidiary Guarantor, except a discharge or release by or as a result of payment under such Subsidiary Guarantee, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee;

        (iii) upon the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the indenture, such Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; and

        (iv) in connection with any sale or other disposition, by way of merger, consolidation or otherwise, of Capital Stock of any Subsidiary Guarantor to a Person in accordance with the indenture that results in the Subsidiary Guarantor no longer being a Restricted Subsidiary; provided, that after giving effect to such sale, such former Subsidiary Guarantor shall have no guarantees outstanding of any Indebtedness of Cummins or any Restricted Subsidiary and, provided further, that the Net Available Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture. See "Certain Covenants--Limitation on Certain Asset Dispositions".

OPTIONAL REDEMPTION

    The Notes will be redeemable, at the option of Cummins, in whole or from time to time in part, at any time after December 1, 2006, on at least 30 days' but not more than 60 days' prior notice mailed to the registered address of each holder of Notes to be so redeemed, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, to but excluding the date of redemption, if redeemed during the 12-month period commencing on or after December 1 of the years set forth below:

YEAR                        REDEMPTION PRICE
----                        ----------------
2006......................      104.750%
2007......................      102.375%
2008 and thereafter.......      100.000%

    If the redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by Cummins.

    In the case of any redemption of less than all of the Notes, selection of Notes for any redemption shall be made by the Trustee under the indenture in accordance with the rules of any securities exchange on which the Notes may be listed or if the Notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed at least
30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his or her registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

    Any decision to redeem the notes through optional redemption will be influenced by a range of factors including the availability of cash required to redeem the notes, whether market conditions are conducive to a refinancing and other considerations relevant to our future capital management.

CERTAIN COVENANTS

    SUSPENSION OF COVENANTS AND COVENANT SUBSTITUTION.  After such time as:

        (1) the Notes have been assigned an Investment Grade rating by both Rating Agencies; and

        (2) no Default under the indenture has occurred and is continuing,

    (all such events collectively constituting an "Investment Grade Rating Event"), the following agreements, covenants and definitions contained in the indenture (the "Suspended Provisions") shall be suspended and shall not apply to Cummins and its Restricted Subsidiaries:

    - "Limitation on Certain Asset Dispositions";

    - "Limitation on Restricted Payments";

    - "Limitation on Transactions with Affiliates";

    - "Limitation on Payment Restrictions Affecting Restricted Subsidiaries";

    - "Change of Control";

    - "Future Guarantors";

    - section (a) of "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock";

    - section (a) of "Limitation on Liens";

    - section (a) of "Limitation on Sale and Leaseback Transactions";

    - clause (3) of the first paragraph of "Merger, Consolidation, Etc.";

    - section (a) of the definition of "Restricted Subsidiary"; and

    - section (a) of the definition of "Unrestricted Subsidiary"

and section (b) of "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock", section (b) of "Limitation on Liens", section (b) of "Limitation on Sale and Leaseback Transactions", section (b) of the definition of "Restricted Subsidiary" and section (b) of the definition of "Unrestricted Subsidiary" shall become effective and apply to Cummins and its Restricted Subsidiaries. Notwithstanding any of the foregoing, if the Notes later cease to have an Investment Grade rating by either or both Rating Agencies, all the Suspended Provisions shall again become effective and apply to Cummins and its Restricted Subsidiaries and section (b) of "Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock", section (b) of "Limitation on Liens", section (b) of "Limitation on Sale and Leaseback Transactions", section (b) of the definition of "Restricted Subsidiary" and section (b) of the definition of "Unrestricted Subsidiary" shall no longer be effective.

    A change in the rating on the Notes by either Rating Agency shall be deemed to have occurred on the date that such Rating Agency shall have publicly announced the change.

    LIMITATION ON INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED
STOCK. (a) The indenture provides that Cummins will not, and will not cause or permit any of its Restricted Subsidiaries to, incur, directly or indirectly, any Indebtedness, and Cummins will not cause or permit any of its Restricted Subsidiaries to issue any Preferred Stock, except:

        (1) Indebtedness of Cummins or a Subsidiary Guarantor if, immediately after giving effect to the incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Coverage Ratio of Cummins for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such Indebtedness would be greater than 2.25 to 1.00;

        (2) Indebtedness outstanding on the Issue Date;

        (3) Indebtedness under the Credit Facility of Cummins, each Subsidiary Guarantor and the Restricted Subsidiaries of Cummins that are parties thereto on the Issue Date in an amount not to exceed $385 million;

        (4) Indebtedness owed by Cummins to any Restricted Subsidiary of Cummins or Indebtedness owed by a Restricted Subsidiary of Cummins to Cummins or a Restricted Subsidiary of Cummins, provided, that if Cummins or any Subsidiary Guarantor is the obligor on such Indebtedness, then such Indebtedness is expressly subordinated by its terms to the prior payment in full in cash of the Notes or the Subsidiary Guarantees, as the case may be; provided further, that, upon either

           (a) the transfer or other disposition by such Restricted Subsidiary or Cummins of any Indebtedness so permitted under this clause (4) to a Person other than Cummins or another Restricted Subsidiary of Cummins; or

           (b) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of any Restricted Subsidiary that is the holder of any Indebtedness so permitted under this clause (4) to a Person other than Cummins or another Restricted Subsidiary of Cummins as a result of which such Restricted Subsidiary ceases to be a Restricted Subsidiary of Cummins, the provisions of this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

        (5) Indebtedness of Cummins or its Restricted Subsidiaries under any Interest Rate Protection Agreement or Currency Agreement to the extent entered into in the ordinary course of business and not for the purpose of speculation;

        (6) Acquired Indebtedness to the extent Cummins could have incurred such Indebtedness in accordance with clause (1) above on the date such Indebtedness became Acquired Indebtedness;

        (7) Indebtedness incurred by Cummins or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker's compensation claims, self-insurance or operating lease obligations;

        (8) Indebtedness arising from agreements of Cummins or a Restricted Subsidiary of Cummins providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary of Cummins;

        (9) Obligations in respect of performance and surety bonds and completion guarantees provided by Cummins or any Restricted Subsidiary of Cummins in the ordinary course of business;

        (10) Guarantees by Cummins or any of its Restricted Subsidiaries of Indebtedness of Cummins or any Restricted Subsidiary to the extent Cummins or such Restricted Subsidiary could have incurred such Indebtedness pursuant to any other clause of this covenant; provided, that Restricted Subsidiaries (as defined in paragraph (b) of the definition of "Restricted Subsidiaries") shall be permitted to guarantee Indebtedness under the Credit Facility;

        (11) Indebtedness of Cummins and any Subsidiary Guarantor evidenced by the Notes and any Subsidiary Guarantee thereof;

        (12) Indebtedness incurred to renew, extend or refinance (collectively for purposes of this clause (12) to "REFINANCE") any Indebtedness incurred pursuant to clauses (1), (2), (6) or (11) above; provided, that:

           (a) such Indebtedness does not exceed the principal amount (or accreted amount, if less) of Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by Cummins as necessary to accomplish such refinancing by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of Cummins or such Restricted Subsidiary incurred in connection therewith and

           (b) (I) in the case of any refinancing of Indebtedness that is PARI PASSU with the Notes, such refinancing Indebtedness is made PARI PASSU with or subordinate in right of payment to the Notes, and, in the case of any refinancing of Indebtedness that is subordinate in right of payment to the Notes, such refinancing Indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the Holders than those contained in the Indebtedness being refinanced,

           (II) in either case, the refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refinanced and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by Cummins or any of its Restricted Subsidiaries) of such Indebtedness at the option of the holder thereof prior to the final Stated Maturity of the Indebtedness being refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by Cummins or any of its Restricted Subsidiaries) which is conditioned upon a change of control of Cummins pursuant to provisions substantially similar to those contained in the indenture described under "--Change of Control" below or upon an asset sale pursuant to provisions substantially similar to those contained in the indenture described under "--Limitation on Certain Asset Dispositions" below and

           (III) Indebtedness of a Restricted Subsidiary (other than a Subsidiary Guarantor) may not be incurred to refinance any Indebtedness of Cummins;

        (13) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by Cummins or its Restricted Subsidiaries in the ordinary course of business;

        (14) Preferred Stock of Restricted Subsidiaries issued to Cummins or any of its Restricted Subsidiaries, provided, that, upon either

           (a) the transfer or other disposition by such Restricted Subsidiary or Cummins of any Preferred Stock so permitted under this clause (14) to a Person other than Cummins or another Restricted Subsidiary of Cummins or

           (b) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of any Restricted Subsidiary that is the holder of any Preferred Stock so permitted under this clause (14) to a Person other than Cummins or another Restricted Subsidiary of Cummins as a result of which such Restricted Subsidiary ceases to be a Subsidiary of Cummins, the provisions of this clause (14) shall no longer be applicable to such Preferred Stock and such Preferred Stock shall be deemed to have been issued at the time of any such issuance, sale, transfer or other disposition, as the case may be;

        (15) Indebtedness relating to any Qualified Securitization Transaction that is non recourse to Cummins or any of its Restricted Subsidiaries in an amount which, together with any other Indebtedness incurred pursuant to this clause (15) (including any Indebtedness incurred to refinance any such Indebtedness) and outstanding on the date of such incurrence, has an aggregate principal amount not in excess of $200.0 million;

        (16) Indebtedness incurred by Foreign Subsidiaries in the ordinary course of business for the purpose of financing working capital in an aggregate amount not to exceed $100.0 million at any one time outstanding;

        (17) Qualified Distributor Guarantees of Cummins or a Subsidiary Guarantor in an aggregate principal amount not to exceed $110.0 million at any one time outstanding; and

        (18) Indebtedness of Cummins or a Subsidiary Guarantor, not otherwise permitted to be incurred pursuant to clauses (1) through (17) above, which, together with any other Indebtedness incurred pursuant to this clause (18) and outstanding on the date of such incurrence, has an aggregate principal amount not in excess of $100.0 million.

    Notwithstanding the foregoing, Cummins will not permit any Restricted Subsidiary to become liable for any Funded Debt, unless after giving effect thereto the aggregate amount of Funded Debt of all Restricted Subsidiaries outstanding (not including Funded Debt owned by Cummins or a Wholly Owned Subsidiary) does not exceed 15% of Consolidated Net Tangible Assets. The provisions of the preceding sentence shall not prevent (1) any Restricted Subsidiary from becoming liable for any Funded Debt for the purpose of extending, renewing or refunding any Funded Debt of a Restricted Subsidiary then outstanding so long as the aggregate amount of the Funded Debt of all Restricted Subsidiaries then outstanding (other than Funded Debt owned by Cummins or any Wholly Owned Subsidiary) is not thereby increased or (2) any Restricted Subsidiary from becoming liable for Funded Debt to Cummins or a Wholly Owned Subsidiary. For purposes of the immediately two preceding sentences, Restricted Subsidiaries shall mean the Restricted Subsidiaries under clause (b) of the definition of "RESTRICTED SUBSIDIARIES".

    Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Cummins may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

    For purposes of determining compliance with this covenant:

        (A) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, Cummins, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of incurrence and will only be required to include the amount of type of such Indebtedness in one of the above clauses;

        (B) Cummins will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

        (C) following the date of its incurrence, any Indebtedness originally classified as incurred under any of the clauses above (other than clauses
    (1), (2) and (3)) may later be classified by Cummins such that it will be deemed as having been incurred pursuant to any other clauses, to the extent that such reclassified Indebtedness could be incurred under such new clause at the time of such reclassification.

    Notwithstanding the foregoing, (A) Indebtedness incurred under clause (3) of this covenant shall always be deemed to be incurred under that clause and
(B) Indebtedness of the nature described in clauses (16) and (17) outstanding on the Issue Date shall be deemed to be incurred immediately after the Issue Date under such clauses and not under clause (2) of this covenant.

    (b) The indenture provides that, in the event that section (a) of this covenant no longer applies to Cummins and its Restricted Subsidiaries in light of the circumstances described above under "--Suspension of Covenants and Covenant Substitution", Cummins will not permit any Restricted Subsidiary to become liable for any Funded Debt unless immediately thereafter the aggregate amount of the Funded Debt of all Restricted Subsidiaries (other than Funded Debt owned by Cummins or a Wholly Owned Subsidiary) does not exceed 15% of Consolidated Net Tangible Assets. The provisions of this section (b) shall not prevent (1) any Restricted Subsidiary from becoming liable for any Funded Debt for the purpose of extending, renewing or refunding any Funded Debt of a Restricted Subsidiary then outstanding so long as the aggregate amount of the Funded Debt of all Restricted Subsidiaries then outstanding (other than Funded Debt owned by Cummins or any Wholly Owned Subsidiary) is not thereby increased or (2) any Restricted Subsidiary from becoming liable for Funded Debt to Cummins or a Wholly Owned Subsidiary.

    LIMITATION ON RESTRICTED PAYMENTS. The indenture provides that Cummins will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

        (A) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof in their capacity as stockholders, excluding any (a) dividend or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire its Qualified Capital Stock, (b) in the case of any Restricted Subsidiary of Cummins, dividends or distributions payable to Cummins or a Restricted Subsidiary of Cummins and (c) pro rata dividends or other distributions made by a Restricted Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of the Restricted Subsidiary that is an entity other than a corporation);

        (B) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock, or any securities convertible or exchangeable into shares of Capital Stock, of Cummins that are held by any Person or of a Restricted Subsidiary that are held by any Affiliate of Cummins, in each case other than shares of Capital Stock or securities that are owned by Cummins or a Restricted Subsidiary of Cummins;

        (C) make any Investment (other than a Permitted Investment) in any Person; or

        (D) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness which is subordinate in right of payment to the Notes (other than the redemption, defeasance, repurchase, retirement or acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such redemption, defeasance, repurchase, retirement or acquisition) (each of the transactions described in clauses (A) through
    (D) (other than any exception to any such clause) being a "Restricted Payment"),

if at the time thereof:

        (1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or

        (2) upon giving effect to such Restricted Payment, Cummins could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the indenture described in clause (a)(1) of "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" above, or

        (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum (without duplication) of:

           (a) 50% of Consolidated Net Income of Cummins (or, in the case cumulative Consolidated Net Income of Cummins shall be negative, less 100% of such deficit) for the period (treated as an accounting period) from the Issue Date through the last day of Cummins' most recently ended fiscal quarter for which financial statements are available; PLUS

           (b) 100% of the aggregate net cash proceeds received after the Issue Date, including the fair market value of readily marketable securities from the issuance of Qualified Capital Stock of Cummins and warrants, rights or options on Qualified Capital Stock of Cummins (other than in respect of any such issuance to a Subsidiary of Cummins) and the principal amount of Indebtedness of Cummins or a Subsidiary of Cummins that has been converted into or exchanged for Qualified Capital Stock of Cummins; PLUS

           (c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment; PLUS

           (d) an amount equal to the sum of (I) the net reduction in Investments in Unrestricted Subsidiaries resulting from the receipt of dividends, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock or other distributions or payments, in each case to Cummins or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries, and (II) the portion (proportionate to Cummins' equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by

       Cummins or any Restricted Subsidiary in such Unrestricted Subsidiary subsequent to the Issue Date.

        For purposes of determining the amount expended for Restricted Payments under this clause (3), property other than cash shall be valued at its fair market value.

    Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

        (1) any dividend on any class of Capital Stock of Cummins or any of its Restricted Subsidiaries paid within 60 days after the declaration thereof if, on the date when the dividend was declared, Cummins or any of its Restricted Subsidiaries, as the case may be, could have paid such dividend in accordance with the provisions of the indenture;

        (2) the renewal, extension or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the indenture described in clause (a)(12) of "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" above;

        (3) the exchange or conversion of any Indebtedness of Cummins or any of its Restricted Subsidiaries for or into Qualified Capital Stock of Cummins;

        (4) so long as no Event of Default has occurred and is continuing, payments of ordinary dividends on Cummins' common stock in an aggregate amount per quarter not to exceed the product of (x) $0.30 per share and
    (y) the lesser of (a) the number of shares of Cummins' common stock outstanding on a fully diluted basis on the Issue Date and (b) the number of shares of Cummins' common stock outstanding on a fully diluted basis on the date of payment of such dividend; provided, that after giving pro forma effect to such payment of dividends, Cummins could incur at least $1.00 of additional Indebtedness pursuant to the terms of the indenture described in clause (a)(1) of "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" above; provided further, that the number of shares and amount of dividend per share referred to above shall be adjusted pro rata to reflect any stock split (or reverse stock split) or stock dividend made after the Issue Date and before such shares were issued so as to ensure that the aggregate amount of dividends that may be paid by Cummins pursuant to this clause (4) immediately following such stock split or dividend is equal to the aggregate amount of dividends that may be paid by Cummins pursuant to this clause (4) immediately before such stock split or dividend;

        (5) any Restricted Payment out of the net cash proceeds of the substantially concurrent sale of, or made in exchange for, Qualified Capital Stock of Cummins (other than a sale to a Restricted Subsidiary of Cummins or an exchange for Qualified Capital Stock held by a Restricted Subsidiary of Cummins); provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

        (6) the redemption, repurchase, retirement or other acquisition of any subordinated Indebtedness of Cummins in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Cummins) of Indebtedness that is subordinated in right of payment to the Notes; provided, that the proceeds of such sale of such Indebtedness shall not be (and have not been) included in clause (3) of the preceding paragraph;

        (7) so long as no Event of Default has occurred and is continuing, any purchase or redemption or other retirement for value of Qualified Capital Stock of Cummins required pursuant to any employment, severance or compensation agreement, shareholders agreement, management agreement or employee stock option or restricted stock agreement in accordance with the provisions of any such agreement in an amount not to exceed $15.0 million in the aggregate; provided, that with respect to purchases and redemptions made by Cummins to its employees pursuant to Cummins' Key Employee Stock Investment Program only (or any similar program or arrangement duly adopted by Cummins to supplement or replace the Key Employee Stock Investment Program), the amount of such purchase or redemption shall be equal to the amount of net cash paid by Cummins in respect of such shares of Qualified Capital Stock (excluding any payment evidenced by the forgiveness or cancellation by Cummins of any Indebtedness owned by Cummins, the proceeds of which originally were used to purchase such shares of Qualified Capital Stock);

        (8) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

        (9) so long as no Event of Default has occurred and is continuing, Investments in Permitted Joint Ventures and the Permitted Unrestricted Subsidiary; provided, that after giving pro forma effect to such Investment, Cummins could incur at least $1.00 of additional Indebtedness pursuant to the terms of the indenture described in clause (a)(1) of "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" above; provided, further, that the aggregate amount of such Investments made pursuant to this clause (9) shall not exceed $60.0 million in any one fiscal year;

        (10) Restricted Payments by Cummins or any of its Restricted Subsidiaries not otherwise permitted to be made under clauses (1) through
    (9) above and (11) and (12) below in an aggregate amount not to exceed $15.0 million;

        (11) payments of dividends on Disqualified Stock issued pursuant to the terms of the indenture described in "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" above; and

        (12) payments of intercompany debt, the incurrence of which was permitted pursuant to the terms of the indenture described in "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" above; provided, that no Default or Event of Default has occurred and is continuing or would otherwise result therefrom.

    Each Restricted Payment described in clauses (1) and (7) of the previous sentence shall be taken into account (and the Restricted Payments described in the remaining clauses shall not be taken into account) for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (3) of the preceding paragraph.

    LIMITATION ON LIENS. (a) The indenture provides that Cummins will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Issue Date or acquired after the Issue Date, other than:

        (1) Liens granted by Cummins on property or assets of Cummins securing Indebtedness of Cummins that is permitted by the indenture and that is PARI PASSU with the Notes; provided, that the Notes are secured on an equal and ratable basis with such Liens for so long as such Indebtedness shall be so secured;

        (2) Liens granted by Cummins on property or assets of Cummins securing Indebtedness of Cummins that is permitted by the indenture and that is subordinated to the Notes; provided, that the Notes are secured by Liens ranking prior to such Liens for so long as such Indebtedness shall be so secured;

        (3) Permitted Liens; and

        (4) Liens in respect of Acquired Indebtedness permitted by the indenture; provided, that the Liens in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness and such Liens and the Acquired Indebtedness were not incurred by Cummins or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Cummins, and provided further, that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of Cummins or of any Restricted Subsidiary of Cummins other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness.

    (b) The indenture provides that, in the event that section (a) of this covenant no longer applies to Cummins and its Restricted Subsidiaries in light of the circumstances described above under "--Suspension of Covenants and Covenant Substitution", except with respect to Indebtedness between Cummins and any Restricted Subsidiaries, Cummins will not, and will not permit Restricted Subsidiaries to, become liable for any Secured Debt other than Permitted Secured Debt without equally and ratably securing the Notes for so long as such Secured Debt shall be so secured. Notwithstanding the foregoing, Cummins and its Restricted Subsidiaries may, without equally and ratably securing the Notes, become liable for Secured Debt, provided, that after giving effect thereto the aggregate amount of such Secured Debt then outstanding (not including Permitted Secured Debt) and the Attributable Indebtedness with respect to Sale and Leaseback Transactions (other than Sale and Leaseback Transactions permitted under clauses (b)(1) through (4) and (6) described under "--Limitation on Sale and Leaseback Transactions") at such time does not exceed 10% of Consolidated Net Tangible Assets.

    LIMITATION ON CERTAIN ASSET DISPOSITIONS. The indenture provides that Cummins will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make one or more Asset Dispositions unless:

        (1) Cummins or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of (as determined in good faith by Cummins);

        (2) not less than 75% of the consideration for the disposition consists of (i) cash or readily marketable Cash Equivalents, (ii) the assumption of Indebtedness (other than non-recourse Indebtedness or any Indebtedness subordinated to the Notes) of Cummins or such Restricted Subsidiary or other obligations relating to such assets (and release of Cummins or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed) or (iii) securities received by Cummins or any Restricted Subsidiary from the transferee that are converted within 90 days of receipt by Cummins or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

        (3) all Net Available Proceeds, less any amounts invested or committed to be invested within 360 days of such Asset Disposition in Related Business Assets (including capital expenditures or the Capital Stock of another Person (other than Cummins); provided, that immediately after giving effect to any such investment such Person shall be a Restricted Subsidiary of Cummins), are applied, on or prior to the 360th day after such Asset Disposition (unless and to the extent that Cummins shall determine to make an Offer to Purchase), either to

           (a) the permanent reduction and prepayment of any Indebtedness of Cummins (other than Indebtedness which is expressly subordinate to the Notes) then outstanding (including a permanent reduction of commitments in respect thereof) or

           (b) the permanent reduction and repayment of any Indebtedness of any Restricted Subsidiary of Cummins then outstanding (including a permanent reduction of commitments in respect thereof).

    The 361st day after such Asset Disposition shall be deemed to be the "ASSET SALE OFFER TRIGGER DATE," and the amount of Net Available Proceeds from Asset Dispositions otherwise subject to the preceding provisions not so applied or as to which Cummins has determined not to so apply shall be referred to as the "UNUTILIZED NET AVAILABLE PROCEEDS." Within fifteen days after the Asset Sale Offer Trigger Date, Cummins shall make an Offer to Purchase the outstanding Notes in the aggregate amount of the Unutilized Net Available Proceeds at a purchase price in cash equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the Purchase Date. Notwithstanding the foregoing, Cummins may defer making any Offer to Purchase outstanding Notes until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $25.0 million (at which time, the entire Unutilized Net Available Proceeds, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this paragraph). Pending application of the Unutilized Net Available Proceeds pursuant to this covenant, such Unutilized Net Available Proceeds shall be invested in Permitted Investments of the types described in clauses (1),
(2) and (3) of the definition of "Permitted Investments."

    If any Indebtedness of Cummins or any of its Restricted Subsidiaries ranking PARI PASSU with the Notes requires that prepayment of, or an offer to prepay, such Indebtedness be made with any Net Available Proceeds, Cummins may apply such Net Available Proceeds pro rata (based on the aggregate principal amount of the Notes then outstanding and the aggregate principal amount (or accreted value, if less) of all such other Indebtedness then outstanding) to the making of an Offer to Purchase the Notes in accordance with the foregoing provisions and the prepayment or the offer to prepay such PARI PASSUIndebtedness. Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by Cummins for any other purpose (subject to the other provisions of the indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the indenture described under "--Merger, Consolidation, Etc." below.

    In the event that Cummins makes an Offer to Purchase the Notes, Cummins shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

    Cummins' ability to repurchase the Notes may be limited by other then-existing borrowing agreements of Cummins and its Restricted Subsidiaries. There can be no assurance that Cummins will be able to obtain a consent or a waiver of such limitations. See "--Limitation on Restricted Payments".

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. (a) The indenture provides that Cummins will not, and will not cause or permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property unless:

        (1) Cummins or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as determined by the Board of Directors of Cummins if the fair market value exceeds $20.0 million) of the property subject to such transaction;

        (2) Cummins or such Restricted Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale and Leaseback Transaction pursuant to the covenant described under "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (3) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the indenture described under "--Limitation on Certain Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds after the Sale and Leaseback Transaction) are satisfied at the time required to be satisfied pursuant to that covenant with respect to such Sale and Leaseback Transaction, treating all of the cash consideration (with the items constituting cash consideration to be determined in accordance with "--Limitation on Certain Asset Dispositions") received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant.

    For the purposes of this section (a), the term "SALE AND LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired whereby Cummins or a Restricted Subsidiary transfers such property to a person and Cummins or a Restricted Subsidiary leases it from such Person.

    (b) The indenture provides that, in the event that section (a) of this covenant no longer applies to Cummins and its Restricted Subsidiaries in light of the circumstances described above under "--Suspension of Covenants and Covenant Substitution", Cummins will not, and will not permit any of its Restricted Subsidiaries to, engage in any Sale and Leaseback Transaction involving any Principal Property, unless

        (1) the transaction is entered into to finance the cost of acquiring such property or within 180 days after such acquisition,

        (2) the transaction is entered into to finance the cost of improvements to such unimproved property,

        (3) the transaction is one of certain types in which the lessor is a governmental entity,

        (4) the transaction involves the extension, renewal or replacement of the transactions referred to in clauses (a) through (c) above,

        (5) the property involved is property that could be mortgaged without equally and ratably securing the Notes under the last sentence of section (b) of the covenant described under "--Limitation on Liens" or

        (6) an amount equal to the proceeds of sale or the fair value of the property sold (whichever is higher) is applied to the retirement of funded debt of the Cummins.

    For the purposes of this section (b), the term "SALE AND LEASEBACK TRANSACTION" means any arrangement with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to Cummins or a Restricted Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued or a lease under which Cummins or a Wholly Owned Subsidiary is the lessor) which has been or is to be sold or transferred by Cummins or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Property.

    LIMITATION ON PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The indenture provides that Cummins will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

        (1) pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by

    Cummins or by any Restricted Subsidiary of Cummins, or make payments on any Indebtedness owed to Cummins or to any Restricted Subsidiary of Cummins;

        (2) make loans or advances to Cummins or any Subsidiary Guarantor; or

        (3) transfer any of their respective property or assets to Cummins or any Subsidiary Guarantor.

    The preceding restrictions, however, do not apply to encumbrances or restrictions existing under or by reason of:

        (1) applicable law or regulations;

        (2) any agreement in effect on the Issue Date as any such agreement is in effect on such date;

        (3) any agreement relating to any Restricted Subsidiary prior to the date on which such Restricted Subsidiary became a Subsidiary of Cummins and in effect on such date and not relating to Indebtedness incurred in anticipation or contemplation of becoming a Restricted Subsidiary of Cummins, provided, that such encumbrance or restriction shall not apply to any assets of Cummins or its Restricted Subsidiaries other than such Restricted Subsidiary;

        (4) any agreement effecting an amendment, renewal, replacement or extension of an agreement referred to in clause (2) or (3) of this paragraph or this clause (4); provided, however, that the encumbrances and restrictions contained in any such amendment, renewal, replacement or extension are no less favorable in any material respect to the Holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (2) and (3) of this paragraph;

        (5) Indebtedness or any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction, provided, that any such encumbrances and restrictions apply only to such Securitization Subsidiary;

        (6) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

        (7) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreement or mortgage;

        (8) any restrictions on cash or other deposits or net worth imposed by suppliers or landlords under agreements entered into in the ordinary course of business;

        (9) with respect to clause (3) of the preceding paragraph, any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

        (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements; or

        (11) the indenture.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The indenture provides that Cummins will not, and will not cause or permit any of its Restricted Subsidiaries to:

        (1) sell, lease, transfer or otherwise dispose of any of its property or assets to any Affiliate of Cummins or of any Subsidiary,

        (2) purchase any property or assets from any Affiliate of Cummins or of any Subsidiary,

        (3) make any Investment in any Affiliate of Cummins or of any Subsidiary, or

        (4) enter into or amend or extend any contract, agreement or understanding with or for the benefit of, any Affiliate of Cummins or of any Subsidiary (each of (1) through (4) being an "AFFILIATE TRANSACTION"), other than Affiliate Transactions that are on terms that are no less favorable to Cummins or such Restricted Subsidiary of Cummins than those that could be obtained in a comparable arm's length transaction by Cummins or such Restricted Subsidiary of Cummins from an unaffiliated party; provided, that if Cummins or any Restricted Subsidiary of Cummins enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of
(a) more than $5.0 million, a majority of the disinterested members of the Board of Directors of Cummins or a committee thereof shall, prior to the consummation of such Affiliate Transaction, have determined (as evidenced by a resolution thereof) that such Affiliate Transaction meets the foregoing standard and
(b) more than $25.0 million, Cummins obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to Cummins and the Restricted Subsidiaries.

    The foregoing restrictions do not apply to:

        (1) any transaction between Restricted Subsidiaries of Cummins, or between Cummins and any Restricted Subsidiary of Cummins if such transaction is not otherwise prohibited by the terms of the indenture;

        (2) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of Cummins or any Subsidiary as determined in good faith by Cummins' Board of Directors or senior management;

        (3) any Qualified Securitization Transactions;

        (4) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

        (5) Restricted Payments permitted by the indenture;

        (6) joint venture partners, Permitted Joint Ventures or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture which are fair to Cummins or its Restricted Subsidiaries, in the reasonable determination of the senior management of Cummins, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

        (7) any employment or compensation arrangement entered into by Cummins or any of its Restricted Subsidiaries in the ordinary course of business that is not otherwise prohibited by the indenture;

        (8) loans or advances to employees or consultants in the ordinary course of business in an aggregate amount not to exceed $5.0 million at any one time outstanding; and

        (9) the issuance and sale of any Qualified Capital Stock of Cummins.

    CHANGE OF CONTROL. Upon the occurrence of a Change of Control (the date of each such occurrence being the "CHANGE OF CONTROL DATE"), Cummins will notify the Holders in writing of such occurrence and will commence an Offer to Purchase (the "CHANGE OF CONTROL OFFER") all Notes then outstanding, in each case, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date. Notice of a Change of Control will be mailed by Cummins to the Holders not more than 30 days after any Change of Control Date.

    None of the provisions relating to a purchase upon a Change of Control are waivable by the Board of Directors of Cummins. Cummins could, in the future, enter into certain transactions, including certain recapitalizations of Cummins, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Notes, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control were to occur, there can be no assurance that Cummins would have sufficient funds to pay the redemption price for all Notes that Cummins is required to redeem. In the event that Cummins were required to purchase outstanding Notes pursuant to a Change of Control Offer, Cummins expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Cummins would be able to obtain such financing. See "Risk Factors--Risks Factors Relating to this Offering--We may not have the ability to raise the funds necessary to finance the change of control offer required by the notes indenture".

    With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the indenture (including as set forth under "--Merger, Consolidation, Etc." below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the indenture and the Notes) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders are subject to a Change of Control Offer.

    Cummins' ability to repurchase Notes may be limited by other then-existing borrowing agreements of Cummins and its Subsidiaries. There can be no assurance that Cummins will be able to obtain such a consent or a waiver of such limitations. See "--Limitation on Restricted Payments."

    In the event Cummins makes a Change of Control Offer, Cummins shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the indenture relating to such Change of Control Offer occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

    The Change of Control redemption feature of the Notes may in certain circumstances make more difficult or discourage a takeover of Cummins and, thus, the removal of incumbent management.

    FUTURE GUARANTORS. Cummins will cause each domestic Restricted Subsidiary (other than the Restricted Subsidiaries as defined in paragraph (b) of the definition of "Restricted Subsidiaries") that is not a Subsidiary Guarantor that guarantees any other Indebtedness of Cummins or any Subsidiary Guarantor to, at the same time, execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will fully and unconditionally guarantee payment of the Notes on the same terms and conditions as those set forth in the indenture.

    REPORTS. So long as any Note is outstanding, Cummins will file with the SEC and, within 15 days after it files them with the SEC, file with the Trustee and mail or cause to be mailed, to the Holders at their addresses as set forth in the register of the Notes, copies of the annual reports and of the information, documents and other reports which Cummins is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or which Cummins would be required to file with the SEC if Cummins then had a class of securities registered under the Exchange Act. In addition, Cummins shall cause its annual report to stockholders and any quarterly or other financial reports furnished to its stockholders generally to be filed with the Trustee and mailed, no later than the date such materials are mailed or made available to Cummins' stockholders, to the Holders at their addresses as set forth in the register of Notes.

    MERGER, CONSOLIDATION, ETC. Cummins will not consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale, or otherwise) all or substantially all of its properties and assets to another Person unless
(1) either (A) Cummins shall be the continuing or surviving Person in such a consolidation or merger or (B) the Person (if other than Cummins) formed by such consolidation or into which Cummins is merged or to which all or substantially all of the properties and assets of Cummins are transferred (Cummins or such other Person being referred to as the "SURVIVING PERSON") shall be a corporation organized and validly existing under the laws of the United States, any state thereof, or the District of Columbia, and shall expressly assume, by a supplemental indenture, all the obligations of Cummins under the Notes and the indenture, (2) immediately after the transaction and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Event of Default will exist, (3) immediately after giving effect to such transaction and the assumption contemplated by clause (1) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Surviving Person could incur at least $1.00 of additional Indebtedness pursuant to clause (a)(1) of "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" and (4) an officer's certificate has been delivered to the Trustee to the effect that the conditions set forth in the preceding clauses (1), (2) and, to the extent then applicable, (3), have been satisfied and an opinion of counsel (from a counsel who shall not be an employee of Cummins) has been delivered to the Trustee to the effect that the conditions set forth in the preceding clause (1) and, to the extent then applicable, clause (3), have been satisfied.

    Notwithstanding the foregoing, the provisions of clause (3) of the preceding paragraph is not applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to Cummins or any of its Restricted Subsidiaries or (B) Cummins merging with a Wholly Owned Subsidiary of Cummins solely for the purpose and with the sole effect of reincorporating Cummins in another jurisdiction; provided, that such entity will be organized under the laws of the United States, one of the States thereof or the District of Columbia.

    Upon any consolidation, merger or transfer in accordance with the foregoing, the Surviving Person will succeed to and be substituted for Cummins with the same effect as if it had been named herein as a party hereto, and thereafter the predecessor corporation will be relieved of all obligations and covenants under the Notes and the indenture.

    No Subsidiary Guarantor will be permitted to:

    - consolidate with or merge with or into any Person; or

    - sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

    - permit any Person to merge with or into the Subsidiary Guarantor unless:

        (A) the other Person is Cummins or any Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

        (B) (1) either (x) the Subsidiary Guarantor is the continuing Person or
    (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and

        (2) immediately after giving effect to the transaction, no Event of Default will exist; or

        (C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to Cummins or a Restricted Subsidiary) otherwise permitted by the indenture.

    PAYMENTS FOR CONSENTS. Neither Cummins nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

EVENTS OF DEFAULT

    The following are Events of Default under the indenture:

        (1) default in the payment of principal of, or premium, if any, on any Note when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of Cummins to repurchase any Note on the date required following a Change of Control; or

        (2) default in the payment of any installment of interest on any Note (including any additional interest to be paid as required by the registration rights agreement), when due and continuance of such Default for 30 days or more; or

        (3) failure to observe, perform or comply with any of the applicable provisions described under "Certain Covenants--Merger, Consolidation, Etc." above; or

        (4) default (other than a default set forth in clauses (1), (2) and (3) above) in the performance of, or breach of, any other applicable covenant or warranty of Cummins or of any Restricted Subsidiary in the indenture and failure to remedy such default or breach within a period of 60 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes; or

        (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Cummins or any Restricted Subsidiary of Cummins (or the payment of which is guaranteed by Cummins or any Restricted Subsidiary of Cummins), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $10.0 million or more and such acceleration has not been rescinded or annulled or such Indebtedness discharged in full within 30 days; or

        (6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against Cummins or any Restricted Subsidiary of Cummins or any of their respective property or assets in an aggregate amount in excess of $10.0 million, which judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced; or

        (7) certain events of bankruptcy, insolvency or reorganization involving Cummins or any Material Subsidiary of Cummins; or

        (8) any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Cummins or any Subsidiary

    Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under any Subsidiary Guarantee.

    If an Event of Default (other than an Event of Default referred to in clause (7) above involving Cummins or a Subsidiary Guarantor) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee shall upon the request of Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all the Notes then outstanding to be due and payable, by a notice in writing to Cummins (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the indenture or the Notes to the contrary. If an Event of Default referred to in clause (7) above involving Cummins or a Subsidiary Guarantor occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on the Notes then outstanding will IPSO FACTO become due and payable without any declaration or other act on the part of the Trustee or any Holder.

    No Holder of any Note may enforce the indenture or the Notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes or that resulted from the failure of Cummins to comply with the provisions of "--Certain Covenants--Change of Control" or "--Merger, Consolidation, Etc." above) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration of such Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all the Notes, waive any past Default or Event of Default under the indenture as it relates to the Notes and its consequences, except a Default in the payment of principal of or premium, if any, or interest on the Notes or in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of all Holders.

    Under the indenture, an officer of Cummins is required to provide a certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default that has occurred and, if applicable, describe such Default or Event of Default and the status thereof (provided that an officer shall certify at least annually whether or not any Default or Event of Default has occurred).

AMENDMENT, SUPPLEMENT AND WAIVER

    From time to time, Cummins, the Subsidiary Guarantors and the Trustee may, without the consent of the Holders, amend, waive or supplement the indenture and the Notes issued thereunder for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any Holder. Other amendments and modifications of the indenture and the Notes issued thereunder may be made by Cummins, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the Notes then outstanding affected thereby.

    Notwithstanding the foregoing, no amendment or modification may, without the consent of the Holder of each outstanding Note affected thereby:

        (1) change the maturity of the principal of or any installment of interest on any such Note or alter the optional redemption or repurchase provisions of any such Note or the indenture in a manner adverse to the Holders of such Notes;

        (2) reduce the principal amount of (or the premium) of any such Note;

        (3) reduce the rate of or extend the time for payment of interest on any Note;

        (4) change the place or currency of payment of principal of (or premium) or interest on any such Note;

        (5) modify any provisions of the indenture relating to the waiver of past defaults (other than to add sections to the indenture or the Notes subject thereto which do not adversely affect the Holders of Notes) or the right of the Holders of Notes outstanding thereunder to institute suit for the enforcement of any payment on or with respect to any Notes or the modification and amendment of the indenture and any Notes (other than to add sections to the indenture or the Notes which may not be amended, supplemented or waived without the consent of each Holder herein affected);

        (6) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the applicable indenture or the Notes outstanding thereunder or for waiver of any Default in respect thereof;

        (7) waive a default in the payment of principal of, interest on, or redemption payment with respect to, such Note (except a rescission of acceleration of the Notes by the Holders thereof as provided in the indenture and a waiver of the payment default that resulted from such acceleration);

        (8) modify the ranking or priority of the Notes;

        (9) after the obligation has arisen to make an Offer to Purchase or a Change of Control Offer, modify the provisions relating to any Offer to Purchase or Change of Control Offer required under the covenants described under "--Certain Covenants--Limitation on Certain Asset Dispositions" or "--Certain Covenants--Change of Control" in a manner materially adverse to the Holders of Notes affected thereby; or

        (10) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture other than in accordance with the provisions of the indenture, or amend or modify any provision relating to such release.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

    Cummins may, at its option and at any time, terminate the obligations of Cummins with respect to the Notes ("DEFEASANCE"). Such defeasance means that Cummins shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes so defeased, except for:

        (1) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

        (2) Cummins' obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes;

        (3) the rights, powers, trusts, duties and immunities of the Trustee;
    and

        (4) the defeasance provisions of the indenture.

    In addition, Cummins may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the indenture with respect to the Notes, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes so defeased ("COVENANT DEFEASANCE").

    In order to exercise either defeasance or covenant defeasance:

        (1) Cummins must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes to be defeased cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to be defeased to redemption or maturity;

        (2) Cummins shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the act of such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws);

        (3) no Default or Event of Default under the indenture shall have occurred and be continuing immediately after giving effect to such deposit;

        (4) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of Cummins;

        (5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which Cummins is a party or by which it is bound;

        (6) Cummins shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

        (7) Cummins shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent under the indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

    Notwithstanding the foregoing, the opinion of counsel required by clause (2) above need not be delivered if at such time all outstanding Notes have been irrevocably called for redemption.

SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes issued thereunder, as expressly provided for in such indenture) as to all outstanding Notes issued thereunder when:

        (1) either

           (a) all the Notes issued thereunder theretofore authenticated and delivered (except lost, stolen or destroyed Notes issued thereunder which have been replaced or paid and Notes issued thereunder for whose payment money has theretofore been deposited in trust or segregated and held in trust by Cummins and thereafter repaid to Cummins or discharged from such trust) have been delivered to the Trustee for cancellation or

           (b) all Notes issued thereunder not theretofore delivered to the Trustee for cancellation have become due and payable, including pursuant to an irrevocable notice of redemption given in accordance with the terms of the indenture, and Cummins has irrevocably deposited or caused to be deposited with the Trustee funds in U.S. dollars in an amount sufficient to pay and discharge the entire Indebtedness on such Notes issued thereunder not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on such Notes issued thereunder to the date of deposit together with irrevocable instructions from Cummins directing the Trustee to apply such funds to the payment thereof at maturity or on such redemption date;

        (2) Cummins has paid all other sums payable under such indenture by Cummins; and

        (3) Cummins has delivered to the Trustee an officer's certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

NOTICES

    All notices shall be deemed to have been given by the mailing by first class mail, postage prepaid, of such notices to Holders of the Notes at their registered addresses as recorded in the note register.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of Cummins or any of its Subsidiaries, as such, shall have any liability for any obligations of Cummins under the Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

    The indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

    The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

    The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of Cummins, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions, provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

    "1986 INDENTURE" means the indenture, dated as of March 1, 1986, between Cummins Engine Company, Inc. and The Chase Manhattan Bank (National Association), as trustee, as amended and supplemented from time to time.

    "ACQUIRED INDEBTEDNESS" of any specified Person means Indebtedness of any other Person and its Restricted Subsidiaries existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person and not incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Restricted Subsidiaries being merged with or into or becoming a Restricted Subsidiary of such specified Person or (b) such acquisition by the specified Person.

    "AFFILIATE" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person, as the case may be. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "ASSET DISPOSITION" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or Sale and Leaseback Transaction) of:

        (1) shares of Capital Stock of a Restricted Subsidiary of Cummins (other than directors' qualifying shares); or

        (2) property or assets of Cummins or any of its Restricted Subsidiaries.

    Notwithstanding the foregoing, an Asset Disposition shall not include:

        (1) a disposition by a Restricted Subsidiary to Cummins or by Cummins or a Restricted Subsidiary to a Restricted Subsidiary;

        (2) the sale of Cash Equivalents in the ordinary course of business;

        (3) a disposition of inventory in the ordinary course of business;

        (4) a disposition of obsolete or worn out property or property that is no longer useful in the conduct of the business of Cummins and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

        (5) transactions permitted under "Certain Covenants--Merger, Consolidation, Etc.";

        (6) an issuance of Capital Stock by a Restricted Subsidiary of Cummins to Cummins or to a Restricted Subsidiary;

        (7) for purposes of "Certain Covenants--Limitation on Certain Asset Dispositions" only, the making of a Permitted Investment or a disposition subject to "Certain Covenants--Limitation on Restricted Payments";

        (8) any sale, transfer or other disposition of defaulted receivables for collection;

        (9) sales or grants of licenses to use patents, trade secrets, know-how and other intellectual property of Cummins or any of its Restricted Subsidiaries to the extent such sale or grant does not prohibit Cummins or any Restricted Subsidiary from using the intellectual property licensed, or require Cummins or any Restricted Subsidiary to pay any fees for any such use;

        (10) the granting of any Lien in compliance with the terms of the indenture (or the foreclosure thereon);

        (11) sales of Receivables, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Subsidiary for the fair market value thereof, including cash in an amount at least equal to 90% of the fair market value thereof as determined in accordance with GAAP;

        (12) transfers of Receivables, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Transaction; and

        (13) any isolated sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve consideration in excess of $5.0 million.

    "ASSET SALE OFFER TRIGGER DATE" has the meaning set forth in "--Certain Covenants--Limitation on Certain Asset Dispositions."

    "ATTRIBUTABLE INDEBTEDNESS" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the lower of the interest rates borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

    "BOARD OF DIRECTORS" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "CAPITALIZED LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease before the first date such lease may be terminated without penalty.

    "CASH EQUIVALENTS" means

        (1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

        (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a credit rating of "A" or better from either S&P or Moody's;

        (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by S&P or Moody's, and having combined capital and surplus in excess of $500.0 million;

        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and
    (3) entered into with any bank meeting the qualifications specified in clause (3) above;

        (5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by S&P or "P-2" or the equivalent thereof by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

        (6) interests in any investment company or money market fund which invests solely in instruments of the type specified in clauses (1) through
    (5) above.

    "CHANGE OF CONTROL" means the occurrence of one or more of the following events:

        (1) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by Cummins, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Cummins representing 35% or more of the combined voting power of Cummins' then outstanding Voting Stock;

        (2) the following individuals cease for any reason to constitute more than two-thirds of the number of directors then serving on the Board of Directors of Cummins: individuals who, on the Issue Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Cummins) whose appointment or election by the Board of Directors or nomination for election by Cummins' stockholders was approved by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended;

        (3) the shareholders of Cummins shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the indenture); or

        (4) the merger or consolidation of Cummins with or into another Person or the merger of another Person with or into Cummins, or the sale of all or substantially all the assets of Cummins (determined on a consolidated basis) to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented

    100% of the Voting Stock of Cummins immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of all or substantially all of the assets of Cummins, each transferee becomes an obligor in respect of the Notes and a Subsidiary of Cummins.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Cummins, the Capital Stock of which constitutes all or substantially all of the properties and assets of Cummins, shall be deemed to be the transfer of all or substantially all of the properties and assets of Cummins.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMMON STOCK" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "CONSOLIDATED COVERAGE RATIO" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

        (1) if Cummins or any Restricted Subsidiary:

           (a) has incurred any Indebtedness since the beginning of such four fiscal quarters that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation); or

           (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

        (2) if since the beginning of such period Cummins or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset
    Disposition:

           (a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

           (b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Cummins or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Cummins and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Cummins and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

        (3) if since the beginning of such period Cummins or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into Cummins) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

        (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Cummins or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by Cummins or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

    For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of Cummins (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

    "CONSOLIDATED EBITDA" for any period means, without duplication,

        (a) the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

           (1) Consolidated Interest Expense;

           (2) Consolidated Income Taxes;

           (3) consolidated depreciation expense;

           (4) consolidated amortization of intangibles; and

           (5) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation), minus

        (b) all non-cash items increasing Consolidated Net Income for such period.

    "CONSOLIDATED INCOME TAXES" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority, which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of Cummins and its consolidated Restricted Subsidiaries, whether paid or accrued, determined in accordance with GAAP, plus, to the extent not included in such interest expense:

        (1) interest expense attributable to Capitalized Lease Obligations;

        (2) amortization of debt discount;

        (3) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

        (4) the interest expense on Indebtedness of another Person that is
    (a) Guaranteed by such Person or one of its Restricted Subsidiaries or
    (b) secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, in each case excluding interest expense on Indebtedness related to any Qualified Distributor Guarantee (other than to the extent that the interest expense with respect to any such Indebtedness relating to a Qualified Distributor Guarantee is reflected as interest expense on the consolidated financial statements of Cummins in accordance with GAAP);

        (5) net costs associated with Hedging Obligations (including amortization of fees);

        (6) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

        (7) the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than Cummins or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis;

    provided, however, that "Consolidated Interest Expense" shall not include interest expense attributable to the 6.25% notes due 2003 of Cummins that will be repaid with a portion of the net proceeds from this offering.

    For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by Cummins and its Subsidiaries with respect to Interest Rate Protection Agreements.

    "CONSOLIDATED NET INCOME" means, for any period, the net income (loss) of Cummins and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

        (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

           (a) subject to the limitations contained in clauses (3), (4) and
       (5) below, Cummins' equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Cummins or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

           (b) Cummins' equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from Cummins or a Restricted Subsidiary;

        (2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Cummins, except that:

           (a) subject to the limitations contained in clauses (3), (4) and
       (5) below, Cummins' equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Cummins or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

           (b) Cummins' equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

        (3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of Cummins or its consolidated Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business (provided that sales of equipment and related assets (including contract rights) or Receivables or interests therein pursuant to Qualified Securitization Transactions shall be deemed to be in the ordinary course) and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

        (4) any extraordinary gain or loss; and

        (5) the cumulative effect of a change in accounting principles.

    "CONSOLIDATED NET TANGIBLE ASSETS" at any date means the total amount of assets which under generally accepted accounting principles would be included on a consolidated balance sheet of Cummins and its Restricted Subsidiaries as of such date, less the sum of the following items which would then also be so included in accordance with generally accepted accounting principles:
(a) related depreciation, amortization and other valuation reserves,
(b) Investments (less applicable reserves) in Subsidiaries that are not Restricted Subsidiaries, (c) all treasury stock, goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles and (d) all liabilities and liability items of Cummins and its Restricted Subsidiaries (including minority interests in Restricted Subsidiaries held by Persons other than Cummins or Wholly Owned Subsidiaries) except (1) the reserves deducted as contemplated by clauses (a) and (b), (2) Funded Debt,
(3) provisions for deferred income taxes and (4) capital stock, surplus and surplus reserves. For purposes of this definition only, "RESTRICTED SUBSIDIARIES" shall mean the Restricted Subsidiaries under clause (b) of the definition of "RESTRICTED SUBSIDIARIES", as of the Issue Date.

    "CREDIT FACILITY" means the $385,000,000 Three Year Credit Agreement, dated as of November 5, 2002, among Cummins Inc., Cummins Engine Co. Ltd., Cummins Power Generation Ltd., New Age International Limited, the eligible subsidiaries referred to therein, the lenders party thereto, JPMorgan Chase Bank, as administrative agent and collateral agent, Citicorp USA, Inc., as syndication agent, Bank of America, N.A. and The Bank of Nova Scotia, as co-documentation agents, and J.P. Morgan Securities Inc. and Salomon Smith Barney Inc., as joint bookrunners and co-lead arrangers, as such Three Year Credit Agreement may be amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement or indenture (and related document or instrument) governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Facility or a successor Credit Facility; provided, that no amendment, restatement, supplement or other modification to such facility, or any refinancing of any borrowings or commitments under such facility, shall provide for the granting of a Lien other than as permitted by "Certain Covenants--Limitations on Liens".

    "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect a Person against fluctuations in currency values to or under which such Person is a party or a beneficiary on the date of the indenture or becomes a party or a beneficiary thereafter.

    "DEFAULT" means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined in the indenture).

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

        (1) matures or is mandatorily redeemable (other than redeemable only for Qualified Capital Stock of such Person) pursuant to a sinking fund obligation or otherwise;

        (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of Cummins or a Restricted Subsidiary); or

        (3) is redeemable at the option of the holder of the Capital Stock, in whole or in part,

    in each case on or prior to the date that is 91 days after the date (a) on which the Notes mature or (b) on which there are no Notes outstanding, provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Cummins to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the indenture) shall not constitute Disqualified Stock if (i) the terms of such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) provide that Cummins may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is redeemable or exchangeable) pursuant to such provision prior to compliance by Cummins with the provisions of the indenture described under the captions "Change of Control" and "Certain Covenants--Limitation on Certain Asset Dispositions" or (ii) such repurchase or redemption complies with "Certain Covenants--Limitation on Restricted Payments."

    "DOMESTIC RESTRICTED SUBSIDIARY" means any Restricted Subsidiary of Cummins that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

    "EVENT OF DEFAULT" has the meaning set forth under "--Events of Default" herein.

    "EXCHANGE ACT" means the U.S. Securities Exchange Act of 1934, as amended.

    "FOREIGN SUBSIDIARY" means any Restricted Subsidiary of Cummins that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

    "FUNDED DEBT" means, with respect to any person (a) every obligation of such person for money borrowed and every obligation of such person secured by any lien, mortgage, pledge or other security interest upon any property or asset of such person (whether or not assumed by such person), which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the time of the computation of the amount thereof, and which would appear as a liability (other than a current liability or a deferred item) on a statement of financial position of such person in accordance with generally accepted accounting principles, (b) all obligations in respect of lease rentals which, under accounting principles generally accepted at the date of the 1986 Indenture, would be shown on a balance sheet of the obligor as a liability (other than a current liability or a deferred item) in accordance with generally accepted accounting principles, (c) all guarantees, direct or indirect, of any such indebtedness or of any such obligations of others or of dividends, other than any guarantee in connection with the sale or discount by Cummins or any Restricted Subsidiary of accounts receivable, trade acceptances and other paper arising in the ordinary course of business and (d) all outstanding Preferred Stock of any Restricted Subsidiary, taken at the greater of its voluntary or involuntary liquidation price at the time of any calculation hereunder, but exclusive of accrued dividends, if any; PROVIDED, HOWEVER, that the term "Funded Debt" shall not include (i) the guarantee by Cummins of any indebtedness of any Restricted Subsidiary permitted by this indenture, (ii) the guarantee of bonds or indebtedness of an industrial development or similar authority, if Cummins or a Restricted Subsidiary is obligated, as part of the same series of transactions, to such authority with respect to a Capital Lease Obligation or installment purchase obligation which is Funded Debt, in the same principal amount, and with substantially the same payment terms, as such bonds or indebtedness, (iii) the guarantee by Cummins of indebtedness of Persons other than Restricted Subsidiaries in an aggregate principal amount at any one time outstanding not in excess of 5% of Consolidated Net Tangible Assets,
(iv) indebtedness of Cummins to any Unrestricted Subsidiary to the extent an equal amount of indebtedness of such Unrestricted Subsidiary is guaranteed by Cummins and such guarantee is included as Funded Debt or (v) obligations and indebtedness incurred and assumed by Cummins in connection with the purchase or other acquisition of assets of independent distributors of products of Cummins. Cummins or any Restricted Subsidiary shall be deemed to have assumed Funded Debt (whether or not it has actually done so) secured by any mortgage, pledge, lien, security interest or other encumbrance upon any of its property or assets. For purposes of this definition only, "Restricted Subsidiaries" and "Unrestricted Subsidiaries" shall have the meanings ascribed thereto in clause (b) of each of the respective definitions thereof.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

        (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

        (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

    "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement or Currency Agreement.

    "INCUR" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable" and "incurring" shall have meanings correlative to the foregoing), provided, that (1) the accrual or payment of interest or dividends (whether such interest or dividends are payable in cash or in kind), (2) the amortization of debt discount or the accretion of original issue discount and (3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness, in each case shall not be deemed an incurrence of Indebtedness and, provided, further, that:

        (1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) of Cummins shall be deemed to be incurred or issued, as the case may be, by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of Cummins; and

        (2) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall not be deemed to be an incurrence of Indebtedness unless and then only to the extent such amendment, modification or waiver increases the principal or premium thereof or interest rate thereon (including by way of original issue discount).

    "INDEBTEDNESS" means, with respect to any Person, at any date, any of the following, without duplication:

        (1) any liability, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by a note, bond, debenture or similar instrument (including a purchase money obligation) or (c) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property, but excluding in each case trade accounts payable of such Person arising in the ordinary course of business;

        (2) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable of such Person arising in the ordinary course of business;

        (3) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) and (2) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

        (4) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, that if the obligations so secured have not been assumed by such Person or are otherwise not such Person's legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien;

        (5) all Indebtedness of others (including all dividends of other Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds;

        (6) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any;

        (7) all obligations under Currency Agreements and Interest Rate Protection Agreements; and

        (8) all Attributable Indebtedness in respect of Sale and Leaseback Transactions entered into by such person.

    For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall he determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Stock.

    The amount of Indebtedness of any Person at any date shall be the outstanding balance without duplication at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in accordance with GAAP.

    "INDEPENDENT FINANCIAL ADVISOR" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of Cummins.

    "INTEREST RATE PROTECTION AGREEMENT" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a Person against fluctuations in interest rates to or under which such Person of such Person is a party or a beneficiary on the Issue Date or becomes a party or a beneficiary thereafter.

    "INVESTMENT" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such

Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, that none of the following will be deemed to be an Investment:

        (1) Hedging Obligations entered into in the ordinary course of business and in compliance with the indenture;

        (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

        (3) an acquisition of assets, Capital Stock or other securities by Cummins or a Subsidiary for consideration to the extent such consideration consists of Qualified Capital Stock of Cummins.

    For purposes of "Certain Covenants--Limitation on Restricted Payments",

        (1) "Investment" will include the portion (proportionate to Cummins' equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of Cummins at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Cummins will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) Cummins' "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to Cummins' equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of Cummins in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

        (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Cummins. If Cummins or any Restricted Subsidiary of Cummins sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of Cummins such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of Cummins, Cummins shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors of Cummins in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

    "INVESTMENT GRADE" means:

        (1) with respect to S&P, any of the rating categories from and including "AAA" to and including "BBB-"; and

        (2) with respect to Moody's, any of the rating categories from and including "Aaa" to and including "Baa3".

    "ISSUE DATE" means November 20, 2002.

    "LIEN" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction but excluding any such filing or agreement which reflects ownership by a third party of

        (1) property leased to the referent Person or any of its Restricted Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement or

        (2) accounts, general intangibles or chattel paper sold to the referent Person.

    "MATERIAL SUBSIDIARY" means, at any date of determination, any Subsidiary of Cummins that, together with its Subsidiaries,

        (1) for the most recent fiscal year of Cummins accounted for more than 5% of the consolidated revenues of Cummins or

        (2) as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of Cummins, all as set forth on the most recently available consolidated financial statements of Cummins and its consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

    "MATURITY DATE" means December 1, 2010.

    "MOODY'S" means Moody's Investors Service, Inc. and its successors.

    "NET AVAILABLE PROCEEDS" from any Asset Disposition by any Person means cash or readily marketable Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of:

        (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of accountants, brokers, printers and other similar entities and underwriters' discounts) and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

        (2) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

        (3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

        (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant of the indenture described under "--Certain Covenants--Limitation on Certain Asset Dispositions"); and

        (5) all distributions and other payments, made to minority interest holders, if any, in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

    "OFFER TO PURCHASE" means a written offer (the "OFFER") sent by Cummins by first class mail, postage prepaid, to each Holder at its address appearing in the register for the Notes on the date of the Offer, offering to purchase up to the principal amount of the Notes in such Offer at the purchase price specified in such Offer (as determined pursuant to the indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "EXPIRATION DATE") of the Offer to

Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "PURCHASE DATE") for purchase of such Notes within five business days after the Expiration Date. Cummins shall notify the Trustee at least 15 business days (or such shorter period as is acceptable to such Trustee) prior to the mailing of the Offer of Cummins' obligation to make an Offer to Purchase, and the Offer shall be mailed by Cummins or, at Cummins' request, by such Trustee in the name and at the expense of Cummins. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender such Notes pursuant to the Offer to Purchase. The Offer shall also state:

        (1) the Section of the indenture pursuant to which the Offer to Purchase is being made;

        (2) the Expiration Date and the Purchase Date;

        (3) the aggregate principal amount of the outstanding Notes offered to be purchased by Cummins pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of the indenture requiring the Offer to Purchase) (the "PURCHASE AMOUNT");

        (4) the purchase price to be paid by Cummins for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the indenture) (the "PURCHASE PRICE");

        (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount of Notes;

        (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

        (7) that interest on any Note not tendered or tendered but not purchased by Cummins pursuant to the Offer to Purchase will continue to accrue;

        (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

        (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if Cummins or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Cummins and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing);

        (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if Cummins (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

        (11) that (I) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, Cummins shall purchase all such Notes and (II) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, Cummins shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

        (12) that in the case of any Holder whose Note is purchased only in part, Cummins shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in all aggregate principal amount equal to and in exchange for the unpurchased portion of the Note or Notes so tendered.

    An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

    "PERMITTED INVESTMENTS" means:

        (1) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the good faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase;

        (2) Investments in commercial paper issued by corporations or financial institutions maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's or "A-1" or better by S&P or an equivalent rating or better by any other nationally recognized securities rating agency;

        (3) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500.0 million, maturing within one year of the date of purchase;

        (4) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

        (5) an Investment in (a) Cummins, (b) a Restricted Subsidiary or (c) a Person that will, upon the making of such Investment, either become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, Cummins or a Restricted Subsidiary;

        (6) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

        (7) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

        (8) any interest swap or hedging obligation with an unaffiliated Person otherwise permitted by the indenture (including, without limitation, any Currency Agreement and any Interest Rate Protection Agreement otherwise permitted by the indenture);

        (9) Investments received as consideration for an Asset Disposition in compliance with the provisions of the indenture described under "--Certain Covenants--Limitation on Certain Asset Dispositions" above;

        (10) Investments for which the sole consideration provided is Qualified Capital Stock of Cummins; provided, that the issuance of such Qualified Capital Stock is not included in the calculation set forth in clause (3) of the first paragraph of "--Certain Covenants--Limitation on Restricted Payments";

        (11) loans and advances to employees made (a) in the ordinary course of business or (b) pursuant to Cummins' Key Employee Stock Investment Program (or any similar program or arrangement duly adopted by Cummins to supplement or replace the Key Employee Stock Investment Program), in a manner consistent with past practice to the extent that the proceeds of such loan or advance under this clause (b) are used to purchase Qualified Capital Stock from Cummins;

        (12) Investments outstanding on the Issue Date;

        (13) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of such trade creditor, supplier or customer;

        (14) Investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Cummins or any Restricted Subsidiary or in satisfaction of judgments;

        (15) Investments in any Person to the extent that such Investments consist of lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by Cummins or any Restricted Subsidiary;

        (16) Investments to fund the working capital requirements of Permitted Joint Ventures and the Permitted Unrestricted Subsidiary in an aggregate amount not in excess of $100.0 million at any one time outstanding; and

        (17) Investments in any Person after the Issue Date in an aggregate amount not in excess of $20.0 million at any one time outstanding.

    "PERMITTED JOINT VENTURE" means any Person which is not a Restricted Subsidiary and which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in a Related Business, and the Capital Stock of which is owned by Cummins or its Restricted Subsidiaries, on the one hand, and one or more Persons other than Cummins or any Affiliate of Cummins, on the other hand.

    "PERMITTED LIENS" means:

        (1) Liens for taxes, assessments and governmental charges (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

        (2) statutory mechanics', workmen's, materialmen's, operators' or similar Liens imposed by law and arising in the ordinary course of business for sums which are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

        (3) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use;

        (4) Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

        (5) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

        (6) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Cummins or of any of its Restricted Subsidiaries;

        (7) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the Issue Date; provided, that

           (a) such Lien is created solely for the purpose of securing Indebtedness that is incurred in accordance with the indenture to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

           (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost,

           (c) any such Lien shall not extend to or cover any property or assets of Cummins or of any Restricted Subsidiary of Cummins other than such item of property or assets and any improvements on such item and

           (d) the aggregate amount of Liens created pursuant to clause (7) of this definition and outstanding at any one time does not exceed 5% of Tangible Assets;

        (8) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Cummins or of any Restricted Subsidiary of Cummins;

        (9) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

        (10) Liens arising from the rendering of a final judgment or order against Cummins or any Restricted Subsidiary of Cummins that does not give rise to an Event of Default;

        (11) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

        (12) Liens in favor of the Trustee arising under the indenture;

        (13) Liens on property of any Subsidiary of Cummins to secure Indebtedness for borrowed money owed to Cummins;

        (14) Liens in favor of Cummins or a Subsidiary Guarantor;

        (15) Liens existing on the Issue Date;

        (16) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

        (17) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under an Interest Rate Protection Agreement;

        (18) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of Cummins or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

        (19) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Cummins or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice;

        (20) Liens securing Indebtedness which is incurred to refinance Indebtedness which had been secured by a Lien or Liens permitted under "Limitation on Liens" and which is incurred in accordance with the provisions of "Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such Liens do not extend to or cover any property or assets of Cummins or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

        (21) Liens granted in connection with any Qualified Securitization Transaction;

        (22) Liens to secure obligations incurred under the Credit Facility; provided, that the aggregate amount of Indebtedness so secured pursuant to this clause (22) (including any guarantee with respect thereto) shall not exceed $435.0 million at any one time outstanding;

        (23) Liens to secure Hedging Obligations made in the ordinary course of business and not for the purpose of speculation to the extent permitted by the Credit Facility;

        (24) Liens on current assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries incurred in the ordinary course of business for the purpose of financing working capital of Foreign Subsidiaries in an aggregate amount not to exceed $100.0 million at any one time outstanding;

        (25) Liens secured by property, plant and equipment granted in connection with any Qualified Distributor Guarantee in an aggregate amount not to exceed $90.0 million at any one time outstanding; and

        (26) other Liens on assets of Cummins or any Restricted Subsidiary of Cummins securing Indebtedness or other obligations to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $15.0 million.

    "PERMITTED SECURED DEBT" means Secured Debt secured by

        (1) mortgages on property, capital stock or indebtedness of any corporation existing at the time such corporation becomes a Subsidiary;

        (2) mortgages on property existing at the time of acquisition thereof to secure the payment of all or any part of the purchase price thereof or to secure any Indebtedness incurred prior to, at the time of or within 180 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof;

        (3) mortgages on particular property, which is, in the opinion of the Board of Directors, substantially unimproved, to secure all or any part of the cost of improvements to such property or to secure any Indebtedness incurred to provide funds for such purpose;

        (4) mortgages which secure Indebtedness owing to Cummins or to a Wholly Owned Subsidiary by a Subsidiary;

        (5) mortgages in favor of the United States of America or any State thereof, or any department, agency, or instrumentality or political subdivision thereof, partial, progress, advance or other payments pursuant to any contract or statute or to secure an Indebtedness or obligation incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such mortgages (including mortgages incurred in connection with pollution control, industrial revenue or similar financings); and

        (6) any extension, renewal or replacement (or successive extensions, renewal or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (1) to (5), inclusive, or of any Indebtedness secured thereby; provided, that such extension, renewal or replacement mortgage shall be limited to all or any part of the same property that secured the mortgage extended, renewed or replaced (plus improvements on such property).

    The terms "mortgage" or "mortgages" as used herein shall include pledges, liens, encumbrances and security interests.

    "PERMITTED UNRESTRICTED SUBSIDIARY" means Universal Silencer, Inc., a Delaware corporation, and its successors.

    "PERSON" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

    "PLAN OF LIQUIDATION" means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously):

        (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person; and

        (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

    "PREFERRED STOCK" means, as applied to the Capital Stock of any Person, the Capital Stock of such Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

    "PRINCIPAL PROPERTY" means any manufacturing or research property, plant or facility of Cummins or any Restricted Subsidiary except any property that the Board of Directors by resolutions declares is not of material importance to the total business conducted by Cummins and its Restricted Subsidiaries as an entirety.

    "QUALIFIED CAPITAL STOCK" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Stock or convertible into or exchangeable or exercisable for Disqualified Stock.

    "QUALIFIED DISTRIBUTOR GUARANTEE" means any guarantee by Cummins or any of its Subsidiaries with respect to, or the grant of any security interest in any asset or property of Cummins or any of its Subsidiaries in order to secure, any Indebtedness of a distributor of products of Cummins or any of its Subsidiaries (other than distributors that are Affiliates of Cummins), in each case to the extent the grant of any such guarantee or security interest is in the ordinary course of business of Cummins or the applicable Subsidiary.

    "QUALIFIED SECURITIZATION TRANSACTION" means any transaction or series of transactions that have been or may be entered into by Cummins or any of its Restricted Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which Cummins or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Subsidiary or (2) any other Person, or may grant a security interest in, any equipment and related assets (including contract rights) or Receivables or interests therein secured by goods or services financed thereby (whether such Receivables are then existing or arising in the future) of any of the Restricted Subsidiaries of Cummins, and any assets related thereto including, without limitation, all security or ownership interests in goods or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

    "RATING AGENCY" means each of (1) S&P and (2) Moody's.

    "RECEIVABLES" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by any Restricted Subsidiary of Cummins of goods or services, and monies due thereunder, security or ownership interests in the goods and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

    "RELATED BUSINESS" means any business which is the same as or related, ancillary or complementary to any of the businesses of Cummins and its Subsidiaries on the date of the indenture.

    "RELATED BUSINESS ASSETS" means assets used or useful in a Related Business.

    "RESTRICTED SUBSIDIARY" means (a) any Subsidiary of Cummins that is not an Unrestricted Subsidiary or (b) during such time as the Notes are rated Investment Grade by S&P and Moody's, the Restricted Subsidiaries under the 1986 Indenture.

    For purposes of clause (b) of this definition, Cummins may by board resolution designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that it does not own a Principal Property and, after giving effect thereto, a Restricted Subsidiary would be permitted by the covenant described in section (b) of "--Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" to incur additional Funded Debt, and may designate any Unrestricted Subsidiary to be a Restricted Subsidiary. Cummins may by board resolution designate a newly acquired or formed Subsidiary to be an Unrestricted Subsidiary, provided such designation takes place not later than 90 days after such acquisition or formation.

    "SECURED DEBT" means Indebtedness for money borrowed if such Indebtedness is secured by a mortgage, pledge, lien, security interest or encumbrance on any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary.

    "SECURITIZATION SUBSIDIARY" means a Subsidiary of Cummins which engages in no activities other than those reasonably related to or in connection with the entering into of securitization transactions and which is designated by the Board of Directors of Cummins (as provided below) as a Securitization
Subsidiary: (l) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Cummins or any Restricted Subsidiary of Cummins, (b) is recourse to or obligates Cummins or any Restricted Subsidiary of Cummins in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or (c) subjects any property or asset of Cummins or any Restricted Subsidiary of Cummins (other than those of a Securitization Subsidiary), directly or indirectly, continently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;
(2) with which neither Cummins nor any Restricted Subsidiary of Cummins
(a) provides any credit support or (b) has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to Cummins or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses
(a) and (b) of this clause (2), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables to such Securitization Subsidiary); and (3) with which neither Cummins nor any Restricted Subsidiary of Cummins has any obligation to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of

Directors of Cummins shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of Cummins giving effect to such designation.

    "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

    "STATED MATURITY" means, with respect to any security or Indebtedness of a Person, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

    "SUBSIDIARY" of any Person means

        (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Restricted Subsidiaries of such Person or by such Person and one or more Restricted Subsidiaries of such Person or

        (2) any other Person in which such Person, a Restricted Subsidiary of such Person or such Person and one or more Restricted Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

    "SUBSIDIARY GUARANTOR" means each Restricted Subsidiary of Cummins that becomes a guarantor of the Notes pursuant to "--Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries" above.

    "TANGIBLE ASSETS" means total assets of Cummins and its Restricted Subsidiaries, as reflected in accordance with GAAP on the face of the consolidated balance sheet of Cummins and its Restricted Subsidiaries for the most recent fiscal quarter prior to such date for which financial statements are in existence, less goodwill, trade names, patents, organizational expenses and other like intangibles of Cummins and its Restricted Subsidiaries.

    "TRUST INDENTURE ACT" means the U.S. Trust Indenture Act of 1939, as amended.

    "UNRESTRICTED SUBSIDIARY" means:

        (a)(1)  Universal Silencer, Inc.;

        (2) any Subsidiary of Cummins that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

        (3) any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors may designate any Subsidiary of Cummins (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or holds any Lien on any property of, Cummins or any other Restricted Subsidiary of Cummins; provided, that either

        (1) the Subsidiary to be so designated has total assets of $1,000 or less or

        (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments" to the extent then applicable.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (a) if such Unrestricted Subsidiary at such time has Indebtedness, Cummins could incur $1.00 of additional Indebtedness under clause (a)(1) of the covenant described under "--Certain Covenants-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent then applicable, and (b) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by Cummins to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing provisions; or

        (b) during such time as the Notes are rated Investment Grade by S&P and Moody's, any Subsidiary which is not a Restricted Subsidiary.

    "VOTING STOCK" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

    "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all of the Capital Stock of which (other than directors' qualifying shares) is owned by Cummins or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY SYSTEM

    The Notes will be initially issued in the form of Global Notes registered in the name of The Depository Trust Company ("DTC") or its nominee.

    Upon the issuance of a Global Note, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Notes represented by such Global Note purchased by such Persons in the offering. Such accounts shall be designated by the initial purchasers. Ownership of beneficial interests in a Global Note will be limited to Persons that have accounts with DTC ("PARTICIPANTS") or Persons that may hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Note other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

    All payments on Notes represented by a Global Note will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the indenture. We have been advised by DTC that upon receipt of any payment on any Global Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Note as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

    A Global Note may not be transferred except as a whole by DTC or a nominee of DTC to another nominee of DTC or to DTC or to a successor depositary to DTC or its nominee. A Global Note will be exchanged for certificated notes only if:

        (a) DTC notifies us that it is unwilling or unable to continue as a depositary for such Global Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary within 90 days, or

        (b) we in our discretion at any time determine not to have all the notes represented by such Global Note, or

        (c) an Event of Default with respect to the notes represented by such Global Note has occurred and is continuing and the trustee has received a request from DTC to issue certificated notes in lieu of such Global Note.

    Any Global Note that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Note may direct. Subject to the preceding, a Global Note is not exchangeable, except for a Global Note of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes,

        (a) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

        (b) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated notes will be registerable, at the office or agency we maintain for such purposes, and

        (c) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

    So long as DTC or any successor depositary for a Global Note, or any nominee, is the registered owner of such Global Note, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under such Global Note. Accordingly, each Person owning a beneficial interest on a Global Note must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    DTC has advised us that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "CLEARING CORPORATION" within the meaning of the New York Uniform Commercial Code and a "CLEARING AGENCY" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Although DTC has agreed to the preceding procedures in order to facilitate transfers of interests in Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    This section summarizes the material U.S. Federal income tax consequences to holders associated with an exchange of original notes for new notes. However, the discussion is limited in the following ways:

    - This discussion only covers you if you purchased original notes in the initial offering and you exchange such original notes for new notes pursuant to the exchange offer.

    - This discussion only covers you if you have always held your original notes, and will only hold new notes received pursuant to the exchange offer, as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

    - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of original notes or new notes. We suggest that you consult your tax advisor about the consequences of holding original notes or new notes in your particular situation.

    - The discussion is based on current U.S. Federal tax law. Changes in the law may change the tax treatment of the original notes or new notes.

    - The discussion does not cover state, local or foreign law.

    - The discussion does not apply to you if you are a "Non-U.S. Holder", as defined below, of notes and you (a) own 10% or more of our voting stock,
      (b) are a "controlled foreign corporation" with respect to us, or (c) are a bank making a loan in the ordinary course of its business.

    - We have not requested a ruling from the Internal Revenue Service (IRS) on the tax consequences of the exchange offer or owning the new notes. As a result, the IRS could disagree with any portion of this discussion.

IF YOU ARE CONSIDERING EXCHANGING ORIGINAL NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF SUCH AN EXCHANGE AND HOLDING THE NEW NOTES IN YOUR PARTICULAR SITUATION.

    For purposes of this summary, a "U.S. Holder" is:

    - an individual U.S. citizen or resident alien;

    - a corporation or other entity taxable as a corporation for U.S. Federal income tax purposes that was created under U.S. law (Federal or state); or

    - an estate or trust whose world-wide income is subject to U.S. Federal income tax.

    If a partnership holds original notes or new notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding original notes or new notes, we suggest that you consult your tax advisor.

    For purposes of this summary, a "Non-U.S. Holder" is:

    - an individual that is a nonresident alien;

    - a corporation or other entity taxable as a corporation for U.S. Federal income tax purposes that was created under non-U.S. law (Federal or state); or

    - an estate or trust that is not taxable in the U.S. on its worldwide income.

EXCHANGE OFFER

    The consummation of the exchange offer will not be a taxable event for U.S. Federal income tax purposes. Accordingly, holders will not recognize any income, gain or loss in connection with an exchange of old notes for new notes pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes, as measured immediately before the exchange.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until May 24, 2004 all dealers effecting transactions in the new notes may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including reasonable fees and disbursements of counsel for the initial purchasers of the original notes) other than commissions of concessions of any brokers or dealers and to indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    Certain legal matters with respect to the notes will be passed upon by Marya
M. Rose, Esq., Vice President--General Counsel and Secretary of Cummins Inc., and Cravath, Swaine & Moore LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Cummins Inc. and its subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
AUDITED ANNUAL FINANCIAL STATEMENTS
Report of Independent Auditors..............................     F-2
Consolidated Statements of Earnings for the years ended
  December 31, 2002, 2001 and 2000..........................     F-3
Consolidated Statements of Financial Position as of December
  31, 2002 and 2001.........................................     F-4
Consolidated Statements of Cash Flows for the years ended
  December 31, 2002, 2001 and 2000..........................     F-5
Consolidated Statements of Shareholders' Investment for the
  years ended December 31, 2002, 2001 and 2000..............     F-6
Notes to the Consolidated Financial Statements..............     F-8

UNAUDITED INTERIM FINANCIAL STATEMENTS
Consolidated Statements of Earnings for the three months and nine months ended September 28, 2003 and September 29,
  2002......................................................    F-56
Consolidated Statements of Financial Position as of
  September 28, 2003 and December 31, 2002..................    F-57
Consolidated Statements of Cash Flows for the nine months
  ended September 28, 2003 and September 29, 2002...........    F-58
Notes to Consolidated Financial Statements..................    F-59

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
and Stockholders of Cummins Inc.

    In our opinion, the accompanying consolidated statements of financial position, and the related consolidated statements of earnings, of shareholders' investment and of cash flows present fairly, in all material respects, the financial position of Cummins Inc. and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As described in Note 2, Restatement of Previously Issued Financial Statements and Status of Debt Compliance, the Company has restated its financial statements as of December 31, 2001 and for each of the two years then ended, previously audited by other independent accountants who have ceased operations.

    As described in Note 1, Summary of Significant Accounting Policies, the Company made a change to its method of accounting for pension and postretirement employee benefit plans during the year ended December 31, 2002. In addition, as discussed in Note 1, effective January 1, 2002 the Company changed the manner in which it accounts for goodwill and other intangible assets upon the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/PRICEWATERHOUSECOOPERS LLP
Indianapolis, Indiana
July 31, 2003

                                  CUMMINS INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                         RESTATED   RESTATED
                                                                2002       2001       2000
                                                              --------   --------   --------
                                                               $ MILLIONS, EXCEPT PER SHARE
                                                                         AMOUNTS
NET SALES (includes sales to related parties of $1,320,
  $1,388 and $1,484, respectively)..........................   $5,853     $5,681     $6,597
Cost of goods sold (includes purchases from related parties
  of $550, $547 and $621, respectively).....................    4,808      4,668      5,330
                                                               ------     ------     ------
Gross margin................................................    1,045      1,013      1,267
Selling and administrative expenses.........................      736        721        773
Research and engineering expenses...........................      201        220        246
Joint ventures and alliances income.........................      (22)       (10)        (7)
Restructuring, asset impairment and other charges
  (credits).................................................       (8)       126        154
Interest expense............................................       61         77         87
Loss on early retirement of debt............................        8         --         --
Other (income)expense, net..................................       (9)        --          6
EARNINGS (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST,
  DIVIDENDS ON PREFERRED SECURITIES OF SUBSIDIARY TRUST AND
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE.......       78       (121)         8
Benefit for income taxes....................................      (38)       (44)       (20)
Minority interests..........................................       16         15         14
Dividends on preferred securities of subsidiary trust.......       21         11         --
                                                               ------     ------     ------
EARNINGS (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE......................................       79       (103)        14
Cumulative effect of change in accounting principle, net of
  tax of $1.................................................        3         --         --
                                                               ------     ------     ------
NET EARNINGS (LOSS).........................................   $   82     $ (103)    $   14
                                                               ======     ======     ======
Earnings (loss) per share
  Basic
    Earnings (loss) before cumulative effect of change in
      accounting principle..................................   $ 2.06     $(2.70)    $  .35
    Cumulative effect of change in accounting principle, net
      of tax................................................      .07         --         --
                                                               ------     ------     ------
    Net earnings (loss).....................................   $ 2.13     $(2.70)    $  .35
                                                               ======     ======     ======
  Diluted
    Earnings (loss) before cumulative effect of change in
      accounting principle..................................   $ 2.06     $(2.70)    $  .35
    Cumulative effect of change in accounting principle, net
      of tax................................................      .07         --         --
                                                               ------     ------     ------
    Net earnings (loss).....................................   $ 2.13     $(2.70)    $  .35
                                                               ======     ======     ======

   The accompanying notes are an integral part of the consolidated financial statements.

                                  CUMMINS INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                         RESTATED
                                                              DEC. 31    DEC. 31
                                                                2002       2001
                                                              --------   --------
                                                                  $ MILLIONS
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $  224     $   50
  Marketable securities.....................................       74         44
  Receivables, net..........................................      676        517
  Receivables from related parties..........................      129        119
  Inventories...............................................      641        682
  Other current assets......................................      238        209
                                                               ------     ------
                                                                1,982      1,621
                                                               ------     ------
PROPERTY, PLANT AND EQUIPMENT
  Land and buildings........................................      580        594
  Machinery, equipment and fixtures.........................    2,303      2,255
  Construction in process...................................       69        164
                                                               ------     ------
                                                                2,952      3,013
  Less accumulated depreciation.............................    1,647      1,608
                                                               ------     ------
                                                                1,305      1,405
INVESTMENTS IN AND ADVANCES TO JOINT VENTURES AND
  ALLIANCES.................................................      264        211
GOODWILL....................................................      343        342
OTHER INTANGIBLE ASSETS.....................................       96        109
DEFERRED INCOME TAXES.......................................      640        429
OTHER NONCURRENT ASSETS.....................................      207        194
                                                               ------     ------
TOTAL ASSETS................................................   $4,837     $4,311
                                                               ======     ======
LIABILITIES AND SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES
  Loans payable.............................................   $   19     $   21
  Current maturities of long-term debt......................      119          9
  Accounts payable..........................................      427        390
  Accrued product coverage and marketing expenses...........      233        240
  Other accrued expenses....................................      531        404
                                                               ------     ------
                                                                1,329      1,064
LONG-TERM DEBT..............................................      999        915
OTHER LONG-TERM LIABILITIES.................................    1,285        974
MINORITY INTEREST...........................................       92         84
CUMMINS OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY
  CONVERTIBLE SUBORDINATED DEBENTURES OF CUMMINS............      291        291
SHAREHOLDERS' INVESTMENT
  Common stock, $2.50 par value, 150 million shares
    authorized, 48.6 and 48.6 million shares issued.........      121        121
  Additional contributed capital............................    1,115      1,119
  Retained earnings.........................................      569        536
  Accumulated other comprehensive income....................     (527)      (325)
  Common stock in treasury, at cost, 7.0 and 7.2 million
    shares..................................................     (280)      (289)
  Common stock held in trust for employee benefit plans, 2.6
    and 2.9 million shares..................................     (128)      (140)
  Unearned compensation.....................................      (29)       (39)
                                                               ------     ------
                                                                  841        983
                                                               ------     ------
TOTAL LIABILITIES AND SHAREHOLDERS' INVESTMENT..............   $4,837     $4,311
                                                               ======     ======

   The accompanying notes are an integral part of the consolidated financial statements.

                                  CUMMINS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         RESTATED   RESTATED
                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                        $ MILLIONS
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings (loss).......................................   $  82      $(103)     $  14
  Adjustments to reconcile net earnings (loss) to net cash
    flows from operating activities:
    Cumulative effect of change in accounting principle.....      (3)        --         --
    Loss on early extinguishment of debt....................       8         --         --
    Depreciation and amortization...........................     219        229        240
    Restructuring and other.................................     (21)        66        104
    Equity in (earnings) losses of joint ventures and
      alliances.............................................      (9)         8         11
    Minority interest.......................................      16         15         14
    Translation and hedging activities......................       2          5         (5)
  Changes in assets and liabilities:
    Receivables.............................................     (87)       206         69
    Proceeds (repayments) from sale of receivables..........     (55)      (164)       219
    Inventories.............................................      46         71         12
    Accounts payable and accrued expenses...................     (25)      (199)      (236)
    Other...................................................      20         18         30
                                                               -----      -----      -----
NET CASH PROVIDED BY OPERATING ACTIVITIES...................     193        152        472
                                                               -----      -----      -----
CASH FLOWS FROM INVESTING ACTIVITIES
    Property, plant and equipment:
      Capital expenditures..................................     (90)      (206)      (228)
      Investments in internal use software..................     (20)       (28)       (56)
      Proceeds from disposals...............................      16         18          6
      Proceeds from sale-leasebacks.........................      --        143         --
    Investments in and advances to joint ventures and
      alliances.............................................     (60)       (48)       (86)
    Acquisitions and dispositions of business activities,
      net...................................................      32          1        (35)
    Purchases of marketable securities......................    (116)       (74)       (18)
    Sales of marketable securities..........................      86         53          8
    Other...................................................      --          1         (1)
                                                               -----      -----      -----
NET CASH USED IN INVESTING ACTIVITIES.......................    (152)      (140)      (410)
                                                               -----      -----      -----
NET CASH PROVIDED BY OPERATING AND INVESTING ACTIVITIES.....      41         12         62
                                                               -----      -----      -----
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowings..................................     258         --          1
  Payments on borrowings....................................     (87)        (9)       (10)
  Net (payments) borrowings under short-term credit
    agreements..............................................      (4)      (248)        (6)
  Repurchases of common stock...............................      --         --        (16)
  Dividend payments on common stock.........................     (50)       (50)       (50)
  Proceeds from issue of preferred securities of subsidiary
    trust...................................................      --        291         --
  Other.....................................................      14         14         --
                                                               -----      -----      -----
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........     131         (2)       (81)
                                                               -----      -----      -----
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................       2         (1)        (2)
                                                               -----      -----      -----
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     174          9        (21)
Cash and cash equivalents at beginning of year..............      50         41         62
CASH AND CASH EQUIVALENTS AT END OF YEAR....................   $ 224      $  50      $  41
                                                               =====      =====      =====
CASH PAYMENTS DURING THE YEAR FOR:
  Interest..................................................   $  52      $  80      $  88
  Income taxes..............................................      30         20         73

   The accompanying notes are an integral part of the consolidated financial statements.

                                  CUMMINS INC.

              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT

                                                                                         RESTATED              RESTATED
                                                                     2002                  2001                  2000
                                                              -------------------   -------------------   -------------------
                                                                                        $ MILLIONS
COMMON STOCK
  Balance at beginning of year..............................   $  121                $  122                $  121
  Issued under incentive plans..............................        1                    --                    --
  Retirement of stock issued under incentive plans..........       (1)                   --                    --
  Other.....................................................       --                    (1)                    1
                                                               ------                ------                ------
  Balance at end of year....................................      121                   121                   122
                                                               ======                ======                ======
ADDITIONAL CONTRIBUTED CAPITAL
  Balance at beginning of year..............................    1,119                 1,124                 1,120
  Issued to trust for employee benefit plans................        1                    (2)                   (3)
  Issued under incentive plans..............................        6                     4                     6
  Retirements under incentive plans.........................       (7)                   (6)                   (1)
  Change in receivables from employees for stock
    purchases...............................................       (1)                    1                    (4)
  Other.....................................................       (3)                   (2)                    6
                                                               ------                ------                ------
  Balance at end of year....................................    1,115                 1,119                 1,124
                                                               ======                ======                ======
RETAINED EARNINGS
  Balance at beginning of year..............................      536                   689                   725
  Net earnings (loss).......................................       82     $  82        (103)    $(103)         14      $ 14
  Cash dividends on common stock............................      (50)                  (50)                  (50)
  Other.....................................................        1                    --                    --
                                                               ------                ------                ------
  Balance at end of year....................................      569                   536                   689
                                                               ======                ======                ======
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
  Balance at beginning of year..............................     (325)                 (159)                  (99)
  Foreign currency translation, net of tax of $4, $5, and
    $7......................................................                 50                   (25)                  (59)
  Minimum pension liability, net of tax of $145, $78, and
    $1......................................................               (257)                 (140)                   (2)
  Unrealized gain (loss) on securities......................                  3                    --                     1
  Unrealized (loss) on derivatives..........................                  2                    (1)                   --
                                                               ------     -----      ------     -----      ------      ----
  Other comprehensive income (loss).........................     (202)     (202)       (166)     (166)        (60)      (60)
                                                               ------     -----      ------     -----      ------      ----
  Comprehensive income (loss)...............................              $(120)                $(269)                 $(46)
                                                                          =====                 =====                  ====
  Balance at end of year....................................     (527)                 (325)                 (159)
                                                               ======                ======                ======
COMMON STOCK IN TREASURY
  Balance at beginning of year..............................     (289)                 (290)                 (274)
  Repurchased...............................................       --                    --                   (16)
  Issued....................................................        9                     1                    --
                                                               ------                ------                ------
  Balance at end of year....................................     (280)                 (289)                 (290)
                                                               ======                ======                ======
COMMON STOCK HELD IN TRUST FOR EMPLOYEE BENEFIT PLANS
  Balance at beginning of year..............................     (140)                 (151)                 (164)
  Allocated to benefit plans................................       12                    11                    13
                                                               ------                ------                ------
  Balance at end of year....................................     (128)                 (140)                 (151)
                                                               ======                ======                ======
UNEARNED COMPENSATION
  Balance at beginning of year..............................      (39)                  (55)                  (64)
  Change in restricted stock unearned compensation, net.....        7                    13                     7
  Shares allocated to ESOP participants.....................        3                     3                     2
                                                               ------                ------                ------
  Balance at end of year....................................      (29)                  (39)                  (55)
                                                               ======                ======                ======
  Shareholders' investment..................................   $  841                $  983                $1,280
                                                               ======                ======                ======

                                  CUMMINS INC.

                                                                         RESTATED   RESTATED
SHARES OF STOCK (MILLIONS)                                      2002       2001       2000
--------------------------                                    --------   --------   --------
COMMON STOCK, $2.50 PAR VALUE, 150 MILLION SHARES AUTHORIZED
  Balance at beginning of year..............................    48.6       48.6       48.3
  Shares issued.............................................      --         --         .2
  Shares issued under incentive plans.......................      .2         .2         .2
  Retirements under incentive plans.........................     (.2)       (.2)       (.1)
                                                                ----       ----       ----
  Balance at end of year....................................    48.6       48.6       48.6
                                                                ====       ====       ====
COMMON STOCK IN TREASURY
  Balance at beginning of year..............................     7.2        7.2        6.8
  Shares repurchased........................................      --         --         .4
  Shares issued.............................................     (.2)        --         --
                                                                ----       ----       ----
  Balance at end of year....................................     7.0        7.2        7.2
                                                                ====       ====       ====
COMMON STOCK HELD IN TRUST FOR EMPLOYEE BENEFIT PLANS
  Balance at beginning of year..............................     2.9        3.1        3.4
  Shares allocated to benefit plans.........................     (.3)       (.2)       (.3)
                                                                ----       ----       ----
  Balance at end of year....................................     2.6        2.9        3.1
                                                                ====       ====       ====

   The accompanying notes are an integral part of the consolidated financial statements.

                                 CUMMINS  INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    Our CONSOLIDATED FINANCIAL STATEMENTS include the accounts of all majority-owned subsidiaries where our ownership is more than 50% of common stock. All significant intercompany balances and transactions with majority-owned subsidiaries are eliminated in our CONSOLIDATED FINANCIAL STATEMENTS. Where our ownership interest is less than 100 percent, the minority ownership interest is reported in our CONSOLIDATED STATEMENTS OF FINANCIAL POSITION as a liability. The minority ownership interest of our earnings or loss, net of tax, is classified as "Minority interest" in our CONSOLIDATED STATEMENTS OF EARNINGS.

INVESTMENTS IN UNCONSOLIDATED ENTITIES

    We use the equity method to account for our investments in joint ventures, affiliated companies and alliances in which we have the ability to exercise significant influence, generally represented by common stock ownership or partnership equity of at least 20 percent but not more than 50 percent. Generally, under the equity method, original investments in these entities are recorded at cost and subsequently adjusted by our share of equity in earnings or losses after the date of acquisition. Investment amounts in excess of our share of a joint venture's assets are amortized over the life of the related asset creating the excess. If the excess is goodwill, then it is not amortized. Equity in earnings or losses of each joint venture, affiliate and alliance is recorded according to our level of ownership; if losses accumulate, we record our share of losses until our investment has been fully depleted. If our investment has been fully depleted, we recognize additional losses only when we are the primary funding source. Significant transactions with unconsolidated entities are eliminated in our CONSOLIDATED FINANCIAL STATEMENTS. Our investments are classified as "Investments in and advances to joint ventures and alliances" in our CONSOLIDATED STATEMENTS OF FINANCIAL POSITION. Our share of the results from joint ventures, affiliated companies and alliances is reported in our CONSOLIDATED STATEMENTS OF EARNINGS as "Joint ventures and alliances income."

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts presented and disclosed in the financial statements. Significant estimates require the exercise of judgment and are used for, but not limited to allowance for doubtful accounts, depreciation and amortization, product coverage programs, retirement plans, restructuring and asset impairment costs, income taxes and contingencies. Actual results could differ from these estimates.

REVENUE RECOGNITION

    We recognize revenues on the sale of our products, net of estimated costs of returns, allowances and sales incentives, when our products are shipped to customers and title and risk of ownership transfers. Products are generally sold on open account under credit terms customary to the geographic region of distribution. We perform ongoing credit evaluations of our customers and generally do not require collateral to secure our accounts receivable. Engines, service parts, service tools and other items sold to independent distributors and to partially owned distributors accounted for under the equity method are recorded when title and risk of ownership transfers. This transfer is based on the agreement in effect with the respective distributor, and in the United States and most international locations occurs generally when the products are shipped. To the extent of our ownership percentage,

                                 CUMMINS  INC.

margins on sales to distributors accounted for under the equity method are deferred until the distributor sells the product to unrelated parties. We record a provision for estimated sales returns from distributors at the time of sale based on historical experience of product returns and established maximum allowances for returned product.

FOREIGN CURRENCY

    We translate assets and liabilities of foreign entities to US dollars, where the local currency is the functional currency, at year-end exchange rates. We translate income and expenses to US dollars using weighted average exchange rates for the year. We record adjustments resulting from translation in a separate component of shareholders' investment and include the adjustments in net earnings only upon sale or liquidation of the underlying foreign investment.

    Foreign currency transaction gains and losses are included currently in net earnings for the period. For foreign entities where the US dollar is the functional currency, including those operating in highly inflationary economies, we translate inventory, property, plant and equipment balances and the related earnings statement using historical exchange rates. We include the resulting gains and losses in the CONSOLIDATED STATEMENTS OF EARNINGS, which combined with transaction gains and losses amounted to net losses of $14 million in 2002, $11 million in 2001 and $13 million in 2000.

DERIVATIVE INSTRUMENTS

    We make use of derivative instruments in foreign exchange, commodity price and interest rate-hedging programs. Derivatives currently in use are foreign currency forward contracts and commodity swap contracts. These contracts are used strictly for hedging and not for speculative purposes.

    We are exposed to foreign currency exchange risk as a result of our international business presence. We transact extensively in foreign currencies and have significant assets and liabilities denominated in foreign currencies. As a result, our earnings experience some volatility related to movements in foreign currency exchange rates. In order to benefit from global diversification and naturally offsetting currency positions, we enter into forward contracts to hedge our existing exposures (recognized assets and liabilities) and forecasted transactions.

    We enter into commodity swaps to offset our exposure to price volatility for certain raw materials used in the manufacturing process and have the discretion to settle these transactions either in cash or by taking physical delivery. As a result, we do not consider these contracts to be financial instruments for accounting purposes but account for them as hedges.

    We record all derivatives at fair value in our financial statements.
Note 13 provides further information on our hedging strategy and accounting for derivative financial instruments.

INCOME TAX ACCOUNTING

    We determine our income tax provision using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We also recognize future tax benefits associated with tax loss and credit carryforwards as deferred tax assets. Our deferred tax assets are reduced by a valuation allowance to the extent there is uncertainty as to their ultimate realization. We measure deferred tax assets and liabilities using enacted tax rates in effect for the year in which we expect to recover or settle the temporary differences. The

                                 CUMMINS  INC.

effect of a change in tax rates on deferred taxes is recognized in the period that the change is enacted. During interim reporting periods our income tax provision is based upon the estimated annual effective tax rate of those taxable jurisdictions where we conduct business.

CASH EQUIVALENTS

    Cash equivalents include all highly liquid investments with an original maturity of three months or less at the time of purchase.

MARKETABLE SECURITIES

    We classify our investments in marketable securities as "available-for-sale" or "held-to-maturity" in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). We do not have any investments classified as "trading." Investments that we intend to hold for more than one year are classified as long-term investments. See Note 3 for a detailed description of our investments.

    Available-for-sale securities are carried at fair value with the unrealized gain or loss, net of tax, reported in other comprehensive income. Held-to-maturity securities are recorded at amortized cost. Unrealized losses considered to be "other-than-temporary" are recognized currently in earnings. The cost of securities sold is based on the specific identification method. The fair value of most investment securities is determined by currently available market prices. Where quoted market prices are not available, we use the market price of similar types of securities that are traded in the market to estimate fair value.

EARNINGS PER SHARE:

    We calculate basic earnings per share (EPS) of common stock by dividing net earnings (loss) available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that occurs if options or securities are exercised or converted into common stock and the effect of the exercise or conversion reduces EPS. We exclude shares of common stock held by the Company's Retirement Savings Plan in the Employee Benefits Trust (see Note 14) from weighted average shares outstanding for the EPS calculation until those shares are distributed from the trust. Following is a reconciliation of net earnings (loss) and weighted

                                 CUMMINS  INC.

average common shares outstanding for purposes of calculating basic and diluted net earnings (loss) per share:

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                  $ MILLIONS, EXCEPT PER
                                                                      SHARE AMOUNTS
Earnings (loss) before cumulative effect of change in
  accounting principle......................................   $  79      $ (103)     $ 14

Weighted average common shares outstanding:
  Basic.....................................................    38.6        38.3      38.2
  Dilutive effect of stock options..........................      .2          --        --
                                                               -----      ------      ----
  Diluted...................................................    38.8        38.3      38.2
                                                               =====      ======      ====

Earnings (loss) per share before cumulative effect of change in accounting principle:
  Basic.....................................................   $2.06      $(2.70)     $.35
  Diluted...................................................    2.06       (2.70)      .35

    The weighted average diluted common shares outstanding for 2002 and 2001 excludes the effect of 6.3 and 2.9 million shares, respectively, attributable to the conversion of our Preferred Securities of Subsidiary Trust because the effect was antidilutive. The calculation also excludes .1 million shares in 2001 attributable to the exercise of outstanding options because their effect was antidilutive.

    The weighted average diluted common shares outstanding for 2002, 2001 and 2000 excludes the effect of approximately 4.4 million, 3.8 million and
3.6 million common stock options, respectively, since such options have an exercise price in excess of the average market value of our common stock during those years.

INVENTORIES

    Our inventories are stated at the lower of cost or net realizable value. At December 31, 2002 and 2001, approximately 26 percent and 22 percent, respectively, of our domestic inventories (primarily heavy-duty and high-horsepower engines and parts) were valued using the last-in, first-out
(LIFO) cost method. The cost of other inventories is generally valued using the first-in, first-out (FIFO) cost method. Our inventories at interim reporting dates include estimates for adjustments related to annual physical inventory results and for inventory cost changes under the LIFO cost method. Inventories at December 31 were as follows:

                                                                2002       2001
                                                              --------   --------
                                                                  $ MILLIONS
Finished products...........................................    $381       $385
Work-in-process and raw materials...........................     316        354
                                                                ----       ----
Inventories at FIFO cost....................................     697        739
Excess of FIFO over LIFO....................................     (56)       (57)
                                                                ----       ----
                                                                $641       $682
                                                                ====       ====

                                 CUMMINS  INC.

PROPERTY, PLANT AND EQUIPMENT

    We record property, plant and equipment at cost. We depreciate the cost of substantially all engine production equipment using a modified units-of-production method, which is based upon units produced subject to a minimum level. We depreciate the cost of all other equipment using the straight-line method with depreciable lives ranging from 20 to 40 years for buildings and 3 to 20 years for machinery, equipment and fixtures. We expense normal maintenance and repair costs as incurred. Depreciation expense totaled $183 million, $184 million and $200 million for the year ended December 31, 2002, 2001 and 2000, respectively.

LONG LIVED ASSETS

    We evaluate the carrying value of our long-lived assets by performing impairment tests whenever adverse events or changes in circumstances indicate a possible impairment loss. Such impairment tests are based on a comparison of the estimated undiscounted future cash flows to the carrying value of the asset. If impairment is indicated, the asset carrying value is reduced to its fair market value or if fair market value is not readily available, the value is determined using an appropriate discount rate for expected cash flows.

GOODWILL

    Goodwill represents the excess of purchase price paid over the fair value of net assets acquired in a business combination accounted for as a purchase.

    In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). We adopted SFAS 142 effective January 1, 2002. As required by SFAS 142, we no longer amortize goodwill, but rather we allocate goodwill to reporting units for purposes of performing annual impairment tests using a fair-value-based analysis. See Note 6 for a further discussion about goodwill and the effects of discontinuing the amortization of goodwill.

SOFTWARE

    We capitalize internal and external software costs (excluding research, reengineering and training) and amortize them generally over 3-5 years.

PRODUCT COVERAGE

    We charge the estimated costs of product coverage programs, other than product recalls, to earnings at the time products are shipped to customers. We use historical experience of product coverage programs to estimate the remaining liability for our various product coverage programs. As a result of the uncertainty surrounding the nature and frequency of product recall programs, the liability for such programs is recorded when the recall action is announced. We review and assess the liability for these programs on a quarterly basis.

                                 CUMMINS  INC.

    Below is summary of the activity in our product coverage liability account for the year ended December 31, 2002, including adjustments to pre-existing warranties during the period:

                                                                 2002
                                                              ----------
                                                              $ MILLIONS
Balance December 31, 2001...................................     $322
Provision for warranties issued.............................      144
Payments....................................................     (204)
Changes in estimates for pre-existing warranties............       56
                                                                 ----
Balance December 31, 2002...................................     $318
                                                                 ====

PRODUCT LIABILITY

    From time to time, we issue indemnifications to our customers and joint venture partners which indicate that we will indemnify them against any loss suffered as a result of a defective product we have sold them. In addition, periodically, we enter into license agreements or joint venture agreements where we license a patent, trademark or other similar intangible asset and agree to indemnify the licensee against any losses suffered should the patent, trademark or intangible asset infringe upon a third party asset. We provide reserves for these exposures when it is probable that we have suffered a loss, the loss is reasonably estimable and the loss exceeds any insurance coverage we may have. The activity in our product liability accrual for the year ended December 31, 2002 was as follows:

                                                                 2002
                                                              ----------
                                                              $ MILLIONS
Balance December 31, 2001...................................      $ 8
Provision...................................................        4
Payments....................................................       (1)
                                                                  ---
Balance December 31, 2002...................................      $11
                                                                  ===

TREASURY STOCK AND EMPLOYEE STOCK PLANS

    We use the weighted average cost method to account for treasury stock transactions.

    We account for stock option transactions and other stock based employee awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), as allowed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS 123). Under APB 25, we do not record compensation expense upon the issuance of stock options because the exercise price of stock options granted equals the market price on the grant date. However, consistent with the provisions of SFAS No. 123, as amended by SFAS

                                 CUMMINS  INC.

No. 148, the following table summarizes the pro forma net earnings and per share amounts as if we had accounted for stock options using the fair market value approach:

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                  $ MILLIONS, EXCEPT PER
                                                                      SHARE AMOUNTS
Net earnings (loss)
  As reported...............................................   $  82      $ (103)     $ 14
  Add: Stock based employee compensation included in net
    earnings (loss), net of tax.............................       4           7         9
  Less: Stock based employee compensation determined under
    fair value method, net of tax...........................     (17)        (24)      (20)
                                                               -----      ------      ----
Pro forma net earnings (loss)...............................   $  69      $ (120)     $  3
                                                               =====      ======      ====
Basic earnings (loss) per share
  As reported...............................................   $2.13      $(2.70)     $.35
  Pro forma.................................................    1.79       (3.14)      .06
Diluted earnings (loss) per share
  As reported...............................................   $2.13      $(2.70)     $.35
  Pro forma.................................................    1.79       (3.14)      .06

    Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models. The assumptions used in calculating this fair value is more fully described in Note 14.

    We compute compensation expense related to restricted stock awards based on the fair value of the stock at the grant date and amortize that expense ratably over the vesting period of the award, as more fully described in Note 14.

    Beginning January 1, 2003, we are changing our method of accounting for stock-based employee awards to the fair value method preferred by SFAS No. 123. The change will be implemented on a prospective basis only for new option grants made on or after January 1, 2003.

    Additional contributed capital in our Statements of Financial Position is presented net of employee loans for stock purchases. As of December 31, 2002, 2001 and 2000 the loan amount was $13 million, $12 million and $13 million, respectively.

SHIPPING AND HANDLING COSTS

    Our shipping and handling costs are expensed as incurred. The majority of these costs is associated with operations of our inventory distribution centers and warehouse facilities and are classified as selling and administrative expenses in our CONSOLIDATED STATEMENTS OF EARNINGS. For the years ended December 31, 2002, 2001 and 2000, these costs were approximately $88 million, $93 million and $93 million, respectively.

RESEARCH AND DEVELOPMENT

    We expense research and development expenditures, net of contract reimbursements, when incurred. Research and development expenses were $195 million in 2002, $203 million in 2001 and $225 million in 2000.

                                 CUMMINS  INC.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

    We provide an allowance for doubtful accounts based on our collection experience and an analysis of our accounts receivable in light of the current economic environment. In addition, when necessary, we provide for the full amount of specific accounts deemed to be uncollectable. The activity in our allowance for doubtful accounts for the years ended December 31, 2002, 2001 and 2000 was as follows:

                                                               2002       2001       2000
                                                             --------   --------   --------
                                                                       $ MILLIONS
Beginning balance..........................................    $ 9        $10        $10
Provision..................................................      8          3          3
Write-offs.................................................     (3)        (4)        (3)
                                                               ---        ---        ---
Ending balance.............................................    $14        $ 9        $10
                                                               ===        ===        ===

OFF-BALANCE SHEET ARRANGEMENTS AND SPECIAL PURPOSE ENTITIES

    We use a special purpose entity (SPE), Cummins Receivable Corporation, in connection with the sale of our trade accounts receivable. Cummins Receivable Corporation is a wholly-owned, bankruptcy-remote special purpose subsidiary that transfers an interest in our receivables, without recourse, to limited purpose receivable securitization entities (conduits) that are established and managed by an independent financial institution. Following the transfer of the sold receivables to the conduits, those receivables are no longer assets of Cummins and the sold receivables no longer appear on our balance sheet. The use of this financing arrangement enables us to access highly liquid and efficient markets to finance our working capital needs when receivables are sold and packaged in this type of structure. As of December 31, 2002, there were no proceeds outstanding under the securitization program.

    In June 2001, we issued 6 million shares of convertible quarterly income preferred securities through Cummins Capital Trust I, a Delaware special purpose trust and wholly-owned subsidiary of Cummins. The proceeds from the issuance of the preferred securities of $291 million were invested by the Trust in convertible subordinated debentures issued by Cummins. The sole assets of the Trust are the debentures.

    None of our officers, directors or employees of Cummins or its affiliates hold any direct or indirect equity interests in either Cummins Receivable Corporation or Cummins Capital Trust I other than through holdings of Cummins common stock.

    In 2001, we entered into a lease agreement in which we sold and leased back certain heavy-duty engine manufacturing equipment with a nationally prominent, creditworthy lessor who had an established SPE to facilitate the financing of the equipment for Cummins. The use of the SPE allows the parties providing the lease financing to isolate particular assets in a single entity and thereby syndicate the financing to multiple third parties. This is a conventional financing technique used to lower the cost of borrowing and thus, the lease cost to Cummins. There is a well-established market in which financial institutions participate in the financing of such property through their purchase of interests in such SPE's. The SPE established to facilitate the equipment lease to Cummins is owned by an institution, which is independent and not affiliated with Cummins. The financial institution maintains a substantial equity investment in the SPE.

                                 CUMMINS  INC.

RECLASSIFIATIONS

    Certain reclassifications have been made to the 2001 and 2000 financial information to conform to the current year presentation.

CHANGE IN ACCOUNTING PRINCIPLE

    Effective January 1, 2002, we changed the annual measurement date of our pension plan assets used in determining their market-related value and of our plan liabilities for our pension plans and postretirement benefit plans from September 30 to November 30. We made this change to more closely align the measurement date with our fiscal year end. These plans are more fully discussed in Note 11.

    As a result of this change, we recorded, retroactive to our first fiscal quarter, a favorable cumulative effect of a change in accounting principle of approximately $4 million, or $3 million on an after-tax basis. This amount is disclosed as a separate line item in the accompanying CONSOLIDATED STATEMENTS OF EARNINGS. The change did not have a material impact on the amount of pension or postretirement expense recorded in 2002. Had we used a November 30 measurement date in prior periods, the amount of pension and postretirement expense recorded in 2001 and 2000 would have been reduced by approximately $1.1 and $.7 million, respectively.

EARLY ADOPTION OF ACCOUNTING PRONOUNCEMENT

    We have elected to early adopt the provisions of Statement of Financial Accounting Standard No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Since FASB Statement No. 4 has been rescinded, retirements of debt are no longer automatically classified as an extraordinary item. Rather, retirements of debt are only classified as extraordinary to the extent the specified criteria in Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB No. 30) are met. As such, the loss from the early retirement of our ESOP Notes was not classified as extraordinary as we believe it did not meet the criteria of APB No. 30. See Note 8 for further discussion of this transaction.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS NOT YET EFFECTIVE

    In June 2001, the FASB issued Statement of Financial Accounting Standard
No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS
No. 143 requires obligations associated with retirement of long-lived assets to be capitalized as part of the carrying value of the related asset. We adopted this statement on January 1, 2003. The adoption of this statement did not have a material effect on our financial statements.

    In June 2002, the FASB issued Statement of Financial Accounting Standard
No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). This standard nullifies Emerging Issues Task Force (EITF) Issue
No. 88-10 "Costs Associated with Lease Modification or Termination" and EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured at its fair value when the liability is incurred. We adopted the provisions of SFAS 146 for exit or disposal activities, such as restructuring, involuntarily terminating employees, and costs associated with consolidating facilities, for actions begun after December 31, 2002. The adoption of this statement did not have a material effect on our financial statements.

                                 CUMMINS  INC.

    In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. In addition, this interpretation will require a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure provisions of FIN 45 are effective for annual or interim financial statements of periods ending after December 15, 2002. See Note 19 for a discussion of our guarantees existing at December 31, 2002. We adopted the recognition provisions of FIN 45 for new or modified guarantees issued on or after January 1, 2003. The adoption of this statement did not have a material effect on our financial statements.

    In November 2002, the Emerging Issues Task Force (EITF) issued EITF Issue 00-21, "Revenue Arrangements with Multiple Deliverables." This issue provides guidance as to how to determine when an arrangement involving multiple deliverables contains more than one unit of accounting and when more than one unit of accounting exists, how the arrangement consideration should be allocated to the multiple units. The application of this issue could affect the timing of the recognition of revenue for multiple deliverable arrangements. The guidance in this issue is prospective for revenue arrangements entered into after June 30, 2003. We are in the process of analyzing the impact this EITF will have, if any, on our revenue recognition in the future.

    In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", an Interpretation of Accounting Research Bulletin No. 51 "Consolidated Financial Statements" (FIN 46). FIN 46 provides guidance related to identifying variable interest entities (VIEs), including entities more commonly referred to as special purpose entities or SPEs, and in determining whether such entities should be consolidated by the entities' primary beneficiary, defined in FIN 46 as the entity that holds the majority of the variable interests in the VIE. In addition, FIN 46 requires disclosure for both consolidated and non-consolidated VIEs. Certain disclosure provisions of FIN 46 are effective for financial statements issued after January 31, 2003, and the consolidation requirements applicable to Cummins are effective for all periods ending after December 15, 2003. Currently we participate in four known VIEs, two of which are currently consolidated (See Notes 4 and 9). We are assessing the impact of this interpretation on our known VIEs, one that is a party to our sale-leaseback transaction entered into in 2001, two that are involved in our receivable securitization program and a trust that holds our preferred securities. We are assessing the impact of this interpretation on our relationships with other entities, such as investments currently accounted for under the equity method. Our maximum potential loss related to the sale-leaseback SPE is limited to the amount of our residual value guarantee as discussed in Note 18. At December 31, 2002, there is no potential loss related to the receivable securitization conduit, as the conduit does not hold any Cummins receivables at that date.

    In May 2003, the FASB issued Statement of Financial Accounting Standard
No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). SFAS 150 establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires financial instruments meeting certain criteria to be reported as liabilities that were previously reflected as equity or in between liabilities and equity. We are required to adopt SFAS 150 for our existing financial instruments on July 1, 2003. The adoption of this statement will result in the classification of our obligations associated with the Convertible Preferred Securities of Subsidiary Trust as a liability and will result in the classification of the dividend payments on these securities as interest expense in our Consolidated Statements of Earnings. The adoption of this statement will have no impact on net earnings.

                                 CUMMINS  INC.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS AND STATUS OF DEBT COMPLIANCE

    On April 14, 2003, we announced that we had determined that our previously issued financial statements for the years ended December 31, 2000 and 2001 would require restatement and reaudit. The restatement was necessary to correct prior period accounting errors related primarily to unreconciled accounts payable accounts at two of our manufacturing locations, the majority of which were associated with the integration of a new enterprise resource planning system into our accounting processes. We were required to have these restated financial statements audited by our current auditors, since Arthur Andersen LLP, our predecessor auditor for the years subject to restatement, had ceased operations.

    The restatement and reaudit of our financial statements included a comprehensive review of the accounting records underlying our financial statements for the related periods. The accompanying financial statements reflect adjustments made to our previously reported information as a result of this comprehensive review and the work performed during the restatement and reaudit process in order to correct accounting errors primarily associated with the period of accounting recognition. We have segregated these adjustments into the following categories:

    1. Adjustments stemming from the unreconciled accounts at our manufacturing locations referred to above. These errors resulted from deficiencies in our control processes to identify and resolve the reconciliation issues in a timely manner.

    2. Adjustments related to the correction of accounting errors previously recorded in the period management identified the error. Generally Accepted Accounting Principles (GAAP) and SAB 99 permit these types of adjustments to be recorded in the period errors are identified to the extent they are not deemed material for purposes of restating prior period financial statements. The most significant items in this category are related to the reconciliation of certain intercompany accounts and other clearing or suspense accounts associated with receivables, accounts payable and accrued payroll. As a result of the restatement, management has now reflected these items in the periods to which they relate.

    3. Other adjustments to correct errors were identified during the restatement process and have been categorized and summarized as follows:

       a. Revisions to various accounts (primarily reserve and accrual accounts) that relate to significant estimates, uncertainties and judgments where the original amount was either calculated incorrectly or documentation directly supporting the original amount could not be located. The most significant items in this category include adjustments to obligations associated with marketing programs, inventory overhead cost capitalization and product liability reserves.

       b. Adjustments to certain accounts to achieve proper and consistent application of GAAP throughout our organization. For example, this category includes adjustments for liabilities or reserves not recorded by certain of our locations that are required by US GAAP. The most significant item in this category relates to the omission of an accrual for long-term variable incentive compensation in 2001. This category also includes adjustments related to the calculation of expense for certain non-US subsidiary defined benefit pension plans in accordance with US GAAP.

       c. Corrections to previously reported restructuring charges. These adjustments primarily relate to the timing of when certain charges were accrued or when excess reserves were reversed back into earnings as a result of changes in estimates for restructuring actions. Approximately half of the adjustments to our charges related to timing of recognition of certain employee related costs in one restructuring action. US GAAP requires that these

                                 CUMMINS  INC.

           costs be accrued only after a specific announcement to employees. At one plant location, we accrued certain costs after management made the decision to terminate employees but prior to an announcement meeting the specificity required by US GAAP. With regard to the excess reserve adjustments, we previously reversed excess restructuring reserves at the time the associated restructuring plan was substantially complete. The adjustment was made to reverse the reserve in the period in which it was determined to be in excess, as required under US GAAP.

       d. Other revisions to the financial statements, each of which impacted net income by less than $.8 million, net of tax, less than $1 million pre-tax.

    The following tables show the effect of the restatement adjustments on our previously issued financial statements:

                                                                        RESTATED   RESTATED
                                                                        --------   --------
INCREASE (DECREASE) IN NET EARNINGS ($ MILLIONS):            2002(A)      2001       2000     PRE-2000    TOTAL
-------------------------------------------------            --------   --------   --------   --------   --------
Net earnings (loss)--as previously reported................   $  72      $ (102)     $  8
Net adjustments (pre tax):
  1. Manufacturing location adjustments (b)................      (8)         (1)       (4)      $(13)      $(26)
  2. Items now recorded in period of occurrence............      20           5        23        (51)        (3)
  3. Other adjustments:
    a. Accrual and reserve measurements....................      (8)         (1)       (5)        15          1
    b. GAAP application adjustments........................      17          (4)       (5)        (8)        --
    c. Restructuring adjustments...........................      (7)         (1)       (3)        11         --
    d. Other, net..........................................      --          (1)       (1)        (2)        (4)
                                                              -----      ------      ----       ----       ----
Total net adjustments (pre tax)............................      14          (3)        5        (48)       (32)
Tax effect.................................................      (4)          2         1         11         10
                                                              -----      ------      ----       ----       ----
Total adjustments, net of tax..............................      10          (1)        6       $(37)      $(22)
                                                              -----      ------      ----       ====       ====
Net earnings (loss)--as restated...........................   $  82      $ (103)     $ 14
                                                              =====      ======      ====
Basic and diluted earnings per share--as previously
  reported.................................................   $1.87      $(2.66)     $.20
Effect of restatement adjustments..........................     .26        (.04)      .15
                                                              -----      ------      ----
Basic and diluted earnings per share--as restated..........   $2.13      $(2.70)     $.35
                                                              =====      ======      ====
Summary of net expense adjustments by Statements of
  Earnings caption--increase (decrease) to net earnings
  (loss):
  Cost of goods sold.......................................   $  12      $   (8)     $  8
  Selling and administrative expenses......................       1           7         3
  Research and engineering expenses........................       2          --        (2)
  Joint ventures and alliances income......................      --          --        (2)
  Restructuring, asset impairment and other charges........      (6)         (1)        6
  Interest expense.........................................       2          (1)       (1)
  Other income (expense), net..............................       2          --        (7)
  Minority interests.......................................       1          --        --
                                                              -----      ------      ----
Total net adjustments (pre tax)............................   $  14      $   (3)     $  5
                                                              =====      ======      ====

--------------

(a) This column shows the impact of the adjustments in 2002. Previously reported net income for 2002 represents the unaudited results that were included in the Form 8-K furnished on May 12, 2003. The changes in Statements of Earnings captions are computed as changes from the related unaudited Statements of Earnings amounts included in that Form 8-K.

                                 CUMMINS  INC.

(b) Amount includes $4 million of reconciling items written off in the fourth quarter of 2002 that could not be associated with a specific period.

Change in shareholders' investment ($ millions):
Shareholders' investment at December 31, 2001--as previously
  reported..................................................   $1,025
Cumulative net decrease in net earnings--pre 2000...........      (37)
Net increase in net earnings--2000..........................        6
Net decrease in net earnings--2001..........................       (1)
Reclassification of employee receivables related to stock
  purchases (a).............................................      (12)
Cumulative net change in comprehensive income...............        1
Other.......................................................        1
                                                               ------
Shareholders' investment as of December 31, 2001--as
  restated..................................................   $  983
                                                               ======

(a) This item was previously reflected in our STATEMENTS OF FINANCIAL POSITION as a non current receivable.

CHANGE IN 2001 STATEMENTS OF FINANCIAL POSITION ($ IN MILLIONS)  AS REPORTED   AS RESTATED
---------------------------------------------------------------  -----------   -----------
Current assets............................................          $1,635        $1,621
Non current assets........................................           2,700         2,690
Current liabilities.......................................             970         1,064
Non current liabilities...................................           2,049         1,973
Shareholders investment...................................           1,025           983

    As a result of the restatement and reaudit, we delayed the filing of this Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Report on Form 10-Q for the quarter ended March 30, 2003, with the Securities and Exchange Commission (SEC). As previously disclosed, the delay in filing resulted in a breach of a requirement for timely satisfaction of SEC filing obligations under several of our credit agreements, the most significant of which are discussed below. A majority of our long-term debt is governed by three Indenture agreements summarized as follows:

    - A November 20, 2002, Indenture between the Company and BNY Midwest Trust Company as trustee for $250 million in 9.5% senior notes;

    - A June 18, 2001, Indenture between the Company and BNY Midwest Trust Company as trustee for $300 million in 7% convertible preferred securities; and,

    - A March 1, 1986, Indenture between the Company and JPMorgan Chase Bank (formerly The Chase Manhattan Bank) for four series of securities with an aggregate value of $765 million.

    Under each of the Indentures, we are required to deliver to the respective Trustees a copy of our Annual Report on Form 10-K within specified periods of time after such filings are due (March 31, 2003). The breach caused by the delay in filing our Annual Report on Form 10-K gave certain rights to the Trustees and debt holders under the Indentures to accelerate maturity of our indebtedness if they give us notice and we do not cure the breach within 60 days. However, neither the Trustees nor the respective debt holders have given us such notice. As a result, we continue to classify our debt as long-term in the Consolidated Statements of Financial Position.

    In connection with the 2002 Indenture, we agreed to file an exchange offer registration statement with the SEC and complete that offer no later than May 19, 2003. As a result of the delay in filing our Annual Report on Form 10-K with the SEC, we were unable to complete the exchange offer and became contractually obligated to pay an additional 0.25% per annum interest on the notes issued under that Indenture. For each 90-day delay in the completion of the exchange offer, the interest rate on the notes will increase by an additional 0.25% per annum up to a 1% maximum increase until such time as the exchange offer is completed.

                                 CUMMINS  INC.

    In connection with the 2001 Indenture governing the issue of our 7% convertible preferred securities, we exercised our right to suspend the use of the resale prospectus, which is part of a shelf registration statement that we had filed and had declared effective to permit the resale of these securities, pending the filing of our Annual Report on Form 10-K with the SEC. Effective March 31, 2003, this suspension resulted in an increase of 0.5% per annum in the dividend rate borne by these securities, which we will continue to pay until we permit the resale prospectus to be used after the filing of our Annual Report on Form 10-K.

    In November 2002, we entered into a new credit facility agreement that provides for aggregate borrowings of up to $385 million and is available on a revolving basis for a period of three years. The agreement requires that we annually deliver audited financial statements to the lenders within a specified period of time. As a result of the restatement and reaudit process, we received a waiver from our lenders through November 30, 2003, of any breach due to a delay in the delivery of our audited financial statements. There were no amounts outstanding under this facility at December 31, 2002.

    By filing this Annual Report on Form 10-K and our Quarterly Report on
Form 10-Q for the first quarter ended March 30, 2003, with the SEC and by delivering a copy of these filings to the Trustees of the Indentures and to our lender under the credit facility agreement, we will cure the noncompliance under the abovementioned Indentures and comply with the terms of the credit facility agreement. We expect to satisfy our registration obligations relating to the 2002 and 2001 Indentures in the near term, following which the incremental interest and dividend payments will be discontinued.

NOTE 3. MARKETABLE SECURITIES

    The following is a summary of marketable securities at December 31:

                                                            2002                                       2001
                                              ---------------------------------   ----------------------------------------------
                                                           GROSS                               GROSS        GROSS
                                                         UNREALIZED   EST. FAIR              UNREALIZED   UNREALIZED   EST. FAIR
                                                COST       GAINS        VALUE       COST       GAINS        LOSSES       VALUE
                                              --------   ----------   ---------   --------   ----------   ----------   ---------
                                                                                  $ MILLIONS
Available-for-sale:
  Debt mutual funds.........................    $44          $2          $46        $16      $      --    $      --       $16
  Government debt securities--non-US........      8           1            9          9             --           --         9
  Corporate debt securities.................     14          --           14          6              1           --         7
  Equity securities.........................      5          --            5          9             --           (4)        5
Held-to-maturity:
  Commercial paper and other................      5          --            5         12             --           --        12
                                                ---          --          ---        ---      ---------    ---------       ---
Total marketable securities.................    $76          $3          $79        $52      $       1    $      (4)      $49
                                                ---          --          ---        ---      ---------    ---------       ---
  Current...................................    $71          $3          $74        $43      $       1    $      --       $44
  Non-current...............................      5          --            5          9             --           (4)        5

    Proceeds from sales of available-for-sale securities were $59 million, $19 million and $3 million in 2002, 2001 and 2000, respectively. Purchases of available-for-sale securities were $95 million, $39 million and $6 million in 2002, 2001 and 2000, respectively. Gross realized gains from the sale of available-for-sale securities were $1 million in 2002 and $2 million in 2001. Gross realized gains and losses in 2000 were not material. During the fourth quarter of 2002, we recorded a $4 million charge related to an "other-than-temporary" impairment of an investment in common stock.

                                 CUMMINS  INC.

    The commercial paper and other investments mature during 2003. The fair value of available-for-sale investments in debt securities by contractual maturity at December 31, 2002, is as follows:

MATURITY DATE                                                  FAIR VALUE
-------------                                                 ------------
                                                              ($ MILLIONS)
1 year or less..............................................       $8
1-5 years...................................................        8
5-10 years..................................................        4
After 10 years..............................................        3

NOTE 4. SALES OF RECEIVABLES

    In December 2000, we entered into an agreement to sell an interest in designated pools of trade receivables to Cummins Receivable Corporation (CRC), a special purpose subsidiary. The subsidiary transfers an interest in its receivables, without recourse, to limited purpose receivable securitization companies (conduits) that are established and managed by an independent financial institution. The conduits fund their purchases of receivables from the subsidiary by issuing commercial paper. To maintain a balance in the designated pools of receivables sold, we sell new receivables as existing receivables are collected. Receivables transferred to CRC that are not sold to the conduit are classified in accounts receivable and are subordinate to the conduit's interest in the pool of receivables. The agreement for the sale of receivables provides for continuation of the program on a revolving basis for a three-year period. We amended the agreement in April 2002 to change the requirement for maintaining an investment grade credit rating, which resulted in an increase in the interest rate. The terms of the agreement contain certain covenants, which among other restrictions require us to maintain minimum credit ratings, as amended, on our long-term senior unsecured debt of "BB" from Standard & Poor's and "Ba2" from Moody's.

    No accounts receivable sold to the subsidiary were written off during 2002, 2001 or 2000. The weighted average interest rate on securitized repayments during 2002, 2001 and 2000 was 1.8 percent, 4.4 percent and 6.5 percent, respectively. The sold receivables servicing portfolio, which is included in receivables at December 31, and the proceeds from the sale of receivables and other cash flows received from and paid to CRC follows:

                                                         2002       2001       2000
                                                       --------   --------   --------
                                                                 $ MILLIONS
Sold receivables servicing portfolio.................   $  242     $  231      $355
Proceeds outstanding from receivable sales...........       --         55       219
Receivables sold to CRC..............................    3,420      2,986       741
Collections reinvested in CRC........................    3,409      3,110       385
Servicing fees and interest..........................        2          8        --

                                 CUMMINS  INC.

NOTE 5. JOINT VENTURES AND ALLIANCES AND RELATED PARTY TRANSACTIONS

    Investments in and advances to joint ventures and alliances and our ownership percentage at December 31 were as follows:

                                                      OWNERSHIP %       2002       2001
                                                     --------------   --------   --------
                                                                          $ MILLIONS
Consolidated Diesel................................       50%           $ 60       $ 47
European Engine Alliance...........................       33%             56         44
AvK/SEG Newage.....................................       50%             36         15
Dongfeng Cummins...................................       50%             29         25
Komatsu alliances..................................     20%--50%          25         19
Chongqing Cummins..................................       50%             22         19
Tata Cummins.......................................       50%             18         17
Other..............................................     Various           18         25
                                                                        ----       ----
Total..............................................                     $264       $211
                                                                        ====       ====

    We have approximately $17 million in our investment account at December 31, 2002, that represents cumulative undistributed earnings in our joint ventures. Summary financial information for our joint ventures and alliances was as follows:

                                                        2002       2001       2000
                                                      --------   --------   --------
                                                                $ MILLIONS
Net sales...........................................   $1,682     $1,573     $1,626
Gross margin........................................      282        222        189
Net earnings........................................       41         21         16
Cummins share of net earnings.......................       20          7          3
Current assets......................................   $  617     $  426     $  448
Noncurrent assets...................................      684        620        596
Current liabilities.................................     (424)      (366)      (405)
Noncurrent liabilities..............................     (511)      (375)      (291)
                                                       ------     ------     ------
Net assets..........................................   $  366     $  305     $  348
                                                       ------     ------     ------
Cummins share of net assets.........................   $  173     $  144     $  159
                                                       ======     ======     ======

RELATED PARTY TRANSACTIONS

    In accordance with the provisions of various joint venture agreements, we may purchase products and components from the joint ventures, sell products and components to the joint ventures and the joint ventures may sell products and components to unrelated parties. Joint venture transfer prices to us may differ from normal selling prices. Certain joint ventures agreements transfer product to us at cost, some transfer product to us on a cost-plus basis, and others transfer product to us at market value.

    We purchase significant quantities of midrange diesel and natural gas engines, components and service parts from Consolidated Diesel Company (CDC), an unconsolidated general partnership. The partnership was formed in 1980 with J.
I. Case (Case) to jointly fund engine development and manufacturing capacity. Cummins and Case (now CNH Global N.V.) are general partners and each partner shares 50 percent ownership in CDC. Under the terms of the agreement, CDC is obligated to make its entire production of diesel engines and related products available solely to the partners. Each partner is entitled to purchase up to one-half of CDC's actual production; a partner may purchase in

                                 CUMMINS  INC.

excess of one-half of actual production to the extent productive capacity is available beyond the other partner's purchase requirement. The partners are each obligated, unconditionally and severally, to purchase annually at least one engine or engine kit produced by CDC, provided a minimum of one engine or kit is produced. The transfer price of CDC's engines to the partners must be sufficient to cover its manufacturing cost in such annual accounting period, including interest and financing expenses, depreciation expense and payment of principal on any of CDC's indebtedness. In addition, each partner is obligated to contribute one-half of the capital investment required to maintain plant capacity and each partner has the right to invest unilaterally in plant capacity, which additional capacity can be utilized by the other partner for a fee. To date, neither partner has made a unilateral investment in plant capacity at CDC.

    We are not a guarantor of any of CDC's obligations or commitments; however, we are required to provide up to 50 percent of CDC's base working capital as defined by the agreement. The amount of base working capital is calculated each quarter and if supplemental funding greater than the base working capital amount is required, the amount is funded through third party financing arranged by CDC, or we may elect to fund the requirement although we are under no obligation to do so. To date, when supplemental funding is required above the base working capital amount, we have elected to provide that funding to CDC. If the amount of supplemental funding required is less than the base working capital amount, it is funded equally by the partners. Excess cash generated by CDC is remitted to Cummins until CDC's working capital amount is reduced to the base working capital amount. Any further cash remittances from CDC to the partners are shared equally by the partners.

    All marketing, selling, warranty and research and development expenses related to CDC products are the responsibility of the partners and CDC does not incur any of these expenses. Cummins also provides purchasing and administrative procurement services to CDC for an annual fee shared by the partners.

    All of our engine purchases from CDC are shipped directly from CDC to our customers and recorded as Cost of goods sold in our CONSOLIDATED STATEMENTS OF EARNINGS. Our engine purchases from CDC are recorded at CDC's transfer price which is based upon total production costs of products shipped and an allocation of all other costs incurred during the reporting period, resulting in break-even operating results for CDC. We account for our investment in CDC under the equity method of accounting (see Note 1). Our investment in CDC is classified as "Investments in and advances to joint ventures and alliances" in our CONSOLIDATED STATEMENTS OF FINANCIAL POSITION.

    The following table summarizes our related party purchases included in Cost of goods sold in our CONSOLIDATED STATEMENTS OF EARNINGS:

                                                            2002       2001       2000
                                                          --------   --------   --------
                                                                    $ MILLIONS
Engines, parts and components--CDC......................    $457       $452       $541
Engines, parts and components--other JVs................      93         95         80

    The CONSOLIDATED STATEMENTS OF CASH FLOWS include the earnings of joint ventures and alliances as reported above as well as other non-cash adjustments. The most significant adjustment included in the statement of cash flows is depreciation recorded by Consolidated Diesel, which is allocated to the joint venture partners based on the amount of their purchases. We classify depreciation and other noncash expenses related to Consolidated Diesel as "Cost of goods sold" and "Other (income) expense", respectively, in the CONSOLIDATED STATEMENTS OF EARNINGS. The adjustments relating to Consolidated Diesel were $12 million in 2002, $16 million in 2001 and $14 million in 2000.

                                 CUMMINS  INC.

DISTRIBUTORS

    We have an extensive worldwide distributor and dealer network through which we sell and distribute our products and services. Generally, our distributors are divided by geographic region. Some of our distributors are wholly-owned by Cummins, some partially-owned and the majority are independently owned. We consolidate all wholly-owned distributors and account for partially-owned distributors using the equity method of accounting (see Note 1).

    We are contractually obligated to repurchase new engines, parts and components and signage from our North American distributors following an ownership transfer or termination of the distributor. Outside of North America, repurchase obligations and practices vary by region. In addition, we provide guarantees related to certain obligations of some distributors as more fully discussed in Note 19. We continually monitor the financial condition of these independent distributors. We recognize revenue on sales to these distributors when we have concluded that our performance under these guarantees is unlikely. All distributors that are partially-owned and those who participate in the guaranteed loan program are considered to be related parties in our CONSOLIDATED FINANCIAL STATEMENTS.

NOTE 6. GOODWILL AND OTHER INTANGIBLE ASSETS

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" (SFAS 142), which addresses financial accounting and reporting for goodwill and intangible assets. Under SFAS 142, goodwill and certain other intangible assets having indefinite useful lives are no longer amortized but are allocated to applicable reporting units for purposes of performing annual impairment tests using a fair-value-based analysis.

    As required by SFAS 142, we applied this new accounting standard on January 1, 2002, to our previously recognized goodwill and intangible assets. At December 31, 2001, our net goodwill related to consolidated entities was approximately $343 million. For purposes of impairment testing, we assigned
$332 million of goodwill to a component within the Filtration and Other reporting segment, $6 million to a component within the Engine Business reporting segment and $5 million to the International Distributor reporting segment. During the first quarter 2002, we completed the first step of the transitional goodwill impairment test, which required us to compare the fair value of our reporting units to the carrying value of the net assets of our reporting units as of January 1, 2002. For each of our reporting units, the estimated fair value was determined utilizing the expected present value of the future cash flows of the units. Based on this analysis, we concluded that the fair value of each of our reporting units exceeded their carrying, or book value, including goodwill, and therefore we did not recognize any impairment of goodwill. As a result there was no change to our goodwill amounts during the year.

    We have elected to perform the annual impairment test of our recorded goodwill as required by SFAS 142 as of the end of our fiscal third quarter. The results of this annual impairment test indicated that the fair value of each of our reporting units as of September 29, 2002, exceeded their carrying, or book value, including goodwill, and therefore our recorded goodwill was not subject to impairment.

                                 CUMMINS  INC.

    As required by SFAS 142, our CONSOLIDATED STATEMENTS OF EARNINGS for periods prior to its adoption have not been restated. However, the effect on our net earnings and earnings per share of excluding goodwill amortization is shown in the table below:

                                                           2002       2001       2000
                                                         --------   --------   --------
                                                                   $ MILLIONS
Net earnings (loss)
  As reported..........................................   $  82      $ (103)     $ 14
  Goodwill amortization................................      --          11        11
                                                          -----      ------      ----
Net earnings (loss) as adjusted........................   $  82      $  (92)     $ 25
                                                          -----      ------      ----
Basic earnings (loss) per share
  As reported..........................................   $2.13      $(2.70)     $.35
  Goodwill amortization................................      --         .28       .31
                                                          -----      ------      ----
As adjusted............................................   $2.13      $(2.42)     $.66
                                                          -----      ------      ----
Diluted earnings (loss) per share
  As reported..........................................   $2.13      $(2.70)     $.35
  Goodwill amortization................................      --         .28       .31
                                                          -----      ------      ----
As adjusted............................................   $2.13      $(2.42)     $.66
                                                          -----      ------      ----

    The following table summarizes our other intangible assets with finite useful lives that are subject to amortization as of December 31:

                                                                2002       2001
                                                              --------   --------
                                                                  $ MILLIONS
Software....................................................   $ 208       $186
Accumulated amortization....................................    (113)       (81)
                                                               -----       ----
  Net software..............................................      95        105
                                                               -----       ----
Trademarks and patents......................................       4          8
Accumulated amortization....................................      (3)        (4)
                                                               -----       ----
  Net trademarks and patents................................       1          4
                                                               -----       ----
  Total.....................................................   $  96       $109
                                                               =====       ====

    Amortization expense for software and other intangibles totaled
$35 million, $34 million and $29 million for the years ended December 31, 2002, 2001 and 2000, respectively. Internal and external software costs (excluding those related to research, reengineering and training) and trademarks and patents are amortized generally over a five-year period. The projected amortization expense of our intangible assets, assuming no further acquisitions or dispositions, is approximately $38 million in 2003, $26 million in 2004, $18 million in 2005, $10 million in 2006 and $4 million in 2007.

NOTE 7. RESTRUCTURING, ASSET IMPAIRMENT AND OTHER CHARGES

    We have continued a restructuring program initiated in 1998 to improve the Company's cost structure. The charges related to this program include staffing reorganizations and reductions in various business segments, asset impairment write-downs for manufacturing equipment, facility closure and consolidation costs, dissolution costs and restructuring actions related to joint venture operations, cancellation of a new engine development program and exit costs related to several small business operations. As of December 31, 2001 all activities associated with the 1998 and 1999 restructuring actions were complete. The 2000 and 2001 actions were a result of the downturn in the North

                                 CUMMINS  INC.

American heavy-duty truck market and several other end-markets and were taken in order to achieve lower production costs and improve operating efficiencies under difficult economic conditions. As of December 31, 2002 all activities associated with the 2000 and 2001 restructuring actions were complete.

    A detailed discussion of the restructuring charges incurred during 2002, 2001 and 2000 accompanied by schedules that present, by major cost component and by year of provision, activity related to the restructuring charges, including adjustments to the original charges, follow:

RESTRUCTURING PLAN--2002

                                                                                   FACILITY
                                                       WORKFORCE     ASSET      CONSOLIDATION
                                                       REDUCTION   IMPAIRMENT   AND EXIT COSTS    TOTAL
                                                       ---------   ----------   --------------   --------
                                                                           $ MILLIONS
Total restructuring charged to expense...............     $11      $       3         $ 2           $ 16
                                                          ---      ---------         ---           ----
  Cash payments......................................      (9)            --          (1)           (10)
  Non-cash charges...................................      --             (3)         --             (3)
  Reversal of restructuring accruals.................      (1)            --          --             (1)
                                                          ---      ---------         ---           ----
Balance at December 31, 2002.........................     $ 1      $      --         $ 1           $  2
                                                          ===      =========         ===           ====

    In the second quarter 2002, we took further restructuring actions precipitated by continued weak market conditions across most of our businesses and recorded a restructuring charge of $16 million. For the year, the charge was more than offset by a $8 million reversal of excess 2000 restructuring reserves, a $12 million reversal of excess 2001 restructuring reserves and a recovery of $3 million from a non-recurring charge originally taken in 2000. The charge included $11 million attributable to workforce reduction actions, $3 million for asset impairment and $2 million related to facility closures and consolidations. Of this charge, $5 million was associated with the Engine Business, $4 million with Power Generation, $3 million with Filtration and Other and $4 million with the International Distributor Business.

    The charges included severance cost and benefit costs of terminating approximately 220 salaried and 350 hourly employees and were based on amounts pursuant to established benefit programs or statutory requirements of the affected operations. These actions reflect overall reductions in staffing levels due to closing operations and moving production to locations with available capacity. As of December 31, 2002 approximately 200 salaried and 350 hourly employees had been separated or terminated under this plan. The asset impairment charge related to equipment that was made available for disposal. The carrying value of the equipment and the effect of suspending depreciation on the equipment were not significant. The demographics of the workforce that was terminated differed from original expectations. As such costs were $1 million lower than the original estimates and the amount was reversed to income in the fourth quarter of 2002. As of December 31, 2002, $2 million of restructuring charges remained in accrued liabilities. The majority of this action was completed by June 29, 2003 and we expect to complete the remaining items by the end of 2003.

                                 CUMMINS  INC.

RESTRUCTURING CHARGES--2001

                                                         WORKFORCE     ASSET      OTHER EXIT
                                                         REDUCTION   IMPAIRMENT     COSTS       TOTAL
                                                         ---------   ----------   ----------   --------
                                                                                  $ MILLIONS
Total restructuring charged to expense.................     $18         $ 68         $ 42        $128
                                                            ---         ----         ----        ----
  Cash payments........................................      (9)                      (42)        (51)
  Non-cash charges.....................................      --          (68)          --         (68)
  Cash receipts........................................      --           --           --          --
  Reallocation of excess accruals......................       3           --           --           3
                                                            ---         ----         ----        ----
Balance at December 31, 2001...........................      12           --           --          12
                                                            ---         ----         ----        ----
  Cash payments........................................      (9)          --           --          (9)
  Cash receipts........................................      --            6           --           6
  Adjustment to asset carrying value...................      --            3           --           3
  Reversal of restructuring accruals...................      (3)          (9)          --         (12)
                                                            ---         ----         ----        ----
Balance at December 31, 2002...........................     $--         $ --         $ --        $ --
                                                            ===         ====         ====        ====

    In the first half of 2001, as a result of the continuing downturn in the North American heavy-duty truck market and several other end-markets, we announced further restructuring actions and recorded restructuring charges of $128 million, most of which occurred in the second quarter. The restructuring charges included $18 million attributable to workforce reduction actions, $68 million for asset impairment, and $42 million for cancellation charges on capital and tooling equipment commitments. These charges were offset in the 2001 Statement of Earnings by a $3 million recovery of excess 2000 restructuring accruals. Of the net $126 million charge, $113 million was associated with the Engine Business, $8 million with the Power Generation Business and $4 million with the Filtration and Other Business and $1 million with the International Distributor Business.

    The workforce reduction actions included overall reductions in staffing levels and the impact of divesting a small business operation. The charges included severance and benefit costs of terminating approximately 500 salaried and 350 hourly employees and were based on amounts pursuant to established benefit programs or statutory requirements of the affected operations. All employees affected by this workforce reduction plan and the subsequent fourth quarter 2001 realignment plan were terminated by the end of the fourth quarter 2002.

    The asset impairment charge was for equipment, tooling and related investment supporting a new engine development program that was cancelled during the second quarter of 2001. The charges included the investment in manufacturing equipment previously capitalized and cancellation charges for capital and tooling purchase commitments. The charge was reduced by the estimated salvage value related to the planned equipment disposals. During 2002, we recovered
$9 million of salvage proceeds on planned equipment disposals. In addition, we reversed $6 million against the original restructuring charge related to settling our equipment commitments for less than our original estimate. In the fourth quarter 2002, we transferred $3 million of previously impaired engine equipment to a US plant as a result of moving our ISX assembly operations and realigned our workforce reduction plan. These actions resulted in a reversal of $12 million in excess charges related to this plan.

                                 CUMMINS  INC.

    As of December 31, 2002, 511 salaried and 540 hourly employees have been separated or terminated under the workforce reduction actions of this plan. As of December 31, 2002, the Company has concluded these actions.

OTHER CHARGES--2001

Total other charges included in restructuring, asset
  impairment and other, net.................................    $  1
  Non-cash charges..........................................     (14)
  Cash receipts.............................................      13
                                                                ----
Balance at December 31, 2001................................      --
                                                                ====

    During 2001, we recorded a net non-recurring charge of $1 million attributable to the divestiture of a small business operation.

                                 CUMMINS  INC.

RESTRUCTURING CHARGES--2000

                                                                                 FACILITY
                                                                               CONSOLIDATION
                                                      WORKFORCE     ASSET        AND EXIT
                                                      REDUCTION   IMPAIRMENT       COSTS        TOTAL
                                                      ---------   ----------   -------------   --------
                                                                                $ MILLIONS
Total restructuring charged to expense..............    $ 39         $ 88           $11         $ 138
                                                        ----         ----           ---         -----
  Cash payments.....................................      (3)          (2)           --            (5)
  Non-cash charges..................................      --          (86)           (3)          (89)
                                                        ----         ----           ---         -----
Balance at December 31, 2000........................      36           --             8            44
                                                        ----         ----           ---         -----
  Cash payments.....................................     (18)          --            (3)          (21)
  Non-cash charges..................................      --           --            --            --
  Reversal of restructuring accruals................      (3)          --            --            (3)
  Reallocation of excess accruals...................      (3)          --            --            (3)
                                                        ----         ----           ---         -----
Balance at December 31, 2001........................      12           --             5            17
                                                        ----         ----           ---         -----
  Cash payments.....................................     (11)          --            (1)          (12)
  Adjustment to asset carrying value................      --            3            --             3
  Reversal of restructuring accruals................      (1)          (3)           (4)           (8)
                                                        ----         ----           ---         -----
Balance at December 31, 2002........................    $ --         $ --           $--         $  --
                                                        ====         ====           ===         =====

    During the fourth quarter of 2000, we announced restructuring plans in response to the downturn in the North American heavy-duty truck market where our shipments had declined 35 percent from 1999 and recorded a restructuring charge of $138 million. The restructuring charges included workforce reduction costs of $39 million, $88 million for asset impairments (including $30 million for software developed for internal use), and $11 million associated with exit costs to close or consolidate a number of small business operations. In addition to the 2000 restructuring charge, we recorded a net $3 million charge related to prior years restructuring actions. Of these amounts, $125 million was associated with our Engine Business, $18 million with our Power Generation Business and $11 million with our Filtration and Other Business.

    The workforce reduction actions included overall reductions in staffing levels and the impact of divesting a small business operation. The charges included severance and benefit costs of terminating approximately 500 salaried and 630 hourly employees and were based on amounts pursuant to established benefit programs or statutory requirements of the affected operations. In the fourth quarter 2001, we realigned our workforce reduction plans and reallocated $3 million of excess liabilities for termination benefits to workforce reduction actions committed to during that quarter. All employees affected by this workforce reduction plan were separated or terminated by June 30, 2002 and all related costs have been paid. Approximately 560 salaried and 380 hourly employees were affected by the workforce reduction actions associated with this plan.

    The asset impairment charge of $88 million was calculated in accordance with the provisions of SFAS 121. Approximately $30 million of the charge consisted of capitalized software-in-process related to manufacturing, financial and administrative information technology programs that were cancelled during program development and prior to implementation. The remaining $58 million included $38 million for engine assembly and fuel system manufacturing equipment to be disposed of upon closure or consolidation of production operations. The equipment was expected to continue in use and

                                 CUMMINS  INC.

be depreciated for approximately two years from the date of the change until closure or consolidation. The expected recovery value of the equipment was based on estimated salvage value and was excluded from the impairment charge. The charge also included $11 million for equipment available for disposal, $6 million for properties available for disposal and $3 million for intangibles. The carrying value of assets held for disposal and the effect of suspending depreciation on such assets is not significant.

    In the second quarter 2002, we cancelled plans to close a filtration manufacturing plant ($1 million), transferred $2 million of previously impaired power generation equipment that was previously slated for disposal to a foreign operation, realigned our workforce reduction plan ($1 million) and settled legal claims from a previous disposal action for less than originally estimated
($2 million). These actions resulted in a reversal of $6 million in excess charges related to this plan. In the fourth quarter 2002, we moved our ISX assembly to a US plant which reduced the need for a previous accrual. This action resulted in a reversal of $2 million in excess charges related to this plan. The Company has concluded this restructuring action.

OTHER CHARGES--2000

Total other charges included in restructuring, asset
  impairment and other......................................    $13
  Non-cash charges..........................................    (13)
                                                                ---
Balance at December 31, 2000................................     --
                                                                ===

    During 2000, we recorded $13 million of other non-recurring charges related to asset impairments not associated with our restructuring activities
($10 million for investments and $3 million for intangibles).

NOTE 8. BORROWING ARRANGEMENTS

                                                                2002       2001
                                                              --------   --------
                                                                  $ MILLIONS
Short-term borrowings:
Loans payable...............................................    $ 19       $ 5
Bank overdrafts.............................................      --        16
Current maturities of long-term debt........................     119         9
                                                                ----       ---
Total.......................................................    $138       $30
                                                                ====       ===

    Loans payable consisted of notes payable to financial institutions of $19 million in 2002 and $5 million in 2001. The weighted average interest rate for notes payable, bank overdrafts and current maturities of long-term debt at December 31, 2002 and 2001 was 6.69 percent and 5.52 percent, respectively.

    As of December 31, 2002, in addition to the $385 million revolving credit agreement discussed below, we had $128 million of unused domestic and international short-term credit facilities. The

                                 CUMMINS  INC.

amount of borrowings outstanding under these short-term facilities at December 31, 2002, was $19 million.

                                                                2002       2001
                                                              --------   --------
                                                                  $ MILLIONS
Long-term debt: Revolving Credit Facility...................   $   --      $ --
Notes 6.25% due 2003........................................      115       125
Notes 6.45% due 2005........................................      225       225
Notes 5.61% due 2010 (ESOP Trust)...........................       --        55
Senior Notes 9.5% due 2010..................................      250        --
Debentures 6.75% due 2027...................................      120       120
Debentures 7.125% due 2028..................................      250       250
Debentures 5.65% due 2098 (effective interest rate 7.48%)...      165       165
Other.......................................................       29        16
                                                               ------      ----
                                                                1,154       956
Unamortized discount........................................      (40)      (37)
Capital leases..............................................        4         5
                                                               ------      ----
Total.......................................................    1,118       924
Current maturities..........................................     (119)       (9)
                                                               ------      ----
Net long-term debt..........................................   $  999      $915
                                                               ======      ====

    Principal payments required of long-term debt during the next five years are $119 million in 2003, $17 million in 2004, $228 million in 2005, $2 million in 2006 and $2 million in 2007.

    In 1997, we issued $120 million of unsecured 6.75% debentures that mature in 2027. Net proceeds of the issue were used to repay commercial paper borrowings. Interest on the debentures is payable on February 15 and August 15 each year. Holders of the debentures may elect to be repaid on February 15, 2007, at par value together with accrued interest to February 15, 2007. Such election, which is irrevocable, must be made between December 15, 2006 and January 15, 2007. The debentures are also redeemable at our option after February 15, 2007, at a redemption price of par value plus accrued interest or an amount designed to ensure that the debenture holders are not penalized by the early redemption.

    In February 1998, we issued $765 million of debt securities under a $1 billion shelf registration statement that was filed with the Securities and Exchange Commission in 1997. The issuance was comprised separately of $125 million 6.25% Notes, $225 million 6.45% Notes, $250 million 7.125% Debentures and $165 million 5.65% Debentures. Proceeds from the issuance, net of debt discount and debt issue costs, were used to finance the acquisition of Nelson Industries and to repay commercial paper borrowings. All of the Notes and Debentures bear interest at the respective rates shown in the table above and interest on each series of Notes and Debentures is payable on March 1 and September 1 of each year. The Notes and Debentures are unsecured and are not subject to any sinking fund requirements. The 2003 Notes and the 2005 Notes are not redeemable prior to maturity. We can redeem the 2028 Debentures and the 2098 Debentures at any time prior to maturity at the greater of par plus accrued interest or an amount designed to ensure that the debenture holders are not penalized by the early redemption.

    In November 2002, we repaid all of the outstanding 5.61% notes due 2010 issued by the ESOP Trust. The aggregate redemption price was approximately $51 million, plus accrued interest and an

                                 CUMMINS  INC.

$8 million redemption premium. The loss due to the redemption premium is reflected as "Loss on early retirement of debt" on our CONSOLIDATED STATEMENTS OF EARNINGS.

    In November 2002, we entered into a new revolving credit facility that replaced our prior revolving credit facility. The new facility provides for aggregate borrowings of up to $385 million and expires in November 2005. Up to $150 million of the facility is available for total letters of credit. Up to $60 million of the facility may be used for multi-currency borrowings or multi-currency letters of credit. Interest on the facility varies based upon the London interbank offered rate or the ABR rate plus a spread depending upon our credit rating. Our obligations under the revolving credit facility are collateralized by a security interest in certain of our domestic assets (primarily current assets, investments in joint ventures and certain intangible assets) and a pledge of a portion of the stock of certain foreign subsidiaries. As of December 31, 2002, we had $291 million available for borrowings under this facility. We are required to pay a quarterly facilities fee on unused commitments under this facility based on our credit rating. The fee was 0.40% at December 31, 2002.

    In November 2002, we issued $250 million of unsecured 9.5% Senior Notes that mature in 2010. Proceeds from the issuance of approximately $244 million, net of debt issue costs, were used to repay amounts outstanding under our Sale of Receivables facility (see Note 4) and for general corporate purposes. Interest on the Notes is payable on June 1 and December 1 each year. We can redeem the Notes in whole or in part at any time after December 1, 2006, at a premium equal to 104.75% of par, declining to par in 2008, plus accrued interest. We have entered into a registration rights agreement with holders of the Notes that required us to register the Notes with the SEC within 180 days of the closing date of the offering. We were unable to complete the registration within the 180 days and as a result are paying additional interest, as more fully described in Note 2.

    Our debt agreements contain several restrictive covenants. The most restrictive of these covenants applies to the $250 million 9.5% Senior Notes and our new credit facility which will, among other things, limit our ability to incur additional debt or issue preferred stock, enter into sale/leaseback transactions, pay dividends, sell or create liens on our assets, make investments and merge or consolidate with any other person. In addition, we are subject to various financial covenants including a minimum net worth, a minimum debt-to-equity ratio and a minimum interest coverage ratio. As of December 31, 2002, we were in compliance with all of the covenants under our borrowing agreements. See Note 2 regarding current status of debt compliance subsequent to December 31, 2002.

    Commitments under outstanding letters of credit, guarantees and contingencies at December 31, 2002, were approximately $104 million.

NOTE 9. CONVERTIBLE PREFERRED SECURITIES OF SUBSIDIARY TRUST

    In June 2001, Cummins Capital Trust I (the "Trust"), a Delaware business trust and our wholly-owned subsidiary, issued 6 million shares of 7% convertible quarterly income preferred securities ("Preferred Securities"), to qualified institutional buyers for net proceeds of $291 million. The Preferred Securities represent an undivided beneficial ownership interest in the assets of the Trust. The total proceeds from the issuance of the Preferred Securities by the Trust were invested in $309 million aggregate principal amount of 7% convertible subordinated debentures (the "Debentures") that we issued. The Debentures are the sole assets of the Trust.

    Holders of the Preferred Securities are entitled to receive preferential cumulative cash dividends at an annual rate of 7% of the $50 per share liquidation value. In addition, we are accreting the difference between the liquidation amount and the original proceeds received as additional dividends to the mandatory redemption date. The distribution rate and payment dates for the Preferred Securities

                                 CUMMINS  INC.

correspond to the interest rate and payment dates for the Debentures. We may defer interest payments on the Debentures for a period not to exceed 20 consecutive quarters. If a deferral is made, the Trust will defer distributions on the Preferred Securities for a corresponding period but will continue to accrue for the distribution. We guarantee, on a subordinated basis, distributions and other payments due on the Preferred Securities, to the extent the Trust has available assets and subject to certain other restrictions (the "Guarantee"). The Guarantee, when taken together with our obligations under the Debentures, the indenture pursuant to which the Debentures were issued, and the obligations under the Trust Agreement, provides a full and unconditional guarantee of amounts due on the Preferred Securities.

    The Debentures are redeemable for cash, at our option, in whole or in part, on or after June 15, 2006. The debentures are also redeemable under certain circumstances pursuant to a federal tax event, at par, plus accrued and unpaid interest. Upon any redemption of the Debentures, the Trust will redeem a like aggregate liquidation amount of Preferred Securities. The Preferred Securities do not have a stated maturity date, however, they are subject to mandatory redemption upon maturity of the Debentures on June 15, 2031, or upon earlier redemption or upon the occurrence of an event of default.

    Each Preferred Security and the related Debenture are convertible at any time prior to the close of business on June 13, 2031, at the option of the holder into shares of our common stock at the rate of 1.0519 shares per Preferred Security (equivalent to a conversion price of $47.53 per share of Cummins Inc. common stock). The Trust will convert Debentures only upon notice of conversion by a holder of Preferred Securities.

NOTE 10. OTHER LIABILITIES

                                                                2002       2001
                                                              --------   --------
                                                                  $ MILLIONS
Current:
Accrued salaries and wages..................................   $  124      $ 95
Accrued retirement..........................................      176       127
Income taxes payable........................................       28         9
Other.......................................................      203       173
                                                               ------      ----
                                                               $  531      $404
                                                               ------      ----

Non-current:
Accrued retirement and post employment benefits.............   $1,010      $704
Accrued product coverage and marketing expenses.............      136       134
Accrued compensation........................................       46        51
Deferred income taxes.......................................       22        18
Other.......................................................       71        67
                                                               ------      ----
                                                               $1,285      $974
                                                               ======      ====

NOTE 11. PENSION AND OTHER POSTRETIREMENT BENEFITS

PENSION PLANS

    We have several contributory and noncontributory pension plans covering substantially all employees. Generally, hourly employee pension benefits are earned based on years of service and

                                 CUMMINS  INC.

compensation during active employment while future benefits for salaried employees are determined using a cash balance formula. The level of benefits and terms of vesting, however, may vary among plans. Pension plan assets are administered by trustees and are principally invested in equity securities and fixed income securities. As of December 31, 2002 and 2001, pension plan assets included Cummins common stock with market values of $105 million and $144 million, respectively. It is our policy to make contributions to the various plans in accordance with statutory funding requirements and any additional funding that our actuarial consultants advise to be appropriate. Plan liabilities and the market-related value of our plan assets are determined based on a November 30 measurement date.

OTHER POSTRETIREMENT BENEFITS

    Our postretirement benefit plans provide various health care and life insurance benefits to eligible employees who retire and satisfy certain age and service requirements and their dependents. The plans are contributory and contain cost-sharing features such as deductibles, coinsurance and spousal contributions. Retiree contributions for health care benefits are adjusted annually and we reserve the right to change benefits covered under these plans. There were no plan assets for the postretirement benefit plans as our policy is to fund benefits and expenses for these plans as claims and premiums are incurred. Plan liabilities are determined based on a November 30 measurement date.

                                 CUMMINS  INC.

    The following tables present the changes in the benefit obligations and the various plan assets, the funded status of the plans, and the amounts recognized in the Company's CONSOLIDATED STATEMENTS OF FINANCIAL POSITION at December 31, 2002 and 2001:

                                                                    PENSION           POSTRETIREMENT
                                                              -------------------   -------------------
                                                                2002       2001       2002       2001
                                                              --------   --------   --------   --------
                                                                             $ MILLIONS
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................   $2,099     $1,988     $ 697      $ 665
Service cost................................................       50         53         6          6
Interest cost...............................................      145        141        49         50
Participant contributions...................................        8          8         3          2
Amendments..................................................       25         --        --         --
Actuarial (gain) loss.......................................       46         70       (61)        17
Benefits paid...............................................     (201)      (150)      (50)       (43)
Other.......................................................       55        (11)       --         --
                                                               ------     ------     -----      -----
Benefit obligation at end of year...........................   $2,227     $2,099     $ 644      $ 697
                                                               ======     ======     =====      =====
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............   $1,709     $2,019     $  --      $  --
Actual return on plan assets................................      (55)      (241)       --         --
Company contributions.......................................       81         84        47         41
Participant contributions...................................        8          8         3          2
Benefits paid...............................................     (201)      (150)      (50)       (43)
Other.......................................................       39        (11)       --         --
                                                               ------     ------     -----      -----
Fair value of plan assets at end of year....................   $1,581     $1,709     $  --      $  --
                                                               ======     ======     =====      =====

RECONCILIATION OF FUNDED STATUS
Funded status...............................................   $ (646)    $ (390)    $(644)     $(697)
Unrecognized actuarial (gain)loss...........................      750        449        25         87
Unrecognized prior service (gain) loss......................       50         33       (10)       (11)
                                                               ------     ------     -----      -----
Net amount recognized.......................................   $  154     $   92     $(629)     $(621)
                                                               ======     ======     =====      =====

AMOUNTS RECOGNIZED IN CONSOLIDATED STATEMENTS OF FINANCIAL
  POSITION
Prepaid benefit cost........................................   $    9     $  100     $  --      $  --
Accrued benefit liability--current..........................     (116)       (73)      (54)       (49)
Accrued benefit liability--long term........................     (446)      (226)     (575)      (572)
Intangible asset............................................       83         70        --         --
Accumulated other comprehensive income......................      624        221        --         --
                                                               ------     ------     -----      -----
Net amount recognized.......................................   $  154     $   92     $(629)     $(621)
                                                               ======     ======     =====      =====

    Included in the above table at December 31, 2002 and 2001, were underfunded pension plans with aggregate projected benefit obligations of $2,200 million and $1,406 million, respectively, and accumulated benefit obligations of $2,120 million and $1,336 million, respectively. The fair value of plan assets for these plans was $1,550 million and $1,027 million, respectively. A minimum pension liability adjustment is required when the actuarial present value of accumulated benefits exceeds plan

                                 CUMMINS  INC.

assets and accrued pension liabilities. The minimum pension liability adjustment for 2002 and 2001 was $415 million and $249 million, respectively, and included charges to shareholder's investment of $402 million ($257 million after tax) in 2002 and $218 million ($140 million after tax) in 2001.

    The following table presents the net periodic pension and postretirement expense under our plans:

                                                                  PENSION                       POSTRETIREMENT
                                                       ------------------------------   ------------------------------
                                                         2002       2001       2000       2002       2001       2000
                                                       --------   --------   --------   --------   --------   --------
                                                                                 $ MILLIONS
Service cost.........................................   $  50      $  53      $  52       $ 6        $ 6        $ 6
Interest cost........................................     145        141        129        49         50         46
Expected return on plan assets.......................    (188)      (176)      (163)       --         --         --
Amortization of transition asset.....................      --         (1)        (2)       --         --         --
Other................................................      14          9          9         3          4          3
                                                        -----      -----      -----       ---        ---        ---
Net periodic benefit cost............................   $  21      $  26      $  25       $58        $60        $55
                                                        =====      =====      =====       ===        ===        ===

    The table below presents various assumptions used in determining the above information and reflects weighted average percentages for the various plans (Non-US is primarily the United Kingdom):

                                                            PENSION                                       POSTRETIREMENT
                                ---------------------------------------------------------------   ------------------------------
                                       2002                  2001                  2000             2002       2001       2000
                                -------------------   -------------------   -------------------   --------   --------   --------
                                   US       NON-US       US       NON-US       US       NON-US
                                --------   --------   --------   --------   --------   --------
Discount rate.................    7.00%      5.91%      7.25%      6.34%      7.75%      6.36%     7.00%      7.25%      7.75%
Expected return on plan
  assets......................    8.50%      8.44%     10.00%      8.53%     10.00%      7.35%      N/A        N/A        N/A
Compensation increase rate....    4.75%      3.40%      4.75%      3.39%      5.25%      3.65%      N/A        N/A        N/A

    For measurement purposes, we used a 10 percent annual increase in the valuation of postretirement health care benefits declining to 5 percent over the next five years and remaining constant thereafter. A change in health care cost trends of 1 percent would change our accumulated postretirement benefit obligation by $33 million as of December 31, 2002, and the net periodic postretirement benefit cost for 2002 by $3 million.

NOTE 12. INCOME TAXES

    The benefit for income taxes consists of the following:

                                                             2002       2001       2000
                                                           --------   --------   --------
                                                                     $ MILLIONS
Current:
  US Federal and state...................................    $(11)      $(11)      $ 19
  Foreign................................................      47         32         35
                                                             ----       ----       ----
                                                               36         21         54
                                                             ----       ----       ----
Deferred:
  US Federal and state...................................     (69)       (79)       (92)
  Foreign................................................      (5)        14         18
                                                             ----       ----       ----
                                                              (74)       (65)       (74)
                                                             ----       ----       ----
Benefit..................................................    $(38)      $(44)      $(20)
                                                             ====       ====       ====

                                 CUMMINS  INC.

    A reconciliation of the income tax benefit at the US Federal income tax rate of 35 percent to the actual income tax benefit shown above is as follows:

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                        $ MILLIONS
Earnings (loss) before income taxes:
  U.S.......................................................    $(24)     $(234)     $(116)
  Foreign...................................................     102        113        124
                                                                ----      -----      -----
                                                                  78       (121)         8
                                                                ----      -----      -----
Provision (benefit) for income taxes:
  Tax at U.S. statutory rate................................      27        (42)         3
  State taxes...............................................       2          1          2
  Nondeductible special charges.............................      --          2          4
  Nondeductible goodwill amortization.......................      --          3          3
  Deductible dividends on preferred securities..............      (7)        (4)        --
  Research tax credits......................................      (7)        (9)       (13)
  Export tax benefits.......................................     (11)        (7)       (18)
  Differences in rates and taxability of foreign
    subsidiaries............................................      15          9         (1)
  Settlement of IRS examinations............................     (57)        --         --
  All other, net............................................      --          3         --
                                                                ----      -----      -----
Benefit.....................................................    $(38)     $ (44)     $ (20)
                                                                ====      =====      =====

    The one-time 2002 tax benefit of $57 million relates to the conclusion during 2002 of the US Internal Revenue Service examinations of tax years 1994 to 1999. The $57 million includes a $20 million reversal of tax accruals no longer required for the potential loss of export tax benefits, research credits, and foreign tax credits claimed during the audit period. The remaining $37 million relates to the tax benefit of deductions related to the valuation of assets for tax purposes settled during the audit period.

                                 CUMMINS  INC.

    Carryforward tax benefits and the tax effect of temporary differences between financial and tax reporting that give rise to net deferred tax assets at December 31 are:

                                                                2002       2001
                                                              --------   --------
                                                                  $ MILLIONS
US federal carryforward benefits:
  Net operating loss, expiring 2021 and 2022................   $ 173      $ 125
  Research tax credits, expiring 2008 to 2022...............      97         92
  Minimum tax credits, no expiration........................      10         12
                                                               -----      -----
                                                                 280        229
  US state carryforward benefits............................      32         26
  Foreign carryforward benefits.............................      22         13
  Employee benefit plans....................................     226        253
  Minimum pension liability.................................     223         79
  Product coverage and marketing expenses...................     111        103
  Other.....................................................      96         72
                                                               -----      -----
Gross deferred tax assets...................................     990        775
Valuation allowance.........................................     (41)       (31)
                                                               -----      -----
Deferred tax assets.........................................     949        744
                                                               -----      -----
  Property, plant and equipment.............................    (134)      (140)
  Other.....................................................     (47)       (46)
                                                               -----      -----
Deferred tax liabilities....................................    (181)      (186)
                                                               -----      -----
Net deferred tax assets.....................................   $ 768      $ 558
                                                               =====      =====

    A valuation allowance is recorded to reduce the gross deferred tax assets to an amount management believes is more likely than not to be realized. The valuation allowance was increased in 2002 and 2001 by $10 million and $13 million, respectively. The valuation allowance is primarily attributable to the uncertainty regarding the realization of a portion of the US state and foreign net operating loss and tax credit carryforward benefits.

    The deferred income tax balances are classified in the CONSOLIDATED STATEMENTS OF FINANCIAL POSITION as follows:

                                                                2002       2001
                                                              --------   --------
                                                                  $ MILLIONS
Current assets..............................................    $150       $147
Noncurrent assets...........................................     640        429
Noncurrent liabilities......................................     (22)       (18)
                                                                ----       ----
                                                                $768       $558
                                                                ====       ====

NOTE 13. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

    We are exposed to financial risk resulting from volatility in foreign exchange rates, interest rates and commodity prices. This risk is closely monitored and managed through the use of financial derivative instruments. As stated in our policies and procedures, financial derivatives are used expressly for hedging purposes, and under no circumstances are they used for speculation or trading. Our

                                 CUMMINS  INC.

derivative transactions are entered into only with banking institutions that have strong credit ratings, and thus the credit risk associated with these contracts is not considered significant. The status and results of our hedging program activities are reported to senior management on a periodic basis. The following table summarizes our outstanding derivatives by risk category and instrument type at December 31:

                                                        2002                  2001
                                                 -------------------   -------------------
                                                 NOTIONAL     FAIR     NOTIONAL     FAIR
                                                  AMOUNT     VALUE      AMOUNT     VALUE
                                                 --------   --------   --------   --------
                                                                $ MILLIONS
Foreign Currency:
  Forward Contracts............................    $295        $4        $119       $ 1
Interest Rate:
  Swaps........................................      --        --         225         4
Commodity Price:
  Fixed Price Swap.............................       5        --          11        (1)
                                                   ----        --        ----       ---
                                                   $300        $4        $355       $ 4
                                                   ====        ==        ====       ===

FOREIGN CURRENCY EXCHANGE RATE RISKS

    Due to our international business presence, we are exposed to foreign currency exchange risks. We transact business extensively in foreign currencies and, as a result, our earnings experience some volatility related to movements in foreign currency exchange rates. To help manage our exposure to exchange rate volatility, we use foreign exchange forward contracts on a regular basis to hedge forecasted intercompany and third party sales and purchases denominated in non-functional currencies. In April 2002, we began hedging our foreign currency exposure to variability in the functional currency equivalent cash flows associated with forecasted transactions. These forward contracts are designated and qualify as foreign currency cash flow hedges under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" and are recorded in the CONSOLIDATED STATEMENTS OF FINANCIAL POSITION at fair value in "Other current assets" and "Other accrued liabilities." The effective portion of the unrealized gain or loss on the forward contract is deferred and reported as a component of "Accumulated other comprehensive income." When the hedged forecasted transaction (sale or purchase) occurs, the unrealized gain or loss is reclassified into earnings in the same line item associated with the hedged transaction in the same period or periods during which the hedged transaction affects earnings. For the year ended December 31, 2002, $4 million of gain was reclassified from "Accumulated other comprehensive income" to earnings. The ineffective portion of the hedge, unrealized gain or loss, if any, is recognized in "Other (income) expense" in current earnings during the period of change. As of December 31, 2002, $2 million of deferred gains were included in "Accumulated other comprehensive income" in the CONSOLIDATED STATEMENTS OF FINANCIAL POSITION and are expected to be reclassified to earnings over the next twelve months. For the year ended December 31, 2002, there were no circumstances that would have resulted in the discontinuance of a cash flow hedge.

    Our internal policy allows for managing anticipated foreign currency cash flow for up to one year. As of December 31, 2002, approximately 97 percent of the notional amount of the forward contracts shown in the table above were attributable to five currencies, the British Pound (49 percent), the Australian Dollar (19 percent), the Euro (15 percent), the Mexican Peso (9 percent) and the Japanese Yen (5 percent). As of December 31, 2001, approximately 82 percent of the contracts were attributable

                                 CUMMINS  INC.

to three currencies, the British Pound (28 percent), the Australia Dollar (29 percent) and the Euro (25 percent).

    To minimize the earnings volatility resulting from the remeasurement of receivables, payables and payables denominated in foreign currency, we enter into foreign currency forward contracts. The objective is to offset the gain or loss from remeasurement with the fair market valuation of the forward contract. These derivative instruments are not designated as hedges under Statement of Financial Accounting Standards No. 133, "Accounting Standards for Derivative Instruments and Hedging Activities." Gain or loss on the derivative instrument and remeasurement of the receivable and payable is reported as "Other (income) expense" in our CONSOLIDATED STATEMENTS OF EARNINGS and included a loss of $7 million and a gain of $1 million for the years ended December 31, 2002 and 2001, respectively.

INTEREST RATE SWAPS

    We are exposed to market risk from fluctuations in interest rates. We manage our exposure to interest rate fluctuations through the use of interest rate swaps. The objective of the swaps is to more effectively balance our borrowing costs and interest rate risk. Currently, we have no interest rate swaps outstanding.

    In November 2002, we terminated an interest rate swap relating to our 6.45% Notes that mature in 2005. The swap acted as a fair value hedge and converted $225 million notional amount from fixed rate debt into floating rate debt and would have matured in 2005. The termination of the swap resulted in a $12.3 million gain. The gain is being amortized to earnings as a reduction of interest expense over the remaining life of the debt. The amount of gain recognized during 2002 was $0.9 million. The remaining balance of the deferred gain is classified with "Long-term debt" in our CONSOLIDATED STATEMENTS OF FINANCIAL POSITION.

    In March 2001, we terminated three fixed-to-floating interest rate swap agreements related to Cummins 6.25% Notes with principal amount of $125 million due in 2003 and 6.45% Notes with principal amount of $225 million due in 2005. The termination of these swaps resulted in a $9.0 million gain. The gain is being amortized to earnings as a reduction of interest expense over the remaining life of the debt. The amount of gain recognized during 2002 and 2001 was $2.9 million and $2.5 million, respectively. The remaining balance of the deferred gain is classified with "Long-term debt" in our CONSOLIDATED STATEMENTS OF FINANCIAL POSITION.

    We have equity method investees whose financial results are not consolidated that have entered into floating-to-fixed interest rate swap agreements. The swaps have been designated and qualify as cash flow hedges under SFAS 133. We record our share of the gain or loss on these instruments in "Accumulated other comprehensive income." As of December 31, 2002, the gains and losses related to these swaps were not material.

COMMODITY PRICE SWAPS

    We are exposed to fluctuations in commodity prices due to contractual agreements with component suppliers. In order to protect ourselves against future price volatility and, consequently, fluctuations in gross margins, we enter into fixed price swaps with designated banks to fix the cost of certain raw material purchases with the objective of minimizing changes in inventory cost due to market price fluctuations. The fixed price swaps are derivative contracts and are designated as cash flow hedges under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" and are recorded in the CONSOLIDATED STATEMENTS OF FINANCIAL POSITION at fair value in Other Current Assets and Other Accrued Liabilities. The effective portion of the unrealized gain or loss is deferred and reported as a

                                 CUMMINS  INC.

component of "Accumulated other comprehensive income." When the hedged forecasted transaction (purchase) occurs, the unrealized gain or loss is reclassified into earnings in the same line item associated with the hedged transaction in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the hedge is recognized in "Other (income) expense" in current earnings in the period in which the ineffectiveness occurs. As of December 31, 2002, unrealized gains and losses related to commodity swaps were not material.

    Our internal policy allows for managing these cash flow hedges for up to three years. For the year ended December 31, 2002, there were no circumstances that would have resulted in the discontinuance of a cash flow hedge.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Based on borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of total debt, including current maturities, at December 31, 2002, was approximately
$1,058 million. The carrying value at that date was $1,137 million. At
December 31, 2001, the fair and carrying values of total debt, including current maturities, were $822 million and $945 million, respectively. The carrying values of all other receivables and liabilities approximated fair values.

NOTE 14. SHAREHOLDERS' INVESTMENT

TREASURY STOCK

    In a series of authorizations beginning in 1994, our Board of Directors authorized the purchase of up to 8 million shares of Cummins common stock in the open market. As of December 31, 2002, we had purchased approximately
5.5 million treasury shares under that authorization, with the last purchase occurring in 2000. Treasury stock activity for the three-year period ended December 31, 2002, consisting of shares repurchased and shares issued and the respective amounts thereof is presented in the CONSOLIDATED STATEMENTS OF SHAREHOLDER'S INVESTMENT.

SHAREHOLDERS' RIGHTS PLAN

    We have a shareholders' rights plan that was adopted in 1986. The rights plan provides that each share of Cummins common stock has associated with it a stock purchase right. The rights plan becomes operative when a person or entity acquires 15 percent of Cummins' common stock or commences a tender offer to purchase 20 percent or more of Cummins common stock without the approval of our Board of Directors. In the event a person or entity acquires 15 percent of Cummins common stock, each right, except for the acquiring person's rights, can be exercised to purchase $400 worth of common stock for $200. In addition, for a period of 10 days after such acquisition, our Board of Directors can exchange such right for a new right which permits the holders to purchase one share of Cummins common stock for $1. If a person or entity commences a tender offer to purchase 20 percent or more of Cummins common stock, unless the Board of Directors redeems the rights within 10 days of the event for a redemption price equal to $.01 per whole right, each right can be exercised to purchase one share for $200. If the person or entity becomes an acquiring person, then the provisions noted above apply. The rights plan also allows holders of the rights to purchase shares of the acquiring person's stock at a discount if we are acquired or 50 percent of our assets or earnings power are transferred to an acquiring person.

                                 CUMMINS  INC.

EMPLOYEE STOCK OWNERSHIP PLAN

    We have an Employee Stock Ownership Plan (ESOP) Trust that was established in 1989 for certain domestic salaried employees participating in our 401(k) Retirement and Savings Plan (RSP). The ESOP was leveraged when the Trust borrowed $75 million from us and purchased 2.3 million shares of Cummins Inc. common stock at $31.75 per share (amounts reflect two-for-one common stock split). In 1990, the Trust issued notes in a private placement and repaid the principal amount owed to us. We guaranteed the Trust's notes and recorded a liability for them on the CONSOLIDATED STATEMENTS OF FINANCIAL POSITION as "Long-term debt." In connection with the issuance of the 9.5% Senior Notes and the new Revolving Credit Facility, the ESOP notes were repaid (see Note 8). As a result of the repayment of the ESOP notes, the ESOP now has a note payable to us which will be funded through future company contributions to the Trust.

    Our annual cash contribution to the ESOP together with dividends received on the common stock held by the ESOP were used to fund interest and principal on the ESOP notes and will be used to fund the note payable to us in the future. As the debt is repaid, shares are allocated to participants in proportion to their contributions to the RSP. Compensation expense is recorded as shares are allocated to plan participants each year and reduced by the common stock dividends received by the Trust. Unearned compensation is included in the CONSOLIDATED STATEMENTS OF SHAREHOLDER'S INVESTMENT and represents compensation expense we will record in the future as the remaining shares are allocated to participants. All shares issued to the ESOP Trust are considered outstanding for purposes of computing earnings per share. Cash contributions to the Trust and dividends received by the Trust on ESOP shares were $7.4 million and $2.2 million in 2002, $7.0 million and $2.3 million in 2001, and $6.6 million and $2.4 million in 2000. Annual compensation expense for the ESOP was $3.2 million in 2002 and $3.6 million in 2001 and 2000. At December 31, 2002, the ESOP Trust held 894,055 shares allocated to participants and 852,909 unallocated shares.

EMPLOYEE BENEFITS TRUST

    In 1997, we established the Employee Benefits Trust funded with common stock for use in meeting its future obligations under employee benefit and compensation plans. While the trust may be used to fund a number of these plans, the principal use, in addition to shares of its common stock held in the ESOP, is in funding matching contributions to employee accounts in the Retirement and Savings Plan made in proportion to employee contributions under terms of the RSP. We allocate shares to employee accounts as our matching contributions are made to the Trust. Contributions charged to earnings were $7.5 million in 2002, $7.7 million in 2001 and $7.3 million in 2000.

STOCK INCENTIVE AND STOCK OPTION PLANS

    We had a stock incentive plan, which expired on December 31, 2002, that provided for the issuance of stock appreciation rights and restricted stock and the granting of common stock options to officers and other eligible employees. Under the provisions of the plan, up to one percent of our outstanding shares of common stock at the end of each year was available for issuance each succeeding calendar year in which the plan was in effect. During 2002 and 2001 we granted 285,300 and 2,073,350 common stock options, respectively, some of which were granted outside the plan at the discretion of the Compensation Committee of our Board of Directors.

    Under the stock incentive plan and other awards, restricted common stock was awarded at no cost to certain employees. Participants are entitled to cash dividends and voting rights. Restrictions limit the sale or transfer of the shares during a four-year period whereby the restrictions lapse after two years

                                 CUMMINS  INC.

and thirty days. One-third of the shares issued are released each year thereafter thirty days following the anniversary grant date, provided the participant remains an employee. Upon issuance of stock pursuant to the awards, unearned compensation equivalent to the market price of the stock at the date of grant is charged to shareholder's investment and amortized as compensation expense over the four-year restriction period. Restricted shares granted under these programs in 2002, 2001 and 2000 were 6,200, 18,000 and 241,300 shares, respectively. The weighted average fair value per share of shares granted during 2002, 2001 and 2000 was $30.55, $37.71 and $39.54, respectively. Compensation expense under these programs was $6.9 million, $11.2 million and $14.1 million in 2002, 2001 and 2000, respectively.

    The table below summarizes activity in our stock incentive and option plans for the three-year period ended December 31, 2002:

                                                                 WEIGHTED AVERAGE
                                                      OPTIONS     EXERCISE PRICE
                                                     ---------   ----------------
Balance, December 31, 1999.........................  3,023,070        $46.66
  Granted..........................................    937,700         37.05
  Exercised........................................    (11,900)        36.40
  Cancelled........................................    (84,650)        44.13
                                                     ---------        ------
Balance, December 31, 2000.........................  3,864,220         44.42
                                                     =========        ======
  Granted..........................................  2,073,350         37.42
  Exercised........................................    (60,850)        37.09
  Cancelled........................................   (300,460)        43.26
                                                     ---------        ------
Balance, December 31, 2001.........................  5,576,260         41.96
                                                     =========        ======
  Granted..........................................    285,300         33.22
  Exercised........................................   (242,925)        37.52
  Cancelled........................................   (262,895)        40.92
                                                     ---------        ------
Balance, December 31, 2002.........................  5,355,740        $41.75
                                                     =========        ======
Exercisable, December 31, 2000.....................  2,159,170        $47.63
Exercisable, December 31, 2001.....................  2,784,160        $46.00
Exercisable, December 31, 2002.....................  3,332,640        $44.27

    The weighted average fair value of options granted during the last three years follows:

2000........................................................  $19.14
2001........................................................  $17.02
2002........................................................  $13.06

    Our fair value calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                    2002          2001          2000
                                                 -----------   -----------   -----------
Expected Life..................................    10 years      10 years      10 years
Risk-free interest rate........................          4.9%          5.4%          6.8%
Volatility.....................................           41%           47%           47%
Dividend Yield.................................          3.0%          2.7%          2.2%

                                 CUMMINS  INC.

    The table below summarizes stock option information at December 31, 2002:

                                           OPTIONS OUTSTANDING
                             -----------------------------------------------       OPTIONS EXERCISABLE
                                         WEIGHTED AVERAGE                      ----------------------------
                             NUMBER OF      REMAINING       WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
EXERCISE PRICE RANGE          OPTIONS    CONTRACTUAL LIFE    EXERCISE PRICE     OPTIONS     EXERCISE PRICE
--------------------         ---------   ----------------   ----------------   ---------   ----------------
$21.93-29.06...............    107,700           9.7             $24.99           82,700        $25.09
 29.07-43.60...............  4,041,700           6.8              38.47        2,058,600         39.23
 43.61-65.40...............  1,190,290           4.5              54.05        1,175,290         54.14
 65.41-79.81...............     16,050           4.8              66.48           16,050         66.48
                             ---------        ------             ------        ---------        ------
                             5,355,740           6.3             $41.75        3,332,640        $44.27
                             =========        ======             ======        =========        ======

NOTE 15. OTHER (INCOME) EXPENSE

    The major components of other (income) expense included in the CONSOLIDATED STATEMENTS OF EARNINGS are shown below

                                                             2002       2001       2000
                                                           --------   --------   --------
                                                                     $ MILLIONS
Operating expense:
  Amortization of goodwill and other intangibles.........    $  2       $ 12       $ 14
  Scrap income...........................................      (2)        (2)        (3)
  Refund of customs duty.................................      (2)        (2)        (2)
  Foreign currency losses................................      14         11         13
  Loss (gain) on sale of businesses and distributors.....      (3)         1         (2)
  Royalty income.........................................      (1)        (2)        (1)
  Other..................................................      (2)        (5)        (3)
                                                             ----       ----       ----
    Total operating expense..............................       6         13         16
                                                             ====       ====       ====

Non-Operating income
  Interest income........................................     (11)        (8)       (13)
  Rental income..........................................      (4)        (9)        (7)
  Bank charges...........................................       5          4          4
  Loss (gain) on available for sale securities...........       4         (2)        --
  Non-operating partnership costs........................       3          4          4
  Technology income from JV partners.....................      (7)        --         --
  Other, net.............................................      (5)        (2)         2
                                                             ----       ----       ----
    Total non-operating income...........................     (15)       (13)       (10)
                                                             ----       ----       ----
    Total other income...................................    $ (9)        --       $  6
                                                             ====       ====       ====

                                 CUMMINS  INC.

NOTE 16. ACCUMULATED OTHER COMPREHENSIVE LOSS

                                     FOREIGN      MINIMUM       UNREALIZED                       ACCUMULATED
                                    CURRENCY      PENSION     GAIN (LOSS) ON     UNREALIZED         OTHER
                                   TRANSLATION   LIABILITY      MARKETABLE     GAIN (LOSS) ON   COMPREHENSIVE
                                   ADJUSTMENT    ADJUSTMENT     SECURITIES      DERIVATIVES         LOSS
                                   -----------   ----------   --------------   --------------   -------------
                                                                   $ MILLIONS
Balance, Dec 31, 1999............     $ (97)       $  --           $(2)             $--             $ (99)
  Net change.....................       (59)          (2)            1               --               (60)
                                      -----        -----           ---              ---             -----
Balance, Dec 31, 2000............      (156)          (2)           (1)              --              (159)
  Net change.....................       (25)        (140)           --               (1)             (166)
                                      -----        -----           ---              ---             -----
Balance, Dec 31, 2001............      (181)        (142)           (1)              (1)             (325)
  Net change.....................        50         (257)            3                2              (202)
                                      -----        -----           ---              ---             -----
Balance, Dec 31, 2002............     $(131)       $(399)          $ 2              $ 1             $(527)
                                      =====        =====           ===              ===             =====

NOTE 17. BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

    We have four reportable business segments: Engine, Power Generation, Filtration and Other and International Distributors. This reporting structure is organized according to the products and markets each segment serves. This type of reporting structure allows management to focus its efforts on providing enhanced service to a wide range of customers.

    The Engine segment produces engines and parts for sale to customers in automotive and various industrial markets. The engines are used in trucks of all sizes, buses and recreational vehicles, as well as various industrial applications including construction, mining, agriculture, marine, rail and military. The Power Generation segment is an integrated provider of power systems selling engines, generator sets and alternators and providing rental of power equipment for both standby and prime power uses. The Filtration and Other segment includes sales of filtration products, exhaust systems and turbochargers. The International Distributor segment includes company owned distributorships engaged in selling engines, generator sets, and service parts, performing service and repair activities on our products and maintaining relationships with various original equipment manufacturers.

    The accounting policies of the segments are the same as those described in
Note 1, Summary of Significant Accounting Policies. We have historically used Segment EBIT (defined as earnings before interest, taxes, minority interests, preferred dividends and cumulative effect of accounting change) and return on average net assets (excluding debt, taxes and minimum pension liability adjustment) are the primary bases for the chief operating decision maker, our Chairman and Chief Executive Officer, to evaluate the performance of each of our business segments. As a result, no allocation of debt-related items, minimum pension liability or income taxes is made to the individual segments. The segment information below has been restated to reflect the adjustments described in Note 2. In addition, the segment net asset information has been recast to reflect management's current methodology of allocating assets to segments.

                                 CUMMINS  INC.

    Summarized financial information regarding our reportable business segments is shown in the table below:

                                                          POWER      FILTRATION   INTERNATIONAL
                                              ENGINE    GENERATION   AND OTHER     DISTRIBUTOR    ELIMINATIONS    TOTAL
                                             --------   ----------   ----------   -------------   ------------   --------
                                                                              $ MILLIONS
                   2002
Net sales..................................   $3,435      $1,226        $951          $574            $(333)      $5,853
Depreciation and amortization..............      134          48          32             5               --          219
Income from joint ventures and alliances...       12           2           6             2               --           22
Restructuring, asset impairment and
  other....................................      (12)         --          --             4               --           (8)
Segment EBIT...............................       49         (25)         94            29               --          147
Net assets.................................      909         522         645           168               --        2,244
Investment in joint ventures and
  alliances................................      186          55          13            10               --          264
Capital expenditures.......................       47          24          14             5               --           90

                   2001
Net sales..................................   $3,121      $1,422        $889          $562            $(313)      $5,681
Depreciation and amortization..............      139          45          40             5               --          229
Income from joint ventures and alliances...        3           2           4             1               --           10
Restructuring, asset impairment and
  other....................................      113           8           4             1               --          126
Segment EBIT...............................     (208)         74          64            26               --          (44)
Net assets.................................      844         391         627           165               --        2,027
Investment in joint ventures and
  alliances................................      160          36           8             7               --          211
Capital expenditures.......................      147          33          18             8               --          206

                   2000
Net sales..................................   $4,050      $1,395        $902          $555            $(305)      $6,597
Depreciation and amortization..............      151          47          39             3               --          240
Income from joint ventures and alliances...        3           0           3             1               --            7
Restructuring, asset impairment, debt
  extinguishment and other.................      125          18          11            --               --          154
Segment EBIT...............................      (91)         77          80            29               --           95
Net assets.................................      885         408         683           174               --        2,150
Investment in joint ventures and
  alliances................................      159          18           6             6               --          189
Capital expenditures.......................      142          39          39             8               --          228

                                 CUMMINS  INC.

    A reconciliation of our segment information to the corresponding amounts in the CONSOLIDATED FINANCIAL STATEMENTS is shown in the table below:

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                        $ MILLIONS
Segment EBIT................................................    $147      $ (44)      $95
Loss on early retirement of debt............................      (8)        --        --
Interest expense............................................     (61)       (77)      (87)
Benefit for income taxes....................................      38         44        20
Minority interest...........................................     (16)       (15)      (14)
Dividends on preferred securities of subsidiary trust.......     (21)       (11)       --
Cumulative effect of change in accounting principle, net of
  tax.......................................................       3         --        --
                                                                ----      -----       ---
Net earnings (loss).........................................    $ 82      $(103)      $14
                                                                ====      =====       ===

                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                        $ MILLIONS
Net assets for business segments............................   $2,244     $2,027     $2,150
Liabilities deducted in arriving at net assets..............    2,402      1,911      1,847
Minimum pension liability excluded from net assets..........     (624)      (222)        (4)
Deferred tax assets not allocated to segments...............      790        576        436
Debt-related costs not allocated to segments................       25         19         19
                                                               ------     ------     ------
Total assets................................................   $4,837     $4,311     $4,448
                                                               ======     ======     ======

    The table below presents certain segment information by geographic area. Net sales attributed to geographic areas are based on the location of the customer.

                                                        2002       2001       2000
                                                      --------   --------   --------
                                                                $ MILLIONS
United States.......................................   $3,202     $3,045     $3,775
United Kingdom......................................      310        371        382
Canada..............................................      283        303        418
Other foreign countries.............................    2,058      1,962      2,022
                                                       ------     ------     ------
Net sales...........................................   $5,853     $5,681     $6,597
                                                       ======     ======     ======
United States.......................................   $1,216     $1,277     $1,458
United Kingdom......................................      229        227        213
Other foreign countries.............................      331        305        285
                                                       ------     ------     ------
Long-lived assets...................................   $1,776     $1,809     $1,956
                                                       ======     ======     ======

    Our largest customer is DaimlerChrysler AG and its subsidiaries. Worldwide sales to this customer were $0.8 billion in 2002, $0.8 billion in 2001 and $1.2 billion in 2000, representing 14 percent, 14 percent and 19 percent, respectively, of consolidated net sales. No other customer accounted for more than 10 percent of consolidated net sales.

                                 CUMMINS  INC.

NOTE 18. LEASES

    We lease certain manufacturing equipment, facilities, warehouses, office space and equipment, aircraft and automobiles for varying periods under lease agreements. Most of the leases are non-cancelable operating leases with fixed rental payments, expire over the next ten years and contain renewal provisions. Rent expense under these leases approximated $87 million, $75 million and $79 million in 2002, 2001 and 2000, respectively. We have guaranteed residual values of $8.4 million under certain operating leases at December 31, 2002, excluding the Power Rent and Sale/Leaseback transactions discussed below.

    Following is a summary of the future minimum lease payments under capital and operating leases with terms of more than one year at December 31, 2002, together with the net present value of the minimum payments under capital leases:

                                                  CAPITAL LEASES   OPERATING LEASES
                                                  --------------   ----------------
                                                             $ MILLIONS
2003............................................       $1.1              $ 70
2004............................................        1.0                58
2005............................................         .9                46
2006............................................         .9                41
2007............................................         .3                40
After 2007......................................         .7               193
                                                       ----              ----
Total minimum lease payments....................        4.9              $448
                                                                         ====
Interest........................................        (.8)
                                                       ----
Present value of net minimum lease payments.....       $4.1
                                                       ====

    In addition, we have subleased certain of the facilities under operating lease to third parties. The future minimum lease payments due from lessees under those arrangements are $1.1 million in 2003, $1.1 million in 2004, $1.0 million in 2005, $1.1 million in 2006, $1.1 million in 2007 and $2.6 million thereafter.

POWER RENT BUSINESS

    In 1999, our Power Generation Business entered into an ongoing leasing program in which it builds and sells power generation equipment inventory to a financial institution and leases the equipment and related components back under a one year, noncancelable lease arrangement. The equipment is sold at cost and pursuant to lease accounting rules, the excess of the fair value of the equipment sold over its cost is recognized as prepaid rent and reflects the normal profit margin that would have been realized at the time of sale. The margins on the equipment sales are deferred and the leases recorded as operating leases. We sublease the equipment to customers under short-term rental agreements with terms that vary based upon customer and geographic region. At the end of the lease term, we may either negotiate a lease extension with the lessor, purchase the equipment based on rates derived from the equipment's expected residual value or arrange the sale of the equipment to an unrelated third party for fair market value. When the equipment is sold, we are obligated to pay the lessor the difference, if any, between the sale proceeds of the equipment and the lessor's unamortized value of the equipment up to a maximum of 87 percent. The maximum amount of this guarantee at December 31, 2002, was $95 million. The lessor or we may terminate the leasing program at any time with respect to any equipment not yet leased. In the event of such termination, we must arrange for

                                 CUMMINS  INC.

and effect not later than one year from the termination date or upon expiration of the lease term, whichever occurs first, a termination of all leased equipment and a sale of all equipment provided that in the event the program is terminated or the equipment is sold, the unguaranteed residual value of the equipment shall equal $0. Should the lessor terminate the leasing program, we have the right to purchase all of the equipment at its then unamortized value not later than one year from the termination date or upon expiration of the lease term, whichever occurs first. Since the inception of the rental program, we have not incurred any losses on equipment sales under this program. Upon termination of the leases, the previously deferred margins on the sale to the financial institution are recorded as income.

    At December 31, 2002, we had $199 million of power generation equipment in the leasing program. Future minimum lease payments under the rental program are included in the table above.

SALE AND LEASEBACK TRANSACTIONS

    In June 2001, we entered into a bridge lease agreement whereby we sold and leased back certain heavy-duty engine manufacturing equipment. The lease was accounted for as an operating lease. Proceeds from the transaction were $119 million and were used to reduce debt and working capital and fund lease transaction costs. The net book value of the equipment was $104 million resulting in a $15 million pre-tax deferred gain.

    The bridge lease contained a fixed purchase option that we exercised in December 2001. Under the option, we reacquired the equipment and refinanced the initial leaseback transaction by entering into a new sale-leaseback agreement. The resulting lease was accounted for as an operating lease. Under the new lease, we received proceeds of $125 million, $6 million higher than the June proceeds, primarily as a result of an increase in the appraised value of the equipment during the interim period. We recorded a deferred gain of $23 million that will be amortized over the lease term net of a $9 million lease residual value guarantee. The lease term is 11.5 years, expiring June 28, 2013, and contains an early buyout purchase option on January 14, 2009. The early buyout option can be exercised for approximately $81 million, or 65 percent of the equipment's fair market value at the inception of the lease. If we do not exercise the early buyout option, we are obligated to purchase insurance that insures the residual value of the equipment. At the end of the lease term, we are obligated to pay the difference, if any, between the amount of the residual value guarantee and the fair market value of the equipment. Rent expense under the lease agreements approximated $12 million and $6 million in 2002 and 2001, respectively. The future minimum payments under the lease, excluding the residual value guarantee, are included in the table shown above.

    The lease agreement includes certain default provisions requiring us to make timely rent payments, maintain, service, repair and insure the equipment, procure residual value insurance and maintain minimum debt ratings for our long-term senior unsecured debt obligations.

    In September 2001, we entered into two sale-leaseback transactions with an aggregate value of $18 million, whereby we sold and leased back two aircraft. The leases were accounted for as operating leases. The transactions resulted in the recording of a pre-tax deferred gain of $8 million that is being amortized over the life of the leases as a reduction in rent expense. The base lease term for both leases is 124 months and provides for an early buyout option in January 2009 at expected fair market value or we may purchase the aircraft at the end of the lease term for its then fair market value. Rent expense under these leases approximated $.8 million and $.2 million in 2002 and 2001, respectively. Future minimum lease payments under the leases are included in the table above.

                                 CUMMINS  INC.

NOTE 19. CONTINGENCIES, GUARANTEES AND INDEMNIFICATIONS

    We are defendants in a number of pending legal actions, including actions related to the use and performance of our products. We carry product liability insurance covering significant claims for damages involving personal injury and property damage. In the event we are determined to be liable for damages in connection with actions and proceedings, the unaccrued portion of such liability is not expected to be material. We also have been identified as a potentially responsible party at several waste disposal sites under U.S. and related state environmental statutes and regulations and have joint and several liability for any investigation and remediation costs incurred with respect to such sites. We deny liability with respect to many of these legal actions and environmental proceedings and are vigorously defending such actions or proceedings. We have established reserves that we believe are adequate for our expected future liability in such actions and proceedings where the nature and extent of such liability can be reasonably estimated based upon presently available information.

    Our engine products are also subject to extensive statutory and regulatory requirements that directly or indirectly impose standards with respect to emissions and noise. In April 2002, we received certification from the U.S. Environmental Protection Agency (EPA) for our ISX heavy-duty diesel truck engine. In May 2002, we received certification from the EPA for our medium-duty 5.9-litre ISB engine that is used in trucks, buses, RV's, step vans and other medium-duty applications. In September 2002, the EPA certified our ISM heavy-duty diesel truck engine. These certifications affirm our compliance with stringent new emission standards that became effective October 1, 2002, and permit us to produce and sell these engines under the new emissions standards. The standards were established in a consent decree that we entered into with the EPA, the U.S. Department of Justice and the California Air Resources Board
(CARB) in October 1998 along with other diesel engine manufacturers. In issuing our certifications, the EPA also affirmed the use of Auxiliary Emissions Control Devices (AECD) that we submitted.

    We believe we are on schedule to meet the requirements to pull forward the reduction of emissions levels for off-highway engines of 300 to 750 horsepower that become effective under the consent decree on January 1, 2005. We believe meeting this requirement has been facilitated by our development work for the on-highway heavy-duty and medium-duty engines.

U.S. DISTRIBUTOR GUARANTEES

    We have entered into an operating agreement with Citicorp Leasing, Inc. pursuant to which we agreed to guarantee revolving loans, equipment term loans and leases, real property loans and letters of credit made by Citicorp
Leasing, Inc. to certain independent Cummins and Onan distributors in the United States, as well as certain distributors in which we own an equity interest. Under the terms of the operating agreement, our guarantee of any particular financing will be limited to the amount of the financing in excess of a particular distributor's "borrowing base." The "borrowing base" of any particular distributor is equal to the amount that Citicorp Leasing, Inc. would have allowed the distributor to borrow absent our guarantee.

    In the event that any distributor is in default under any financing or:

    - at any time on or before August 31, 2004, the rating on our long-term senior unsecured debt from Standard & Poor's is less than "BB" or from Moody's is less than "Ba2"; or

    - at any time on or after September 1, 2004, the rating on our long-term senior unsecured debt from Standard & Poor's is less than "BBB-" or from Moody's is less than "Baa3";

                                 CUMMINS  INC.

then we will be required to guarantee the entire amount of each financing under the terms of the operating agreement. In addition, in the event the rating on our long-term senior unsecured debt falls below the thresholds described above, we will also be required to pay to Citicorp Leasing, Inc. a monthly fee equal to 0.50% per annum on the daily average outstanding balance of each financing arrangement under the operating agreement. Further, in the event that any distributor defaults under a particular financing arrangement, we will be required to purchase the assets of that distributor that secure its borrowings under the financing arrangement.

    The operating agreement will continue in effect until February 7, 2007, and may be renewed by the parties for additional one-year terms. As of December 31 2002, we had $43 million of guarantees outstanding under the operating agreement relating to distributor borrowings of $292 million.

CANADIAN DISTRIBUTOR GUARANTEES

    We have entered into a number of guarantee agreements with The Bank of Nova Scotia pursuant to which we have agreed to guarantee borrowings of certain independent distributors of our products. Under the terms of these agreements, our guarantee with respect to any one financing arrangement between a distributor and The Bank of Nova Scotia is limited to 50% of the aggregate principal amount of the financing. As of December 31, 2002, we had $15 million of guarantees outstanding under these guarantee agreements relating to distributor borrowings of $30 million.

OTHER GUARANTEES

    In addition to the guarantees discussed above, from time to time we enter into other guarantee arrangements, including sale of foreign receivables with recourse, guarantees of non-U.S. distributor financing and other miscellaneous guarantees of third party debt. The maximum potential loss related to these other guarantees is $10 million at December 31, 2002.

INDEMNIFICATIONS

    Periodically, we enter into various contractual arrangements where we agree to indemnify a third party against certain types of losses. Common types of indemnifications include:

    - asset sale agreements where we agree to indemnify the purchaser against future environmental exposures related to the asset sold

    - any contractual agreement where we agree to indemnify the counter-party for losses suffered as a result of a misrepresentation in the contract

Because the indemnifications are not related to specified known liabilities and due to the their uncertain nature, we are unable to estimate the maximum amount of the potential loss associated with these indemnifications.

NOTE 20. RESTATED SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The selected quarterly financial data presented below have been restated from the information previously presented in our Form 10-Qs for the applicable periods to reflect the adjustments described

                                 CUMMINS  INC.

in Note 2. As a result, the information presented in our previously filed quarterly reports on Form 10-Q can no longer be relied upon.

                                                                             2002--AS RESTATED (A)
                                                              ----------------------------------------------------
                                                               FIRST      SECOND     THIRD      FOURTH
                                                              QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                                              --------   --------   --------   --------   --------
                                                                      $ MILLIONS, EXCEPT PER SHARE AMOUNTS
Net sales...................................................   $1,333     $1,458     $1,648     $1,414     $5,853
                                                               ------     ------     ------     ------     ------
Gross margin................................................      233        277        313        222      1,045
                                                               ------     ------     ------     ------     ------
Earnings (loss) before cumulative effect of change in
  accounting principle (d), (f).............................      (27)        16         44         46         79
                                                               ------     ------     ------     ------     ------
Cumulative effect of change in accounting principle, net of
  tax (c)...................................................        3         --         --         --          3
                                                               ------     ------     ------     ------     ------
Net earnings (loss) (d), (f)................................      (24)        16         44         46         82
                                                               ======     ======     ======     ======     ======
Per common share:
  Basic
    Earnings (loss) before cumulative effect of change in
      accounting principle..................................   $ (.69)    $  .41     $ 1.14     $ 1.20     $ 2.06
    Cumulative effect of change in accounting principle, net
      of tax................................................      .07         --         --         --        .07
                                                               ------     ------     ------     ------     ------
    Net earnings (loss).....................................   $ (.62)    $  .41     $ 1.14     $ 1.20     $ 2.13
                                                               ======     ======     ======     ======     ======
  Diluted
    Earnings (loss) before cumulative effect of change in
      accounting principle..................................   $ (.69)    $  .40     $ 1.06     $ 1.10     $ 2.06
    Cumulative effect of change in accounting principle, net
      of tax................................................      .07         --         --         --        .07
                                                               ------     ------     ------     ------     ------
    Net earnings (loss).....................................   $ (.62)    $  .40     $ 1.06     $ 1.10     $ 2.13
                                                               ======     ======     ======     ======     ======
  Dividends.................................................      .30        .30        .30        .30       1.20

Stock price per share
  High......................................................   $47.96     $50.19     $33.14     $31.44
  Low.......................................................    35.00      30.62      23.42      19.69

                                                                             2001--AS RESTATED (B)
                                                              ----------------------------------------------------
Net sales...................................................   $1,349     $1,461     $1,408     $1,463     $5,681
                                                               ------     ------     ------     ------     ------
Gross margin................................................      241        263        258        251      1,013
                                                               ------     ------     ------     ------     ------
Net earnings (loss) (e).....................................      (21)       (83)         6         (5)      (103)
                                                               ======     ======     ======     ======     ======
Per common share
  Basic.....................................................   $ (.55)    $(2.16)    $  .14     $ (.13)    $(2.70)
                                                               ======     ======     ======     ======     ======
  Diluted...................................................     (.55)     (2.16)       .14       (.13)     (2.70)
                                                               ======     ======     ======     ======     ======
  Dividends.................................................      .30        .30        .30        .30       1.20

Stock price per share
  High......................................................   $43.27     $45.50     $43.50     $39.65
  Low.......................................................    34.40      35.77      28.00      30.75

----------------

(a) The information presented in the table below reconciles our restated net income for the first three quarters of 2002 from the net income previously presented in our Form 10-Qs for the applicable periods. The information

                                 CUMMINS  INC.

    for the fourth quarter of 2002 has been reconciled from the net income amount previously provided in our Form 8-K dated May 12, 2003. See Note 2 for a description of the adjustments:

                                                                                2002
                                                        ----------------------------------------------------
                                                                                          FOURTH
                                                         FIRST      SECOND     THIRD     QUARTER     TOTAL
                                                        QUARTER    QUARTER    QUARTER      (G)        (G)
                                                        --------   --------   --------   --------   --------
                                                                             $ MILLIONS
Net earnings--as previously reported..................    $(26)      $12        $40        $46        $72
Net restatement adjustments (pre tax):
  1. Manufacturing location adjustments...............      --        --         --         (8)        (8)
  2. Items now recorded in period of occurrence.......       1         5          6          8         20
  3. Other adjustments:
    a. Accrual and reserve measurements...............      (2)       (1)        (4)        (1)        (8)
    b. GAAP application adjustments...................       4         3          4          6         17
    c. Restructuring adjustments......................      --        (3)        --         (4)        (7)
    d. Other, net.....................................      --        --         --         --         --
                                                          ----       ---        ---        ---        ---
Total net adjustments.................................       3         4          6          1         14
Tax effect............................................      (1)       --         (2)        (1)        (4)
                                                          ----       ---        ---        ---        ---
Total adjustments, net of tax.........................       2         4          4         --         10
                                                          ----       ---        ---        ---        ---
Net earnings--as restated.............................    $(24)      $16        $44        $46        $82
                                                          ====       ===        ===        ===        ===

(b) The information presented in the table below reconciles our restated net income for the first three quarters of 2001 from the net income previously presented in our Form 10-Qs for the applicable periods. The information for the fourth quarter of 2001 has been reconciled from the net income amount previously reported in our 2001 Form 10-K. See note 2 for a description of the adjustments:

                                                                               2001
                                                       -----------------------------------------------------
                                                        FIRST      SECOND      THIRD      FOURTH
                                                       QUARTER    QUARTER     QUARTER    QUARTER     TOTAL
                                                       --------   --------   ---------   --------   --------
                                                               $ MILLIONS, EXCEPT PER SHARE AMOUNTS
Net earnings--as previously reported.................    $(26)      $(82)    $      3      $  3      $(102)
Net restatement adjustments (pre tax):
  1. Manufacturing location adjustments..............      --         (1)          --        --         (1)
  2. Items now recorded in period of occurrence......       6         (1)          --        --          5
  3. Other adjustments:
    a. Accrual and reserve measurements..............       5          1            4       (11)        (1)
    b. GAAP application adjustments..................      (2)        (1)          --        (1)        (4)
    c. Restructuring adjustments.....................      (3)        --           --         2         (1)
    d. Other, net....................................      --          1           --        (2)        (1)
                                                         ----       ----     ---------     ----      -----
Total net adjustments................................       6         (1)           4       (12)        (3)
Tax effect...........................................      (1)        --           (1)        4          2
                                                         ----       ----     ---------     ----      -----
Total adjustments, net of tax........................       5         (1)           3        (8)        (1)
                                                         ----       ----     ---------     ----      -----
Net earnings--as restated............................    $(21)      $(83)    $      6      $ (5)     $(103)
                                                         ====       ====     =========     ====      =====

                                 CUMMINS  INC.

(c) The first quarter 2002 data has been restated to reflect a change in accounting principle related to our benefit plan measurement date as discussed in Note 1. The decision to change was made in the fourth quarter of 2002, and the impact of the change is reflected retroactively as of the beginning of the fiscal year.

(d) Included in the fourth quarter 2002 net loss is a charge of $8 million related to the early retirement of the ESOP notes.

(e) Included in the second quarter 2001 net loss are restructuring, asset impairment and other charges of $125 million ($84 million net of tax).

(f) The fourth quarter of 2002 includes $4 million of reconciling items written off in that quarter that could not be associated with a specific period.

(g) This column shows the effect of the adjustments in 2002. Previously reported net income for the fourth quarter of 2002 and the total 2002 column represents the unaudited results that were included in the Form 8-K furnished on May 12, 2003.

    At December 31, 2002, there were approximately 4,391 holders of record of the Company's $2.50 par value common stock.

                                  CUMMINS INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                       THREE MONTHS                   NINE MONTHS
                                                ---------------------------   ---------------------------
                                                                 RESTATED                      RESTATED
                                                SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
                                                    2003           2002           2003           2002
                                                ------------   ------------   ------------   ------------
                                                          $ MILLIONS, EXCEPT PER SHARE AMOUNTS
NET SALES (includes sales to related parties
  of $278, $292, $712 and $719,
  respectively)...............................     $1,634         $1,648         $4,560         $4,439
Cost of goods sold (includes purchases from
  related parties of $145, $175, $398 and
  $452, respectively).........................      1,341          1,335          3,773          3,616
                                                   ------         ------         ------         ------
Gross margin..................................        293            313            787            823
                                                   ------         ------         ------         ------
Selling and administrative expenses...........        208            189            603            564
Research and engineering expenses.............         51             53            148            164
Joint ventures and alliances income...........        (20)            (9)           (44)           (16)
Restructuring, asset impairment and other
  charges.....................................         --             --             --              2
Interest expense..............................         25             15             65             44
Other (income) expense, net...................         (7)            (3)           (17)           (10)
                                                   ------         ------         ------         ------
EARNINGS BEFORE INCOME TAXES, MINORITY
  INTEREST, DIVIDENDS ON PREFERRED SECURITIES
  AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE........................         36             68             32             75
                                                   ------         ------         ------         ------
Provision for income taxes....................          9             16              5             15
Minority interest.............................          3              3              9             11
Dividends on preferred securities of
  subsidiary trust............................         --              5             11             16
                                                   ------         ------         ------         ------
EARNINGS BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE........................         24             44              7             33
                                                   ------         ------         ------         ------
Cumulative effect of change in accounting
  principle, net of tax of $1.................         --             --             --              3
                                                   ------         ------         ------         ------
NET EARNINGS..................................     $   24         $   44         $    7         $   36
                                                   ======         ======         ======         ======
Earnings Per Share
  Basic
    Earnings before cumulative effect of
      change in accounting principle..........     $  .62         $ 1.13         $  .18         $  .85
    Cumulative effect of change in accounting
      principle, net of tax...................         --             --             --            .07
                                                   ------         ------         ------         ------
    Net earnings..............................     $  .62         $ 1.13         $  .18         $  .92
                                                   ======         ======         ======         ======
  Diluted
    Earnings before cumulative effect of
      change in accounting principle..........     $  .60         $ 1.05         $  .18         $  .85
    Cumulative effect of change in accounting
      principle, net of tax...................         --             --             --            .07
                                                   ------         ------         ------         ------
    Net earnings..............................     $  .60         $ 1.05         $  .18         $  .92
                                                   ======         ======         ======         ======
Cash dividends declared per share.............     $  .30         $  .30         $  .90         $  .90
                                                   ------         ------         ------         ------

   The accompanying notes are an integral part of the consolidated financial statements.

                                  CUMMINS INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                              SEPTEMBER 28   DECEMBER 31*
                                                                  2003           2002
                                                              ------------   ------------
                                                                (UNAUDITED) $ MILLIONS
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................     $   80         $  224
  Marketable securities.....................................         88             74
  Receivables, net..........................................        810            676
  Receivables from related parties..........................        143            129
  Inventories...............................................        733            641
  Other current assets......................................        271            238
                                                                 ------         ------
                                                                  2,125          1,982
                                                                 ------         ------
PROPERTY, PLANT AND EQUIPMENT...............................      2,933          2,952
  Less accumulated depreciation.............................      1,684          1,647
                                                                 ------         ------
                                                                  1,249          1,305
                                                                 ------         ------
INVESTMENTS IN AND ADVANCES TO JOINT VENTURES AND
  ALLIANCES.................................................        319            264
GOODWILL....................................................        343            343
OTHER INTANGIBLES AND DEFERRED CHARGES......................         93             96
DEFERRED INCOME TAXES.......................................        640            640
OTHER NONCURRENT ASSETS.....................................        217            207
                                                                 ------         ------
TOTAL ASSETS................................................     $4,986         $4,837
                                                                 ======         ======
LIABILITIES AND SHAREHOLDERS' INVESTMENT
CURRENT LIABILITIES
  Loans payable.............................................     $   31         $   19
  Current maturities of long-term debt......................          9            119
  Accounts payable..........................................        593            427
  Accrued product coverage and marketing expenses...........        252            233
  Other accrued expenses....................................        461            531
                                                                 ------         ------
                                                                  1,346          1,329
                                                                 ------         ------
LONG-TERM DEBT..............................................      1,061            999
CUMMINS OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY
  CONVERTIBLE SUBORDINATED DEBENTURES OF CUMMINS............        292             --
OTHER LONG-TERM LIABILITIES.................................      1,299          1,285
MINORITY INTEREST...........................................         95             92
CUMMINS OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY
  CONVERTIBLE SUBORDINATED DEBENTURES OF CUMMINS............         --            291
SHAREHOLDERS' INVESTMENT
  Common stock, $2.50 par value, 150 million shares
    authorized 48.3 and 48.6 million shares issued..........        121            121
  Additional contributed capital............................      1,108          1,115
  Retained earnings.........................................        537            569
  Accumulated other comprehensive income....................       (492)          (527)
  Common stock in treasury, at cost, 6.0 and 7.0 million
    shares..................................................       (241)          (280)
  Common stock held in trust for employee benefit plans, 2.4
    and 2.6 million shares..................................       (115)          (128)
  Unearned compensation.....................................        (25)           (29)
                                                                 ------         ------
                                                                    893            841
                                                                 ------         ------
TOTAL LIABILITIES AND SHAREHOLDERS' INVESTMENT..............     $4,986         $4,837
                                                                 ======         ======

----------------

*   Derived from audited financial statements.

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                                  CUMMINS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   NINE MONTHS ENDED
                                                              ---------------------------
                                                                               RESTATED
                                                              SEPTEMBER 28   SEPTEMBER 29
                                                                  2003           2002
                                                              ------------   ------------
                                                              (UNAUDITED)
                                                               $MILLIONS
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings..............................................     $   7          $  36
                                                                 -----          -----
  Adjustments to reconcile net earnings to net cash flows
    from operating activities:
    Cumulative effect of change in accounting principle.....        --             (3)
    Depreciation and amortization...........................       165            163
    Restructuring and other.................................        --            (17)
    Equity in earnings of joint ventures and alliances......       (31)            (2)
    Minority interest.......................................         9             12
    Noncash compensation expense............................        16             12
    Amortization of gain on swap unwind.....................        (5)            (2)
    Translation and hedging activities......................        (7)             2
  Changes in assets and liabilities:
    Receivables.............................................      (132)          (286)
    Proceeds (repayments) from sale of receivables..........        --            (55)
    Inventories.............................................       (79)           (12)
    Accounts payable and accrued expenses...................        55            181
    Other...................................................        15             27
                                                                 -----          -----
NET CASH PROVIDED BY OPERATING ACTIVITIES...................        13             56
                                                                 -----          -----
CASH FLOWS FROM INVESTING ACTIVITIES
  Property, plant and equipment:
    Capital expenditures....................................       (70)           (54)
    Investments in internal use software....................       (21)           (14)
    Proceeds from disposals.................................         7             13
Investments in and advances to joint ventures and
  alliances.................................................         3            (36)
Acquisitions and dispositions of business activities, net...        --             31
Purchases of marketable securities..........................      (103)           (62)
Sales of marketable securities..............................        98             53
                                                                 -----          -----
NET CASH USED IN INVESTING ACTIVITIES.......................       (86)           (69)
                                                                 -----          -----
NET CASH USED IN OPERATING AND INVESTING ACTIVITIES.........       (73)           (13)
                                                                 -----          -----
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowings..................................        16              7
  Payments on borrowings....................................      (132)           (15)
  Net borrowings under short-term credit agreements.........        56             56
  Issuance of common stock..................................        37             12
  Dividend payments on common stock.........................       (37)           (37)
  Other.....................................................       (14)           (11)
                                                                 -----          -----
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........       (74)            12
                                                                 -----          -----
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS...............................................         3             --
                                                                 -----          -----
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      (144)            (1)
Cash and cash equivalents at beginning of year..............       224             50
                                                                 -----          -----
CASH AND CASH EQUIVALENTS AT END OF QUARTER.................     $  80          $  49
                                                                 =====          =====
CASH PAYMENTS DURING THE NINE MONTHS FOR:
  Interest..................................................        73             52
  Income taxes..............................................        30             20

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                                  CUMMINS INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. SUMMARY OF ACCOUNTING POLICIES

BASIS OF PRESENTATION:

    We have prepared our CONSOLIDATED FINANCIAL STATEMENTS for the interim periods ended September 28, 2003 and September 29, 2002 in conformity with accounting principles generally accepted in the United States. Each of the interim periods contains 13 weeks. Our interim period financial statements are unaudited and include estimates and assumptions that affect reported amounts based upon currently available information and management's judgment of current conditions and circumstances. We recommend that you read our interim financial statements in conjunction with the CONSOLIDATED FINANCIAL STATEMENTSincluded in our annual report on Form 10-K for the year ended December 31, 2002. Our interim period financial results for the three month and nine month periods presented are not necessarily indicative of results to be expected for the entire year. We believe our CONSOLIDATED FINANCIAL STATEMENTS include all adjustments of a normal recurring nature necessary to present fairly our financial position, results of operations and cash flows for the interim periods presented.

    We have reclassified certain amounts in prior period financial statements to conform to the presentation of the current period financial statements.

PRIOR PERIOD ADJUSTMENT

    In connection with the preparation of our CONSOLIDATED FINANCIAL STATEMENTS for the first quarter of 2003, we became aware of certain isolated matters that were treated incorrectly in the restatement of our pre-2002 CONSOLIDATED FINANCIAL STATEMENTS. The cumulative effect of these matters resulted in a $2.7 million understatement of retained earnings at December 31, 2002. The amount of the understatement was not material to our historical financial statements nor to our expected full year 2003 financial statements. As a result, our CONSOLIDATED STATEMENT OF EARNINGS for the first quarter of 2003 includes $3.6 million pre-tax income, ($2.7 million after tax and $0.07 per share) to correct these matters. The corrections are classified in the STATEMENT OF EARNINGS based upon the classification of the original transactions. Approximately $2.0 million of the correction is recorded in Cost of goods sold, $.2 million in Selling and administrative expenses and $1.4 million in Other (income) expense, net.

SHIPPING AND HANDLING COSTS

    Our shipping and handling costs are expensed as incurred. The majority of these costs are associated with operations of our inventory distribution centers and warehouse facilities and are classified as "Selling and administrative expenses" in our CONSOLIDATED STATEMENTS OF EARNINGS. For the three months ended September 28, 2003 and September 29, 2002, these costs were approximately
$22 million and $20 million, respectively. For the nine months ended
September 28, 2003 and September 29, 2002, these costs were approximately
$64 million and $62 million, respectively.

INCOME TAX ACCOUNTING

    Our provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We also recognize future tax benefits associated with tax loss and credit carryforwards as deferred tax assets. Our deferred tax assets are reduced by a valuation allowance to the extent there is uncertainty as to their ultimate realization. We measure deferred tax assets and liabilities using enacted tax rates in effect for the year in which we expect to recover or settle the

                                  CUMMINS INC.

temporary differences. The effect of a change in tax rates on deferred taxes is recognized in the period that the change is enacted. During interim reporting periods our income tax provision is based upon the estimated annual effective tax rate of those taxable jurisdictions where we conduct business. For the three and nine month periods ended September 28, 2003 and September 29, 2002, our effective tax rate was 25 percent on earnings (loss) before income taxes after deducting dividends on our preferred securities.

INVENTORIES

    Our inventories are stated at the lower of cost or net realizable value. At December 31, 2002, 26 percent of our domestic inventories (primarily heavy-duty and high-horsepower engines and parts) were valued using the last-in, first-out
(LIFO) cost method. The cost of other inventories is generally valued using the first-in, first-out (FIFO) cost method. Our inventories at interim reporting dates include estimates for adjustments related to annual physical inventory results and for inventory cost changes under the LIFO cost method. Due to significant movements of partially-manufactured components and parts between manufacturing plants, we do not internally measure nor do our accounting systems provide a meaningful distinction between raw materials and work-in-process. Inventories at September 28, 2003 and December 31, 2002, were as follows:

                                                              SEPTEMBER 28   DECEMBER 31
                                                                  2003          2002
                                                              ------------   -----------
                                                                      $ MILLIONS
Finished products...........................................      $421          $381
Work-in-process and raw materials...........................       368           316
                                                                  ----          ----
Inventories at FIFO cost....................................       789           697
Excess of FIFO valuation over LIFO..........................       (56)          (56)
                                                                  ----          ----
                                                                  $733          $641
                                                                  ====          ====

PRODUCT COVERAGE

    We charge the estimated costs of product coverage programs, other than product recalls, to earnings at the time products are shipped to customers. We use historical experience of product coverage programs to estimate the remaining liability for our various product coverage programs. As a result of the uncertainty surrounding the nature and frequency of product recall programs, the liability for such programs is recorded when the recall action is announced. We review and assess the liability for these programs on a quarterly basis.

    Below is a summary of the activity in our product coverage liability account for the nine months ended September 28, 2003, including adjustments to pre-existing warranties during the period:

                                                                 2003
                                                              ----------
                                                              $ MILLIONS
Balance December 31, 2002...................................     $318
Provision for warranties issued.............................      135
Payments....................................................     (140)
Changes in estimates for pre-existing warranties............       24
                                                                 ----
Balance September 28, 2003..................................     $337
                                                                 ====

                                  CUMMINS INC.

PRODUCT LIABILITY

    From time to time, we issue indemnifications to our customers and joint venture partners which indicate that we will indemnify them against any loss suffered as a result of a defective product we have sold them. In addition, periodically, we enter into license agreements or joint venture agreements where we license a patent, trademark or other similar intangible asset and agree to indemnify the licensee against any losses suffered should the patent, trademark or intangible asset infringe upon a third party asset. We are generally self-insured on product liability claims, with excess insurance coverage on claims exceeding a specified dollar amount. We provide reserves for these exposures when it is probable that we have suffered a loss and the loss is reasonably estimable. The activity in our product liability accrual for the nine months ended September 28, 2003, was as follows:

                                                                 2003
                                                              ----------
                                                              $ MILLIONS
Balance December 31, 2002...................................      $11
Provision...................................................        4
Changes in estimates........................................       (4)
Payments....................................................       --
                                                                  ---
Balance September 28, 2003..................................      $11
                                                                  ===

EARNINGS PER SHARE

    We calculate basic earnings per share (EPS) of common stock by dividing net earnings available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that occurs if options or securities are exercised or converted into common stock and the effect of the exercise or conversion reduces EPS. We exclude shares of common stock held by the Company's Retirement Savings Plan in the Employee Benefits Trust from weighted average shares outstanding for the EPS calculation until those shares are

                                  CUMMINS INC.

distributed from the Trust. Following is a reconciliation of net earnings and weighted average common shares outstanding for purposes of calculating basic and diluted net earnings per share:

                                             THREE MONTHS                   NINE MONTHS
                                      ---------------------------   ---------------------------
                                      SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
                                          2003           2002           2003           2002
                                      ------------   ------------   ------------   ------------
                                                $ MILLIONS, EXCEPT PER SHARE AMOUNTS
Net earnings before cumulative
  effect of change in accounting
  principle.........................      $ 24           $  44          $  7           $ 33
Dividends on preferred securities,
  net of tax (when dilutive)........         3               3            --             --
                                          ----           -----          ----           ----
Net earnings for dilutive EPS.......      $ 27           $  47          $  7           $ 33
                                          ====           =====          ====           ====
Weighted average shares outstanding
Basic...............................      39.4            38.7          39.0           38.5
Dilutive effect of stock options....        .2              --            .2             .2
Assumed conversion of preferred
  securities........................       6.3             6.3            --             --
                                          ----           -----          ----           ----
Diluted.............................      45.9            45.0          39.2           38.7
                                          ====           =====          ====           ====
Net earnings per share
Basic...............................      $.62           $1.13          $.18           $.85
Diluted.............................      $.60           $1.05          $.18           $.85
                                          ----           -----          ----           ----

    For the nine-month periods ended September 28, 2003 and September 29, 2002, we excluded 6.3 million shares attributable to the conversion of our Preferred Securities of Subsidiary Trust, issued in June 2001, from the calculation of diluted EPS because the effect was antidilutive in each period.

    The weighted average diluted common shares outstanding for the three months ended September 28, 2003 and September 29, 2002 excludes the effect of approximately 2.0 million and 5.7 million common stock options, respectively, since such options have an exercise price in excess of the average market value of Cummins common stock for the respective periods.

    The weighted average diluted common shares outstanding for the nine months ended September 28, 2003 and September 29, 2002 excludes the effect of approximately 4.1 million and 4.0 million common stock options, respectively, since such options have an exercise price in excess of the average market value of Cummins common stock for the respective periods.

EMPLOYEE STOCK PLANS

    On January 1, 2003, we adopted the accounting provisions of Statement of Financial Accounting Standard No. 123 "Accounting for Stock Based Compensation" (SFAS 123) for stock based employee awards. We had previously been accounting for these awards under Accounting Principles Board Opinion No. 25, as allowed by SFAS 123. SFAS 123 requires stock based employee awards to be fair valued on the date of grant and expensed over the vesting period. As allowed under SFAS 123, as amended by SFAS 148, we are adopting the accounting provisions only for new awards issued on or after January 1, 2003. As more fully discussed in Note 5, the Company issued stock based compensation awards on September 16, 2003, and the third quarter results includes compensation expense of less than $1 million related to these awards. The following table summarizes the pro forma

                                  CUMMINS INC.

net earnings and earnings per share amounts as if we had accounted for all previously awarded stock options using the fair market value approach:

                                             THREE MONTHS                   NINE MONTHS
                                      ---------------------------   ---------------------------
                                      SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
                                          2003           2002           2003           2002
                                      ------------   ------------   ------------   ------------
                                                $ MILLIONS, EXCEPT PER SHARE AMOUNTS
Net earnings
  As reported.......................      $ 24           $  44          $  7           $ 36
  Add: Stock based employee
    compensation included in net
    earnings, net of tax............         1               1             1              3
  Less: Stock based employee
    compensation determined under
    fair value method, net of tax...        (1)             (4)           (2)           (13)
                                          ----           -----          ----           ----
Pro forma net earnings..............      $ 24           $  41          $  6           $ 26
                                          ====           =====          ====           ====
Basic earnings per share
  As reported.......................      $.62           $1.13          $.18           $.92
  Pro forma.........................       .61            1.05           .16            .68
                                          ----           -----          ----           ----
Diluted earnings per share
  As reported.......................      $.60           $1.05          $.18           $.92
  Pro forma.........................       .60             .98           .16            .67
                                          ----           -----          ----           ----

    Additional contributed capital in our CONSOLIDATED STATEMENTS OF FINANCIAL POSITION is presented net of employee loans for stock purchases. As of September 28, 2003 and December 31, 2002, the loan amount was $7 million and $13 million, respectively.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

    In June 2001, the FASB issued Statement of Financial Accounting Standard No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 requires obligations associated with retirement of long-lived assets to be capitalized as part of the carrying value of the related asset. We adopted this statement on January 1, 2003. The adoption of this statement did not have a material effect on our financial statements.

    In June 2002, the FASB issued Statement of Financial Accounting Standard
No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). This standard nullifies Emerging Issues Task Force (EITF) Issue
No. 88-10 "Costs Associated with Lease Modification or Termination" and EITF Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured at its fair value when the liability is incurred. We adopted the provisions of SFAS 146 for exit or disposal activities, such as restructuring, involuntarily terminating employees, and costs associated with consolidating facilities, for actions begun after December 31, 2002, as required. The adoption of this pronouncement did not have a material effect on the financial position or results of operations for the three-month and nine month periods ended September 28, 2003.

    In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of

                                  CUMMINS INC.

Indebtedness of Others." FIN 45 elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued. In addition, this interpretation requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure provisions of FIN 45 are effective for annual or interim financial statements for periods ending after December 15, 2002. The recognition provisions of FIN 45 are applicable only on a prospective basis for guarantees issued or modified after December 31, 2002. The impact of adopting this statement did not have a significant impact on our financial position or results of operations for the three or nine-month period ended September 28, 2003. See Note 10 for a discussion of our guarantees existing at September 28, 2003.

    In November 2002, the Emerging Issues Task Force (EITF) issued EITF Issue 00-21, "Revenue Arrangements with Multiple Deliverables." This issue provides guidance as to how to determine when an arrangement involving multiple deliverables contains more than one unit of accounting and when more than one unit of accounting exists, how the arrangement consideration should be allocated to the multiple units. We adopted EITF 00-21 on June 30, 2003, on a prospective basis for revenue arrangements entered into after June 29, 2003. The adoption of this pronouncement did not have a material effect on the financial position or results of operations for the three-month period ended September 28, 2003.

    In May 2003, the FASB issued Statement of Financial Accounting Standard
No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). SFAS 150 establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires financial instruments meeting certain criteria to be reported as liabilities that were previously reflected as equity or in between liabilities and equity. We adopted SFAS 150 for our existing financial instruments on June 30, 2003. The adoption of this statement resulted in the classification of our obligations associated with the Convertible Preferred Securities of Subsidiary Trust as a liability and resulted in the classification of the dividend payments on these securities as interest expense in our CONSOLIDATED STATEMENTS OF EARNINGS. The adoption of this statement had no impact on net earnings or cash flows or on compliance with any of our financing arrangements.

    In May 2003, the Emerging Issues Task Force (EITF) reached consensus on EITF No. 03-04, "Determining the Classification and Benefit Attribution Method for a 'Cash Balance' Pension Plan" requiring certain cash balance pension plans to be accounted for as defined benefit plans. Specifically, EITF 03-04 requires that actuarially determined pension expense for cash balance plans that have fixed-interest crediting rates and are not pay-related, be accounted for using the traditional unit credit method of accounting. We have historically accounted for our cash balance plans as defined benefit plans. However, because our cash balance plans have variable interest crediting rates and are pay-related, EITF 03-04 is not applicable to us.

INVESTMENTS IN VARIABLE INTEREST ENTITIES

    In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities", an Interpretation of Accounting Research Bulletin No. 51 "Consolidated Financial Statements" (FIN 46). FIN 46 provides guidance related to evaluating, identifying and reporting of variable interest entities (VIEs), including entities more commonly referred to as special purpose entities or SPEs. FIN 46 requires the consolidation of certain VIEs if a company is deemed the primary beneficiary, defined in FIN 46 as the entity that holds the majority of the variable interests in the VIE. In addition, FIN 46 requires disclosure for both consolidated and non-consolidated VIEs. The

                                  CUMMINS INC.

consolidation requirements applicable to Cummins were originally effective for all periods beginning after June 15, 2003.

    On October 7, 2003, the FASB issued a FASB Staff Position (FSP), FSP No. Fin 46-e. This FSP deferred the effective date of FIN 46 to periods ending after December 15, 2003 for public companies related to interests in entities meeting the following criteria:

    - The interest was acquired before February 1, 2003

    - The public entity has not issued financial statements reporting that variable interest entity in accordance with FIN 46

    We currently participate in four entities that have been identified as VIEs, two of which are currently consolidated. Two of the entities are parties to our sale of receivables program as described in Note 4 of our 2002 Annual Report on Form 10-K. Although we are still assessing the impact of FIN 46 on these entities, we believe we will still consolidate Cummins Receivables Corporation
(CRC) and do not believe we are the primary beneficiary of the receivable securitization conduit to which CRC sells beneficial interests in its receivables. At September 28, 2003, there were no amounts outstanding under our receivables securitization facility.

    We are still evaluating the impact of FIN 46 on the VIE that is a party to the sale leaseback transaction involving our ISX assembly equipment more fully discussed in Note 18 of our 2002 Annual Report on Form 10-K. Our maximum potential loss related to this entity is limited to our $9 million residual value guarantee.

    We are also still evaluating the impact of FIN 46 on Cummins Capital Trust I (the Trust), the consolidated Trust that issued our Convertible Preferred Securities as more fully described in Note 9 of our 2002 Annual Report on Form 10-K. Pursuant to FIN 46, it could be determined that (1) the Trust is a variable interest entity and (2) the Company is not the primary beneficiary of this Trust. If such determinations are made, the Company would be required to de-consolidate the trust effective December 31, 2003. The impact to Cummins of the deconsolidation would be that (1) the subordinated debentures between Cummins and the Trust would be reported as a component of Long-term debt in our Consolidated Statements of Financial Position (today they are identified as Preferred Securities but classified as a long-term liability), and (2) the total amount of our liabilities could increase by the amount of our equity investment in the Trust ($9 million). This change would not impact the Trust's obligations to the preferred shareholders nor Cummins' obligations to the Trust.

    We have investments currently accounted for under the equity method that are potential VIEs under FIN 46. In addition, we guarantee the obligations of certain North American distributors where we do not own an interest. We are in the process of performing an analysis to determine the proper reporting treatment under FIN 46 for each of our joint ventures and equity method investments, primarily in our Engine business, investments in certain of our North American distributors and distributors for which we guarantee a portion of their debt. These entities are further discussed in Note 4 of our 2002 Annual Report on Form 10-K. Sales to these entities are disclosed as sales to related parties in our Consolidated Statements of Earnings. Purchases from these entities are also disclosed in Note 4. The amount of income related to these entities is disclosed on our Consolidated Statements of Earnings as "Joint Ventures and alliances income." We believe our maximum exposure to losses related to these entities is limited to the amount of our investment
($319 million at September 28, 2003) and our guarantees on the obligations of certain of our distributors (See Note 10) as we have no requirements to fund losses, if any, of these entities. We do have an obligation to fund

                                  CUMMINS INC.

certain working capital requirements of Consolidated Diesel Corporation as more fully discussed in Note 5 of our 2002 Annual Report on Form 10-K.

NOTE 2. RESTATEMENT OF PRIOR PERIOD FINANCIAL STATEMENTS

    On April 14, 2003, we announced that we had determined that our previously issued financial statements for the years ended December 31, 2000 and 2001 would require restatement and reaudit. The restatement was necessary to correct prior period accounting errors related primarily to unreconciled accounts payable accounts at two of our manufacturing locations, the majority of which were associated with the integration of a new enterprise resource planning system into our accounting processes. We were required to have these restated financial statements audited by our current auditors, since Arthur Andersen LLP, our predecessor auditor for the years subject to restatement, had ceased operations.

    The restatement and reaudit of our financial statements included a comprehensive review of the accounting records underlying our financial statements for the related periods. The work performed during this review also resulted in a restatement of the quarterly and nine-month information previously reported for the period ended September 29, 2002. The accompanying financial statements reflect adjustments made to our previously reported information for the quarter and nine months ended September 29, 2002. These adjustments result from the comprehensive review and the work performed during the restatement and reaudit process in order to correct accounting errors primarily associated with the period of accounting recognition. We have segregated these adjustments into the following categories:

    1. Adjustments stemming from the unreconciled accounts at our manufacturing locations referred to above. These adjustments did not have a material effect on the quarter or nine months ended September 29, 2002.

    2. Adjustments related to the correction of accounting errors previously recorded in the period management identified the error. Generally Accepted Accounting Principles (GAAP) and SAB 99 permit these types of adjustments to be recorded in the period errors are identified to the extent they are not deemed material for purposes of restating prior period financial statements. The most significant items in this category are related to the reconciliation of certain intercompany accounts and other clearing or suspense accounts associated with receivables, accounts payable and accrued payroll. As a result of the restatement, management has now reflected these items in the periods to which they relate.

    3. Other adjustments to correct errors were identified during the restatement process and have been categorized and summarized as follows:

       a. Revisions to various accounts (primarily reserve and accrual accounts) that relate to significant estimates, uncertainties and judgments where the original amount was either calculated incorrectly or documentation directly supporting the original amount could not be located. The most significant items in this category include adjustments to obligations associated with marketing programs and an interest accrual adjustment previously disclosed.

       b. Adjustments to certain accounts to achieve proper and consistent application of GAAP throughout our organization. For example, this category includes adjustments for liabilities or reserves not recorded by certain of our locations that are required by US

                                  CUMMINS INC.

           GAAP. This category also includes adjustments related to the calculation of expense for certain non-US subsidiary defined benefit pension plans in accordance with US GAAP.

       c. Corrections to previously reported restructuring charges. These adjustments primarily relate to the timing of when certain charges were accrued or when excess reserves were reversed back into earnings as a result of changes in estimates for restructuring actions. The adjustments to our charges related to timing of recognition of certain employee related costs in restructuring actions. US GAAP requires that these costs be accrued only after a specific announcement to employees. We accrued certain costs after management made the decision to terminate employees but prior to an announcement meeting the specificity required by US GAAP. With regard to the excess reserve adjustments, we previously reversed excess restructuring reserves at the time the associated restructuring plan was substantially complete. The adjustment was made to reverse the reserve in the period in which it was determined to be in excess, as required under US GAAP.

                                  CUMMINS INC.

    The following tables show the effect of the restatement adjustments on our financial statements for the three months and nine months ended September 29, 2002 as previously reported in our Form 10-Q for that period:

                                                             THREE
                                                            MONTHS              NINE MONTHS
                                                         SEPTEMBER 29          SEPTEMBER 29
                                                             2002                  2002
                                                         -------------         -------------
                                                         INCREASE (DECREASE) IN NET EARNINGS
                                                                    ($ MILLIONS):
Net earnings before cumulative effect of change in
  accounting principle--as previously reported.........       $  40                $  23
Net adjustments (pre tax):
  1. Manufacturing location adjustments                          --                   --
  2. Items now recorded in period of occurrence                   6                   12
  3. Other adjustments:
    a. Accrual and reserve measurements................          (4)                  (7)
    b. GAAP application adjustments....................           4                   11
    c. Restructuring adjustments.......................          --                   (3)
                                                              -----                -----
Total net adjustments (pre tax)........................           6                   13
Tax effect.............................................          (2)                  (3)
                                                              -----                -----
Total adjustments, net of tax..........................           4                   10
                                                              -----                -----
Net earnings before cumulative effect of change in
  accounting principle--as restated....................       $  44                $  33
                                                              =====                =====
Basic earnings per share before cumulative effect of
  change in accounting principle--as previously
  reported.............................................       $1.03                $0.61
Effect of restatement adjustments......................        0.10                 0.24
                                                              -----                -----
Basic earnings per share before cumulative effect of
  change in accounting principle--as restated..........       $1.13                $0.85
                                                              =====                =====
Diluted earnings per share before cumulative effect of
  change in accounting principle--as previously
  reported.............................................       $0.96                $0.60
Effect of restatement adjustments......................         .09                  .25
                                                              -----                -----
Diluted earnings per share before cumulative effect of
  change in accounting principle--as restated..........       $1.05                $0.85
                                                              =====                =====
Summary of net expense adjustments by Statements of
  Earnings caption--increase (decrease) to net
  earnings:
  Cost of goods sold...................................           3                   13
  Selling and administrative expenses..................           3                   --
  Restructuring, asset impairment and other charges....          --                   (3)
  Interest expense.....................................          --                    2
  Other income (expense), net..........................          (1)                  --
  Minority interest....................................           1                    1
                                                              -----                -----
Total net adjustments (pre-tax)........................       $   6                $  13
                                                              =====                =====

                                  CUMMINS INC.

NOTE 3. RESTRUCTURING, ASSET IMPAIRMENT AND OTHER CHARGES

    In the second quarter 2002, we took further restructuring actions precipitated by continued weak market conditions across most of our businesses and recorded a restructuring charge of $16 million. For the year, the charge was partially offset by a $6 million reversal of excess 2000 restructuring reserves, a $5 million reversal of excess 2001 restructuring reserves and a recovery of $3 million from a non-recurring charge originally taken in 2000. The charge included $11 million attributable to workforce reduction actions, $3 million for asset impairment and $2 million related to facility closures and consolidations. Of this charge, $5 million was associated with the Engine Business, $4 million with Power Generation, $3 million with Filtration and Other and $4 million with the International Distributor Business.

    The charges included severance cost and benefit costs of terminating approximately 220 salaried and 350 hourly employees and were based on amounts pursuant to established benefit programs or statutory requirements of the affected operations. These actions reflect overall reductions in staffing levels due to closing operations and moving production to locations with available capacity. As of December 31, 2002 approximately 200 salaried and 350 hourly employees had been separated or terminated under this plan. The asset impairment charge related to equipment that was made available for disposal. The carrying value of the equipment and the effect of suspending depreciation on the equipment were not significant. The demographics of the workforce that was terminated differed from original expectations. As such, costs were $1 million lower than the original estimates and the amount was reversed to income in the fourth quarter of 2002. As of September 28, 2003, approximately $1 million remained accrued related to this action. The majority of this action was completed by September 28, 2003 and we expect to complete the remaining items by the end of 2003.

                                  CUMMINS INC.

NOTE 4. OTHER (INCOME) EXPENSE

    The major components of other (income) expense, net included in our CONSOLIDATED STATEMENTS OF EARNINGS are shown below:

                                             THREE MONTHS                   NINE MONTHS
                                      ---------------------------   ---------------------------
                                      SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
                                          2003           2002           2003           2002
                                      ------------   ------------   ------------   ------------
                                                             $ MILLIONS
OPERATING (INCOME) EXPENSE:
Amortization of intangibles and
  other assets......................       $ 1            $--           $  2           $  1
Sale of scrap.......................        --             (1)            (2)            (2)
Foreign currency (gains) losses.....        (2)             5             (3)            11
Loss (gain) on sale of businesses
  and distributors..................         1             --              1             (4)
Royalty income......................        --             --             (2)            (1)
Other...............................        (2)             1             (2)            (2)
                                           ---            ---           ----           ----
  TOTAL OPERATING (INCOME)
    EXPENSE.........................        (2)             5             (6)             3
                                           ---            ---           ----           ----
NON-OPERATING (INCOME) EXPENSE:
Interest income.....................        (3)            (5)            (9)            (9)
Rental income.......................        (1)            (2)            (2)            (4)
Bank charges........................         2              1              7              3
Gain on available for sale
  securities........................        (1)            --             (2)            --
Non-operating partnership costs.....        --              1             --              3
Technology income from JV
  partners..........................        --             (3)            (2)            (5)
Prior period adjustment.............        --             --             (1)            --
Other, net..........................        (2)            --             (2)            (1)
                                           ---            ---           ----           ----
  TOTAL NON-OPERATING (INCOME)
    EXPENSE.........................        (5)            (8)           (11)           (13)
                                           ---            ---           ----           ----
  TOTAL OTHER (INCOME) EXPENSE,
    NET.............................       $(7)           $(3)          $(17)          $(10)
                                           ===            ===           ====           ====

NOTE 5. ISSUANCE OF STOCK BASED COMPENSATION

    In September 2003, our shareholders approved the 2003 Stock Incentive Plan. The Plan allows for the granting of up to 2.5 million stock based awards to executives and employees. Awards available for grant under the plan include, but are not limited to, stock options, stock appreciation rights, performance shares, restricted stock and other stock awards. In February, we granted, subject to shareholder approval of the Stock Incentive Plan, 528,740 stock options and 279,800 performance shares under this plan. The grants became effective upon shareholder approval of the plan in September.

    The stock options were granted with a strike price equal to the fair market value of the stock on the date of grant. The options have a ten year life. As discussed in Note 1, we now account for stock options under the fair value method as preferred by SFAS 123.

    The options vest in February 2005 and thus the related compensation expense is being amortized ratably over the 17 month vesting period. The amount of compensation expense recorded in the third quarter is not material.

                                  CUMMINS INC.

    The performance shares were granted as target awards and are earned based on Cummins' return on equity (ROE) performance during the 2003-2004 period. A payout factor has been established ranging from zero to 100% of the grant based on the actual ROE performance during the two year period. Any shares earned are then restricted for one additional year (until February 2006). Employees leaving the corporation prior to February 2006 would forfeit their shares. Compensation expense is recorded ratably over the period until the shares become unrestricted. The shares are valued based on the market price of the stock on the date the plan was approved by shareholders. Compensation expense is recorded based on the amount of the award expected to be earned under the plan formula and adjusted each reporting period based on current information. The amount of expense recorded in the third quarter of 2003 is not material.

NOTE 6. POWER RENT LEASING TRANSACTION

    The Power Rent leases are described in detail in Note 18 of our 2002 Annual Report on Form 10-K. In September 2003, the Company entered into a new lease for approximately $34 million of equipment. This new lease essentially represented a refinancing of equipment already on lease from a different lessor. Approximately $1 million of the equipment was new equipment that had never been previously leased. Approximately $13 million of the equipment was held by the Company for a short period of time due to a delay in procuring the new lease. The remainder of the equipment was transferred from the old lessor to the new lessor. The new lease has a two year minimum term with monthly payments of approximately $334,000. Cummins may extend the lease for four six-month renewal terms. At the end of the minimum lease term or any renewal terms, we may either extend the lease (subject to a maximum lease term of 48 months after which any renewal would be renegotiated), purchase the equipment based on rates derived from the equipment's expected residual value or arrange the sale of the equipment to an unrelated third party for fair market value. When the equipment is sold, we are obligated to pay the lessor the difference, if any, between the sale proceeds of the equipment and the lessor's unamortized value subject to maximum amounts ranging from 64% to 74% of the equipments original cost. The lease is classified as an operating lease. Because the majority of the equipment essentially transferred from one lessor to a new lessor, there was no gain or loss recorded by the Company as a result of this transaction.

NOTE 7. BORROWING ARRANGEMENTS

    We had $125 million of 6.25% Notes that matured on March 1, 2003. These notes were repaid during the first quarter of 2003. There was no gain or loss recorded upon repayment of these notes.

    The increase in our long-term debt from December 31, 2002 is primarily related to borrowings outstanding under our revolving credit facility. The amount outstanding at September 28, 2003 was $52 million compared to $0 at December 31, 2002.

    Our debt agreements contain several restrictive covenants. The most restrictive of these covenants applies to the $250 million 9.5% Senior Notes and our new credit facility which may, among other things, limit our ability to incur additional debt or issue preferred stock, enter into sale/leaseback transactions, pay dividends, sell or create liens on our assets, make investments and merge or consolidate with any other person. In addition, we are subject to various financial covenants including a minimum net worth, a minimum debt-to-equity ratio and a minimum interest coverage ratio. As of September 28, 2003, we were in compliance with all of the covenants under our borrowing agreements except as noted below.

                                  CUMMINS INC.

    As a result of the restatement and reaudit, we delayed the filing of our Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Report on Form 10-Q for the quarter ended March 30, 2003, with the Securities and Exchange Commission (SEC). As previously disclosed, the delay in filing resulted in a breach of a requirement for timely satisfaction of SEC filing obligations under several of our credit agreements, the most significant of which are discussed below. A majority of our long-term debt is governed by three Indenture agreements summarized as follows:

    - A November 20, 2002, Indenture between the Company and BNY Midwest Trust Company as Trustee for $250 million in 9.5% Senior Notes;

    - A June 18, 2001, Indenture between the Company and BNY Midwest Trust Company as Trustee for $300 million in 7% convertible preferred securities; and,

    - A March 1, 1986, Indenture between the Company and JPMorgan Chase Bank (formerly The Chase Manhattan Bank) for four series of securities with an aggregate value of $765 million.

    Under each of the Indentures, we are required to deliver to the respective Trustees a copy of our Annual Report on Form 10-K within specified periods of time after such filings are due (March 31, 2003). The breach caused by the delay in filing our 2002 Annual Report on Form 10-K gave certain rights to the Trustees and debt holders under the Indentures to accelerate maturity of our indebtedness if they give us notice and we do not cure the breach within 60 days. However, neither the Trustees nor the respective debt holders gave us such notice. By filing our 2002 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the first quarter ended March 30, 2003 with the SEC and by delivering a copy of these filings to the Trustees of the Indentures and to our lender under the credit facility agreement, we have cured the noncompliance under the abovementioned Indentures and are in compliance with the terms of the credit facility agreement.

    In November 2002, we entered into a new credit facility agreement that provides for aggregate borrowings of up to $385 million and is available on a revolving basis for a period of three years. The agreement requires that we annually deliver audited financial statements to the lenders within a specified period of time. As a result of the restatement and reaudit process, we received a waiver from our lenders through November 30, 2003, of any breach due to a delay in the delivery of our audited financial statements. As mentioned above, this breach has been cured by the filing of our Form 10-K for the year ended December 31, 2002, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2003.

    In connection with the 2002 Indenture, we agreed to file an exchange offer registration statement with the SEC and complete that offer no later than May 19, 2003. As a result of the delay in filing our 2002 Annual Report on Form 10-K with the SEC, we were unable to complete the exchange offer and became contractually obligated to pay an additional 0.25% per annum interest on the notes issued under that Indenture. For each 90-day delay in the completion of the exchange offer, the interest rate on the 9.5% notes will increase by an additional 0.25% per annum up to a 1% maximum increase until such time as the exchange offer is completed. We expect to satisfy our registration obligations relating to the 2002 Indenture in the near term, following which the incremental interest and dividend payments will be discontinued.

    In connection with the 2001 Indenture governing the issue of our 7% convertible preferred securities, we exercised our right to suspend the use of the resale prospectus, which is part of a shelf registration statement that we had filed and had declared effective to permit the resale of these securities, pending the filing of our Annual Report on Form 10-K with the SEC. Effective March 1, 2003, this suspension resulted in an increase of 0.5% per annum in the dividend rate borne by these

                                  CUMMINS INC.

securities. The 0.5% premium was paid until we removed the suspension of the use of the resale prospectus on August 5, 2003, by filing of our 2002 Annual Report on Form 10-K.

NOTE 8. BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

    We have four reportable business segments: Engine, Power Generation, Filtration and Other and International Distributor. Our business segments are organized according to the products and markets each segment serves. This type of reporting structure allows management to focus its efforts on providing enhanced service to a wide range of customers. We have historically used Segment EBIT (defined as profit before interest, taxes, minority interest, preferred dividends and cumulative effect of accounting change) and return on average net assets (excluding debt, taxes and minimum pension liability adjustment) as the primary bases for the chief operating decision maker, our Chairman and Chief Executive Officer, to evaluate the performance of each of our business segments. As a result, no allocation of debt-related items, minimum pension liability or income taxes is made to the individual segments. The segment information below for 2002 has been restated to reflect the adjustments described in Note 2. In addition, the segment net asset information has been recast to reflect management's current methodology of allocating assets to segments. A summary of operating results by segment for the three-month and nine-month periods ended September 28, 2003 and September 29, 2002 is shown below:

                                                                    FILTRATION
                                                         POWER         AND       INTERNATIONAL
                                             ENGINE    GENERATION     OTHER       DISTRIBUTOR    ELIMINATIONS    TOTAL
                                            --------   ----------   ----------   -------------   ------------   --------
                                                                             $ MILLIONS
THREE MONTHS ENDED SEPTEMBER 28, 2003
Net sales.................................   $ 942        $363         $255          $174           $(100)       $1,634
Segment EBIT..............................      36          --           16             9              --            61
Net assets................................     913         474          664           174              --         2,225
                                             -----        ----         ----          ----           -----        ------
THREE MONTHS ENDED SEPTEMBER 29, 2002
Net sales.................................   1,033         315          236           152             (88)        1,648
Segment EBIT..............................      51           3           19            10              --            83
Net assets................................     813         477          627           160              --         2,077
                                             -----        ----         ----          ----           -----        ------
NINE MONTHS ENDED SEPTEMBER 28, 2003
Net sales.................................   2,647         937          774           479            (277)        4,560
Segment EBIT..............................      38         (29)          61            27              --            97
                                             -----        ----         ----          ----           -----        ------
NINE MONTHS ENDED SEPTEMBER 29, 2002
Net sales.................................   2,659         902          707           421            (250)        4,439
Segment EBIT..............................      50         (14)          66            17              --           119
                                             -----        ----         ----          ----           -----        ------

                                  CUMMINS INC.

    The tables below reconcile the segment information to the corresponding amounts in the CONSOLIDATED FINANCIAL STATEMENTS:

                                             THREE MONTHS                   NINE MONTHS
                                      ---------------------------   ---------------------------
                                      SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
                                          2003           2002           2003           2002
                                      ------------   ------------   ------------   ------------
                                                             $ MILLIONS
Segment EBIT........................     $   61         $   83           $97           $119
Interest expense....................         25             15            65             44
Income tax provision................          9             16             5             15
Minority interest...................          3              3             9             11
Dividends on preferred securities...         --              5            11             16
Cumulative effect of change in
  accounting principle..............         --             --            --             (3)
                                         ------         ------           ---           ----
Consolidated net earnings...........     $   24         $   44           $ 7           $ 36
                                         ======         ======           ===           ====

Net assets for business segments....     $2,225         $2,077
Liabilities deducted in arriving at
  net assets........................      2,539          2,165
Minimum pension liability excluded
  from net assets...................       (624)          (224)
Deferred tax assets not allocated to
  segments..........................        820            578
Debt-related costs not allocated to
  segments..........................         26             19
                                         ------         ------
Consolidated assets.................     $4,986         $4,615
                                         ======         ======

NOTE 9. COMPREHENSIVE EARNINGS

    A reconciliation of our net earnings to comprehensive earnings for the three-month and nine-month periods is shown in the table below.

                                                     THREE MONTHS                   NINE MONTHS
                                              ---------------------------   ---------------------------
                                              SEPTEMBER 28   SEPTEMBER 29   SEPTEMBER 28   SEPTEMBER 29
                                                  2003           2002           2003           2002
                                              ------------   ------------   ------------   ------------
                                                                     $ MILLIONS
Net earnings................................       $24            $44            $ 7            $36
Other comprehensive earnings (loss), net of
  tax:
  Unrealized gain on securities.............         1             --              2             --
  Unrealized gain (loss) on derivatives.....        (1)             1             (2)             4
  Foreign currency translation
    adjustments.............................        (1)             3             38             29
  Minimum pension liability.................        (3)            --             (3)            (1)
                                                   ---            ---            ---            ---
Comprehensive earnings (loss)...............       $20            $48            $42            $68
                                                   ===            ===            ===            ===

NOTE 10. CONTINGENCIES AND ENVIRONMENTAL COMPLIANCE

    We are defendants in a number of pending legal actions, including actions related to the use and performance of our products. We carry product liability insurance covering significant claims for

                                  CUMMINS INC.

damages involving personal injury and property damage. In the event we are determined to be liable for damages in connection with actions and proceedings, the unaccrued portion of such liability is not expected to be material. We also have been identified as a potentially responsible party at several waste disposal sites under U.S. and related state environmental statutes and regulations and have joint and several liability for any investigation and remediation costs incurred with respect to such sites. We deny liability with respect to many of these legal actions and environmental proceedings and are vigorously defending such actions or proceedings. We have established reserves that we believe are adequate for our expected future liability in such actions and proceedings where the nature and extent of such liability can be reasonably estimated based upon presently available information.

    Our engine products are also subject to extensive statutory and regulatory requirements that directly or indirectly impose standards with respect to emissions and noise. In April 2002, we received certification from the U.S. Environmental Protection Agency (EPA) for our ISX heavy-duty diesel truck engine. In May 2002, we received certification from the EPA for our medium-duty 5.9-litre ISB engine that is used in trucks, buses, RV's, step vans and other medium-duty applications. In September 2002, the EPA certified our ISM heavy-duty diesel truck engine. These certifications affirm our compliance with stringent new emission standards that became effective October 1, 2002, and permit us to produce and sell these engines under the new emissions standards. The standards were established in a consent decree that we entered into with the EPA, the U.S. Department of Justice and the California Air Resources Board
(CARB) in October 1998 along with other diesel engine manufacturers. In issuing our certifications, the EPA also affirmed the use of Auxiliary Emissions Control Devices (AECD) that we submitted.

    We believe we are on schedule to meet the requirements to pull forward the reduction of emissions levels for off-highway engines of 300 to 750 horsepower that become effective under the consent decree on January 1, 2005. We believe meeting this requirement has been facilitated by our development work for the on-highway heavy-duty and medium-duty engines.

U.S. DISTRIBUTOR GUARANTEES

    We have entered into an operating agreement with Citicorp Leasing, Inc. pursuant to which we agreed to guarantee revolving loans, equipment term loans and leases, real property loans and letters of credit made by Citicorp
Leasing, Inc. to certain independent Cummins and Onan distributors in the United States, as well as certain distributors in which we own an equity interest. Under the terms of the operating agreement, our guarantee of any particular financing will be limited to the amount of the financing in excess of a particular distributor's "borrowing base." The "borrowing base" of any particular distributor is equal to the amount that Citicorp Leasing, Inc. would have allowed the distributor to borrow absent our guarantee.

    In the event that any distributor is in default under any financing or we default on one of our financial covenants under our $385 million revolving credit agreement, then we will be required to guarantee the entire amount of each financing under the terms of the operating agreement. In addition, by January 31, 2004 we are required to issue a letter of credit or purchase credit insurance covering distributor borrowings in excess of their borrowing base; otherwise we will be subject to a ratings trigger. Under the ratings trigger, we could be required to guarantee the entire amount of each financing if our senior unsecured debt has a rating from Standard & Poor's of less than "BB" or a Moody's rating of less than "Ba2". Also, in the event the rating on our long-term senior unsecured debt falls below the thresholds described above, we will also be required to pay to Citicorp Leasing, Inc. a monthly fee equal to 0.50% per annum on the daily average outstanding balance of each financing arrangement under the operating agreement. Further, in the event that any distributor

                                  CUMMINS INC.

defaults under a particular financing arrangement, we will be required to purchase the assets of that distributor that secure its borrowings under the financing arrangement.

    The operating agreement will continue in effect until February 7, 2007, and may be renewed by the parties for additional one-year terms. As of September 28, 2003, we had $25.1 million of guarantees outstanding under the operating agreement relating to distributor borrowings of $227.3 million.

CANADIAN DISTRIBUTOR GUARANTEES

    We have entered into a number of guarantee agreements with The Bank of Nova Scotia pursuant to which we have agreed to guarantee borrowings of certain independent distributors of our products. Under the terms of these agreements, our guarantee with respect to any one financing arrangement between a distributor and The Bank of Nova Scotia is limited to 50% of the aggregate principal amount of the financing. As of September 28, 2003, we had $10.3 million of guarantees outstanding under these guarantee agreements relating to distributor borrowings of $20.6 million.

RESIDUAL VALUE GUARANTEES

    As more fully discussed in our 2002 Annual Report on Form 10-K, we have various residual value guarantees on equipment leased under operating leases. The amounts of those guarantees at September 28, 2003 are summarized as follows:

                                                              $ MILLIONS
                                                              ----------
Power rent lease program....................................     $110
Manufacturing equipment on sale/leaseback...................        9
Other residual guarantees...................................       11
                                                                 ----
Total residual guarantees...................................     $130
                                                                 ====

OTHER GUARANTEES

    In addition to the guarantees discussed above, from time to time we enter into other guarantee arrangements, including non-U.S. distributor financing, guarantees of third party debt and other miscellaneous guarantees. The maximum potential loss related to these other guarantees is $7.4 million at September 28, 2003.

    There were no significant new guarantee arrangements entered into during 2003, thus the amount of the liability recorded was not significant.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   [GRAPHIC]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------